                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   AT&T CORP.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                                PRELIMINARY COPY

                                  [AT&T LOGO]
                                                                          , 2000

Dear AT&T Shareholder:

     As part of our strategic plans to facilitate growth of our wireless businesses and augment shareholder value in AT&T, our board of directors requests your approval to create a tracking stock that is intended to reflect the economic performance of our wireless services businesses.

     We expect to issue shares of the tracking stock, which we refer to as AT&T Wireless Group tracking stock, through an initial public offering representing a portion of the economic performance of the AT&T Wireless Group. Following the offering, we expect to distribute shares of AT&T Wireless Group tracking stock representing the remaining economic performance of the AT&T Wireless Group to holders of AT&T common stock. The exact method and timing of the issuance of this tracking stock will depend on market conditions and any other factors that help us determine which method is in the best interests of AT&T shareholders. We expect that shares of AT&T Wireless Group tracking stock will be listed on
under the symbol "     ."

     Before we can proceed with the creation and issuance of AT&T Wireless Group tracking stock, the holders of a majority of the combined voting power of outstanding shares of AT&T common stock and Liberty Media Group tracking stock must vote in favor of the amendments to our charter to create AT&T Wireless Group tracking stock. We have called a special meeting of shareholders specifically for this purpose. We describe the terms of AT&T Wireless Group tracking stock in detail in the attached proxy statement.

     FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN CONNECTION WITH THE TRACKING STOCK PROPOSAL, SEE "RISK FACTORS -- THE TRACKING STOCK AMENDMENT" BEGINNING ON PAGE 13 OF THE ACCOMPANYING PROXY STATEMENT.

     If you plan to join us at the special meeting of shareholders, you will need to bring the admission ticket, which is attached to the proxy card (a card enabling a representative to vote your shares). For your convenience, a map of the area and directions to the special meeting are printed on the back of the proxy card. Whether you own a few or many shares of stock and whether or not you plan to attend the special meeting, it is important that your shares be voted on matters that come before the special meeting. Registered and many broker-managed shareholders also can vote their shares via the Internet or by using a toll-free telephone number. We provide instructions for using these convenient services on the proxy card. Of course, you may still vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, we will vote your shares in accordance with the directors' recommendations.

     I look forward to seeing you at the special meeting.

                                          Sincerely,

                                          C. MICHAEL ARMSTRONG
                                          Chairman of the Board and
                                          Chief Executive Officer

                                PRELIMINARY COPY

                                   AT&T CORP.
                           32 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10013-2412

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON           ,   , 2000

                           -------------------------

     A special meeting of the shareholders of AT&T Corp. will be held at
a.m., local time, on             , 2000, at      ,      ,      ,      , for the
following purposes:

     - to approve and adopt an amendment to our charter to authorize the creation of AT&T Wireless Group tracking stock and to amend other provisions of our charter, as described in the attached proxy statement,

     - to approve an amendment to our 1997 Long Term Incentive Program to enable us to grant incentive awards based on shares of AT&T Wireless Group tracking stock to officers and employees of the AT&T Common Stock Group and the AT&T Wireless Group and to permit our non-employee directors to participate under the plan, and

     - to act upon such other matters as may properly come before the special meeting or any adjournment or postponement.

     We describe these items of business more fully in the attached proxy statement.

     Only holders of record of AT&T common stock and Liberty Media Group
tracking stock at the close of business on        , 2000 will be entitled to
notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          MARILYN J. WASSER
                                          Vice President -- Law and Secretary

New York
       , 2000

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO VOTE BY TELEPHONE, VIA THE INTERNET, OR TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY, OR CHANGE YOUR VOTE, AT ANY TIME BEFORE IT IS VOTED BY EXECUTING A LATER-DATED PROXY, BY VOTING BY BALLOT AT THE SPECIAL MEETING, BY TELEPHONE OR VIA THE INTERNET, OR BY FILING AN INSTRUMENT OF REVOCATION WITH THE INSPECTORS OF ELECTION IN CARE OF THE VICE PRESIDENT -- LAW AND SECRETARY AT THE ABOVE ADDRESS.

                                PRELIMINARY COPY

            QUESTIONS AND ANSWERS ABOUT THE TRACKING STOCK AMENDMENT

     At the special meeting, one of the matters we will ask you to consider and vote upon is the approval of an amendment to our charter to create AT&T Wireless Group tracking stock. Here are some questions and answers relating to the proposed tracking stock amendment.

Q: PLEASE BRIEFLY DESCRIBE THE PROPOSED TRACKING STOCK AMENDMENT.

A: The proposed tracking stock amendment provides for the creation of a new class of AT&T common stock, which we call "AT&T Wireless Group tracking stock." This tracking stock is designed to reflect the economic performance of our wireless services businesses. We provide a detailed description of the AT&T Wireless Group starting on page 44.

Q: WHAT IS A TRACKING STOCK AND HOW DOES IT WORK?

A: A tracking stock is a separate class or series of a company's common stock that is designed to reflect the economic performance of a group of assets or a specific business unit, division, subsidiary or equity investment of the company. Holders of our tracking stock are shareholders of AT&T and not of the underlying business or subsidiary. The terms of our tracking stock tie the economic value of the tracking stock to the performance of the tracked business rather than to the performance of AT&T as a whole.

   AT&T Wireless Group tracking stock will be a separate class of AT&T common stock, intended to reflect the economic performance of the AT&T Wireless Group. Holders of AT&T Wireless Group tracking stock will be shareholders of AT&T and will not be shareholders of the AT&T Wireless Group. AT&T expects to
   list AT&T Wireless Group tracking stock on              under the symbol
   "     ."

Q: WHAT WILL HAPPEN TO MY SHARES OF AT&T COMMON STOCK?

A: Following the initial public offering of AT&T Wireless Group tracking stock, your shares of AT&T common stock will reflect the interest in all of the assets and businesses of AT&T other than the Liberty Media Group and the interest in the AT&T Wireless Group represented by the shares of AT&T Wireless Group tracking stock sold in the offering. Following the distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock, your shares of AT&T common stock will reflect all of the assets and businesses of AT&T other than the Liberty Media Group and the AT&T Wireless Group. We refer to the assets and businesses reflected by the AT&T common stock as the "AT&T Common Stock Group."

Q: WHY ARE WE PROPOSING TO CREATE AT&T WIRELESS GROUP TRACKING STOCK?

A: We believe that the creation of this tracking stock will assist the AT&T
   Wireless Group in meeting its capital needs by creating an additional publicly traded equity security that it can use to raise capital and can issue for acquisitions and investments. We further believe that it will increase market awareness of the performance and value of AT&T's wireless businesses by creating a direct investment vehicle. We expect this will provide greater market recognition and realization of the value, individually and collectively, of AT&T and its distinct lines of business represented by each of the AT&T Wireless Group and the AT&T Common Stock Group. We describe these and other reasons for creating AT&T Wireless Group tracking stock starting on page 32.

Q: WILL THE TRACKING STOCK AMENDMENT RESULT IN A SPIN-OFF OF A COMPANY?

A: No. The tracking stock amendment will not result in a distribution or spin-off of any assets or liabilities of AT&T or its subsidiaries. Holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock will continue to be common shareholders of AT&T and, as such, will be subject to risks associated with an investment in AT&T and all of our businesses, assets and liabilities.

Q: WHY ARE YOU ISSUING A TRACKING STOCK INSTEAD OF SPINNING OFF THE AT&T
   WIRELESS GROUP?

A: The tracking stock amendment would separate the economic performance of the AT&T Common Stock Group and the AT&T Wireless Group into two classes of shareholders while continuing to provide both groups with advantages of doing business under common ownership. Each group would continue to benefit from synergies with the other group, including strategic, financial and operational synergies, that would not necessarily be available if the AT&T Common Stock Group and the AT&T Wireless Group were not under common ownership. Issuing a tracking stock will allow both groups to continue to benefit from common branding, cross marketing and bundling of services between groups, and synergies relating to, among other things, technology sharing, networking arrangements, purchase arrangements, taxes, interest expense and overhead costs.

Q: HOW DOES AT&T WIRELESS GROUP TRACKING STOCK RELATE TO LIBERTY MEDIA GROUP
   TRACKING STOCK?

A: As part of our merger with Tele-Communications, Inc. (TCI), which we completed in 1999, AT&T issued another tracking stock called "Liberty Media Group tracking stock." Liberty Media Group tracking stock is designed to reflect the economic performance of the Liberty Media Group. After we create AT&T Wireless Group tracking stock, both Liberty Media Group tracking stock and AT&T Wireless Group tracking stock will be classes of common stock of AT&T. AT&T Wireless Group tracking stock, however, is designed to reflect a completely different set of assets and businesses from the assets and businesses tracked by Liberty Media Group tracking stock. As a result, there should not be any overlap between the two tracking stocks. The distribution of AT&T Wireless Group tracking stock will be made only on AT&T common stock, not Liberty Media Group tracking stock.

Q: HOW WILL THE TRACKING STOCK AMENDMENT AFFECT FUTURE FINANCIAL STATEMENT
   PRESENTATION OF AT&T?

A: We include in this proxy statement full historical financial statements of the AT&T Wireless Group, as well as pro forma financial information for the AT&T Wireless Group and the AT&T Common Stock Group. In addition, we incorporate by reference the full consolidated financial statements of and pro forma financial information for AT&T. Following issuance of AT&T Wireless Group tracking stock, we will present separate financial statements for the AT&T Wireless Group and limited pro forma financial information relating to the AT&T Common Stock Group in addition to AT&T's consolidated financial statements. Presentation of the separate group financial statements of the AT&T Wireless Group and the pro forma financial information of the AT&T Common Stock Group will provide current and potential investors in each group with financial information regarding the underlying businesses of the AT&T Wireless Group and the AT&T Common Stock Group. AT&T, however, will retain all beneficial ownership and control of both groups' assets and operations.

Q: WHAT DO I NEED TO DO NOW?

A: To vote, just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be repre-
   sented at the special meeting. You may also vote by telephone or via the Internet, as we describe in this proxy statement. The special meeting will
   take place on              , 2000. Our directors unanimously recommend that
   you vote in favor of the proposal to amend our charter to create AT&T Wireless Group tracking stock and the other actions we describe in this proxy statement.

Q: CAN I CHANGE MY VOTE?

A: Yes. Just deliver a later-dated, signed proxy card to our Corporate Secretary before the special meeting or attend the special meeting in person and vote. You may also change your vote prior to the special meeting by telephone, via the Internet or by filing an instrument of revocation with the inspectors of election in care of the Vice President -- Law and Secretary of AT&T.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the tracking stock amendment, please call us
   at (800)      . Information regarding AT&T is also available on the AT&T
   Investor Relations Home Page on the Internet at www.att.com/ir.

   If you would like copies of any of the documents we refer to or that we incorporate by reference in this proxy statement, you should call us at (800)
          .

     The following diagrams illustrate in general terms how our capital structure would change as a result of the tracking stock amendment, but they are not comprehensive. While the diagrams reflect the economic substance of the changes, they do not precisely reflect the legal and corporate structure of AT&T before or after the transactions. For a more complete description of the tracking stock amendment, see "The Charter Amendment Proposal -- Tracking Stock Amendment" starting on page 31.

                             CURRENT AT&T STRUCTURE

                                    [CHART]

                  IMPACT ON AT&T COMMON STOCK GROUP OF INITIAL
                     PUBLIC OFFERING OF AT&T WIRELESS GROUP

                                    [CHART]

                  IMPACT ON AT&T COMMON STOCK GROUP OF INITIAL
                    PUBLIC OFFERING AND DISTRIBUTION OF AT&T
                         WIRELESS GROUP TRACKING STOCK

                                    [CHART]

              AT&T STRUCTURE FOLLOWING INITIAL PUBLIC OFFERING AND
               DISTRIBUTION OF AT&T WIRELESS GROUP TRACKING STOCK

                                    [CHART]

                               TABLE OF CONTENTS

SUMMARY.............................  1
General.............................  1
  The AT&T Wireless Group...........  1
  The AT&T Common Stock Group.......  2
  The Special Meeting...............  3
  The Tracking Stock Amendment......  4
  The Incentive Plan Proposal.......  6
  Recommendation of the AT&T Board
     of Directors...................  6
SELECTED HISTORICAL FINANCIAL
  DATA..............................  7
  AT&T Corp.........................  7
  AT&T Wireless Group...............  9
SELECTED PRO FORMA FINANCIAL DATA...  11
  AT&T Wireless Group...............  11
  AT&T Common Stock Group...........  12
RISK FACTORS -- THE TRACKING STOCK
  AMENDMENT.........................  13
  Holders of AT&T common stock, AT&T
     Wireless Group tracking stock
     and Liberty Media Group
     tracking stock are shareholders
     of one company and, therefore,
     financial impacts on one group
     could affect the other
     groups.........................  13
  We give no assurance that the
     combined market prices of AT&T
     common stock and AT&T Wireless
     Group tracking stock will equal
     or exceed the market price of
     AT&T common stock before the
     initial public offering, and no
     market currently exists for
     AT&T Wireless Group tracking
     stock..........................  13
  Holders of our tracking stock will
     have limited separate
     shareholder rights and will
     have no additional rights with
     respect to their group,
     including direct voting
     rights.........................  14
  Holders of our tracking stock may
     have potentially diverging
     interests......................  14
  The fiduciary duties of our board
     of directors to more than one
     class of common stock are not
     clear under New York law.......  19
  Our board of directors will have
     the ability to control
     inter-group transactions
     between the AT&T Common Stock
     Group and the AT&T Wireless
     Group..........................  19
  Our board of directors may change
     the AT&T Wireless Group policy
     statement or by-law amendment
     without shareholder approval...  20
  It will be difficult for a third
     party to acquire the AT&T
     Wireless Group without AT&T's
     consent........................  20
  In the future, AT&T may cause a
     mandatory exchange of AT&T
     Wireless Group tracking
     stock..........................  20
  Future sales of AT&T Wireless
     Group tracking stock and AT&T
     common stock could adversely
     affect their respective market
     prices and our ability to raise
     capital in the future..........  21
  We cannot assure you that we will
     complete any or all of the
     transactions...................  21
RISK FACTORS -- THE AT&T WIRELESS
  GROUP.............................  22
  The AT&T Wireless Group has
     significant network build out
     that needs to be completed.....  22
  The AT&T Wireless Group has
     substantial capital
     requirements and needs for
     substantial capital
     expenditures...................  22
  Potential acquisitions may require
     the AT&T Wireless Group to
     incur substantial additional
     debt and integrate new
     technologies, operations and
     services, which may be costly
     and time consuming.............  23

Failure to develop future business opportunities
may have an adverse effect on the AT&T Wireless
Group's growth potential........................  23
  The AT&T Wireless Group faces substantial
     competition................................  24
  The AT&T Wireless Group expects to experience
     significant change in the wireless
     industry...................................  24
  Termination or impairment of our relationship
     with a small number of key suppliers could
     adversely affect the AT&T Wireless Group's
     revenues and results of operations.........  25
  There is no guarantee that our technology will
     be competitive with other technologies or
     compatible with the next generation
     technology.................................  25
  The AT&T Wireless Group relies on favorable
     roaming arrangements, which it may be
     unable to continue to obtain...............  25
  The AT&T Wireless Group depends on fourth
     quarter results............................  26
  Media reports have suggested radio frequency
     emissions may be linked to various health
     concerns and interfere with various medical
     devices....................................  26
  The operations of the AT&T Wireless Group are
     subject to various government
     regulations................................  26
  State and local legislative bodies are
     considering or have enacted legislation to
     restrict or prohibit wireless phone use
     while driving..............................  27
THE SPECIAL MEETING.............................  28
  General.......................................  28
  Date, Time and Place of the Special Meeting;
     Record Date................................  28
  Vote Required; Quorum.........................  28
  Proxies; Revocability of Proxies; Cost of
     Solicitation...............................  29
  Voting Shares Held in Dividend Reinvestment
     and Savings Plans..........................  30
  Special Meeting Admission.....................  30
  Confidentiality of Proxies and Ballots........  30
  Recommendation of our Board of Directors......  30
THE CHARTER AMENDMENT PROPOSAL..................  31
  General.......................................  31
  Tracking Stock Amendment......................  31
  Other Charter Amendments......................  32
  Recommendation of our Board of Directors......  32
  Reasons for the Tracking Stock Amendment......  32
  Terms of the Tracking Stock Amendment.........  35
  The Initial Public Offering and the
     Distribution...............................  42
  Material Federal Income Tax Consequences......  42
DESCRIPTION OF THE AT&T WIRELESS GROUP..........  44
  Overview......................................  44
  The AT&T Wireless Group.......................  45
  Arrangements between the AT&T Common Stock
     Group and the AT&T Wireless Group..........  45
  Industry Overview.............................  46
  Strategy......................................  49
  Business of the AT&T Wireless Group...........  55
  Competition...................................  65
  Management of the AT&T Wireless Group.........  66
  Patents and Trademarks........................  66
  Employees.....................................  66
  Properties....................................  66
  Regulatory Environment........................  67
  Legal Proceedings.............................  72
SELECTED HISTORICAL FINANCIAL DATA OF THE
  AT&T WIRELESS GROUP...........................  74


AT&T WIRELESS GROUP MANAGEMENT'S
DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS..........................  76
  Overview..........................  76
  Operating Results.................  78
  Liquidity and Capital Resources...  86
  Financial Condition...............  89
  Recent Accounting Pronouncement...  90
  Year 2000.........................  90
  Subsequent Events.................  93
  Forward-Looking Statements........  94
RELATIONSHIP BETWEEN THE AT&T COMMON
  STOCK GROUP AND THE AT&T WIRELESS
  GROUP.............................  95
  AT&T Wireless Group Capital Stock
     Committee......................  95
  AT&T Wireless Group Policy
     Statement......................  95
  Relationship with AT&T............  99
THE INCENTIVE PLAN PROPOSAL.........  104
  General...........................  104
  Summary of Amendments to the
     Plan...........................  104
  Incentive Compensation Policies...  105
  Term..............................  106
  Plan Benefits.....................  106
  Administration and Eligibility....  106
  Shares Subject to Plan............  106
  Stock Options.....................  107
  Stock Appreciation Rights.........  107
  Restricted Stock..................  107
  Performance Awards................  107
  Other Stock Unit Awards...........  108
  Nonassignability of Awards........  108
  Deferrals of Awards...............  108
  Adjustments.......................  108
  Board Adjustment to Outstanding
     Stock-Based Awards.............  108
  Amendment and Termination.........  109
  Internal Revenue Code Section
     162(m) Performance-Based
     Compensation...................  109
  Change of Control.................  110
  Tax Aspects of the Plan...........  110
  Recommendation of our Board of
     Directors......................  111
STOCK OWNERSHIP OF MANAGEMENT AND
  DIRECTORS.........................  112
BOARD COMPENSATION COMMITTEE REPORT
  ON EXECUTIVE COMPENSATION.........  112
EXECUTIVE COMPENSATION..............  113
  Summary Compensation..............  113
  Option Grants.....................  114
  Employment Contracts and
     Termination of Employment
     Arrangements...................  116
  Pension Plans.....................  120
OTHER MATTERS TO COME BEFORE THE
  SPECIAL MEETING...................  123
SHAREHOLDER PROPOSALS...............  124
OTHER INFORMATION...................  124
  Directors' and Officers' Liability
     Policy.........................  124
  Experts...........................  124
  Special Note Regarding Forward-
     looking Statements.............  125
  Where You Can Find More
     Information....................  126
APPENDICES
  Appendix A: Form of Charter
     Amendment......................  A-1
  Appendix B: Form of By-Law
     Amendment and AT&T Board of
     Directors Policy Statement
     Regarding Wireless Group
     Tracking Stock Matters.........  B-1
  Appendix C: Index to Financial
     Statements.....................  C-1

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the proposals upon which you are being asked to vote, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Other Information -- Where You Can Find More Information" on page 126.

                                    GENERAL

     We are asking you to vote upon and approve a charter amendment proposal. This proposal would, among other things, permit us to create a new class of common stock of AT&T intended to reflect the economic performance of all of our wireless services businesses. We are also asking you to vote upon and approve an amendment to our 1997 Long Term Incentive Program to permit us to issue options and other equity awards to employees based on AT&T Wireless Group tracking stock.

                            THE AT&T WIRELESS GROUP

     The AT&T Wireless Group is one of the largest wireless service providers in the United States based on approximately $5.5 billion in revenues for the nine months ended September 30, 1999. Including its partnership markets, the AT&T Wireless Group had approximately 12 million total subscribers as of September 30, 1999. Additionally, subscribers within the AT&T Wireless Group's affiliates totaled approximately 0.3 million as of September 30, 1999. The AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. The group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include simplified pricing plans, such as AT&T Digital One Rate service, and bundled offerings of communications products and services that target specific customer groups.

     The AT&T Wireless Group markets its products and services primarily under the AT&T name. We believe that AT&T's widely recognized brand significantly contributes to consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. The AT&T Wireless Group also believes that its relationship with AT&T will provide it with other competitive advantages. For example, the AT&T Wireless Group and the AT&T Common Stock Group plan to offer their products and services together in bundled offerings, which may combine wireless services with long distance and local communications services, broadband services and Internet services. In addition, each group will be able to take advantage of the other group's marketing and sales efforts and network capabilities.

     The AT&T Wireless Group operates one of the largest U.S. digital wireless networks. The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 and 1900 megahertz licenses to provide wireless services covering 94% of the U.S. population. As of September 30, 1999, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 64% of the U.S. population. This includes operations in 42 of the 50 largest U.S. metropolitan areas. The AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where the AT&T Wireless Group does not have operations. Through these roaming agreements, the AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. The AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.

     The AT&T Wireless Group provides its wireless voice and data services using digital time division multiple access (TDMA), analog and cellular digital packet data (CDPD) technologies. The AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service. The AT&T Wireless Group has upgraded 98% of its 850 megahertz markets to digital based and all of its 1900 megahertz markets are digital based. Currently, over 73% of the AT&T Wireless Group's consolidated subscribers use digital services, accounting for over 85% of its traffic. The AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding the AT&T Wireless Group. It further believes that this high percentage of digital use improves the efficiency of its network and allows it to offer higher quality services.

     The AT&T Wireless Group has targeted two growth areas for near term expansion: wireless data and fixed wireless. The AT&T Wireless Group is an industry leader in wireless data services, possessing a CDPD network covering markets with a total population of 89 million. The AT&T Wireless Group expects new applications for corporate and consumer use to further drive wireless data growth. These data applications may include access to email, Internet content, e-commerce, shopping services and services that are enhanced by information about the user's location. In addition, the AT&T Wireless Group has begun to deploy a fixed wireless technology. Fixed wireless is capable of providing up to four voice lines to residences and small business locations and a high-speed packet data channel, which can be used to access the Internet.

     The AT&T Wireless Group tracking stock is designed to reflect the separate economic performance of the AT&T Wireless Group. Except as described below, we will attribute all of AT&T's current wireless operations to the AT&T Wireless Group, including:

     - all mobile and fixed wireless licenses,

     - all wireless networks, operations, cell sites, retail operations, wireless customer care facilities and customer location assets, and

     - interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

     The AT&T Common Stock Group will retain:

     - existing and future wireless activities that stem from country-specific joint venture relationships that are predominantly non-wireless, and

     - incidental wireless capabilities or links in any backbone or other communications network that is predominantly non-wireless.

     We currently intend to include all future wireless activities in the AT&T Wireless Group. Our board of directors may, however, in its discretion, but subject to the AT&T Wireless Group policy statement, direct new businesses and assets to the AT&T Wireless Group or the AT&T Common Stock Group or dispose of or transfer businesses or assets of either group.

     The principal executive offices of the AT&T Wireless Group are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. The telephone number is (425) 580-6000.

                          THE AT&T COMMON STOCK GROUP

     The principal activities of the AT&T Common Stock Group initially will include all of AT&T's domestic long distance, international long distance, regional and local telecommunications services and broadband and Internet communications services. The AT&T Common Stock Group also will include all of AT&T's billing, directory and calling card services to support these communications services.

     The primary lines of business that will comprise the AT&T Common Stock Group are business services, including AT&T Solutions, consumer services, broadband and Internet services and our international operations and ventures (other than international wireless interests included in the AT&T Wireless Group).

     The principal executive offices of AT&T are located at 32 Avenue of the Americas, New York, New York 10013-2412. The telephone number is (212) 387-5400.

                              THE SPECIAL MEETING

General; Time and Place of
Special Meeting...............   We are furnishing this proxy statement to you
                                 in connection with the solicitation of proxies
                                 by our board of directors for use at a special
                                 meeting of shareholders of AT&T to be held on
                                        ,        , 2000 at   a.m., local time,
                                 at      ,      ,      and at any and all
                                 adjournments or postponements of the special meeting.

Record Date...................   Our board of directors has fixed the close of
                                 business on        , 2000 as the record date
                                 for determining shareholders entitled to notice of and to vote at the special meeting or any adjournments or postponements.

Mailing Date..................   We are first mailing this proxy statement and
                                 form of proxy on or about           , 2000 to
                                 shareholders of record at the close of business on the record date.

Vote Required.................   The affirmative vote of a majority of the
                                 combined voting power of all outstanding shares of AT&T common stock and Liberty Media Group tracking stock, voting together as a single class, is necessary to approve the charter amendment proposal, which includes the tracking stock amendment. The affirmative vote of a majority of the votes cast by all outstanding shares of AT&T common stock and Liberty Media
                                 Group tracking stock, voting together as a single class, is necessary to approve the incentive plan proposal. Shares of AT&T common stock entitle the holder to one vote per share, shares of Class B Liberty Media Group tracking stock entitle the holder to 0.75 of a vote per share and shares of Class A Liberty Media Group tracking stock entitle the holder to 0.075 of a vote per share. As of December 31, 1999, the directors and executive officers of AT&T beneficially owned less than 3.0% of the total voting power of the outstanding AT&T common shares.

Dissenters' Rights............   Under the New York Business Corporation Law,
                                 holders of AT&T common shares will not have dissenters' rights with regard to the charter amendment proposal or the incentive plan proposal.

                          THE TRACKING STOCK AMENDMENT

The Charter Amendment.........   Approval of the charter amendment will permit
                                 our board of directors to amend our charter to define the AT&T Wireless Group, redefine the AT&T Common Stock Group and create a new class of common stock of AT&T intended to reflect separately the economic performance of the AT&T
                                 Wireless Group. The charter amendment would also update our charter's description of AT&T's corporate purposes.

The Initial Public Offering...   If you approve the charter amendment, we
                                 currently intend to issue in an underwritten initial public offering shares of AT&T Wireless
                                 Group tracking stock representing a portion of the economic performance of the AT&T Wireless
                                 Group. We will determine the amount to be issued based on capital requirements of the AT&T Wireless Group and the AT&T Common Stock
                                 Group, market conditions at the time of the initial public offering and other factors.

The Distribution..............   We currently intend to follow the initial
                                 public offering with a distribution to holders of AT&T common stock of shares of AT&T Wireless
                                 Group tracking stock. These shares would represent the economic performance of the AT&T
                                 Wireless Group not represented by the shares of tracking stock issued in the initial public offering. Following the distribution, we expect that the outstanding shares of AT&T Wireless
                                 Group tracking stock will reflect 100% of the economic performance of the AT&T Wireless
                                 Group.

Timing of the Initial Public
Offering and the
  Distribution................   We currently expect to complete the initial
                                 public offering shortly following shareholder approval of the charter amendment. We currently expect to complete the distribution at some time after the initial public offering and after we complete our pending merger with MediaOne Group, Inc.

                                 Our board of directors reserves the right not to create AT&T Wireless Group tracking stock or not to issue the tracking stock once it is created. In addition, even if we complete the initial public offering, there is no guarantee that the distribution will follow.

Inter-Group Interest..........   AT&T will have 100% legal ownership of the AT&T
                                 Wireless Group following the creation of the tracking stock. Following the initial public offering and before the distribution, AT&T
                                 Wireless Group tracking stock issued in the initial public offering will represent a portion of the common equity of AT&T intended to track the economic performance of the AT&T
                                 Wireless Group. The remaining interest of AT&T intended to track the economic performance of the AT&T Wireless Group will be reflected in the financial statements of the AT&T Common
                                 Stock Group as an "inter-group interest" in the AT&T Wireless Group until the distribution. An inter-group interest is similar to the AT&T
                                 Common Stock Group
                                 holding AT&T Wireless Group tracking stock, except that no voting or other shareholder rights are associated with an inter-group interest. We expect to eliminate all of the AT&T Common Stock Group's inter-group interest by means of the distribution, although AT&T will continue to have 100% legal ownership of the AT&T Wireless Group after the distribution.
                                 The AT&T Wireless Group policy statement provides that the AT&T Wireless Group will not have or be able to have an inter-group interest in the AT&T Common Stock Group.

Reasons for the Tracking Stock
  Amendment...................   We expect the tracking stock amendment to:

                                      - assist the AT&T Wireless Group in
                                        meeting its capital needs by creating an additional publicly traded equity security that it can use to raise capital and can issue for acquisitions and investments,

                                      - maintain the benefits of doing business
                                        under common ownership,

                                      - increase market awareness of the
                                        performance and value of our wireless
                                        businesses by creating a direct
                                        investment vehicle. We expect this will
                                        provide greater market recognition and
                                        realization of the value, individually
                                        and collectively, of AT&T and its
                                        distinct lines of business represented
                                        by each of the AT&T Wireless Group and
                                        the AT&T Common Stock Group, and

                                      - permit the creation of more effective
                                        management incentive and retention
                                        programs, with the ability to direct
                                        business-specific options and securities to employees of each group.

                                 For additional reasons for the tracking stock amendment, see "The Charter Amendment Proposal -- Reasons for the Tracking Stock Amendment."

AT&T Wireless Group Policy
  Statement...................   The AT&T Wireless Group policy statement
                                 generally provides that we will resolve all material matters as to which the holders of AT&T common stock and AT&T Wireless Group tracking stock may have potentially divergent interests in a manner that our board of directors, or the AT&T Wireless Group capital stock committee, determines to be in the best interests of AT&T and all of its common shareholders. The policy provides that this determination would give fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of AT&T's common shares. The policy statement also includes provisions that:

                                      - set general guidelines for the
                                        coordination of market activities to
                                        achieve consistency in overlapping
                                        markets, and

                                      - set general parameters of commercial
                                        transactions between the two groups,
                                        including requiring each group to
                                        procure services offered by the other
                                        group from that group.

                                 Subject to some exceptions, our board of directors may modify, suspend or rescind the policies set forth in the policy statement, adopt additional policies or make exceptions to existing policies, at any time, without the approval of our shareholders, although our board has no present intention to do so. See "Relationship between the AT&T Common Stock Group and the AT&T Wireless Group -- AT&T Wireless Group Policy Statement" for a detailed description of the policy statement.

Risk Factors..................   When evaluating the tracking stock amendment,
                                 you should be aware of the risk factors we describe under "Risk Factors -- The Tracking
                                 Stock Amendment" starting on page 13 and "Risk
                                 Factors -- The AT&T Wireless Group" starting on page 22.

Federal Income Tax
Considerations................   We expect the charter amendment creating AT&T
                                 Wireless Group tracking stock and the pro rata distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock to be tax free to AT&T and to the holders of AT&T common stock. See "The Charter Amendment Proposal --
                                 Material Federal Income Tax Consequences" for more information and explanation.

Listing.......................   AT&T expects that shares of AT&T Wireless Group
                                 tracking stock will be listed on        under
                                 the symbol "   ."

                          THE INCENTIVE PLAN PROPOSAL

General.......................   We are also asking you to vote upon a related
                                 proposal to adopt an amendment to our 1997 Long
                                 Term Incentive Program. The amendment would:

                                      - enable us to grant incentive awards
                                        based on shares of AT&T Wireless Group
                                        tracking stock to officers and employees of the AT&T Common Stock Group and the AT&T Wireless Group, and

                                      - permit our non-employee directors to
                                        participate under the plan.

                 RECOMMENDATION OF THE AT&T BOARD OF DIRECTORS

     Our board of directors has approved the charter amendment proposal and the incentive plan proposal, and recommends that you vote FOR each of them.

                       SELECTED HISTORICAL FINANCIAL DATA

AT&T CORP.

     In the table below, we provide you with selected historical consolidated financial data of AT&T. We prepared this information using our consolidated financial statements at and for each of the fiscal years in the five-year period ended December 31, 1998 and at and for the nine-month periods ended September 30, 1999 and 1998. We derived the consolidated income statement data below for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited consolidated financial statements. This information is only a summary and you should read it together with the financial information we incorporate by reference in this proxy statement. For copies of the financial information we incorporate by reference, see "Other
Information -- Where You Can Find More Information" on page 126.

     Income from continuing operations for the nine months ended September 30, 1999 includes $0.8 billion of net nonoperational charges, primarily including an in-process research and development charge associated with our merger with TCI, equity losses associated with investments in At Home Corporation and Cablevision Systems Corporation, and gains on the sale of businesses. Income from continuing operations for the nine months ended September 30, 1998 and for the year ended December 31, 1998 includes net nonoperational charges of $1.3 billion and $1.1 billion, respectively, including restructuring and other charges as well as benefits from gains on the sales of businesses. Income from continuing operations for 1995 includes $2.0 billion of restructuring and other charges. The number of shares of AT&T common stock outstanding and per share data have been adjusted to reflect our three-for-two stock split paid on April 15, 1999. The number of shares of Liberty Media Group tracking stock outstanding and per share data reflect a two-for-one stock split paid on June 11, 1999.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               AT OR FOR
                                                THE NINE
                                              MONTHS ENDED
                                             SEPTEMBER 30,           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------   -----------------------------------------------
                                           1999(1)     1998      1998      1997      1996      1995      1994
                                           --------   -------   -------   -------   -------   -------   -------
INCOME STATEMENT DATA:
Revenues.................................  $ 46,057   $39,695   $53,223   $51,577   $50,688   $48,449   $46,063
Operating income.........................     8,418     4,301     7,487     6,836     8,709     5,169     7,393
Income from continuing operations........     3,479     3,247     5,235     4,249     5,458     2,981     4,230
Income from continuing
  operations -- available to AT&T common
  shareowners............................     4,297     3,247     5,235     4,249     5,458     2,981     4,230
Weighted average AT&T common shares and
  potential common shares................     3,140     2,715     2,700     2,683     2,651     2,612     2,571
Per AT&T common share -- basic:
  Income from continuing operations(2)...  $   1.41   $  1.21   $  1.96   $  1.59   $  2.07   $  1.15   $  1.65
Per AT&T common share -- diluted:
  Income from continuing operations(3)...      1.39      1.20      1.94      1.59      2.07      1.14      1.64
Cash dividends declared per AT&T common
  share..................................       .66       .66       .88       .88       .88       .88       .88
Loss from continuing operations available
  to Liberty Media Group shareowners.....       818
Weighted average Liberty Media Group
  shares.................................     1,257
Per Liberty Media Group share -- basic...       .65
Per Liberty Media Group
  share -- diluted.......................       .65
Cash dividends declared per Liberty Media
  Group share............................        --
BALANCE SHEET DATA:
Total assets.............................  $161,806   $58,318   $59,550   $61,095   $57,348   $62,864   $57,817
Long-term debt...........................    22,073     6,079     5,556     7,857     8,878     8,913     9,138
Shareowners' equity......................    74,763    24,164    25,522    23,678    21,092    17,400    18,100

-------------------------

(1) On March 9, 1999, the TCI merger closed. The TCI merger was recorded as a purchase. In conjunction with the TCI merger, AT&T issued Liberty Media Group tracking stock to reflect the separate economic performance of the Liberty Media Group. AT&T does not have a "controlling financial interest" for financial accounting purposes in the Liberty Media Group, therefore we account for the Liberty Media Group as an equity investment. Because the Liberty Media Group is reflected by a separate tracking stock, the earnings available to the holders of AT&T common stock exclude all of the earnings or losses related to the Liberty Media Group. Certain 1999 amounts for AT&T have been reclassified to conform with the current presentation.

(2) Basic earnings per share from continuing operations of AT&T common stock prior to the three-for-two stock split for the five years ended December 31, 1998 through December 31, 1994 were $2.93, $2.39, $3.10, $1.72 and $2.48, respectively.

(3) Diluted earnings per share from continuing operations of AT&T common stock prior to the three-for-two stock split for the five years ended December 31, 1998 through December 31, 1994 were $2.91, $2.38, $3.09, $1.71 and $2.47, respectively.

AT&T WIRELESS GROUP

     In the table below, we provide you with selected historical combined financial data of the AT&T Wireless Group. We prepared this information using our combined financial statements at and for each of the fiscal years in the three-year period ended December 31, 1998 and at and for the nine-month periods ended September 30, 1999 and 1998. We derived the combined income statement data below for each of the three years ended December 31, 1998, and the combined balance sheet data at December 31, 1998 and 1997, from combined financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited combined financial statements for the periods presented.

     The table below also provides you with unaudited selected pro forma condensed combined financial information for the AT&T Wireless Group as if the acquisition of Vanguard Cellular Systems, Inc. was completed on January 1, 1998 for purposes of the 1998 information provided and on January 1, 1999 for purposes of the 1999 information provided. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations that would have been achieved had the merger taken place earlier.

     This information is only a summary and you should read it together with the financial information we include under Appendix C to this proxy statement or incorporate by reference in this proxy statement. For copies of the financial information we incorporate by reference, see "Other Information -- Where You Can Find More Information" on page 126.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                 (IN MILLIONS, EXCEPT FOR OTHER OPERATING DATA)

                                                      AT OR FOR       AT OR FOR
                                                      THE NINE        THE NINE
                                                       MONTHS          MONTHS              AT OR FOR THE
                                                        ENDED           ENDED         YEAR ENDED DECEMBER 31,
                                                    SEPTEMBER 30,   SEPTEMBER 30,   ---------------------------
                                                        1999            1998         1998      1997      1996
                                                    -------------   -------------   -------   -------   -------
INCOME STATEMENT DATA:
Revenues:
  Services revenues...............................    $  4,928         $3,472       $ 4,779   $ 4,249   $ 3,887
  Equipment revenues..............................         562            425           627       419       359
                                                      --------         ------       -------   -------   -------
Total revenues....................................       5,490          3,897         5,406     4,668     4,246

Operating Expenses:
  Network and other costs of services.............       2,743          1,662         2,428     1,770     1,629
  Depreciation and amortization...................         917            802         1,079       826       660
  Selling, general and administrative.............       1,833          1,550         2,122     1,982     1,723
  Asset impairment and restructuring charges......          --             60           120       160        --
                                                      --------         ------       -------   -------   -------
Total operating expenses..........................       5,493          4,074         5,749     4,738     4,012

Operating (loss) income...........................          (3)          (177)         (343)      (70)      234
Other income, net.................................         180            705           764       288       346
Interest expense..................................         102             85           120        --        --
                                                      --------         ------       -------   -------   -------
Income before income taxes........................          75            443           301       218       580
Provision for income taxes........................          31            197           137        93       263
                                                      --------         ------       -------   -------   -------
Net income........................................          44            246           164       125       317
Dividend requirements on preferred stock held by
  AT&T, net.......................................          41             41            56        56        56
                                                      --------         ------       -------   -------   -------
Net income attributable to AT&T's residual
  interest........................................    $      3         $  205       $   108   $    69   $   261

                                                      AT OR FOR       AT OR FOR
                                                      THE NINE        THE NINE
                                                       MONTHS          MONTHS              AT OR FOR THE
                                                        ENDED           ENDED         YEAR ENDED DECEMBER 31,
                                                    SEPTEMBER 30,   SEPTEMBER 30,   ---------------------------
                                                        1999            1998         1998      1997      1996
                                                    -------------   -------------   -------   -------   -------
OTHER:
EBITDA(1).........................................    $    914         $  625       $   736   $   756   $   894
EBITDA (excluding asset impairment and
  restructuring charges)..........................         914            685           856       916       894
Equity earnings...................................          69            128           114       222       205

OTHER OPERATING DATA:
  (in thousands)
Consolidated subscribers..........................       9,129          6,791         7,174     5,964     5,032
Consolidated digital subscribers..................       6,718          3,588         4,358     1,746       909
Total subscribers.................................      11,883          9,132         9,666     8,133     6,966
Total digital subscribers(2)......................       8,359          4,199         5,168       n/a       n/a
Covered population(3).............................     120,994
Licensed population(3)............................     178,698
  850 markets.....................................      75,312
  1900 markets....................................     103,386

CASH FLOW DATA:
Net cash provided by (used in) operating
  activities......................................    $    527         $  (96)      $   414   $ 1,338   $ 1,183
Capital expenditures..............................      (1,376)          (439)       (1,219)   (1,931)   (1,832)
Net acquisitions of licenses......................         (32)           (24)          (65)     (443)     (327)
Net dispositions of businesses....................         244             --           324        --       156
Equity investments contributions and purchases....        (172)           (20)         (156)      (84)      (32)

BALANCE SHEET DATA:
Cash and cash equivalents.........................    $     16                      $    27   $     6
Working capital...................................        (284)                        (388)     (506)
Property, plant and equipment, net................       6,143                        5,182     5,073
Licensing costs, net..............................       8,366                        7,928     8,403
Investments.......................................       4,477                        3,795     3,233
Goodwill, net and other assets....................       2,364                        1,317     1,355
Total assets......................................      22,856                       19,460    19,040
Total debt(4).....................................       3,341                        2,589     2,447
Preferred stock held by AT&T......................       1,000                        1,000     1,000
Total shareowner's equity.........................      13,818                       11,532    11,187

AT&T WIRELESS GROUP PRO FORMA FOR VANGUARD ACQUISITION:
Revenues..........................................    $  5,647         $4,251       $ 5,868   $ 5,084
Net income........................................          14            383           254       112
Capital expenditures..............................       1,409            638         1,223     1,787

------------------------

(1) EBITDA is defined as earnings before interest, taxes, excluding other income, net, plus depreciation and amortization.

(2) Digital subscriber data not available for partnership or affiliate markets.

(3) Covered and licensed population represents AT&T Wireless Group's consolidated operations and does not include partnership or affiliate markets.

(4) Includes $4 million of long-term debt that is included in other long-term liabilities at September 30, 1999.

                       SELECTED PRO FORMA FINANCIAL DATA

AT&T WIRELESS GROUP

     In the table below, we provide you with unaudited selected pro forma condensed combined financial information of the AT&T Wireless Group assuming the AT&T Wireless Group was a separate group as of January 1, 1998 for income statement purposes, and as of September 30, 1999 for balance sheet purposes. The unaudited pro forma information gives effect to the conversion of $2.0 billion of intercompany debt into $2.0 billion of preferred stock at the time of the initial public offering.

     This information is only a summary and you should read it together with the financial information we incorporate by reference in this proxy statement. For copies of the information we incorporate by reference, see "Other
Information -- Where You Can Find More Information" on page 126. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved had the conversion taken place earlier.

     We have included detailed unaudited pro forma financial statements starting on page C-34 of this proxy statement.

                              AT&T WIRELESS GROUP

          SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                AT OR FOR THE        FOR THE
                                                              NINE MONTHS ENDED     YEAR ENDED
                                                                SEPTEMBER 30,      DECEMBER 31,
                                                                    1999               1998
                                                              -----------------    ------------
INCOME STATEMENT DATA:
Revenues....................................................       $ 5,490            $5,406
Operating (loss)............................................            (3)             (343)
Net income..................................................            86               222

BALANCE SHEET DATA:
Total assets................................................       $22,856
Long-term debt due to AT&T..................................         1,200
Total shareowner's equity...................................        15,818

AT&T COMMON STOCK GROUP

     In the table below, we provide you with unaudited selected pro forma condensed financial information of the AT&T Common Stock Group assuming the AT&T Wireless Group was a separate group as of January 1, 1998 for income statement purposes, and as of September 30, 1999 for balance sheet purposes. The unaudited pro forma information gives effect to the MediaOne and TCI mergers as if they had been completed on January 1, 1998 for income statement purposes and, as if the MediaOne merger had been completed on September 30, 1999 for balance sheet purposes. The unaudited pro forma information excludes the results of Liberty Media Group.

     This information is only a summary and you should read it together with the financial information we incorporate by reference in this proxy statement. For copies of the information we incorporate by reference, see "Other
Information -- Where You Can Find More Information" on page 126. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved had the mergers taken place earlier or of the results of operations or financial position of AT&T Common Stock Group after the completion of the MediaOne merger.

     Income from continuing operations attributable to holders of AT&T common stock excludes the dividend requirements on TCI preferred stock.

     We have included detailed unaudited pro forma financial statements starting on page C-39 of this proxy statement.

                            AT&T COMMON STOCK GROUP

               SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                AT OR FOR THE        FOR THE
                                                              NINE MONTHS ENDED     YEAR ENDED
                                                                SEPTEMBER 30,      DECEMBER 31,
                                                                    1999               1998
                                                              -----------------    ------------
INCOME STATEMENT DATA:
Revenues....................................................      $ 43,709           $56,975
Operating income............................................         7,392             6,541
Income from continuing operations -- attributable to AT&T
  common shareowners........................................         4,408             4,050
Weighted average AT&T common shares diluted.................         3,911             3,874
Per AT&T common share -- basic..............................          1.16              1.08
Per AT&T common share -- diluted............................          1.14              1.05
Declared per AT&T common share..............................           .66               .88

BALANCE SHEET DATA:
Total assets................................................      $197,587
Long-term debt..............................................        29,518
Total shareowners' equity...................................        62,529

                  RISK FACTORS -- THE TRACKING STOCK AMENDMENT

     You should consider the following factors, in addition to the other information contained elsewhere in this proxy statement, in connection with the tracking stock amendment.

HOLDERS OF AT&T COMMON STOCK, AT&T WIRELESS GROUP TRACKING STOCK AND LIBERTY MEDIA GROUP TRACKING STOCK ARE SHAREHOLDERS OF ONE COMPANY AND, THEREFORE, FINANCIAL IMPACTS ON ONE GROUP COULD AFFECT THE OTHER GROUPS

     For the purposes of preparing the respective financial statements of the AT&T Common Stock Group, the AT&T Wireless Group and the Liberty Media Group, we will attribute assets, liabilities and shareholders' equity to these groups. However, the change in the capital structure of AT&T that would result from the tracking stock amendment will not affect the legal title to those assets or the legal responsibility for those liabilities of AT&T or any of its subsidiaries.

     Holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock will all be common shareholders of AT&T, and will be subject to risks associated with an investment in a single company and all of AT&T's businesses, assets and liabilities. Financial effects arising from one group that affect AT&T's consolidated results of operations or financial condition could, if significant, affect the combined results of operations or financial position of the other groups or the market price of the class of common shares relating to the other groups. In addition, if AT&T or any of its subsidiaries were to incur significant indebtedness on behalf of a group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of AT&T and its subsidiaries. This, in turn, could increase the borrowing costs of the other groups and AT&T as a whole. Net losses of any group and dividends or distributions on shares of any class of common or preferred stock will reduce the funds of AT&T legally available for payment of future dividends on each of the AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock. For these reasons, you should read AT&T's consolidated financial information together with the financial information of the AT&T Common Stock Group, the AT&T Wireless Group and the Liberty Media Group.

WE GIVE NO ASSURANCE THAT THE COMBINED MARKET PRICES OF AT&T COMMON STOCK AND AT&T WIRELESS GROUP TRACKING STOCK WILL EQUAL OR EXCEED THE MARKET PRICE OF AT&T COMMON STOCK BEFORE THE INITIAL PUBLIC OFFERING, AND NO MARKET CURRENTLY EXISTS FOR AT&T WIRELESS GROUP TRACKING STOCK

     There can be no assurance that investors will assign values to AT&T common stock and AT&T Wireless Group tracking stock based on the reported financial results and prospects of their respective groups, or the dividend policies established by our board of directors with respect to that class of our common shares.

     Because there has been no prior market for AT&T Wireless Group tracking stock, there can be no assurance as to its market price following the issuance of AT&T Wireless Group tracking stock. Even if an active trading market does develop in these shares, there can be no assurance that it will be maintained. In addition, AT&T cannot predict the market impact of some of the terms of AT&T Wireless Group tracking stock, such as:

     - redemption and conversion rights in the event AT&T disposes of substantially all the assets attributed to the AT&T Wireless Group,

     - the ability of AT&T to convert shares of AT&T Wireless Group tracking stock into shares of AT&T common stock,

     - the voting rights of AT&T Wireless Group tracking stock and AT&T common stock, or

     - the discretion of our board of directors to make determinations affecting the tracking stock.

     There can be no assurance that the market value of AT&T common stock following the proposed initial public offering but before any distribution of AT&T Wireless Group tracking stock, or the combined market values of AT&T common stock and AT&T Wireless Group tracking stock after the distribution, will equal or exceed the market value of AT&T common stock held prior to the initial public offering or the distribution, as applicable. In addition, during the period following the initial public offering and before the distribution, the market value of AT&T Wireless Group tracking stock could be adversely affected by the anticipated distribution. This in turn may adversely impact the market value of AT&T Wireless Group tracking stock or AT&T common stock. Until an orderly market develops for AT&T Wireless Group tracking stock, trading prices of AT&T common stock and AT&T Wireless Group tracking stock may fluctuate significantly. In addition, investors may discount the value of AT&T common stock and AT&T Wireless Group tracking stock because they are part of a common enterprise rather than stand-alone entities.

HOLDERS OF OUR TRACKING STOCK WILL HAVE LIMITED SEPARATE SHAREHOLDER RIGHTS AND WILL HAVE NO ADDITIONAL RIGHTS WITH RESPECT TO THEIR GROUP, INCLUDING DIRECT VOTING RIGHTS

     Under the tracking stock amendment, holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock will have only the rights specified in our charter. These rights do not include direct voting rights in their corresponding group, and include the right to vote on matters as a separate class only to the extent required by our charter or New York law. Separate meetings for holders of AT&T Wireless Group tracking stock will not be held.

     When a vote is taken on any matter as to which all of our common shares are voting together as one class, any class or series of our common shares that is entitled to more than the number of votes required to approve the matter being voted upon will be in a position to control the outcome of the vote on that matter. Currently, each share of AT&T common stock has one vote, each share of Class B Liberty Media Group tracking stock has 0.75 of a vote and each share of Class A Liberty Media Group tracking stock has 0.075 of a vote. This voting power is subject to adjustment for stock splits, stock dividends and combinations, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock.

HOLDERS OF OUR TRACKING STOCK MAY HAVE POTENTIALLY DIVERGING INTERESTS

     GENERAL

     The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of AT&T common stock, AT&T Wireless Group tracking stock and/or Liberty Media Group tracking stock diverge, conflict or appear to diverge or conflict. Examples include determinations by our board of directors to:

     - pay or omit the payment of dividends on AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock, except where such dividends are required,

     - redeem shares of AT&T Wireless Group tracking stock for shares of AT&T common stock or stock of qualifying subsidiaries of AT&T,

     - approve dispositions of assets attributed to any group,

     - if and to the extent there is an inter-group interest, allocate the proceeds of issuances of AT&T Wireless Group tracking stock either to the AT&T Common Stock Group with a corresponding reduction in the inter-group interest or to the equity of the AT&T Wireless Group,

     - formulate public policy positions for AT&T,

     - establish material commercial relationships between groups, and

     - make operational and financial decisions with respect to one group that could be considered to be detrimental to another group.

     In addition, decisions regarding distribution and other commercial arrangements between the groups may affect costs, service alternatives and marketing approaches for each group. When making decisions with regard to matters that create potential diverging interests, our board will act in accordance with:

     - the terms of our charter, the AT&T Wireless Group policy statement described under "Relationship between the AT&T Common Stock Group and the AT&T Wireless Group," the Liberty Media Group policy statement and the inter-group agreement between AT&T and Liberty Media Group, which governs the relationship between the AT&T Common Stock Group and the Liberty Media Group, to the extent applicable, and

     - its fiduciary duties, which require our board of directors to consider the impact of these decisions on all shareholders of AT&T.

Our board of directors also could, from time to time, refer to the Liberty Media Group capital stock committee and the AT&T Wireless Group capital stock committee matters involving any conflict, and have those committees report to our board of directors on those matters or decide those matters to the extent permitted by our by-laws and applicable law.

     NO ASSURANCE OF PAYMENT OF DIVIDENDS

     Our board of directors currently pays a cash dividend on AT&T common stock equal to $0.22 per share per quarter. Determinations as to the future dividends on AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock primarily will be based upon the financial condition, results of operations and business requirements of the relevant group and AT&T as a whole. We currently do not expect to pay any dividends on AT&T Wireless Group tracking stock for the foreseeable future.

     Dividends on AT&T Wireless Group tracking stock, if any, will be payable out of the lesser of:

     - all funds of AT&T legally available for the payment of dividends less Liberty Media Group's "available dividend amount," and

     - the AT&T Wireless Group's "available dividend amount," which is intended to be the amount that would legally be available for the payment of dividends if the AT&T Wireless Group were a separate corporate entity.

     Dividends on Liberty Media Group tracking stock, if any, are payable out of the lesser of:

     - all funds of AT&T legally available for the payment of dividends, and

     - the Liberty Media Group's "available dividend amount," which is intended to be the amount that would legally be available for the payment of dividends if the Liberty Media Group were a separate corporate entity.

Dividends on AT&T common stock, if any, are payable only to the extent of all funds of AT&T legally available for the payment of dividends minus the sum of:

     - the AT&T Wireless Group's available dividend amount, and

     - the Liberty Media Group's available dividend amount.

     In connection with the TCI merger, our board of directors adopted a dividend policy statement with regard to Liberty Media Group tracking stock that generally provides that dividends and distributions received by a member of the AT&T Common Stock Group from a member of the Liberty Media Group will be distributed to holders of Liberty Media Group tracking stock, subject to the limitations described in our charter. Subject to those limitations, our board of directors reserves the right to declare and pay dividends on AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock in any amount, in equal or unequal amounts, and could, in its sole discretion, declare and pay dividends, or refrain from declaring and paying dividends, exclusively on AT&T common stock, exclusively on AT&T Wireless Group tracking stock or exclusively on Liberty Media Group tracking stock, or on all or any combination of the above. This is regardless of the relative amounts available for the payments of dividends for each group, the amount of prior dividends declared on each class of common stock, the respective voting or liquidation rights of each class, or any other factor. See "The Charter Amendment Proposal -- Terms of the Tracking Stock Amendment -- Dividends" for detailed information on the dividends we are permitted to pay with respect to AT&T Wireless Group tracking stock.

     CHANGES IN THE TAX LAW OR IN THE INTERPRETATION OF CURRENT TAX LAW MAY RESULT IN REDEMPTION OF AT&T WIRELESS GROUP TRACKING STOCK OR CESSATION OF THE ISSUANCE OF FURTHER SHARES

     A proposal last year by the Clinton Administration would impose a corporate-level tax on the issuance of stock similar to AT&T Wireless Group tracking stock. As proposed, this provision would be effective on the date of its enactment by the U.S. Congress. If this or a similar proposal is enacted, AT&T could be subject to tax on an issuance of AT&T Wireless Group tracking stock after the date of enactment. Legislation proposed in the U.S. House of Representatives and the U.S. Senate does not contain any such proposal. We cannot predict, however, whether the Clinton Administration's proposal will be enacted by the U.S. Congress and, if enacted, whether it will be in the form proposed.

     If there are adverse tax consequences to the issuance of AT&T Wireless Group tracking stock, it is possible that we would cease issuing additional shares of AT&T Wireless Group tracking stock. This could affect the value of AT&T Wireless Group tracking stock then outstanding.

     Furthermore, we are entitled to convert AT&T Wireless Group tracking stock into AT&T common stock at a premium of 10% if, based upon the opinion of tax counsel, there are adverse U.S. federal income tax law developments related to AT&T Wireless Group tracking stock that occur after the issuance of AT&T Wireless Group tracking stock. The proposal of the Clinton Administration would be such an adverse development if it were enacted in its proposed form. If we did convert AT&T Wireless Group tracking stock into AT&T common stock, the interests of holders of AT&T common stock would be diluted as a result of the redemption premium paid for AT&T Wireless Group tracking stock.

     OPTIONAL REDEMPTION OF AT&T WIRELESS GROUP TRACKING STOCK, INCLUDING AS A RESULT OF AN ADVERSE TAX LAW CHANGE

     Our board of directors may, at any time after either the occurrence of tax-related events or the second anniversary of the date we initially issue shares of AT&T Wireless Group tracking stock, redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock at a rate per share of AT&T Wireless Group tracking stock equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock computed for the 40 consecutive trading days ending on the 15th trading day prior to the date that the notice of redemption is sent to holders of AT&T Wireless Group tracking stock. A decision to redeem the tracking shares could be made at a time when either or both of the AT&T common stock and the AT&T Wireless Group tracking stock may be considered to be overvalued or undervalued. In addition, a redemption at any premium would dilute the interests of the holders of the AT&T common stock in AT&T, and would preclude holders of both AT&T common stock and AT&T Wireless Group tracking stock from retaining their investment in a security intended to reflect separately the economic performance of the relevant group. It would also give holders of shares of converted AT&T Wireless Group tracking stock an amount of consideration that may differ from the amount of consideration a third-party buyer pays or would pay for all or substantially all of the assets of the AT&T Wireless Group. For further details, see "The Charter Amendment Proposal -- Tracking Stock Amendment."

     DISPOSITIONS OF GROUP ASSETS

     Assuming the assets attributed to any group represent less than substantially all of the properties and assets of AT&T as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount of the properties and assets attributed to a group because the New York Business Corporation Law requires shareholder approval only for a sale or other disposition of all or substantially all of the properties and assets of the entire company.

     The charter amendment generally provides that, in the event of a disposition of all or substantially all of the properties and assets attributed to the AT&T Wireless Group, generally defined as 80% or more of the fair value of that group, AT&T will be required to:

     - convert each outstanding share of AT&T Wireless Group tracking stock into a number of shares of AT&T common stock equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock,

     - distribute cash and/or securities (other than AT&T common stock) or other property equal to the fair value of the net proceeds from that disposition allocable to AT&T Wireless Group tracking stock, either by special dividend or by redemption of all or part of the outstanding shares of AT&T Wireless Group tracking stock, or

     - take a combination of the actions described in the preceding bullets whereby AT&T would convert some shares of AT&T Wireless Group tracking stock into AT&T common stock at a 10% premium and pay a dividend on the remaining shares of AT&T Wireless Group tracking stock or redeem all or part of the remaining shares of AT&T Wireless Group tracking stock for cash and/or property equal to the fair value of a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

For this purpose, the "average market price per share" of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following completion of that transaction.

     The charter amendment does not require our board of directors to select the option that would result in the distribution with the highest value to the holders of AT&T Wireless Group tracking stock or with the smallest effect on the AT&T common stock. See "-- The fiduciary duties of our board of directors to more than one class of common stock are not clear under New York law" for a discussion of our board's fiduciary duties to the holders of the different classes of our common shares.

     In addition, under New York law, our board of directors could decline to dispose of assets of a group despite the request of a majority of the holders of the tracking stock designed to track the assets and businesses of that group.

     PUBLIC POLICY DETERMINATIONS

     Because of the nature of the businesses of the AT&T Common Stock Group, the AT&T Wireless Group and the Liberty Media Group, the groups may have diverging interests as to the position AT&T should take with respect to various regulatory issues. For example, Federal Communications Commission (FCC) regulations that may advance the interests of one group may not advance the interests of the other groups. Under the AT&T Wireless Group policy statement, we will resolve material matters involving potentially divergent interests in a manner that our board of directors, or the AT&T Wireless Group capital stock committee, determines to be in the best interests of AT&T and all of our common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares. Nevertheless, our board of directors could take positions on any given issue that may benefit one group more than another.

     OPERATIONAL AND FINANCIAL DECISIONS

     Our board of directors could, in its sole discretion, from time to time, but subject to:

     - its fiduciary duties,

     - the AT&T Wireless Group policy statement,

     - the Liberty Media Group policy statement, and

     - the terms of the inter-group agreement between AT&T and Liberty Media Group,

make operational and financial decisions or implement policies that affect disproportionately the businesses of a group. These decisions could include:

     - transfers of services, including sales agency, resale and other arrangements, funds or assets between groups and other inter-group transactions,

     - allocation of financing opportunities in the public markets, and

     - allocation of business opportunities, resources and personnel that, in each case, may be suitable for one or more groups. Any such decision may benefit one group more than the other groups. For example, the decision to obtain funds for one group may adversely affect the ability of the other groups to obtain funds sufficient to implement their respective growth strategies or may increase the cost of those funds.

     In addition, the AT&T Wireless Group is subject to AT&T's existing agreements or arrangements with third parties. These agreements or arrangements currently may benefit the AT&T Wireless Group, as in the case of purchasing arrangements, or may have the effect of limiting or impairing its business opportunities. For example, AT&T and British Telecommunications plc have entered into a joint venture agreement for the provision of global communications services. As part of that agreement, among other things, AT&T has agreed to various restrictions on its businesses and activities, including non-competition provisions and exclusive purchasing requirements, all of which will apply to the AT&T Wireless Group.

     Any decisions by our board of directors to renew, extend, modify or terminate its current agreements or arrangements, or enter into similar agreements or arrangements in the future, may benefit one group more than the other group or limit or impair the ability of either group to pursue business opportunities. Furthermore, overlap between the businesses of the two groups may increase as a result of regulatory changes, technological advancements or other factors that will make those operational and financial decisions more difficult.

     All of these decisions will be made by our board of directors in its good faith business judgment and in accordance with procedures and policies adopted by our board of directors from time to time, including the AT&T Wireless Group policy statement described under "Relationship between the AT&T Common Stock Group and the AT&T Wireless Group -- AT&T Wireless Group Policy Statement."

THE FIDUCIARY DUTIES OF OUR BOARD OF DIRECTORS TO MORE THAN ONE CLASS OF COMMON STOCK ARE NOT CLEAR UNDER NEW YORK LAW

     Although we are not aware of any legal precedent under New York law involving the fiduciary duties of directors of corporations having two or more classes of common stock, or separate classes or series of capital stock, principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series, and does not have separate or additional duties to either group of stockholders. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, or a committee of the board of directors, with respect to any matter having disparate impacts upon holders of AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock would be a defense to any challenge to such determination made by or on behalf of the holders of any class of our common shares. Nevertheless, a New York court hearing a case involving such a challenge may decide to apply principles of New York law different from the principles of Delaware law discussed above, or may develop new principles of law, in order to decide such a case.

OUR BOARD OF DIRECTORS WILL HAVE THE ABILITY TO CONTROL INTER-GROUP TRANSACTIONS BETWEEN THE AT&T COMMON STOCK GROUP AND THE AT&T WIRELESS GROUP

     Our board of directors may decide to transfer funds between groups, which may result in either a corresponding change in the size of the AT&T Common Stock Group's inter-group interest in the AT&T Wireless Group, the issuance of an additional preferred security in the AT&T Wireless Group or a loan, or repayment of a loan, from one group to the other group, subject to the terms of the AT&T Wireless Group policy statement. Transfers of assets from the AT&T Common Stock Group to the AT&T Wireless Group that our board of directors designates as an equity contribution by the AT&T Common Stock Group to the AT&T Wireless Group will result in an increase in the inter-group interest of the AT&T Common Stock Group in the AT&T Wireless Group.

     Under the AT&T Wireless Group policy statement, the AT&T Common Stock Group may make loans to the AT&T Wireless Group at interest rates and on terms and conditions substantially equivalent to the interest rates and terms and conditions that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group. The AT&T Wireless Group policy statement contemplates that these terms will apply regardless of the interest rates and terms and conditions on which AT&T or members of the AT&T Common Stock Group may have acquired the subject funds. We anticipate that interest rates payable by the AT&T Wireless Group initially will be higher than those payable by AT&T or the AT&T Common Stock Group.

     Any increase in the inter-group interest resulting from an equity contribution by the AT&T Common Stock Group to the AT&T Wireless Group, or any decrease in the inter-group interest resulting from a transfer of funds from the AT&T Wireless Group to the AT&T Common Stock Group, would be determined by reference to the then-current market value of AT&T Wireless Group tracking stock. Such an increase, however, could occur at a time when such shares are considered under- or over-valued and such a decrease could occur at a time when such shares are considered under- or over-valued. Under the AT&T Wireless Group policy statement, there will be no inter-group interest of the AT&T Wireless Group in the AT&T Common Stock Group. Transfers from the AT&T Wireless Group to the AT&T Common Stock Group will require other types of consideration when there is no inter-group interest to offset.

OUR BOARD OF DIRECTORS MAY CHANGE THE AT&T WIRELESS GROUP POLICY STATEMENT OR BY-LAW AMENDMENT WITHOUT SHAREHOLDER APPROVAL

     In connection with the issuance of AT&T Wireless Group tracking stock, our board of directors intends to adopt the AT&T Wireless Group policy statement that we describe in this proxy statement to govern the relationship between the AT&T Common Stock Group and the AT&T Wireless Group and to amend our by-laws to create a capital stock committee that will oversee the interaction between the two groups. Our board of directors may modify, suspend or rescind the policies set forth in the policy statement or make additions or exceptions to them, in the sole discretion of our board of directors, without approval of our shareholders, although there is no present intention to do so. Our board of directors may also adopt additional policies, depending upon the circumstances. The by-law amendment may similarly be modified, suspended or rescinded. Our board would make any determination to modify, suspend or rescind these policies or by-law amendment, or to make exceptions to them or adopt additional policies or by-laws, including any decision that would have disparate impacts upon holders of AT&T common stock and AT&T Wireless Group tracking stock, in a manner consistent with its fiduciary duties to AT&T and all of our common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares, including the holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock. See "-- The fiduciary duties of our board of directors to more than one class of common stock are not clear under New York law" for more information regarding our board of directors' fiduciary duties to our shareholders and "Relationship between the AT&T Common Stock Group and the AT&T Wireless Group" for a description of the AT&T Wireless Group policy statement and by-law amendment.

IT WILL BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE THE AT&T WIRELESS GROUP WITHOUT AT&T'S CONSENT

     If the AT&T Wireless Group were a stand-alone entity, any person interested in acquiring it without negotiation with our management could seek control of the outstanding stock of that entity by means of a tender offer or proxy contest. Although the tracking stock amendment will create a new class of our common shares that is intended to reflect the separate economic performance of the AT&T Wireless Group, a person interested in acquiring only that group without negotiation with our management still would be required to seek control of the voting power represented by all of the outstanding capital stock of AT&T entitled to vote on that acquisition, including the classes of common shares related to the other groups. As a result, this may discourage potential interested bidders from seeking to acquire the AT&T Wireless Group. See
"-- Holders of our tracking stock will have limited separate shareholder rights and will have no additional rights with respect to their group, including direct voting rights" for more information on the rights of holders of tracking stocks.

IN THE FUTURE, AT&T MAY CAUSE A MANDATORY EXCHANGE OF AT&T WIRELESS GROUP TRACKING STOCK

     Under the tracking stock amendment, AT&T may effect a recapitalization of AT&T by declaring that all outstanding shares of AT&T Wireless Group tracking stock will be exchanged for shares of one or more qualifying subsidiaries of AT&T provided that specified criteria are satisfied. Such an exchange would result in the qualifying subsidiary becoming independent of AT&T and the holders of AT&T Wireless Group tracking stock owning shares directly in that subsidiary. If AT&T chooses to exchange shares of AT&T Wireless Group tracking stock, the market value of the common stock received in that exchange could be less than the market value of AT&T Wireless Group tracking stock exchanged.

FUTURE SALES OF AT&T WIRELESS GROUP TRACKING STOCK AND AT&T COMMON STOCK COULD ADVERSELY AFFECT THEIR RESPECTIVE MARKET PRICES AND OUR ABILITY TO RAISE CAPITAL IN THE FUTURE

     Sales of substantial amounts of AT&T Wireless Group tracking stock and AT&T common stock in the public market after we complete the transactions contemplated by the tracking stock amendment could hurt the market price of AT&T Wireless Group tracking stock and AT&T common stock. This could also hurt AT&T's ability to raise capital in the future. The shares that we sell to the public in the initial public offering and distribute to holders of AT&T common stock will be freely tradable without restriction under the Securities Act of 1933 by persons other than "affiliates" of AT&T, as defined under the Securities Act. Any sales of substantial amounts of AT&T Wireless Group tracking stock or AT&T common stock in the public market, or the perception that such sales might occur, whether as a result of the initial public offering, distribution or otherwise, could materially adversely affect the market price of the AT&T Wireless Group tracking stock or AT&T common stock.

WE CANNOT ASSURE YOU THAT WE WILL COMPLETE ANY OR ALL OF THE TRANSACTIONS

     This proxy statement describes our current plan for the tracking stock amendment and issuance of AT&T Wireless Group tracking stock. These transactions, including the initial public offering and the distribution, are subject to various conditions and uncertainties. Further, our board of directors reserves the right to not amend our charter to create AT&T Wireless Group tracking stock, even if shareholders approve the charter amendment. There can be no assurance that we will complete all or any of the transactions we describe, or that we will complete them on the terms or in the time frame we describe in this proxy statement.

                    RISK FACTORS -- THE AT&T WIRELESS GROUP

THE AT&T WIRELESS GROUP HAS SIGNIFICANT NETWORK BUILD OUT THAT NEEDS TO BE COMPLETED

     The AT&T Wireless Group needs to complete significant remaining build out activities, including completion of build out activities in some of its existing wireless markets. As the AT&T Wireless Group continues to build out its network, it must continue to:

     - lease, acquire or otherwise obtain rights to a large number of cell and switch sites,

     - obtain zoning variances or other local governmental or third-party approvals or permits for network construction,

     - complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of its remaining markets,

     - complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems, and

     - expand and maintain customer care, network management, billing and other financial and management systems.

     In addition, in the next several years, the AT&T Wireless Group will start to implement upgrades to its network to access the next generation of digital technology.

     There can be no assurance that these events will occur in the time frame we assume or that the FCC requires, or at the cost we assume, or at all. Additionally, problems in vendor equipment availability, technical resources or system performance could delay the launch of operations in new markets or result in increased costs in all markets. Failure or delay to complete the build out of the network and launch operations, or increased costs of such build out and launch of operations, could have a material adverse effect on the operations and financial condition of the AT&T Wireless Group. The AT&T Wireless Group intends to rely on the services of various companies who are experienced in design and build out of wireless networks in order to accomplish its build out schedule. There can be no assurance, however, that the AT&T Wireless Group will be able to obtain satisfactory contractors on economically attractive terms or that the contractors obtained will perform as expected.

THE AT&T WIRELESS GROUP HAS SUBSTANTIAL CAPITAL REQUIREMENTS AND NEEDS FOR SUBSTANTIAL CAPITAL EXPENDITURES

     The operation and expansion of the AT&T Wireless Group's network and the marketing and distribution of its related products and services will continue to require substantial capital. We currently estimate that the AT&T Wireless Group's capital expenditures for build out of its networks, including expenditures related to its fixed wireless operations, during 2000 will total $4.1 billion. The actual amount of the funds required to finance the AT&T Wireless Group's network build out may vary materially from this estimate. The AT&T Wireless Group could also require additional funds in the event of significant departures from its current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, and technological and other risks.

     The AT&T Wireless Group also may require substantial additional capital for, among other uses, acquisitions of providers of wireless services, spectrum license or system acquisitions, system development and network capacity expansion. Technological developments or issues also may require additional capital expenditures. As a result, the AT&T Wireless Group may incur significant indebtedness. In addition, we may not be able to arrange additional financing to fund the AT&T Wireless Group's capital requirements on terms acceptable to us or the AT&T Wireless Group. Failure to obtain any such financing could result in the delay or abandonment of the AT&T Wireless Group's development or expansion plans or the failure to meet regulatory build out requirements. For more information relating to the AT&T Wireless Group's access to capital, see "AT&T Wireless Group Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL ACQUISITIONS MAY REQUIRE THE AT&T WIRELESS GROUP TO INCUR SUBSTANTIAL ADDITIONAL DEBT AND INTEGRATE NEW TECHNOLOGIES, OPERATIONS AND SERVICES, WHICH MAY BE COSTLY AND TIME CONSUMING

     An element of the AT&T Wireless Group's strategy is to expand its network, which the AT&T Wireless Group may do through the acquisition of licenses, systems and wireless providers. These acquisitions may cause the AT&T Wireless Group to incur substantial additional indebtedness to finance the acquisitions or to assume indebtedness of the entities that are acquired. In addition, the AT&T Wireless Group may encounter difficulties in integrating those acquired operations into its own operations, including as a result of different technologies, services or service offerings. These actions could prove costly or time consuming or divert management's attention from other business matters.

FAILURE TO DEVELOP FUTURE BUSINESS OPPORTUNITIES MAY HAVE AN ADVERSE EFFECT ON THE AT&T WIRELESS GROUP'S GROWTH POTENTIAL

     The AT&T Wireless Group intends to pursue a number of new growth opportunities, including wireless data and fixed wireless services. These opportunities involve new services for which there are no proven markets. In addition, the ability to deploy and deliver these services relies, in many instances, on new and unproven technology. There can be no assurance that the AT&T Wireless Group's existing technology will perform as expected or that the AT&T Wireless Group will be able to successfully develop new technology to effectively and economically deliver these services. In addition, these opportunities require substantial capital outlays and spectrum availability to deploy on a large scale. There can be no assurance that such capital or spectrum will be available to support these services. Furthermore, each of these opportunities entails additional specific risks. For example, the delivery of fixed wireless services requires the AT&T Wireless Group to provide installation and maintenance services, which the group has never provided previously. This will require the group to hire, employ, train and equip technicians to provide installation and repair in each market served or rely on subcontractors to perform these services. There can be no assurance that the AT&T Wireless Group will be able to hire and train sufficient numbers of qualified employees or subcontract these services or do so on economically attractive terms. The success of wireless data services, on the other hand, is substantially dependent on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. There can be no assurance that these applications or devices will be developed or developed in sufficient quantities to support the deployment of wireless data services.

     The AT&T Wireless Group cannot guarantee when or that these services will be widely introduced and fully implemented, that they will be successful when they are in place or that customers will purchase the services offered. If these services are not successful or costs associated with implementation and completion of the roll out of these services materially exceed those currently estimated by the AT&T Wireless Group, the AT&T Wireless Group's financial condition and prospects could be materially adversely affected.

THE AT&T WIRELESS GROUP FACES SUBSTANTIAL COMPETITION

     There is substantial competition in the wireless telecommunications industry. The AT&T Wireless Group expects competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. Other two-way wireless providers, including other cellular and personal communications services (PCS) operators and resellers, serve each of the markets in which the AT&T Wireless Group competes. A majority of markets will have five or more commercial mobile radio service providers, and all of the top 50 metropolitan markets have at least one other cellular competitor in addition to one or two PCS competitors. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

     The AT&T Wireless Group anticipates that market prices for two-way wireless services generally will decline in the future due to increased competition. We expect significant competition among wireless providers, including from new entrants, to continue to drive service and equipment prices lower. The AT&T Wireless Group also expects that there will be increases in advertising and promotional spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion and increasing movement of customers between competitors (referred to as churn). The AT&T Wireless Group's ability to compete successfully also will depend on marketing and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

     The wireless communications industry has been experiencing significant consolidation and the AT&T Wireless Group expects that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic Mobile Systems Inc./GTE Corporation/Vodafone Group Public Limited Company/AirTouch Communications, Inc., MCI WorldCom, Inc./Sprint Corporation and SBC Communications Inc./Ameritech Corporation will create large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to the AT&T Wireless Group's offerings. In addition, assuming these mergers or ventures were completed today, the AT&T Wireless Group estimates that its ranking would decline to second in U.S. revenue, third in U.S. subscriber share and fourth in U.S. population covered by licenses, or POPs. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than the AT&T Wireless Group and to obtain roaming rates that are more favorable than those obtained by the AT&T Wireless Group, and may be better able to respond to offers of the AT&T Wireless Group.

THE AT&T WIRELESS GROUP EXPECTS TO EXPERIENCE SIGNIFICANT CHANGE IN THE WIRELESS INDUSTRY

     The wireless communications industry is experiencing significant technological change. This includes the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, and enhancements and changes in end-user needs and preferences. There is also uncertainty as to the pace and extent that customer demand will continue to increase, as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and the AT&T Wireless Group and the success of its competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications service or alternative service superior to that available from the AT&T Wireless Group. Thus, the AT&T Wireless Group cannot give assurance that technological developments will not materially adversely affect it.

TERMINATION OR IMPAIRMENT OF OUR RELATIONSHIP WITH A SMALL NUMBER OF KEY SUPPLIERS COULD ADVERSELY AFFECT THE AT&T WIRELESS GROUP'S REVENUES AND RESULTS OF OPERATIONS

     The AT&T Wireless Group has developed relationships with a small number of key vendors, including Nokia Corporation, Telefonaktiebolaget LM Ericsson, Mitsubishi Corporation and Motorola, Inc. for its supply of wireless handsets, Lucent Technologies, Inc., Nortel Inversora S.A. and Ericsson for its supply of telecommunications equipment and Convergys Corporation for its billing services. The AT&T Wireless Group does not have operational or financial control over its key suppliers, and has limited influence with respect to the manner in which they conduct their businesses. If these key suppliers were unable to honor their obligations to the AT&T Wireless Group, it could disrupt the business of the AT&T Wireless Group and hurt its revenues and results of operations.

THERE IS NO GUARANTEE THAT OUR TECHNOLOGY WILL BE COMPETITIVE WITH OTHER TECHNOLOGIES OR COMPATIBLE WITH THE NEXT GENERATION TECHNOLOGY

     There are three existing digital technologies, none of which are compatible with the others. The AT&T Wireless Group has selected TDMA technology for its network because it believes that this technology offers several advantages over the other technologies. However, a number of other wireless service providers have chosen code division multiple access (CDMA) or global system for mobile communications (GSM) as their digital wireless technology. There is no guarantee that TDMA will provide the advantages the AT&T Wireless Group expects. In addition, we cannot guarantee that the next generation technology will be compatible with TDMA. The AT&T Wireless Group has chosen Enhanced Data Rates from GSM Evolution, or EDGE, also known as GSM++, as its next or third generation wireless technology. EDGE represents a merger of TDMA and GSM. However, other wireless providers may choose a third generation wireless technology that combines CDMA and GSM. If the next generation technology that gains widespread acceptance is not compatible with TDMA, it would materially adversely affect the business, financial condition and prospects of the AT&T Wireless Group.

THE AT&T WIRELESS GROUP RELIES ON FAVORABLE ROAMING ARRANGEMENTS, WHICH IT MAY BE UNABLE TO CONTINUE TO OBTAIN

     The AT&T Wireless Group's customers automatically can access another provider's analog cellular or digital system or PCS system only if the other provider allows the AT&T Wireless Group's customers to roam on its network. The AT&T Wireless Group relies on agreements to provide roaming capability to its customers in many areas of the United States that the AT&T Wireless Group's network does not serve. Some competitors, because of their call volumes or their affiliations with, or ownership of, wireless providers, however, may be able to obtain roaming rates that are lower than those rates obtained by the AT&T Wireless Group.

     There can be no assurance that the AT&T Wireless Group will continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to it. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service the AT&T Wireless Group or an affiliated company provides, the price of a roaming call may not be competitive with prices of other wireless providers for such call, and the AT&T Wireless Group's customer may not be able to use any of the advanced features, e.g., voicemail notification, that the customer enjoys when making calls within the AT&T Wireless Group's network.

THE AT&T WIRELESS GROUP DEPENDS ON FOURTH QUARTER RESULTS

     The wireless industry, including the AT&T Wireless Group, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. There can be no assurance that strong fourth quarter results for customer additions and handset sales will continue for the wireless industry or the AT&T Wireless Group. In the future, the number of customer additions and handset sales for the AT&T Wireless Group in the fourth quarter could decline for a variety of reasons, including the AT&T Wireless Group's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the AT&T Wireless Group's products, services and pricing plans, or the failure to have an adequate supply or selection of handsets. If in any year fourth quarter results fail to significantly improve upon customer additions and handset sales from the year's previous quarters, this could hurt the AT&T Wireless Group's results for the following year.

MEDIA REPORTS HAVE SUGGESTED RADIO FREQUENCY EMISSIONS MAY BE LINKED TO VARIOUS HEALTH CONCERNS AND INTERFERE WITH VARIOUS MEDICAL DEVICES

     Media and other reports have linked radio frequency emissions from wireless handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Although management does not know of any definitive studies showing that radio frequency emissions raise health concerns, concerns over radio frequency emissions may discourage the use of wireless handsets or expose the AT&T Wireless Group to potential litigation, which could have a material adverse effect on the AT&T Wireless Group's results of operations. Additionally, research and studies are ongoing, and there can be no assurance that further research and studies will not demonstrate a link between radio frequency emissions and health concerns.

THE OPERATIONS OF THE AT&T WIRELESS GROUP ARE SUBJECT TO VARIOUS GOVERNMENT REGULATIONS

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, together with the Federal Aviation Administration (FAA) regulates tower marking and lighting. Any of these agencies having jurisdiction over the AT&T Wireless Group's business could adopt regulations or take other actions that could adversely affect the business of the AT&T Wireless Group.

     FCC licenses to provide wireless services or PCS are subject to renewal and revocation. There may be competition for the AT&T Wireless Group's licenses upon their expiration and there can be no assurance that the FCC will renew them. FCC rules require all wireless and PCS licensees to meet specified build out requirements. There can be no assurance that the AT&T Wireless Group will be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of the AT&T Wireless Group's license for that license area or the imposition of fines on the AT&T Wireless Group by the FCC. See "Description of the AT&T Wireless Group -- Regulatory Environment" for a more detailed description of the regulatory environment affecting the AT&T Wireless Group.

STATE AND LOCAL LEGISLATIVE BODIES ARE CONSIDERING OR HAVE ENACTED LEGISLATION TO RESTRICT OR PROHIBIT WIRELESS PHONE USE WHILE DRIVING

     Legislation has been proposed in some state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. Such laws have been enacted in other countries, and, to date, a small number of communities in the United States have passed restrictive local ordinances. In addition, some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. If laws are passed prohibiting or restricting the use of wireless phones while driving, it could have the effect of reducing subscriber usage, which could cause a material adverse effect on the AT&T Wireless Group's results of operations. Additionally, concerns over the use of wireless phones while driving could lead to potential litigation relating to accidents, deaths or serious bodily injuries, which also could have material adverse effects on the AT&T Wireless Group's results of operations.

                              THE SPECIAL MEETING

GENERAL

     We are mailing this proxy statement and the accompanying proxy card
beginning              , 2000 to holders of AT&T common stock and holders of
Liberty Media Group tracking stock in connection with the solicitation of proxies by our board of directors for use at the special meeting. We solicit proxies to give all shareholders on the record date an opportunity to vote on matters that will come before the special meeting. This procedure is necessary because shareholders live in all states and abroad and many may not be able to attend the special meeting. You can vote or let us vote your shares of AT&T common stock or Liberty Media Group tracking stock only if you are present in person or represented by proxy. A form of proxy is being provided to holders of AT&T common stock and holders of Liberty Media Group tracking stock with this proxy statement. Information with respect to the execution and revocation of proxies is provided under "-- Proxies; Revocability of Proxies; Cost of Solicitation."

     At the special meeting, holders of AT&T common stock and holders of Liberty Media Group tracking stock eligible to vote will be asked to consider and vote upon the approval and adoption of the charter amendment proposal and the incentive plan proposal. For more information, see "The Charter Amendment Proposal" and "The Incentive Plan Proposal."

DATE, TIME AND PLACE OF THE SPECIAL MEETING; RECORD DATE

     The special meeting is scheduled to be held at              . Our board of
directors has fixed the close of business on              , 2000 as the record
date for determination of holders of AT&T common stock and holders of Liberty Media Group tracking stock entitled to notice of and to vote at the special
meeting. On              , 2000, there were outstanding        shares of AT&T
common stock,        shares of Class A Liberty Media Group tracking stock and
       shares of Class B Liberty Media Group tracking stock.

     We expect that representatives from PricewaterhouseCoopers LLP, independent accountants for AT&T, will be present at the special meeting, have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

VOTE REQUIRED; QUORUM

     Approval of the charter amendment proposal requires a majority of the combined voting power of all outstanding shares of AT&T common stock and Liberty Media Group tracking stock to vote in its favor. Approval of the incentive plan proposal requires a majority of the votes cast by all outstanding shares of AT&T common stock and Liberty Media Group tracking stock to vote in its favor. Each share of AT&T common stock has one vote on each matter properly brought before the special meeting. Each share of Class B Liberty Media Group tracking stock has 0.75 of a vote and each share of Class A Liberty Media Group tracking stock has 0.075 of a vote on each of these matters.

     The presence, either in person or by proxy, of holders of 40% of the shares entitled to vote on the proposals to be presented to shareholders at the special meeting is necessary to constitute a quorum at the special meeting. Shares of AT&T common stock and Liberty Media Group tracking stock represented by a properly completed proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. See "-- Proxies; Revocability of Proxies; Cost of Solicitation" for more information.

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

PROXIES; REVOCABILITY OF PROXIES; COST OF SOLICITATION

     If a shareholder attends the special meeting, he or she may vote by ballot. However, many shareholders may be unable to attend the special meeting. Therefore, our board of directors is soliciting proxies so that each holder of AT&T common stock and each holder of Liberty Media Group tracking stock at the close of business on the record date has the opportunity to vote on the proposals to be considered at the special meeting.

     Registered shareholders can simplify their voting and save us expense by calling 1-800-273-1174 or by voting via the Internet at www.att.proxyvoting.com. We provide telephone and Internet voting information on the proxy card. A Control Number, located above the shareholder's name and address on the lower left of the proxy card, is designed to verify the shareholder's identity, allow the shareholder to vote such shareholder's shares and confirm that we have properly recorded such shareholder's voting instructions.

     If you do not choose to vote by telephone or Internet, you may still return your proxy card, properly signed, and we will vote the shares in accordance with your directions. You can specify your choices by marking the appropriate boxes on your proxy card. If you sign and return your proxy card without specifying choices, we will vote the shares as recommended by our board of directors. Abstentions marked on your proxy card are voted neither FOR nor AGAINST, but we count these shares in determining a quorum for each of the proposals. Abstentions have the effect of a vote against the charter amendment proposal and have no effect on the incentive plan proposal. IF YOU DO VOTE BY TELEPHONE OR INTERNET, IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD.

     If you wish to give your proxy to someone other than the Proxy Committee, you must cross out all three names appearing on your proxy card and insert the name of another person or persons (not more than three). The person or persons representing you must then present your signed proxy card at the special meeting.

     The proxy card also confers discretionary authority on the individuals appointed by our board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. No proxies instructing that they be voted AGAINST or ABSTAIN from voting on the charter amendment proposal or the incentive plan proposal will be voted in favor of any adjournment of the special meeting to solicit additional proxies. You may revoke your proxy at any time before it is voted at the special meeting by executing a later-dated proxy by telephone, Internet or mail, by voting by ballot at the special meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President -- Law and Secretary of AT&T.

     IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKER, FOLLOW THE VOTING INSTRUCTIONS ON THE FORM YOU RECEIVE. BROKER NON-VOTES WILL BE TREATED AS SHARES OF AT&T COMMON STOCK THAT ARE PRESENT AND ENTITLED TO VOTE AT THE SPECIAL MEETING FOR PURPOSES OF DETERMINING WHETHER A QUORUM EXISTS AND WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE CHARTER AMENDMENT PROPOSAL AND WILL HAVE NO EFFECT ON THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL. THE AVAILABILITY OF TELEPHONE AND INTERNET VOTING WILL DEPEND ON THE BANK'S OR BROKER'S VOTING PROCESSES.

     YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you do attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

     The cost of soliciting proxies in the accompanying form will be borne by AT&T. In addition to solicitations by mail, a number of regular employees of AT&T and of its subsidiaries may solicit proxies in person or by telephone. AT&T also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $75,000 plus reimbursement of reasonable out-of-pocket expenses.

VOTING SHARES HELD IN DIVIDEND REINVESTMENT AND SAVINGS PLANS

     If you are a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan or the AT&T Employee Stock Purchase Plan, your proxy card will represent the number of full shares in either of those accounts on the record date as well as shares registered in your name. If you are an employee shareholder participating in the AT&T Employee Stock Ownership Plan, the AT&T Long Term Savings Plan for Management Employees, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings and Profit Sharing Plan, the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees or the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, your proxy card also will serve as a voting instruction for the trustees of those plans for accounts registered in the same name. The trustees of these trust plans will not vote shares for which they have not received proxy instructions, except for shares in the employer shares fund in the AT&T Long Term Savings and Security Plan, which the trustee will vote in its discretion.

SPECIAL MEETING ADMISSION

     IF YOU ARE A REGISTERED SHAREHOLDER AND PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE DETACH AND RETAIN THE ADMISSION TICKET AND MAP THAT WE HAVE ATTACHED TO YOUR PROXY CARD. IF YOU CHOOSE TO VOTE BY MAIL AND ALSO PLAN TO ATTEND THE SPECIAL MEETING, PLEASE BE SURE TO MARK THE "SPECIAL MEETING" BOX WHEN YOU RETURN YOUR PROXY CARD. A BENEFICIAL OWNER WHO PLANS TO ATTEND THE SPECIAL MEETING MAY OBTAIN AN ADMISSION TICKET IN ADVANCE BY SENDING A WRITTEN REQUEST, WITH PROOF OF OWNERSHIP, SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT, TO: MANAGER -- PROXY, AT&T CORP., 295 NORTH MAPLE AVENUE, ROOM 1216L2, BASKING RIDGE, NEW JERSEY 07920. WE WILL BASE ADMITTANCE TO THE SPECIAL MEETING UPON AVAILABILITY OF SEATING.

     Subject to seating availability, we will admit shareholders who do not present admission tickets at the special meeting upon verification of ownership at the admissions counter.

            is fully accessible to disabled persons, and sign interpretation and wireless headsets will be available for our hearing-impaired shareholders.

CONFIDENTIALITY OF PROXIES AND BALLOTS

     As a matter of policy, we keep private all proxies, ballots and voting tabulations that identify individual shareholders. These documents are available for examination only by the inspectors of election and individuals associated with processing proxy cards and tabulating the vote. We do not disclose the vote of any shareholder, except as may be necessary to meet legal requirements.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has approved the charter amendment proposal and the incentive plan proposal and recommends that the shareholders vote FOR the charter amendment proposal and the incentive plan proposal.

                         THE CHARTER AMENDMENT PROPOSAL

     The description of the material terms of the charter amendment proposal set forth below is not complete. We qualify this description by reference to the form of proposed charter amendment, which we have attached as Appendix A to this proxy statement. We urge all shareholders to read it in its entirety.

GENERAL

     We are proposing the following amendments to our charter, which we refer to as the charter amendment proposal:

     - Tracking Stock Amendment -- an amendment to create a new class of common stock called Wireless Group common stock, par value $1.00 per share, which we intend to reflect the economic performance of our domestic and international mobile and fixed wireless services businesses. We refer to this stock as "AT&T Wireless Group tracking stock."

     - Other Charter Amendments -- other amendments to our charter as described below.

     Approval of the charter amendment proposal requires a majority of the combined voting power of all outstanding shares of AT&T common stock and Liberty Media Group tracking stock to vote in its favor. OUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE FOR APPROVAL. Any shares not voted, whether by abstention, broker non-vote or otherwise, have the effect of a vote against the charter amendment proposal.

TRACKING STOCK AMENDMENT

     The tracking stock amendment would, among other things:

     - Define the "AT&T Wireless Group," the economic performance of which we intend the AT&T Wireless Group tracking stock to reflect. The AT&T Wireless Group will consist of substantially all of AT&T's domestic and international mobile and fixed wireless services businesses.

     - Redefine the "AT&T Common Stock Group." Following the creation of the AT&T Wireless Group, the AT&T Common Stock Group will consist of all of the remaining operations of AT&T (other than Liberty Media Group), including all of AT&T's domestic long distance, international long distance, regional and local telecommunications services and broadband and Internet communications services. The AT&T Common Stock Group will also include all of AT&T's billing, directory and calling card services to support these communications services. Following the initial public offering, but prior to the distribution to holders of AT&T common stock of shares of AT&T Wireless Group tracking stock representing the interest in the remaining economic performance of the AT&T Wireless Group, the AT&T Common Stock Group also will include its inter-group interest in the AT&T Wireless Group.

     - Establish the terms of the AT&T Wireless Group tracking stock, consisting of six billion authorized shares and entitling the holders of the tracking stock to voting rights to be specified in the charter amendment.

     We include a more complete description of AT&T Wireless Group tracking stock under "-- Terms of the Tracking Stock Amendment."

OTHER CHARTER AMENDMENTS

     In addition to creating AT&T Wireless Group tracking stock, the charter amendment proposal would amend our charter to delete the preamble to the charter, and to replace the existing Article Second with the following:

          SECOND: The purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any New York state official, department, board, agency or other body, without such consent or approval first being obtained.

     The preamble to our existing charter, which the charter amendment would delete, currently recites the original formation of AT&T as an association under the 1848 New York legislation providing for the creation of telegraph companies. Article Second of our existing charter, which the amendment would replace as described above, recites the various telegraph routes that were contemplated at the time of the original formation of AT&T. These other amendments are designed to modernize our charter and to provide us with the maximum flexibility available to New York business corporations. We believe that these other amendments are typical in the charters of most modern publicly held companies. These other amendments will not alter the manner in which we currently do business.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS APPROVED THE CHARTER AMENDMENT PROPOSAL AND RECOMMENDS THAT YOU VOTE FOR THE CHARTER AMENDMENT PROPOSAL.

REASONS FOR THE TRACKING STOCK AMENDMENT

     Our board of directors recommended the tracking stock amendment following its review of various alternatives to provide a mechanism to increase market awareness of the performance and value of our wireless businesses. Our board of directors considered the following factors in approving, and recommending that shareholders approve, the tracking stock amendment.

     PROVIDE GREATER FINANCIAL FLEXIBILITY

     AT&T believes that the creation of AT&T Wireless Group tracking stock will provide AT&T with greater financial flexibility. AT&T expects that AT&T Wireless Group tracking stock will assist the AT&T Wireless Group in meeting its capital needs by creating an additional publicly traded equity security that it can use to raise capital for the group. AT&T also believes that it could issue AT&T Wireless Group tracking stock in potential acquisitions and investments. This would allow shareholders of an entity that the AT&T Wireless Group acquires the opportunity to participate more directly in the success of the business in which that entity engages rather than participating in the much larger and more diversified AT&T enterprise. In addition, because we do not expect to pay dividends on the AT&T Wireless Group tracking stock for the foreseeable future, any issuance of AT&T Wireless Group tracking stock, in connection with an acquisition or otherwise, would not reduce cash flow that would otherwise be available for capital investments.

     ADVANTAGES OF DOING BUSINESS UNDER COMMON OWNERSHIP

     The tracking stock amendment should allow us to achieve separate recognition of wireless business values while continuing to benefit from advantages of doing business under common

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

ownership. Each group would be in a position to continue to benefit from synergies with the other, including strategic, financial and operational benefits that would not necessarily be available if the AT&T Common Stock Group and the AT&T Wireless Group were not under common ownership. In addition, we expect to continue to benefit from common branding, cross marketing and bundling of services between groups, and synergies relating to, among other things, technology sharing, networking arrangements, taxes, interest expense and overhead costs.

     GREATER MARKET RECOGNITION

     AT&T believes that separating the performance of the AT&T Wireless Group from the AT&T Common Stock Group will result in greater market recognition and realization of the value, individually and collectively, of AT&T and its distinct lines of business represented by each of the AT&T Wireless Group and the AT&T Common Stock Group.

     PROVIDE GREATER STRATEGIC FLEXIBILITY

     In addition, our board of directors considered AT&T's strategic flexibility after implementation of the tracking stock amendment, including the ability to engage in mergers, acquisitions, divestitures, spin-offs, split-offs and recombinations, and to unwind the tracking stock structure after a period of time under the terms of our charter.

     INCREASED SHAREHOLDER CHOICE

     A corporation typically uses tracking stocks in situations where the corporation has two or more businesses that have distinctly different investor profiles -- such as mature businesses generating yield and income, like the core businesses of the AT&T Common Stock Group, and higher-growth potential, higher-risk businesses, like the businesses of the AT&T Wireless Group. AT&T believes that the creation and issuance of AT&T Wireless Group tracking stock will provide investors in the future with an opportunity to make an investment choice better suited to their needs between the different types of investment in AT&T.

     ADVANTAGES OF TAX CONSOLIDATION

     Operating the two groups under a single consolidated structure also will allow us to retain the advantages of tax consolidation. We describe the tax sharing agreement to be entered into between the AT&T Common Stock Group and the AT&T Wireless Group under "Relationship between the AT&T Common Stock Group and the AT&T Wireless Group -- Relationship with AT&T -- Tax sharing agreement."

     MANAGEMENT INCENTIVES

     We believe the existence of AT&T Wireless Group tracking stock will permit the creation of more effective management incentive and retention programs. In particular, we will be able to grant stock options and other incentive awards to employees of each group that are tied more directly to the performance of that group.

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

     OTHER CONSIDERATIONS

     In addition, our board of directors considered other factors relating to the tracking stock amendment, including:

     - that we expect that implementation of the tracking stock amendment will not be taxable for U.S. federal income tax purposes to us or to our shareholders, and

     - several other large, well-known companies, e.g., U S WEST Inc. and Sprint, have created equity securities that are intended to reflect separately the performance of specific businesses. Our board of directors considered the performance of these securities and the performance of other equity securities comparable to AT&T Wireless Group tracking stock.

     Our board of directors also considered the following potential adverse consequences of the tracking stock amendment:

     - there can be no assurance as to:

        - the degree to which the market price of AT&T common stock and AT&T Wireless Group tracking stock will reflect the separate performance of the AT&T Common Stock Group and the AT&T Wireless Group, respectively,

        - the impact of the tracking stock amendment on the market price of AT&T common stock, or

        - whether the issuance of the AT&T Wireless Group tracking stock will increase the aggregate market capitalization of AT&T.

     - the tracking stock amendment presents additional corporate governance issues, such as our board of directors' fiduciary obligation to holders of different classes of capital stock representing different lines of businesses. In particular, in the future, interests of the two groups could diverge, or appear to diverge, and complex issues could arise in resolving such conflicts that effectively require our board of directors to benefit one group more than the other group.

     - in general, the tracking stock will make the capital structure of AT&T more complex and could cause confusion among some investors analyzing AT&T's capital structure.

     - the existence of tracking stock, as opposed to a stand-alone entity, may limit potential unsolicited acquisitions since a person interested in acquiring only one group without negotiation with our management would still be required to seek control of the voting power represented by all of the outstanding capital stock of AT&T entitled to vote on that acquisition, including the classes of common shares related to the other groups.

     - holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock will continue to bear the risks associated with an investment in a single corporation and all of AT&T's businesses, assets and liabilities.

     - the use of a tracking stock in connection with a future acquisition by AT&T could have various adverse effects, such as the possible inability or increased difficulty of receiving a ruling from the Internal Revenue Service for an acquisition designed to be tax free.

     - the fact that the Clinton Administration's Fiscal Year 2000 Budget Proposal, released in February 1999, included a provision that would, if enacted in its proposed form, require recognition of gain by the issuer upon its issuance of tracking stock and would authorize the

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

       Secretary of the Treasury to treat tracking stock as nonstock or stock of another entity. If this provision were enacted following creation of the AT&T Wireless Group tracking stock, AT&T might decide to unwind the tracking stock.

     Our board of directors believes, however, that, on balance, the positive aspects of the tracking stock amendment outweighs any potentially adverse consequences, and recommends that our shareholders approve the tracking stock amendment.

TERMS OF THE TRACKING STOCK AMENDMENT

     GENERAL

     If we adopt the tracking stock amendment, we will amend our charter to authorize six billion common shares of AT&T Wireless Group tracking stock. Currently, 8.85 billion shares of capital stock are authorized, consisting of 100 million shares of preferred stock, par value $1.00 per share, and 8.75 billion shares of common stock, of which 6 billion are shares of AT&T common stock, 2.5 billion are shares of Class A Liberty Media Group common stock, par value $1.00 per share, and 250 million are shares of Class B Liberty Media Group common stock, par value $1.00 per share. We refer to the Class A Liberty Media Group common stock and the Class B Liberty Media Group common stock together as
Liberty Media Group tracking stock. As of              , 2000, we had
outstanding           shares of AT&T common stock,           shares of Class A
Liberty Media Group tracking stock,           shares of Class B Liberty Media
Group tracking stock and no shares of AT&T preferred stock.

     EFFECT UPON LIBERTY MEDIA GROUP TRACKING STOCK

     The charter amendment proposal would not affect the substantive provisions relating to Liberty Media Group tracking stock.

     AT&T WIRELESS GROUP

     We designed AT&T Wireless Group tracking stock to track the economic performance of the AT&T Wireless Group. The tracking stock amendment defines the "AT&T Wireless Group" generally as the interest of AT&T or any of its subsidiaries in all of the businesses, assets and liabilities reflected in the unaudited combined financial statements of the AT&T Wireless Group, dated September 30, 1999, as included in this proxy statement, including any successor to the AT&T Wireless Group by merger, consolidation or sale of all or substantially all of its assets. The tracking stock amendment contains adjustments to the definition of the AT&T Wireless Group to reflect, among other things, related assets and liabilities (including contingent liabilities), net income and net losses arising after the date of such financial statements, contributions and allocations of assets, liabilities and businesses between the groups and acquisitions and dispositions.

     The tracking stock amendment defines the "AT&T Common Stock Group" generally as the interest of AT&T or any of its affiliates in all of the businesses in which AT&T or any of its affiliates (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of AT&T or any of its affiliates, other than:

     - the economic performance in the AT&T Wireless Group represented by the outstanding shares of AT&T Wireless Group tracking stock, and

     - any businesses, assets or liabilities of the Liberty Media Group.

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

     We created the Liberty Media Group at the time of the TCI merger and defined it to consist primarily of TCI's programming assets and businesses, TCI's principal international assets and businesses, and substantially all of TCI's non-cable and non-programming assets and businesses other than its interest in At Home Corporation.

     AT&T WIRELESS GROUP ALLOCATION FRACTION

     The tracking stock amendment defines the "AT&T Wireless Allocation Fraction" to represent the interest in the economic performance of the AT&T Wireless Group reflected by the AT&T Wireless Group tracking stock issued to the public. At any time that all of the interest in the economic performance of the AT&T Wireless Group is not reflected by the outstanding AT&T Wireless Group tracking stock, this fraction will be used, in effect, to allocate to the AT&T Common Stock Group the right to participate in any dividend, distribution or liquidation payment made to holders of AT&T Wireless Group tracking stock. This right to participate will reflect the inter-group interest of the AT&T Common Stock Group in the AT&T Wireless Group, which will be equal to one minus this fraction. At any time that all of the interest in the economic performance of the AT&T Wireless Group is fully reflected by the outstanding AT&T Wireless Group tracking stock, this fraction will equal one and, accordingly, the inter-group interest will equal zero.

     Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

     - to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of AT&T Wireless Group tracking stock and stock dividends payable in shares of AT&T Wireless Group tracking stock,

     - to reflect the fair market value of contributions or allocations by AT&T of cash, property or other assets or liabilities from the AT&T Common Stock Group to the AT&T Wireless Group (or vice versa), or of cash or property or other assets or liabilities of the AT&T Common Stock Group to, or for the benefit of, employees of the AT&T Wireless Group in connection with employee benefit plans or arrangements of AT&T or any of its subsidiaries (or vice versa),

     - to reflect the number of shares of capital stock of AT&T contributed to, or for the benefit of, employees of the AT&T Wireless Group in connection with benefit plans or arrangements of AT&T or any of its subsidiaries,

     - to reflect repurchases by AT&T of shares of AT&T Wireless Group tracking stock for the account of the AT&T Wireless Group,

     - to reflect issuances of AT&T Wireless Group tracking stock for the account of the AT&T Wireless Group,

     - to reflect dividends or other distributions to holders of AT&T Wireless Group tracking stock, to the extent no payment is made to the AT&T Common Stock Group, and

     - under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     In addition, in determining the percentage interest of holders of AT&T Wireless Group tracking stock in any particular dividend or other distribution, we will reduce the economic interest of holders of AT&T Wireless Group tracking stock to reflect dilution arising from shares of AT&T Wireless Group tracking stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

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

     The tracking stock amendment provides that any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of AT&T common stock and AT&T Wireless Group tracking stock. In the event that any assets or other property are acquired by the AT&T Common Stock Group and allocated or contributed to the AT&T Wireless Group, the consideration paid by the AT&T Common Stock Group to acquire such assets or other property will be presumed to be its "fair market value" as of its acquisition. Any adjustment to the AT&T Wireless Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

     VOTING RIGHTS

     Currently, holders of AT&T common stock have one vote per share, holders of Class B Liberty Media Group tracking stock have 0.75 of a vote per share and holders of Class A Liberty Media Group tracking stock have 0.075 of a vote per share. This voting power is subject to adjustment for stock splits, stock dividends and combinations, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock. On all matters as to which both the holders of AT&T common stock and AT&T Wireless Group tracking stock would vote together as a single class:

     - each outstanding share of AT&T common stock will have one vote, and

     - each outstanding share of AT&T Wireless Group tracking stock will have the voting rights to be specified in the charter amendment.

If a class of AT&T common shares is entitled to vote as a separate class with respect to a matter, each share of that class will have one vote with respect to that matter.

     Except as otherwise required by New York law or any special voting rights of any class or series of AT&T preferred stock, Liberty Media Group tracking stock or any other class of AT&T common shares, holders of shares of AT&T common stock, AT&T Wireless Group tracking stock, each other class of AT&T common shares, if any, that is entitled to vote, Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock, and holders of shares of each class or series of AT&T preferred stock, if any, that is entitled to vote, will vote as one class with respect to all matters to be voted on by shareholders of AT&T. No separate class vote of AT&T Wireless Group tracking stock will be required, except as required by the New York Business Corporation Law.

     DIVIDENDS

     General. Provided that AT&T has sufficient assets to pay a dividend under applicable law after excluding the available dividend amount relating to the Liberty Media Group, the tracking stock amendment provides that dividends on AT&T Wireless Group tracking stock are limited to an available dividend amount that is designed to be equivalent to the amount that would legally be available for dividends on that stock if the AT&T Wireless Group were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds for all of AT&T less the sum of the available dividend amount for AT&T Wireless Group tracking stock and the available dividend amount for Liberty Media Group tracking stock.

     Discrimination among classes of common shares. The tracking stock amendment does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described under "-- General," our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or

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

unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of AT&T common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. Our board of directors has adopted a policy with respect to Liberty Media Group tracking stock that it will distribute to the holders of Liberty Media Group tracking stock, subject to legal restrictions, any dividends and distributions it receives from any entity included in the Liberty Media Group.

     SHARE DISTRIBUTIONS

     Subject to the provisions of Liberty Media Group tracking stock, AT&T may declare and pay a distribution consisting of shares of AT&T common stock, AT&T Wireless Group tracking stock or any other securities of AT&T or any other person to holders of AT&T common stock or AT&T Wireless Group tracking stock only in accordance with the provisions described below. We refer to this type of distribution as a "share distribution."

     Distributions on AT&T common stock or AT&T Wireless Group tracking stock. Subject to any limitations imposed by the terms of Liberty Media Group tracking stock, AT&T may declare and pay a share distribution to holders of AT&T common stock, AT&T Wireless Group tracking stock or any other class of AT&T common shares consisting of any securities of AT&T, any subsidiary of AT&T, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration. In the case of shares of AT&T Wireless Group tracking stock distributed to holders of AT&T common stock, such consideration may consist, in whole or in part, of a decrease in the inter-group interest, if any, held by the AT&T Common Stock Group in the AT&T Wireless Group.

     Discrimination among classes of AT&T common shares. The tracking stock amendment does not provide for mandatory share distributions. Subject to the restrictions described above or that are in effect regarding Liberty Media Group tracking stock, our board of directors will have the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of AT&T common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions amounts declared, liquidation rights or any other factor.

     REDEMPTION

     Redemption in exchange for shares of AT&T common stock at option of our board of directors. At any time following either the occurrence of tax-related events or the second anniversary of the date that AT&T Wireless Group tracking stock is initially issued, our board of directors, in its sole discretion, may redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock. In such event, each share of AT&T Wireless Group tracking stock will be redeemed in exchange for that number of shares of AT&T common stock, calculated to the nearest 1/10,000, equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock.

     In this case, the average market price per share of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock for the 40 consecutive trading

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

days ending on the 15th trading day prior to the date notice of the redemption is mailed to holders of AT&T Wireless Group tracking stock.

     In order to redeem AT&T Wireless Group tracking stock on the basis of a tax event, AT&T must obtain the opinion of counsel that, as a result of an amendment to or change (or prospective change) in a law or an interpretation of the law that takes place after the AT&T Wireless Group tracking stock is issued, there is more than an insubstantial risk that:

     - any issuance of AT&T Wireless Group tracking stock would be treated as a sale or other taxable disposition by AT&T or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying AT&T Wireless Group tracking stock,

     - the existence of AT&T Wireless Group tracking stock would subject AT&T, its subsidiaries or its affiliates, or any of their respective successors to the imposition of tax or other adverse tax consequences, or

     - either AT&T common stock or AT&T Wireless Group tracking stock would not be treated solely as common stock of AT&T.

     Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. The tracking stock amendment also provides that AT&T may, at any time, redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for a specified number of outstanding shares of common stock of a subsidiary of AT&T that satisfies certain requirements under the Internal Revenue Code and that holds all of the assets and liabilities of the AT&T Wireless Group. We refer to a subsidiary that satisfies these requirements as a "qualifying subsidiary." This type of redemption may only be made on a pro rata basis, and must be tax free to the holders of AT&T Wireless Group tracking stock, except with respect to any cash that holders receive in lieu of fractional shares.

     In this case, we would exchange each share of AT&T Wireless Group tracking stock, on a pro rata basis, for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by AT&T.

     Redemption in connection with certain significant transactions. In the event of a sale, transfer, assignment or other disposition by AT&T in a transaction or series of related transactions, of all or substantially all of the properties and assets of the AT&T Wireless Group, AT&T is generally required to take one of the following actions, which will be selected in the sole discretion of our board of directors:

     - AT&T may redeem each outstanding share of AT&T Wireless Group tracking stock in exchange for a number of shares of AT&T common stock (calculated to the nearest 1/10,000) equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock. For this purpose, the "average market price per share" of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following completion of that transaction.

     - Subject to limitations, AT&T may declare and pay a dividend in cash and/or in securities (other than AT&T common stock) or other property to holders of the outstanding shares of AT&T Wireless Group tracking stock equally on a share-for-share basis in an aggregate amount equal to the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

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

     - Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the properties and assets of the AT&T Wireless Group, AT&T may redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable to the AT&T Wireless Group tracking stock.

     - Subject to limitations, if the disposition involves substantially all, but not all, of the properties and assets of the AT&T Wireless Group, AT&T may redeem a number of outstanding shares of AT&T Wireless Group tracking stock in exchange for a redemption price equal to the net proceeds of that disposition. The number of shares of AT&T Wireless Group tracking stock to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount allocated to the redemption of these shares by the average market value of one share of AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following the completion of that disposition and (2) the total number of outstanding shares of AT&T Wireless Group tracking stock.

     - Subject to limitations, AT&T may take a combination of the actions described in the preceding bullets whereby AT&T may redeem some shares of AT&T Wireless Group tracking stock in exchange for shares of AT&T common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock to either (1) declare and pay a dividend as described in the second bullet above, or (2) redeem part or all of the remaining shares of AT&T Wireless Group tracking stock as described in the third or fourth bullet above.

     For purposes of these provisions, "substantially all of the properties and assets" of the AT&T Wireless Group as of any date means a portion of such properties and assets that represents at least 80% of the fair value of the properties and assets attributed to the AT&T Wireless Group as of such date.

     Certain exceptions. The provisions described under "-- Redemption in connection with certain significant transactions" will not apply, and AT&T will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

     - if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of AT&T Wireless Group tracking stock, voting as a separate class,

     - if the disposition is in connection with a liquidation of AT&T,

     - if the disposition is to a person or group of which AT&T is the majority owner and the AT&T Wireless Group receives in exchange primarily equity securities of that person or group as consideration,

     - in connection with a spin-off or similar disposition of AT&T's entire interest in the AT&T Wireless Group to the holders of AT&T Wireless Group tracking stock, including a disposition that is made in connection with a mandatory redemption as described under "-- Redemption in exchange for shares of AT&T common stock at option of our board of directors" or "-- Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors," and

     - in connection with a "related business transaction," which generally means a disposition of all or substantially all of the assets attributed to the AT&T Wireless Group in which AT&T receives equity securities of an entity that engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the AT&T Wireless Group prior to such transaction.

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

     GENERAL PROCEDURES

     Public announcements; notices. The tracking stock amendment provides that, in the case of specified dispositions or a redemption, AT&T will publicly announce or otherwise provide specified information to holders of AT&T Wireless Group tracking stock.

     Fractional shares. Our board of directors will not have to issue or deliver any fractional shares to any holder of AT&T Wireless Group tracking stock upon any redemption, dividend or other distribution under the provisions described under "-- Redemption." Instead of issuing fractional shares, AT&T will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

     No adjustments for dividends or other distributions. No adjustments for dividends will be made upon the exchange of any shares of AT&T Wireless Group tracking stock; except that, if a redemption date with respect to AT&T Wireless Group tracking stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or AT&T's default in payment of the dividend or distribution.

     Payment of taxes. If any person exchanging a certificate representing shares of AT&T Wireless Group tracking stock wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of AT&T or its agent, that the tax has been paid or is not applicable.

     LIQUIDATION RIGHTS

     In the event of a liquidation, dissolution or winding up of AT&T, whether voluntary or involuntary, AT&T will first pay or provide for payment of debts and other liabilities of AT&T, including the liquidation preferences of any class or series of AT&T preferred stock. Thereafter, holders of the shares of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless Group tracking stock and any other class of AT&T common shares will share in the funds of AT&T remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the classes of AT&T common shares. AT&T will calculate the market capitalizations based on the 20-trading day period ending on the trading day prior to the date of the public announcement of the liquidation, dissolution or winding up of AT&T.

     None of the following, by itself, will constitute a liquidation, dissolution or winding up of AT&T:

     - the consolidation or merger of AT&T with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of AT&T,

     - any transaction or series of related transactions that results in all of the assets and liabilities included in the AT&T Wireless Group being held by one or more AT&T Wireless Group subsidiaries and the distribution of such AT&T Wireless Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding AT&T Wireless Group tracking stock, and

     - any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more Liberty Media Group subsidiaries and the distribution of such Liberty Media Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding Liberty Media Group tracking stock (but this will be subject to the provisions relating to the redemption of shares of Liberty Media Group tracking stock described in our charter).

     DETERMINATIONS BY OUR BOARD OF DIRECTORS

     Any determinations made by our board of directors under any provision described in this section "-- Terms of the Tracking Stock Amendment" will be final and binding on all shareholders of AT&T, except as may otherwise be required by law. AT&T will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Corporate Secretary.

     NO PREEMPTIVE RIGHTS

     Holders of AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by AT&T.

THE INITIAL PUBLIC OFFERING AND THE DISTRIBUTION

     THE INITIAL PUBLIC OFFERING

     We currently intend to issue in an underwritten initial public offering shares of AT&T Wireless Group tracking stock representing a portion of the economic performance of the AT&T Wireless Group. We will determine the amount to be issued based on capital requirements of the AT&T Wireless Group and the AT&T Common Stock Group, market conditions at the time of the initial public offering and other factors. MediaOne, which has the right to consent to amendments to our charter under the terms of our merger agreement, has consented to the charter amendment proposal provided that we issue shares of AT&T Wireless Group tracking stock in the initial public offering reflecting no greater than 20% of the economic performance of the AT&T Wireless Group. The proceeds of the initial public offering may be allocated between the two groups or only to one group.

     THE DISTRIBUTION

     We currently intend to follow the initial public offering with a distribution to holders of AT&T common stock of shares of AT&T Wireless Group tracking stock. These shares would represent the economic performance of the AT&T Wireless Group not represented by the shares of tracking stock issued in the initial public offering. Following the distribution, we expect that the outstanding shares of AT&T Wireless Group tracking stock will reflect 100% of the economic performance of the AT&T Wireless Group.

     TIMING OF THE INITIAL PUBLIC OFFERING AND THE DISTRIBUTION

     We currently expect to complete the initial public offering shortly following shareholder approval of the charter amendment proposal. We currently expect to complete the distribution at some time after the initial public offering and after we complete our pending merger with MediaOne.

     Our board of directors reserves the right not to create AT&T Wireless Group tracking stock or not to issue the tracking stock once it is created. In addition, even if we complete the initial public offering, there is no guarantee that the distribution will follow.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Subject to the discussion below in this section, neither the adoption of the charter amendment proposal, the occurrence of the initial public offering of AT&T Wireless Group tracking stock nor the pro rata distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock will be taxable to AT&T, holders of AT&T common stock, holders of Liberty Media Group tracking stock or holders of AT&T Wireless Group tracking stock.

     Holders of AT&T common stock who receive AT&T Wireless tracking stock in such a distribution will allocate their basis in AT&T common stock between AT&T common stock and AT&T Wireless Group tracking stock in accordance with the relative fair market values of such stocks on the date on which AT&T Wireless Group tracking stock is distributed. Such a holder's holding period for AT&T Wireless Group tracking stock will include the holder's holding period for the holder's AT&T common stock.

     The conclusions in the two preceding paragraphs are not free from doubt. These conclusions assume that AT&T Wireless Group tracking stock is treated as a class of common stock of AT&T. The filing of consolidated income tax returns by the AT&T Common Stock Group together with the AT&T Wireless Group also assumes that AT&T Wireless Group tracking stock is treated as a class of common stock of AT&T. While AT&T believes that, under current law, AT&T Wireless Group tracking stock will be treated as common stock of AT&T, there are no authorities directly on point nor will AT&T receive an advance ruling from the Internal Revenue Service. There is a risk that the Internal Revenue Service could assert that AT&T Wireless Group tracking stock is property other than common stock of AT&T. AT&T believes it is unlikely the Internal Revenue Service would prevail on that view, but no assurance can be given that the views expressed in the two preceding paragraphs, if contested, would be sustained by a court.

     The foregoing discussion under this section "Material Federal Income Tax Consequences" is only a summary of the material federal income tax consequences of the issuance and distribution of AT&T Wireless Group tracking stock. It is not a complete analysis of all potential tax effects relevant to the issuance or distribution of AT&T Wireless Group tracking stock. The discussion does not address consequences that may be relevant to a particular AT&T common stock, Liberty Media Group tracking stock or AT&T Wireless Group tracking stock holder subject to special treatment under U.S. federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-U.S. persons, holders that acquired their AT&T common stock, Liberty Media Group tracking stock or AT&T Wireless Group tracking stock upon the exercise of options or otherwise as compensation and holders that do not hold such shares as capital assets, nor any consequences arising under any state, local or foreign jurisdiction. The discussion is based on the Internal Revenue Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date of this proxy statement. All of the foregoing is subject to change and any such change could affect the continuing validity of this discussion. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ISSUANCE AND DISTRIBUTION OF AT&T WIRELESS GROUP TRACKING STOCK TO YOU.

                     DESCRIPTION OF THE AT&T WIRELESS GROUP

     The description below of the AT&T Wireless Group reflects our current plans regarding the operation of the AT&T Wireless Group. These plans may change from time to time.

OVERVIEW

     The AT&T Wireless Group is one of the largest wireless service providers in the United States, based on approximately $5.5 billion in revenues for the nine months ended September 30, 1999. Including its partnership markets, the AT&T Wireless Group had approximately 12 million total subscribers as of September 30, 1999. Additionally, subscribers within the AT&T Wireless Group's affiliates totaled approximately 0.3 million as of September 30, 1999. The AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. The group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include simplified pricing plans, such as AT&T Digital One Rate service, and bundled offerings of communications products and services that target specific customer groups.

     The AT&T Wireless Group markets its products and services primarily under the AT&T name. We believe that AT&T's widely recognized brand significantly contributes to consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. The AT&T Wireless Group also believes that its relationship with AT&T will provide it with other competitive advantages. For example, the AT&T Wireless Group and the AT&T Common Stock Group plan to offer their products and services together in bundled offerings, which may combine wireless services with long distance and local communications services, broadband services and Internet services. In addition, each group will be able to take advantage of the other group's marketing and sales efforts and network capabilities.

     The AT&T Wireless Group operates one of the largest U.S. digital wireless networks. The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 and 1900 megahertz licenses to provide wireless services covering 94% of the U.S. population. As of September 30, 1999, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 64% of the U.S. population. This includes operations in 42 of the 50 largest U.S. metropolitan areas. The AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where the AT&T Wireless Group does not have operations. Through these roaming agreements, the AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. The AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.

     The AT&T Wireless Group provides its wireless voice and data services using digital TDMA, analog and CDPD technologies. The AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service. The AT&T Wireless Group has upgraded 98% of its 850 megahertz markets to digital based and all of its 1900 megahertz markets are digital based. Currently, over 73% of the AT&T Wireless Group's consolidated subscribers use digital services, accounting for over 85% of its traffic. The AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding the AT&T Wireless Group. It further believes that this high percentage of digital use improves the efficiency of its network and allows it to offer higher quality services.

THE AT&T WIRELESS GROUP

     The proposed AT&T Wireless Group tracking stock is designed to reflect the separate economic performance of the AT&T Wireless Group. Except as described below, we will attribute all of AT&T's current wireless operations to the AT&T Wireless Group, including:

     - all mobile and fixed wireless licenses,

     - all wireless networks, operations, cell sites, retail operations, wireless customer care facilities and customer location assets, and

     - interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

     The AT&T Common Stock Group will retain:

     - existing and future wireless activities that stem from country-specific joint venture relationships that are predominantly non-wireless, and

     - incidental wireless capabilities or links in any backbone or other communications network that is predominantly non-wireless.

     We currently intend to include all future wireless activities in the AT&T Wireless Group. Our board of directors may, however, in its discretion, but subject to the AT&T Wireless Group policy statement, direct new businesses and assets to the AT&T Wireless Group or the AT&T Common Stock Group or dispose of or transfer businesses or assets of either group.

     The AT&T Common Stock Group will be able to offer wireless services under sales agency or other arrangements with the AT&T Wireless Group. These transactions are described in more detail below and will be implemented under the AT&T Wireless Group policy statement.

ARRANGEMENTS BETWEEN THE AT&T COMMON STOCK GROUP AND THE AT&T WIRELESS GROUP

     AT&T will seek to manage the AT&T Common Stock Group and the AT&T Wireless Group in a manner designed to maximize the operations, unique assets and value of both groups. Following the creation and issuance of AT&T Wireless Group tracking stock, the AT&T Wireless Group will be able to:

     - use the powerful AT&T brand name on the same basis as any other AT&T business,

     - leverage AT&T's sales force through cross marketing arrangements and through bundled offers of wireless with long distance and local telephony, broadband and Internet services,

     - use AT&T's intellectual property and technology, and

     - benefit from AT&T's favorable purchasing contracts with major network and equipment suppliers.

     In addition, we currently intend to borrow funds and provide the AT&T Wireless Group with the proceeds at interest rates that are comparable to the rates the AT&T Wireless Group would have received in the open market as a non-affiliate of AT&T and without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group.

     The relationship between the two groups will be governed by the AT&T Wireless Group policy statement, including the process of fair dealing described under "Relationship between the AT&T Common Stock Group and the AT&T Wireless Group -- AT&T Wireless Group Policy Statement --

General policy." Although our board of directors has no present intention to do so, it may modify, suspend or rescind the policies set forth in the AT&T Wireless Group policy statement, adopt additional policies or make exceptions to existing policies, at any time, without the approval of our shareholders, subject to limitations we describe under "Relationship between the AT&T Common Stock Group and the AT&T Wireless Group -- AT&T Wireless Group Policy Statement" and our board of directors' fiduciary duties.

INDUSTRY OVERVIEW

     GENERAL

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, enhanced specialized mobile radio services, PCS and fixed wireless services. The FCC licenses the radio frequency used to provide each of these applications.

     Since its introduction in 1983, wireless service has grown dramatically. As illustrated by the following chart, domestic cellular, enhanced specialized mobile radio and PCS providers experienced compound rates of growth of 25% and 33% in revenues and subscribers, respectively, over the five-year period from 1993 to 1998.

                         WIRELESS INDUSTRY STATISTICS*

                                             1993     1994     1995     1996     1997     1998
                                            ------   ------   ------   ------   ------   ------
Total service revenues (in billions)......  $10.9    $14.2    $19.1    $23.6    $27.5    $   33.1
Ending subscribers (in millions)..........   16.0     24.1     33.8     44.0     55.3        69.2
Subscriber growth.........................   45.1%    50.8%    40.0%    30.4%    25.6%       25.1%
Average monthly service revenue per
  subscriber, including roaming revenue...  $67.13   $59.08   $54.91   $50.61   $46.11   $   44.35
Average monthly service revenue per
  subscriber, excluding roaming revenue...  $58.74   $51.48   $47.59   $44.66   $41.12   $   39.66
Ending penetration........................    6.2%     9.4%    13.0%    16.3%    20.2%       25.1%

-------------------------
* Source: Cellular Telecommunications Industry Association and Paul Kagan Associates.

     RECENT INDUSTRY TRENDS

     The dramatic growth in the wireless communications industry has been shaped by a number of industry trends that are likely to continue in the near future.

     Expanding penetration fuels network optimization. The U.S. wireless industry has experienced an increase in absolute subscriber additions and wireless penetration levels. For example, the number of ending subscribers increased by 5.0 million in 1993 and by 10.5 million in 1998 at the same time as penetration grew from 6.2% to 25.3%, respectively. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over greater numbers of users, thereby optimizing network usage. The experience of wireless providers in other developed nations has shown that the market for wireless services has an inflection point with regard to subscriber penetration whereby the number of subscribers and penetration accelerates as wireless service usage becomes more ubiquitous.

In addition, those same international wireless providers have experienced EBITDA growth at a greater rate than subscriber growth as network usage increases. The AT&T Wireless Group believes that the U.S. wireless industry is approaching a similar inflection point in subscriber penetration and is likely to develop along the same path as international wireless industries have developed.

     Single rate pricing simplifies customer choice and drives consolidation. The AT&T Wireless Group has led the industry in simplifying customer choice through pricing plans. In May 1998, the AT&T Wireless Group revolutionized the industry by offering AT&T Digital One Rate service, which, for the first time, charged a single rate with no roaming or long distance fees for a specified number of minutes for calls within the United States. Because roaming costs to the wireless provider can exceed the amount charged to the subscriber under these single rate plans, wireless providers have been attempting to establish national coverage through acquisitions, driving consolidation.

     Declining costs of service results in mass market availability. As the cost of wireless service has declined, it has become, in an extremely short period of time, a mass market product rather than a luxury good. The AT&T Wireless Group expects that the increase in the number of competitors in each wireless market will lead to further price declines, which should make wireless service available to an even greater number of potential users. Experience indicates that this widespread usage will in turn cause even more people to use wireless services. The AT&T Wireless Group believes that these developments are likely to drive continued and accelerated growth in the wireless communications industry.

     Digital service increases utility and functionality of wireless services. Digital service, as opposed to analog service, permits wireless providers to offer a variety of enhanced services to users. Technological advancements, from longer battery life to improved voice quality, have begun to make wireless service increasingly comparable to landline communications. Additionally, customers have begun to expect custom calling features that are similar to those available on a landline network. Wireless providers will need to continue to invest in network upgrades to offer advanced services in order to attract and retain subscribers.

     Wireless data applications will drive expanded wireless usage. Existing and new wireless data technologies, coupled with the widespread use of the Internet, have caused wireless providers to target wireless data services. These services predominantly have been used to date to carry corporate data applications. The AT&T Wireless Group has been a leader in this emerging market with its CDPD network. CDPD coverage is available in over 60% of the AT&T Wireless Group's built network, which the AT&T Wireless Group believes provides a critical advantage in the cost-effective provision of wireless data services.

     The introduction of new applications for corporate and eventually for consumer users, such as access to email, news, sports, weather summaries, travel services, financial information and services and comparison shopping applications, will drive the growth for wireless data network services. To this end, enabling technologies, such as Wireless Access Protocol, provide an environment that encourages developers to create innovative data services for wireless networks. In addition, applications, such as email, instant messages, banking, wireless portals and web services, are being developed and marketed. The AT&T Wireless Group believes that the development and deployment of third generation wireless networks will drive further growth in wireless data services and applications due to increased capacity, speed and lower costs.

     BACKGROUND

     The AT&T Wireless Group has licenses to use three portions of the radio spectrum that the FCC has made available for the transmission of voice and data signals: 850 megahertz,

1900 megahertz and 38 gigahertz. In addition, AT&T has entered into agreements to acquire additional portions of the radio spectrum in the 2.3 gigahertz range.

     The AT&T Wireless Group provides its mobile voice services using both 850 megahertz cellular and 1900 megahertz PCS licenses. The AT&T Wireless Group does not manage its business for these spectrums separately. Rather, the AT&T Wireless Group manages its business to provide virtually seamless network coverage irrespective of the spectrum. From a marketing and operational perspective, the AT&T Wireless Group defines and manages its markets geographically, usually around an urban area or other geographic region. These geographic markets may use either 850 megahertz or 1900 megahertz spectrum or both. Geographic markets that use predominantly 850 megahertz spectrum have been in operation longer and therefore are more mature than those markets that exclusively use 1900 megahertz spectrum.

     The 850 megahertz wireless markets originally used analog-based systems, although digital technology has been introduced in most markets. As of September 30, 1999, the AT&T Wireless Group had upgraded 98% of its 850 megahertz markets to digital-based systems. The 1900 megahertz markets all are digital-based.

     Analog systems currently have several limitations, including lack of privacy and limited capacity. However, analog handsets are compatible with all analog systems in all markets within the United States.

     Digital systems, whether in the 850 megahertz or 1900 megahertz spectrum, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. The AT&T Wireless Group believes that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and opportunity to provide improved data transmissions.

     Digital systems operate under one of three principal signal transmission technologies, or standards, none of which is compatible with the others:

     - TDMA or time division multiple access,

     - CDMA or code division multiple access, or

     - GSM or global system for mobile communications.

     The AT&T Wireless Group has selected TDMA as its digital wireless standard. The AT&T Wireless Group offers its subscribers tri-mode handsets that permit the user to access both its analog and digital TDMA systems, whether operating in 850 or 1900 megahertz spectrum.

     The AT&T Wireless Group also has licenses to provide communications services utilizing 38 gigahertz digital spectrum in 156 geographic areas covering a total population of approximately 175 million and including more than 80 of the largest 100 metropolitan markets. These licenses were acquired through AT&T's acquisition of Teleport Communications Group Inc.

     The AT&T Wireless Group has also entered into agreements to acquire licenses for radio spectrum in the 2.3 gigahertz range. The AT&T Wireless Group expects to use this spectrum for its fixed wireless operations.

STRATEGY

     The AT&T Wireless Group's goal is to be the premier provider of high-quality wireless communication services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States or internationally. The AT&T Wireless Group believes that the following are key elements to enable it to meet its goal:

     - continue the aggressive build out and expansion of its TDMA network to provide coverage throughout the nation, improved quality and consistent features regardless of location, while simultaneously reducing roaming expenses,

     - continue to lower its operating cost structure by expanding its TDMA network and developing new channels of distribution,

     - target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services in order to increase its subscriber base and revenues,

     - leverage the benefits of the AT&T Wireless Group's relationship with and use of the resources of AT&T, including the use of the AT&T brand and AT&T's distribution channels, cross marketing opportunities and bundled offers with AT&T's traditional products, and

     - take advantage of wireless spectrum and capabilities with new growth initiatives, including wireless data and fixed wireless opportunities.

     CONTINUE THE AGGRESSIVE BUILD OUT AND EXPANSION OF ITS TDMA NETWORK

     The AT&T Wireless Group believes it is competitively critical to expand its digital TDMA footprint, as well as to increase capacity in existing markets, in order to provide national coverage, improve quality and offer consistent features regardless of location, while simultaneously reducing roaming expenses. As a result, the AT&T Wireless Group has taken a number of steps to increase its network coverage, including the purchase of 1900 megahertz PCS licenses, the acceleration of digital build outs in 850 megahertz and 1900 megahertz markets, and the acquisition of or partnering with other wireless providers. The AT&T Wireless Group currently has licenses covering 94% of the U.S. population. In addition, in many of its markets, the AT&T Wireless Group possesses licenses for both 850 megahertz and 1900 megahertz spectrum. In each market in which the AT&T Wireless Group is not currently operating, the AT&T Wireless Group evaluates the benefits and costs of building out its license versus acquiring or partnering with other experienced wireless providers before it decides on the appropriate method of expanding into that market. The timing of these decisions depends upon a variety of factors, including the size of the prospective market, the location of the market relative to other AT&T markets, the economics of existing roaming agreements and anticipated industry developments.

     Digital build out. The AT&T Wireless Group has aggressively pursued the build out of its TDMA network. In the years ended December 31, 1996, 1997 and 1998, capital expenditures for build out of owned and operated 1900 megahertz licenses totaled $632 million, $812 million and $384 million, respectively. In addition, during those periods, capital expenditures to increase capacity and upgrade to digital in 850 megahertz markets totaled $1,070 million, $701 million and $645 million, respectively. The AT&T Wireless Group expects that 1999 capital expenditures will total $2.3 billion. As of September 30, 1999, the AT&T Wireless Group had upgraded 98% of its 850 megahertz markets to digital systems. As of September 30, 1999, TDMA systems covering 48% of the AT&T Wireless Group's 151 million 1900 megahertz licensed POPs were in service in those markets.

     Acquisitions. The AT&T Wireless Group also will expand its TDMA network through acquisitions when it is economic to do so. For example, on May 3, 1999, the AT&T Wireless Group acquired Vanguard Cellular Systems, Inc., an independent operator of wireless telephone systems in the United States with approximately 6.9 million POPs and over 700,000 subscribers as of September 1999. Vanguard served 26 markets in the Eastern United States, including the Mid-Atlantic and Ohio Valley Super Systems and the Florida, Carolinas and New England metro-clusters. The AT&T Wireless Group also recently completed its acquisition of Honolulu Cellular Telephone Company, a provider of cellular services covering Oahu, Hawaii with approximately 900,000 POPs and over 125,000 subscribers as of the date of its acquisition in August 1999.

     Establish partnerships. The AT&T Wireless Group also will continue to establish local market partnerships with other wireless operators in order to accelerate the build out of its TDMA systems. In addition to existing partnership arrangements for its 850 megahertz markets, the AT&T Wireless Group has entered into a number of joint ventures and affiliations to expand its 1900 megahertz digital coverage. Key partnerships and affiliates include the following:

                                                                         850 OR 1900
                                                                          MEGAHERTZ         POPS         OWNERSHIP
       ENTITY                 PARTNER             MARKETS COVERED*         MARKET      (IN MILLIONS)*   PERCENTAGE*
---------------------  ---------------------  -------------------------  -----------   --------------   -----------
AB Cellular            BellSouth Corporation  Los Angeles, California;       850            19.6           55.6%
                                              Houston and Galveston,
                                              Texas
American Cellular      Dobson Communications  Rural service areas in         850             4.9           50.0%
Corporation**          Corporation            Minnesota, New York,
                                              Wisconsin, Kentucky,
                                              Ohio, Michigan,
                                              Pennsylvania, Tennessee
                                              and West Virginia;
                                              metropolitan service
                                              areas of Duluth,
                                              Minnesota; Orange County
                                              and Poughkeepsie, New
                                              York; Eau Claire and
                                              Wausau, Wisconsin; and
                                              Alton, Illinois
Cincinnati Bell        Cincinnati Bell        Cincinnati and Dayton,        1900             3.1           19.9%
  Wireless, LLC        Wireless, LLC          Ohio
CMT Partners           Vodafone/Airtouch      Northern California,           850             8.9           50.0%
                                              including the Bay area;
                                              Kansas City, Missouri;
                                              and Dallas, Texas
Telecorp PCS, Inc.     Telecorp PCS, Inc.     Markets in Puerto Rico        1900            16.5           17.6%
                                              and the U.S. Virgin
                                              Islands, Louisiana,
                                              Arkansas, Tennessee,
                                              Massachusetts, New
                                              Hampshire, Missouri and
                                              Kentucky, including San
                                              Juan, New Orleans, Baton
                                              Rouge, Memphis, Little
                                              Rock, Manchester,
                                              Concord, Nashua,
                                              Worcester, Cape Cod and
                                              Martha's Vineyard

                                                                         850 OR 1900
                                                                          MEGAHERTZ         POPS         OWNERSHIP
       ENTITY                 PARTNER             MARKETS COVERED*         MARKET      (IN MILLIONS)*   PERCENTAGE*
---------------------  ---------------------  -------------------------  -----------   --------------   -----------
Tritel, Inc.           Tritel, Inc.           Markets in Mississippi,       1900            14.0           21.4%
                                              Kentucky, Tennessee,
                                              Alabama and Georgia,
                                              including Jackson,
                                              Vicksburg, Nashville,
                                              Knoxville, Clarksville,
                                              Chattanooga, Dalton,
                                              Huntsville, Mobile,
                                              Montgomery, Birmingham,
                                              Louisville and Lexington
Triton PCS, Inc.       Triton PCS, Inc.       Markets in North              1900            13.0           19.9%
                                              Carolina, South Carolina,
                                              Georgia, Virginia,
                                              Tennessee and Kentucky,
                                              including Fayetteville,
                                              Hickory, Wilmington,
                                              Myrtle Beach, Charleston,
                                              Columbia, Hilton Head,
                                              Florence, Augusta,
                                              Savannah, Athens,
                                              Norfolk, Richmond and
                                              Roanoke

------------------------
 * As of September 30, 1999.

** Under contract to be formed in 2000.

     CONTINUE TO LOWER ITS OPERATING COST STRUCTURE BY EXPANDING ITS TDMA NETWORK AND DEVELOPING NEW CHANNELS OF DISTRIBUTION

     The AT&T Wireless Group believes that its success also will depend in large part on its ability to continue to lower its operating cost structure in order to have the flexibility to offer various pricing plans and to be cost competitive. The AT&T Wireless Group already has taken a number of steps to lower its operating costs associated with providing network service, and is taking a number of initiatives to lower its marketing and sales costs.

     Lower network costs. As described above, the AT&T Wireless Group is aggressively expanding its footprint across the United States. The AT&T Wireless Group pays other wireless providers negotiated roaming rates when AT&T Wireless Group customers make or receive wireless calls when located in other approved wireless providers' coverage areas. Because roaming costs to the wireless provider can be significant or exceed the amount charged to the subscriber, it is extremely advantageous to be able to provide services on the AT&T Wireless Group's network.

     In the interim, the AT&T Wireless Group has been able to reduce roaming charges significantly. The AT&T Wireless Group has been able to negotiate favorable roaming rates with most wireless providers across the United States based upon volume and growth. In addition, the AT&T Wireless Group's proprietary Intelligent Roaming Data Base (IRDB) automatically ensures that wireless subscribers have access to preferred service providers whenever they travel outside their wireless home-coverage area. IRDB maintains a list of wireless carriers and their frequency bands, ranked by priority. This is designed to provide service in more areas and provides the AT&T Wireless Group with more favorable roaming rates. The updated IRDB is downloaded over the air into each digital multi-network phone monthly. During the IRDB process, the wireless phone scans all bands to

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determine which service providers are available. The phone registers, or "locks on," immediately if it finds sufficiently strong AT&T Wireless Group service, the top priority. If the AT&T Wireless Group does not offer service in the area, the IRDB instructs the phone to search for an affiliate or a partner service provider. When an affiliate or a partner is not available, the phone scans for a "favored" service provider, one that is preferred over a carrier not categorized in the IRDB.

     Lower marketing and sales expense. The AT&T Wireless Group has begun a number of initiatives designed to lower its customer acquisition cost, as well as its customer care expenses. For example, the AT&T Wireless Group has been actively seeking lower cost distribution channels for its products and services. The AT&T Wireless Group is increasing the number of its company-owned stores, which are one of the lowest cost channels for distributing and signing up customers. As of December 31, 1999, there were approximately 390 company-owned stores throughout the United States. In addition, in June 1999, the AT&T Wireless Group began using the Internet as a vehicle for customer acquisition, as well as for customer care. In addition to allowing customers to sign up for wireless services over the Internet, resulting in a lower cost to add a new subscriber to the AT&T Wireless Group than other channels, subscribers can access their account and obtain answers to routine inquiries that would otherwise require a customer care representative. Since its introduction, the number of visits to the AT&T Wireless Group's Internet site for wireless service activation or care has grown to approximately 1.4 million per month as of October 31, 1999.

    TARGET DISTINCT CONSUMER AND BUSINESS CUSTOMER SEGMENTS WITH WIRELESS OFFERS THAT MATCH THEIR NEEDS FOR VOICE AND DATA SERVICES IN ORDER TO INCREASE ITS CUSTOMER BASE AND ITS REVENUES

     The AT&T Wireless Group believes that one key to success in the wireless industry is the ability to target customer segments and provide offers that match the needs of those segments. Certain segments respond to pricing plans tailored to their usage patterns while other segments are more attuned to customized service features. The AT&T Wireless Group has been a leader in differentiating its services through its use of targeted offerings and its introduction of new features and services.

     AT&T Digital One Rate service. In May 1998, the AT&T Wireless Group introduced its AT&T Digital One Rate service, which targets high value customers (i.e., customers that spend over $60 per month on wireless services) who travel frequently and make frequent long distance calls. The introduction of AT&T Digital One Rate service redefined the industry by charging a single rate with no roaming or long distance fees for a specified number of minutes for calls within the United States. Since the inception of AT&T Digital One Rate service in May 1998, and through September 30, 1999, more than 1.6 million customers have subscribed to the service. The AT&T Wireless Group believes that there are other opportunities to segment the market with simplified pricing plans. For example, the AT&T Wireless Group recently introduced service plans that target customers who make frequent long distance calls but travel infrequently.

     AT&T group plans. AT&T has developed offers for groups that are in frequent contact with a predetermined number of other wireless subscribers. For consumers, the AT&T Wireless Group developed the AT&T Family Plan, which allows a family to establish an account with up to five family members within the same calling area. Each family member has his or her own wireless number that allows for unlimited calls between wireless numbers on the account, and to and from the family's home number within the defined family calling area. All charges then are provided on a single bill. For businesses, the AT&T Wireless Group offers Group Calling, the wireless industry's first business offer with unlimited calling among a wireless group of five to 50 subscribers and to as many as five landline numbers within a designated group calling area. Group Calling is designed for

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local, mobile businesses, such as sales and service, delivery and distribution, dispatch and contractors, that operate within a specific geographic area.

     Wireless Office Service. Wireless Office Service integrates wireless phones into a company's office, campus or plant telephone network. Calls to and from the wireless phone can be routed through a company's network as if the calls were being made from or received on a desk phone. Users can receive calls dialed to their desk phone on their wireless phone when the user is within the expanded AT&T Wireless Group's network. Wireless Office Service provides one number call delivery, four-digit dialing, enhanced radio frequency coverage and low flat-rate billing for airtime usage within a customer's office, campus or plant.

     National digital prepaid wireless. AT&T national digital prepaid wireless service is a pay-in-advance wireless product that provides wireless communications to customers with no contract, no credit check, no deposit and no bill. AT&T prepaid wireless service is designed to meet the needs of customers that want to manage their expenses, prefer to pay in cash, lack credit or have difficulty obtaining credit.

     Enhanced features. The AT&T Wireless Group has been an industry leader in the migration of subscribers from analog to digital service. At the present time, over 85% of AT&T Wireless Group's traffic is digital, which the AT&T Wireless Group believes is substantially greater than the industry average, excluding the AT&T Wireless Group. The ability to migrate customers to digital service has permitted the AT&T Wireless Group to further differentiate its wireless offerings though enhanced features. The AT&T Wireless Group offers custom calling services, such as voice mail, call forwarding, call waiting, three-way calling, no-answer and busy transfer. It also offers a variety of other enhanced features, including display messaging, which allows a cellular phone to receive and store short alphanumeric messages and pages and to provide subscribers with notification of voice mail messages, extended battery life and enhanced directory assistance, which enables callers to be connected to the party whose number is sought without hanging up and redialing.

     LEVERAGE THE BENEFITS OF THE AT&T WIRELESS GROUP'S RELATIONSHIP WITH AND USE OF THE RESOURCES OF AT&T

     The AT&T Wireless Group believes that its relationship with AT&T provides it with significant competitive advantages, including:

     - use of the powerful AT&T brand name on the same basis as any other AT&T business,

     - an ability to leverage AT&T's sales force through cross marketing arrangements and through bundled offers of wireless with long distance and local telephony, broadband and Internet services,

     - use of AT&T's intellectual property and technology,

     - benefits from AT&T's favorable purchasing contracts with major network and equipment suppliers, and

     - an enhanced ability to access capital.

     AT&T brand. The AT&T brand is one of the best known and respected brand names in the United States. The AT&T Wireless Group believes that the AT&T brand positively impacts consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. In addition, as competition in the wireless communications industry intensifies, management believes that the power of a strong national brand plays an increasingly important role in consumers' purchasing decisions.

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     Marketing.  The AT&T Wireless Group expects that its relationship with the
AT&T Common Stock Group will provide substantial marketing advantages. Through its relationship with AT&T, the AT&T Wireless Group will have access to AT&T's approximately 77 million business and consumer customers. The AT&T Wireless Group will be able to enter into cross marketing relationships with the AT&T sales force whereby AT&T's customers can be solicited for wireless services. In addition, both the AT&T Common Stock Group and the AT&T Wireless Group will have the opportunity to offer attractive and unique bundled offers of wireless with long distance, local telephony, broadband and Internet services designed for targeted markets.

     Technology. The AT&T Wireless Group will have the advantage of being able to use not only its intellectual property and technology, but also AT&T's proprietary intellectual property and technology as well as all intellectual property that AT&T has the right to use through licensing or other arrangements. In addition, the AT&T Wireless Group will be able to engage AT&T Labs to pursue future wireless technologies and will have access to future technological innovations from AT&T. The ability to coordinate with the AT&T Common Stock Group on new technological developments will allow the AT&T Wireless Group to ensure that new features, such as a common mailbox or email applications, offered by either group are compatible over both networks. This may permit the AT&T Wireless Group to introduce new features more quickly and more cost efficiently than its competitors.

     Purchasing power. AT&T is one of the largest communications carriers in the world, and, as such, has substantial leverage in the industry with major equipment suppliers. AT&T's ability to purchase large amounts of goods has enabled it to obtain favorable pricing and other terms with those suppliers. As an AT&T entity, the AT&T Wireless Group will be able to continue to rely on AT&T's purchasing power in making its own purchasing arrangements.

     Enhanced ability to access capital. The AT&T Wireless Group's access to capital will benefit from its relationship with AT&T. AT&T's presence in the capital markets will improve the market's awareness of the AT&T Wireless Group. We currently intend to borrow funds and provide the AT&T Wireless Group with the proceeds at interest rates that are comparable to the rates the AT&T Wireless Group would have received in the open market as a non-affiliate of AT&T and without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group.

     TAKE ADVANTAGE OF WIRELESS SPECTRUM AND CAPABILITIES WITH NEW GROWTH INITIATIVES, INCLUDING WIRELESS DATA AND FIXED WIRELESS OPPORTUNITIES

     The AT&T Wireless Group has been an industry leader in developing new growth initiatives that take advantage of its existing wireless spectrum and capabilities. Working with AT&T Labs and outside vendors, the AT&T Wireless Group has targeted two growth areas for near-term expansion: wireless data and fixed wireless.

     Wireless Data

     The AT&T Wireless Group has been an industry leader in wireless data services since it introduced the first CDPD network in March 1995. The AT&T Wireless Group's CDPD network currently covers 89 million POPs. The AT&T Wireless Group's CDPD customers can also roam on the CDPD networks of other wireless providers. CDPD is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Relative to data services carried over circuit-switched analog or digital wireless networks, the AT&T Wireless Group's packet-switched CDPD service is a significantly more cost effective means of sending data for the majority of applications because it allows a channel to be shared by many users.

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

     To date, applications using the CDPD network have been predominately targeted to corporations and public agencies. While the AT&T Wireless Group expends considerable effort to sign up corporate customers to carry its applications, these customers exhibit lower churn and often provide relatively high revenue per subscriber. Examples of these applications include those for public safety, dispatch, wireless credit card validation and automated vehicle location.

     New devices are now driving the development of applications targeted more broadly to consumers. These include applications involving hand held devices, like the Palm V and WindowsCE units, as well as those involving phones and laptop computers. The AT&T Wireless Group expects these applications to include email and two-way messaging services, e-commerce and shopping services and services that are enhanced by information about the user's location. In addition, applications that allow users to access their personal information, including contact lists and calendars, are being made available. By providing or facilitating these applications, the AT&T Wireless Group believes it can generate new revenue streams and develop personalized relationships with its customers.

     Fixed Wireless

     The AT&T Wireless Group believes there is a significant business opportunity to utilize wireless technology to provide competitive substitutes for today's wireline-based telecommunications services. As a consequence, the AT&T Wireless Group has over the past few years developed and tested a fixed wireless technology capable of providing a complete telecommunications system for residential and small business customers. While several equipment manufacturers and wireless providers have recently begun to develop fixed wireless systems, management believes that it enjoys a time-to-market advantage in that its fixed wireless technology currently is serving customers in the Dallas, Texas market and is expected to be deployed more broadly in the year 2000.

     Developed jointly by the AT&T Wireless Group and AT&T Labs, fixed wireless technology is capable of providing up to four lines of voice telephony to residences and small business locations, along with custom calling features (e.g., call waiting, caller ID, three-way calling) available today over wireline networks. In addition, the fixed wireless system provides a high-speed packet data channel, which can be used to access the Internet. The packet data channel currently operates at download speeds of up to 512 kilobits per second and is expected to be capable of speeds up to one megabit per second by mid 2000.

     The AT&T Wireless Group can use a portion of the spectrum available under its 1900 megahertz licenses to deploy its fixed wireless services. The AT&T Wireless Group will focus its deployment of fixed wireless in markets not covered by AT&T's or its affiliates' broadband properties.

     In addition to currently serving more than 200 customers in the Dallas, Texas market, the AT&T Wireless Group will make fixed wireless service available in the Ft. Worth, Texas market in the first quarter of 2000. The AT&T Wireless Group expects to target at least two additional markets for deployment in the third quarter of 2000 and, depending upon market acceptance, may spend as much as $350 million of capital in 2000 ramping the service toward full scale deployment for 2001.

BUSINESS OF THE AT&T WIRELESS GROUP

     The AT&T Wireless Group offers wireless mobile and fixed voice and data communications service to consumers and businesses in the United States, provides air-to-ground wireless services and has interests in wireless providers in the United States and internationally. The AT&T Wireless Group's wireless voice services are capable of operating in virtually all of the United States over its own network or its partners' networks or through roaming agreements.

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

     SERVICES AND PRODUCTS

     Basic Services

     The AT&T Wireless Group offers a variety of services for both voice and data communications. Service can include wireless voice transmission as well as custom calling services for digital services, such as voice mail, call forwarding, call waiting, caller ID, three-way calling, no-answer and busy transfer. The AT&T Wireless Group also offers a variety of other enhanced features, including display messaging, which allows a cellular phone to receive and store short alphanumeric messages and pages and provide notification of voice mail messages, even if the handset is in use or switched off, and enhanced directory assistance, which enables callers to be connected to the party whose number was sought without hanging up and redialing.

     Specialized Wireless Offers and Services

     The AT&T Wireless Group has developed a number of specialized wireless offers and services to target distinct customer segments:

     - AT&T Digital One Rate

     - AT&T group plans

     - Wireless Office Service

     - National Digital Prepaid Wireless

     - AT&T CellCard(R)

     The AT&T CellCard(R) program allows AT&T Wireless customers to make and receive wireless calls for a basic rate plus long distance charges in over 100 countries throughout Europe, Australia, Asia and the Middle East, all while using their existing wireless phone number. AT&T CellCard(R) enables customers to enjoy the convenience and productivity of wireless service at rates less than those charged by many international hotels. A customer using a wireless phone with AT&T CellCard(R) and a laptop computer with a European GSM modem card is able to send and receive email and faxes, check a calendar, browse the Internet and carry out other online transactions. For simplicity, international and domestic wireless charges are both included on the customer's regular monthly AT&T wireless bill. We describe each of the other specialized wireless offers and services under "-- Strategy."

     Data Services

     CDPD network service. As a packet-switched network, the AT&T Wireless Group's CDPD network takes advantage of the fact that with many data applications, data is sent in bursts with intermittent quiet periods, which allows many users to share the network channel. As a result, relative to data services carried over circuit-switched analog or digital networks, the AT&T Wireless Group's CDPD service is a significantly more cost-effective means of sending data for the majority of applications. For example, for many applications, the AT&T Wireless Group's packet-switched CDPD network allows it to offer its customers unlimited, always-on usage, most often for a flat monthly fee. This makes its CDPD network service attractive for a variety of new applications.

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

     To date, corporations and public agencies have been the biggest users of the AT&T Wireless Group's CDPD service, which they typically use to carry industry-specific applications. Examples of such applications include:

     - Public Safety Applications -- Across the country many states and municipalities have committed to CDPD as the primary means of data communication to public safety vehicles. These vehicles, equipped with wireless-based laptops, have real time access to bulletins, crime databases, department of motor vehicles databases, as well as the ability to file reports online. The result is significant improvement in both productivity and safety.

     - Dispatch Applications -- Courier companies, delivery companies, and companies with large field installation and repair groups are using this technology to support their employees. Workers can be dispatched with detailed work orders, can access customer databases from the field and can close out work orders online. This has enabled many smaller companies to substantially improve both their service and their efficiency.

     - Wireless Credit Card Validation -- New terminal equipment, accessing the AT&T Wireless Group's CDPD service, allows merchants to verify credit/debit cards quickly and easily. With CDPD, the validation terminals can remain online wirelessly, substantially reducing the time required to process a validation and eliminating the need for a separate phone line for the verification terminal. Not only does this save money for existing merchants, it opens up a variety of new applications in remote service industries, such as fast food and delivery, where speed, lower costs and mobility are all advantages.

     - Automated Vehicle Location -- A variety of new applications have opened up around a small device that contains a CDPD modem and a global positioning system, or GPS, device. With these devices in vehicles, users can track their fleets on the Internet, allowing rapid, cost-effective access to the information required to improve routing and dispatch as well as to increase safety and efficiency.

     New devices are driving the development of broader applications targeted to consumers. Users may access these applications with hand held devices, like the Palm V and WindowsCE, as well as phones and laptop computers.

     Applications on hand held devices. For hand held devices, the AT&T Wireless Group now has access to new CDPD modems that work with both Palm (Palm III and Palm V) and WindowsCE devices. Users can access Internet-based information from devices equipped with these modems. A leading example of this is the OmniSky service available for the Palm V. With a Palm V equipped with a modem that connects to the AT&T Wireless Group's CDPD network, an OmniSky subscriber can access email, over 100 information services (including directory services, financial services, news/sports/weather services, etc.) and the Internet. This application is available for one flat rate monthly fee.

     Applications on phones. The AT&T Wireless Group has been instrumental in the formation of a worldwide standard called the Wireless Application Protocol. This standard allows a micro "browser" in a mobile phone to link into a gateway service in the AT&T Wireless Group's network in such a way that web developers can easily develop new services available to mobile phone users.

     The AT&T Wireless Group has announced the availability of two new phones that combine its tri-mode voice capability with a CDPD modem and a micro browser in a single package. These phones will be available in the first part of 2000 and are expected to help increase demand for wireless data applications. The AT&T Wireless Group first developed its own wireless data applications for phones two years ago with the introduction of AT&T PocketNet service. The AT&T

Wireless Group expects that the introduction of these new phones will accelerate the adoption of AT&T PocketNet service as well as drive the introduction of new applications. The AT&T PocketNet service is expected to be available both for corporate and consumer users.

     AT&T PocketNet service for businesses. In the first quarter of 2000, the AT&T Wireless Group will introduce AT&T PocketNet service for businesses. This service will allow corporations to build applications that provide access to corporate intranet information to employees who are out of their offices. Two key applications are already available. The first is Mobile Services for Domino, which is available from International Business Machines Corporation/Lotus Development Corporation. This application provides for real time access to Lotus Notes email, calendar and contacts from AT&T Wireless Group phones via AT&T PocketNet service. The second provides similar capabilities using Microsoft Exchange email and Outlook calendar/contacts information. The AT&T Wireless Group is offering this service in cooperation with Wireless Knowledge LLC and Microsoft Corporation. These applications open up the ability for Lotus Notes and Microsoft Exchange users to have rapid and easy control of their email and other corporate information when away from their offices. All of these are expected to be available at flat monthly rates, and can be bundled with AT&T Digital One Rate service and all of the AT&T Wireless Group's other wireless voice rate plans.

     AT&T PocketNet service for the consumer. In the first half of 2000, the AT&T Wireless Group expects to introduce a version of AT&T PocketNet service for the consumer. As with AT&T PocketNet service for businesses, all of these services are expected to be provided at flat monthly rates for unlimited usage. The AT&T Wireless Group expects a wide variety of consumer-oriented services will become available and intends to work with owners of branded content and web portal services to provide customized access to a variety of content on the web. This content would include news, sports, financial information, directories, directions, travel reservations and status information, weather and concierge services. The AT&T Wireless Group has already announced relationships with Infospace.com, Inc. and At Home Corporation that will facilitate the development of these services. In addition, applications that allow consumer users to access their personal information, including contact lists and calendars, are expected to be made available.

     In the future, the AT&T Wireless Group expects a number of additional applications will be developed, including e-commerce and shopping services and services that are enhanced by information about the user's location. By providing or facilitating such applications, the AT&T Wireless Group believes it can generate new revenue streams, as well as develop personalized relationships with its customers.

     Products

     The AT&T Wireless Group offers a variety of products as complements to its wireless service, including handsets and accessories, such as chargers, headsets, belt clips, faceplates and batteries.

     As part of its basic service offering, the AT&T Wireless Group provides easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and menus rather than numeric codes to operate handset functions. Some handsets allow mobile access to the Internet. In addition, the AT&T Wireless Group offers tri-mode handsets, which are handsets compatible with PCS, digital cellular and analog cellular frequencies and service modes. Tri-mode handsets permit customers to roam across a variety of wireless networks and incorporates AT&T's IRDB system. The AT&T Wireless Group offers its customers use of Nokia, Ericsson, Mitsubishi and Motorola handsets.

     Tri-mode handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of sleep-mode

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

while turned on but not in use, thus improving efficiency for incoming calls, as users will be able to leave these phones on for significantly longer periods than they can with wireless phones using an earlier technology. The use of tri-mode handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

     MARKETING

     The AT&T Wireless Group develops customer awareness through its marketing and promotion efforts and has been a leader in differentiating its products through its use of targeted pricing plans and the introduction of new products and services. The AT&T Wireless Group also uses the AT&T brand name, provides superior customer care and is able to bundle its service with the communications services offered by the AT&T Common Stock Group.

     Target customer base. The AT&T Wireless Group targets groups of customers who share common characteristics or have common needs. Common characteristics may be usage (frequent travelers), social group (families), age (youth market) or any other distinctive measure. The AT&T Wireless Group then attempts to create a compelling offer that meets the particular needs of that targeted group and that AT&T can provide at a competitive advantage.

     The AT&T brand name. The AT&T Wireless Group prominently features the AT&T brand name and logo on its products and services. The AT&T Wireless Group benefits from AT&T's national advertising to build its brand awareness. The AT&T Wireless Group believes that the use of the AT&T brand name, one of the most well known in the United States, will continue to be a distinct marketing advantage.

     Customer care and support. The AT&T Wireless Group places a high priority on providing its customers with the best customer care and support. J.D. Power and Associates' 1999 U.S. Wireless Customer Satisfaction Survey rated AT&T Wireless Group No. 1 in customer satisfaction in nine out of 13 markets studied. The AT&T Wireless Group employs approximately 7,000 customer care representatives located in 12 call centers and contracts for outsourced customer care service with 1,500 additional representatives in six locations. In addition, subscribers can access their account and obtain answers to routine inquiries through its Internet site, www.ecare.attws.com. Customers can reach the AT&T Wireless Group's customer care representatives or access its Internet site on a 24 hour/seven day a week basis for answers regarding their service, activation, changing service plans and other service options. Customer care representatives are accessible from any point within the network on an AT&T Wireless Group handset at no charge or through any other telephone by calling a toll-free number. In addition, large enterprise customers may utilize a customized extranet for ease of customer service.

     Cross marketing and bundling of services with the AT&T Common Stock
Group. The AT&T Wireless Group plans to cross market with the AT&T Common Stock Group's divisions and capitalize on the size and breadth of the AT&T Common Stock Group's customer base in long distance and broadband service. The AT&T Wireless Group also has the opportunity to take advantage of an array of communications services offered by the AT&T Common Stock Group by bundling its wireless service with other AT&T Common Stock Group products, such as long distance. AT&T Wireless Group also will receive additional benefits from its relationship with the AT&T Common Stock Group, including lower costs of adding new subscribers through the AT&T Common Stock Group sales channels. In addition, both groups are likely to benefit from the expected decrease in movement by customers from AT&T service to a competitor's service as customers buy bundled products.

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     SALES AND DISTRIBUTION

     The AT&T Wireless Group markets its wireless services in its managed markets under the AT&T brand name. It markets wireless services to business and residential customers through a direct sales force of 2,100, through sales points of presence in approximately 390 AT&T company-owned stores located in 36 states, and kiosks and other customer points of presence, including the Internet and inbound call centers, and through local and national non-affiliated retailers throughout the United States. The AT&T Common Stock Group sales force also sells wireless services to business and residential customers as part of combined offerings with services of the AT&T Common Stock Group. The AT&T Wireless Group and the AT&T Common Stock Group marketing organizations will collaborate to bundle products of each into offers unique to AT&T's customers.

     The AT&T Wireless Group also relies upon dealers to market its services in some locations. Dealers are independent contractors that solicit customers for AT&T Wireless service, and, typically, include specialized wireless stores, specialized electronics stores and department stores. The AT&T Wireless Group generally pays its dealers a commission for each customer that uses its service for a specified period, and may make residual or account management payments to the dealer based on the customer's ongoing service charges.

     The AT&T Wireless Group has begun a number of initiatives designed to lower its costs of adding subscribers as well as its customer care expenses. For example, in June 1999 the AT&T Wireless Group began using the Internet as a vehicle for signing customers onto its service as well as for customer care.

     RATES AND BILLING

     The AT&T Wireless Group charges may include fees for service activation, monthly access, per-minute airtime and customer-calling features, which may include a fixed number of minutes or packets of data per month at a set price and generally offers a variety of pricing options, most of which combine a fixed monthly access fee for a fixed number of minutes or packets of data and additional charges for usage in excess of those allotted. Customers may also incur long distance and roaming fees.

     OTHER ASSETS

     The AT&T Wireless Group also possesses certain other assets not described above. The most significant of these assets include a number of equity interests in international wireless operations and an air-to-ground wireless operation.

     International

     The AT&T Wireless Group's most significant international interest is the 33.3% equity stake in Rogers Cantel it holds jointly with British Telecommunications. The AT&T Wireless Group and British Telecommunications acquired this interest in August 1999 for an aggregate of approximately Cdn$1.4 billion (US$934 million) in cash. This ownership position is held through a subsidiary entity that is 50% owned by AT&T and 50% owned by British Telecommunications. AT&T and British Telecommunications share four of the 16 Rogers Cantel board seats and have been granted other governance rights customary in a transaction of this nature.

     The AT&T Wireless Group's long standing relationship with Rogers Cantel allows two of North America's largest TDMA providers to offer virtually seamless cross-border capabilities. Wireless

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customers throughout Canada can enjoy wireless services under the Cantel AT&T name. This arrangement adds 30 million POPs to the AT&T Wireless Group's North American coverage.

     The AT&T Wireless Group is the operating partner in wireless ventures in Colombia, India and Taiwan. The following table provides information regarding these ventures:

                                                                                      COVERED
                                                                                        POPS        OWNERSHIP
COUNTRY            ENTITY                            DESCRIPTION                   (IN MILLIONS)*   PERCENTAGE
--------  -------------------------  --------------------------------------------  --------------   ----------
Colombia  Celumovil                  TDMA network................................       21.0            14%
India     Birla Communications Ltd.  GSM networks in Goa, Gujarat and                                   49%
                                     Maharashtra, India..........................       58.0
Taiwan    Far EasTone                Nationwide GSM 900 and 1800 networks........       20.1
          Communications Ltd.                                                                           14%

-------------------------
* As of September 30, 1999.

     In addition, subject to existing agreements or commitments, to the extent that AT&T acquires any international wireless investments in connection with its merger with MediaOne, AT&T intends to allocate those investments to the AT&T Wireless Group in exchange for fair and reasonable consideration.

     Air-to-ground

     The Aviation Communications Division (ACD) of the AT&T Wireless Group provides air-to-ground communications services. A minority ownership interest in ACD is held by Rogers Cantel.

     ACD owns and operates a network of ground-based and airborne telecommunications equipment and related assets that deliver digital telephone service to commercial and private aircraft in North America. In the United States and Canada, ACD currently contracts with Alaska Airlines, American Airlines, Canadian Airlines, Delta Air Lines, Midwest Express, Northwest Airlines, and Southwest Airlines. As of August 31, 1999, ACD's North American installed customer base represented 1,481 commercial aircraft. Outside the United States, ACD is one of the leading airborne telecommunication equipment and product support suppliers to airlines and other service providers. In Europe and Asia, ACD's current installed customer base represents 338 commercial aircraft. Through its general aviation segment, ACD provides digital telephone service to operators of private aircraft. ACD currently has its system installed on 373 general aviation aircraft.

     ACD's North American Terrestrial System network of 151 ground stations in the United States, Canada and Mexico provides coverage on all major routes flown by U.S. and Canadian commercial airlines customers equipped with ACD telephony equipment. ACD's primary role in its European airline relationships has been to install, integrate and support in-cabin telephone equipment on the customer aircraft.

     The AT&T Wireless Group and Rogers Cantel currently are exploring strategic options with respect to ACD. This exploration may lead to a sale of ACD in the near future.

     WIRELESS NETWORK

     The AT&T Wireless Group's ownership position in U.S. markets was obtained through FCC auctions and the FCC lottery and settlement process as well as through acquisitions of, and purchases and exchanges of, licenses with other cellular providers.

     Mobile voice network

     Coverage. As of September 30, 1999, the AT&T Wireless Group's built network, including partnerships and affiliates, covered 64% of the U.S. population, including operations in 42 of the 50 largest U.S. metropolitan areas. The AT&T Wireless Group provides virtually seamless services over its wireless network, which operates using both 850 megahertz and 1900 megahertz licenses. Where agreements are in place, the AT&T Wireless Group is able to offer service to customers of other wireless providers when they travel through its service area, and AT&T Wireless Group subscribers can roam through other wireless providers' service areas.

     Analog and digital technologies. The AT&T Wireless Group offers both analog and digital service in its 850 megahertz markets and digital service in its 1900 megahertz markets. The AT&T Wireless Group believes that digital technology offers many advantages over analog technology, including substantially increased capacity, greater call privacy, enhanced services, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Moving customers to digital service has been a key component of the AT&T Wireless Group's overall wireless strategy. Digital service enables the AT&T Wireless Group to provide added benefits and services to its customers, including extended battery life, caller ID, text messaging and voice mail with message waiting indicator.

     The AT&T Wireless Group has pursued a strategy to convert its analog networks and subscriber base to digital. The primary goals of this program are capacity expansion, cost reduction, and product improvement. At the present time, over 73% of the AT&T Wireless Group's subscribers use digital service, accounting for over 85% of its traffic.

     As the AT&T Wireless Group grows its customer base and revenues, it will need to increase its capacity in order to support higher network traffic. Digital voice paths require less radio frequency spectrum capacity than do analog voice paths. Further capacity improvements are possible using other digital techniques and the AT&T Wireless Group believes that it is currently yielding from its TDMA systems as much as four times the capacity of an analog system using equivalent spectrum. Further capacity improvements are possible using other digital techniques that would yield as much as or more than six times analog capacity. The AT&T Wireless Group and its suppliers currently are developing and intend to deploy such additional capacity-enhancing technology within its existing spectrum.

     The spectrum efficiency of digital will allow the AT&T Wireless Group to launch entirely new networks within its existing spectrum. The AT&T Wireless Group intends to launch a nationwide GPRS/EDGE wireless Internet Protocol network largely using its existing spectrum resources. The AT&T Wireless Group believes that its competitors that have not converted to digital will not have the same flexibility in deploying high-speed data services.

     The AT&T Wireless Group believes that its continued success depends on having a competitive cost structure. In addition to enhancing capacity, digital technology allows the AT&T Wireless Group to produce network minutes with less capital and operating expense than analog technology. Not only is the cost of digital network equipment lower per voice path than analog network equipment, but also fixed costs, such as towers, shelters and other common equipment, are reduced by spreading them over a larger number of minutes. Digital has also allowed the AT&T Wireless Group to improve its roaming costs substantially using over-the-air programming, which enables phones to select the most cost-effective roaming partners. The AT&T Wireless Group believes that its aggressive implementation of digital technology gives it a cost advantage over its competitors that are more dependent on analog.

     Moving customers to digital service is a key component of the AT&T Wireless Group's overall wireless strategy. Digital technology provides a host of feature improvements to the AT&T Wireless Group's customers. To date, the AT&T Wireless Group has delivered on its digital networks such customer features as better handset battery life, caller ID, message waiting indicator, short message service, and Wireless Office Service.

     TDMA network. The AT&T Wireless Group has chosen TDMA technology for its digital network. TDMA permits the use of advanced tri-mode handsets that allow for roaming across analog and digital systems and across 850 megahertz and 1900 megahertz spectrums. TDMA digital technology allows for enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality. TDMA's hierarchical cell structure enables the AT&T Wireless Group to enhance network coverage with lower incremental investment through the deployment of micro and pico, as opposed to macro, cell sites. This enables the AT&T Wireless Group to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications such as fixed wireless and wireless office applications. TDMA served an estimated 35 million subscribers worldwide and 18 million subscribers in North America as of December 31, 1999, according to the Universal Wireless Communications Consortium, an association of TDMA service providers and manufacturers. TDMA equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Nortel Networks Corporation. A number of other wireless service providers have chosen CDMA or GSM as their digital wireless technology.

     CDPD network

     The AT&T Wireless Group's CDPD network currently covers 89 million POPs, which represents over 60% of its built network, and its CDPD customers can roam on the CDPD networks of other wireless providers, which, together, cover an additional 72 million POPs. CDPD is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Using CDPD, data files and transactions are divided into small packets and sent on a dedicated wireless channel. In many applications, data is sent in bursts, with long quiet periods. Packet transmission technologies take advantage of this fact and allow user data to be efficiently carried on the same network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, the AT&T Wireless Group's packet-switched CDPD service is a significantly more cost-effective means of sending data for the majority of applications because it allows many users to share the same channel.

     Third generation development strategy

     Third generation technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. In order to be successful, any third generation strategy must allow the wireless provider to achieve a pervasive footprint quickly and cost effectively. In addition, third generation networks that achieve global economies of scale and allow for global roaming will have a significant advantage. The AT&T Wireless Group has chosen EDGE, also known as GSM++, as its third generation wireless architecture which it believes accomplishes all of these goals. EDGE development is already underway and the AT&T Wireless Group expects to be able to offer initial services sometime in 2002, with substantial deployment continuing into 2003.

     EDGE represents a convergence of the AT&T Wireless Group's existing TDMA technology with GSM technology. AT&T has signed partnership memoranda of understanding with Telecom Italia Mobile SpA, British Telecom, NTT Mobile Communications Network, Inc. and Rogers Cantel

Mobile Communications Inc. to work together on third generation standards convergence. The AT&T Wireless Group expects that this convergence of GSM and TDMA will yield global economies of scale in developing network equipment and handsets, as well as seamless global roaming capabilities. EDGE can be deployed in existing spectrum and coexist with the AT&T Wireless Group's current TDMA voice services.

     Like CDPD, EDGE is also Internet Protocol based. As a result, the AT&T Wireless Group expects that its near term strategy of using its CDPD network to drive innovative solutions will provide seamless migration for its data customers. The AT&T Wireless Group expects that all the applications developed and deployed today will migrate to EDGE network services without modification. With EDGE, these applications are expected to operate at higher speeds and in more places. In addition, all of the backbone network in place for CDPD today will be reused in the future EDGE network, furthering the economic advantages of this approach.

     FIXED WIRELESS

     The AT&T Wireless Group's fixed wireless technology is designed to provide competitive substitutes for today's wireline-based communications services.

     Fixed wireless technology is capable of providing up to four lines of "wireline quality" voice telephony to residences and small business locations, along with all of the custom calling features (e.g., call waiting, caller ID, three-way calling) available today over wireline networks. In addition, the fixed wireless system provides a high-speed packet data channel, which can be used to access the Internet. The packet data channel currently operates at download speeds of up to 512 kilobits per second and is expected to be capable of speeds up to one megabit per second by mid-2000.

     Both the voice and data channels are delivered over the existing telephone wiring within the residence or small business premises, thus allowing customers to utilize their existing telephone instruments. In addition, no separate modem is required in order to connect a customer's personal computer to the data channel. All voice and data transmissions are encrypted for customer privacy and fraud protection.

     Once connected to the existing telephone wiring within the premises, the fixed wireless equipment creates a local area network (LAN). The LAN can simultaneously support up to five data devices (e.g., PCs, printers, digital cameras) within the premises. One such device is an innovative new product called the Enhanced Personal Base Station (EPBS). Developed by the AT&T Wireless Group, this product integrates mobile and fixed communication capabilities for a customer. When a customer's AT&T mobile phone is in range of the EPBS, the phone will automatically "register" on the EPBS. Once registered, calls to the mobile phone number are directed through the home's or business' fixed wireless connection to the network and the mobile phone operates in a similar manner to a cordless telephone, allowing a customer to make and receive calls without incurring mobile airtime charges. In addition, calls to a customer's mobile number can be answered on any of the wired telephones connected to the customer's fixed wireless system. A customer will be able to register up to 10 AT&T mobile phones on a single EPBS through a personal web page accessible on the Internet. The AT&T Wireless Group will begin market tests of the EPBS in the first half of 2000.

     The data service has been designed to create an open environment in which customers may select and easily change their third party Internet service provider (ISP) or online service provider (OSP). Customers maintain a separate billing relationship with their chosen ISP or OSP and may at any time register online with a new or additional ISP or OSP through the fixed wireless data service. The AT&T Wireless Group currently is in discussions with a number of national and regional companies to include them as participating ISPs or OSPs on its fixed wireless service.

     In order to install fixed wireless service in a customer's premises, the AT&T Wireless Group must mount a flat panel antenna on the outside of a customer's premises and certain electronic equipment, including a backup battery supply, inside the premises. Once installed, the antenna on the customer's premises communicates with a neighborhood antenna and base station that, in the majority of cases, shares its physical location with an antenna and base station site used to serve the AT&T Wireless Group's mobile wireless service. Thus, in many cases the mobile and fixed wireless networks will share a common infrastructure for towers, base station sites and backhaul transmission to a digital switching center.

     The AT&T Wireless Group estimates the total capital cost to serve a subscriber on the fixed wireless service currently is approximately $750 and expects this cost to fall to about $500 within the next three to five years. These estimates include the installed cost of all premises equipment as well as the installed cost of any additional cell sites, antennas, base station equipment, backhaul and switching equipment necessary to add the fixed wireless capability to the AT&T Wireless Group's mobile wireless infrastructure. Approximately 70% of the capital cost quoted above is associated with the equipment installed on the customer's premises and as such, is variable in nature. Given this cost profile and the set of voice and data capabilities provided by the fixed wireless system, management believes that it can create highly competitive market offers for the basic voice and growing broadband data needs of residential and small business customers in any market in which it chooses to deploy its fixed wireless solution.

COMPETITION

     Competition for subscribers among wireless service providers is based principally upon the services and features offered, call quality, customer service, system coverage and price. The AT&T Wireless Group's ability to compete successfully will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and pricing strategies. The AT&T Wireless Group's primary competitors are Vodafone/AirTouch, BellSouth, Bell Atlantic, GTE, Nextel Communications, Inc., SBC, VoiceStream Communications and Sprint.

     In addition, the wireless communications industry has been experiencing significant consolidation and the AT&T Wireless Group expects that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic/GTE/Vodafone/AirTouch, MCI WorldCom/ Sprint and SBC/Ameritech will create large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to the AT&T Wireless Group's offerings. Assuming these mergers or ventures were completed today, the AT&T Wireless Group estimates that its ranking would decline to second in U.S. revenue, third in U.S. subscriber share and fourth in terms of U.S. population covered by licenses, or POPs. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than the AT&T Wireless Group and to obtain roaming rates that are more favorable than those obtained by the AT&T Wireless Group, and may be better able to respond to offers of the AT&T Wireless Group.

     The AT&T Wireless Group's cellular operations have always experienced direct competition from the second cellular licensee in each market. Beginning in 1997, the AT&T Wireless Group began experiencing competition from as many as six license holders in certain markets. Competition from new providers in the AT&T Wireless Group's markets will continue to increase as the networks of license holders are built out over the next several years. In addition, the FCC is likely to offer additional spectrum for wireless mobile licenses in the future using existing or new technologies.

MANAGEMENT OF THE AT&T WIRELESS GROUP

     Management of the AT&T Wireless Group will consist of the following: John
D. Zeglis, 52, currently President of AT&T, will be Chairman and Chief Executive Officer of the AT&T Wireless Group and will remain on our board of directors. Daniel R. Hesse, 46, will remain President and Chief Executive Officer of AT&T Wireless Services, the mobility unit, and will become Executive Vice President of the AT&T Wireless Group. Michael G. Keith, 51, currently President of AT&T Business Services, will join the AT&T Wireless Group as Executive Vice President responsible for developing and launching the AT&T Wireless Group's fixed wireless business.

PATENTS AND TRADEMARKS

     AT&T and its subsidiaries own numerous patents in the United States and foreign countries. The foreign patents are counterparts of our U.S. patents. Many of these patents are licensed to others and AT&T and its subsidiaries are licensed to use certain patents licensed from others. Each of the AT&T Common Stock Group and the AT&T Wireless Group will continue to manage these patents in the manner they have done historically. Each of the AT&T Wireless Group's wholly owned or majority owned and controlled businesses, partnerships, ventures and enterprises will be permitted to use the other group's patents and patent applications in the same manner they have done historically. We expect there will be no royalty or licensing fees related to these arrangements. The AT&T Wireless Group does not consider any individual patents to be material to its business operation.

     AT&T has numerous trademarks registered throughout the world. We consider many of our trademarks to be valuable assets, particularly the AT&T brand name and globe logo. The AT&T Wireless Group will have access to these trademarks, including the AT&T brand name and globe logo, in the United States and other countries under the same terms as for our patents described above. In total, these patents, patent applications, trademarks and licenses, and, in particular, the AT&T brand name, are material to the AT&T Wireless Group's business.

EMPLOYEES

     At September 30, 1999, the AT&T Wireless Group employed approximately 18,000 individuals in its operations, including its fixed wireless operations, virtually all of whom are located in the United States. Approximately 100 of those employees are represented by a union.

PROPERTIES

     The AT&T Wireless Group owns, or controls through long-term leases or licenses, properties consisting of plant and equipment used to provide wireless communications services. In addition, it owns, or controls through leases, properties used as administrative office buildings and/or retail sales locations, customer care centers, and other facilities, such as research and development facilities. These properties include land, interior and rooftop office space, and space on existing structures of various types used to support equipment used to provide wireless communications services. Most of the leased properties are owned by private entities and the balance is owned by municipal entities.

     Plant and equipment used to provide wireless communications services consist of:

     - switching, transmission and receiving equipment,

     - connecting lines (cables, wires, poles and other support structures, conduits, etc.),

     - land and buildings,

     - easements, and

     - other miscellaneous properties (work equipment, furniture and plants under construction).

The majority of the lines connecting the AT&T Wireless Group services to other telecommunications services and power sources are on or under public roads, highways and streets. The remainder are on or under private property.

REGULATORY ENVIRONMENT

     The FCC regulates the licensing, construction, operation, acquisition, sale and resale of wireless systems in the United States pursuant to the Communications Act of 1934 and the associated rules, regulations and policies promulgated by the FCC.

     LICENSING OF WIRELESS SERVICES SYSTEMS

     The AT&T Wireless Group owns protected geographic service area licenses granted by the FCC to provide cellular service and PCS. It also owns licenses granted by the FCC to provide point-to-multi-point communications services in various bands, including significant licenses in the 37 to 39 gigahertz bands.

     A cellular system operates on one of two 25 megahertz frequency blocks that the FCC allocates for cellular radio service. Cellular systems generally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular license areas are issued for either metropolitan service areas or rural service areas. Initially, one of the two cellular licenses available in each metropolitan service area or rural service area was awarded to a local exchange telephone company by the FCC, while the other license was awarded either through competitive processes or lotteries. Licenses were issued beginning in 1983 and over the years, numerous license transfers and corporate reorganizations have obscured the original pattern of distributing one set of licenses to local telephone company affiliates and the other to companies that do not have local exchange service in the license area.

     A PCS system operates on one of six frequency blocks allocated for personal communications services. PCS systems generally are used for two-way voice applications although they may carry two-way data communications as well. Narrowband PCS systems, in contrast, are for non-voice applications such as paging and data service and are separately licensed. For the purpose of awarding PCS licenses, the FCC has segmented the United States into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two PCS licenses for each major trading area and four licenses for each basic trading area. Thus, generally, six licensees are authorized to compete in each area. The two major trading area licenses authorize the use of 30 megahertz of spectrum. One of the basic trading area licenses is for 30 megahertz of spectrum, and the other three are for 10 megahertz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party.

     The FCC awarded initial PCS licenses by auction. Auctions began with the 30 megahertz major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allows troubled entities that won PCS 30 megahertz C-Block licenses at auction to obtain financial relief from their payment obligations and to return some or all of their C-Block licenses to the FCC for reauctioning. The FCC completed the reauction of the returned licenses in April 1999. In addition, certain of the C-block licenses are currently in bankruptcy proceedings, and these licenses may be returned to the FCC for reauction.

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

     Under the FCC's current rules specifying spectrum aggregation limits affecting wireless licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 megahertz of PCS, cellular and certain specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). The FCC recently increased this limit to 55 megahertz in situations in which a 25 megahertz cellular rural service area is attributed to a 30 megahertz PCS license. These spectrum aggregation rules are subject to a pending FCC proceeding that could revise or eliminate them.

     All wireless licenses have a 10-year term, at the end of which term they must be renewed. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for licenses will be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings.

     All wireless licenses must satisfy specified coverage requirements. Cellular licenses were required, during the five years following the grant of the license, to construct their systems to provide service (at a specified signal strength) to the territory encompassed by their service area. Failure to provide such coverage resulted in reduction of the relevant license area by the FCC. All A and B block PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the original license grants and to two-thirds of the population within ten years. All D and E block PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

     For a period of up to five years after the grant of a PCS license, subject to extension, a licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area under circumstances where interconnection is not available through the local exchange carrier or the competitive local exchange carrier. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. Initially, this transition plan allowed most microwave users to operate in the PCS spectrum for a voluntary two-year negotiation period and an additional mandatory one-year negotiation period. For public safety entities that dedicate a majority of their system communications to police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional mandatory two-year negotiation period. In 1998, the FCC shortened the voluntary negotiation period by one year, without lengthening the mandatory negotiation period, for non-public safety PCS licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for the costs of relocating to alternate spectrum locations.

     Wireless systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations. State or local zoning and land use

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regulations also apply to tower siting and construction activities. We expect to use common carrier point-to-point microwave facilities to connect certain wireless cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes PCS and cellular service. The FCC does not regulate commercial mobile radio service or private mobile radio service rates. However, commercial mobile radio service providers are common carriers and are required under the Communications Act to offer their services to the public without unreasonable discrimination. The FCC's rules currently require providers to permit others to resell their services for a profit; however, these rules will expire in 2002.

     TRANSFERS AND ASSIGNMENTS OF CELLULAR AND PCS LICENSES

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS or cellular system. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a PCS license within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally maybe bought or sold without FCC approval subject to the FCC's spectrum aggregation limits. However, notification and expiration or earlier termination of the applicable waiting period under Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required, as well as approval by state or local regulatory authorities having competent jurisdiction, if we sell or acquire PCS or cellular interests over a certain size.

     FOREIGN OWNERSHIP

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

     RECENT REGULATORY DEVELOPMENTS

     The FCC has announced rules for making emergency 911 services available by cellular, PCS and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's telephone number, location and other useful information. The original timetable required commercial mobile radio services providers to be able to process and transmit 911 calls without call validation, including those from callers with speech or hearing disabilities, by late 1997. Additionally,

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commercial mobile radio service providers are required to take actions enabling them to relay a caller's automatic number identification and cell site if requested to do so by a public safety dispatch agency that agreed to reimburse the provider for the additional expenses incurred to provide those services. In October 1999, the FCC revised its rules to eliminate any requirement that such agencies reimburse wireless providers. In a companion order issued earlier in the fall of 1999, the FCC also modified rules requiring commercial mobile radio service providers to provide information on the location of a 911 call. The modified rules allow providers to use either network or handset-based technologies to provide such information. However, providers are not permitted to recover their costs of deploying such technologies from dispatch agencies.

     The FCC has granted waivers of the requirement to provide 911 service to users with speech or hearing disabilities to various providers, and we have obtained a waiver. On June 9, 1999, the FCC also adopted rules designed to ensure that analog cellular calls to 911 are completed. These rules, which do not apply to digital cellular service or to PCS, give each cellular provider a choice of three ways to meet this requirement. State actions incompatible with the FCC rules are subject to preemption.

     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the U.S. Court of Appeals for the Eighth Circuit, on January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pricing regime for interconnection. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that cellular and PCS operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

     In its implementation of the Telecommunications Act, the FCC established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to the federal universal service fund and can be required to contribute to state universal funds. Many states also are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. The FCC's universal service order was modified on appeal in the U.S. Court of Appeals for the Fifth Circuit. The court's ruling has had the effect of reducing commercial mobile radio service provider support payments required for the federal universal service programs.

     On August 1, 1996, the FCC released a report and order expanding the flexibility of cellular, PCS and other commercial mobile radio service providers to provide fixed as well as mobile services. These fixed services include, but need not be limited to, wireless local loop services, for example, to apartment and office buildings, and wireless backup services to private branch exchange or switchboards and local area networks, to be used in the event of interruptions due to weather or other emergencies. The FCC has not yet decided whether fixed services provided on a co-primary basis to mobility services should be subjected to universal service obligations, or how such fixed services should be regulated, but it has proposed a presumption that they be regulated as commercial mobile radio service services. If the fixed services are provided as an ancillary service to a carrier's mobility services, the FCC has decided that such fixed services should be regulated as commercial mobile radio services.

     The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or PCS providers and from a cellular or PCS provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that number portability is necessary to conserve telephone numbers. The FCC has also adopted rules requiring cellular and PCS providers to provide functions to facilitate electronic surveillance by law enforcement officials by June 30, 2000, and has proposed to adopt certain additional obligations furthering provision of these functions. Representatives of the cellular and PCS industry are challenging the surveillance rules. Additionally, it is not clear that commercial mobile radio service providers will be able to comply with the rules' compatibility requirements by the current deadline of June 30, 2000; nor is it clear whether the FCC will grant waivers to extend the deadline or what the scope of penalties for failing to comply may be.

     The FCC has determined that the interstate, interexchange offerings, commonly referred to as long distance, of commercial mobile radio service providers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. Rate averaging requires us to average our interstate long distance commercial mobile radio service rates between high cost and urban areas. The FCC has delayed implementation of the rate integration requirements with respect to wide area rate plans we offer pending further reconsideration of its rules. The FCC also delayed the requirement to integrate commercial mobile radio service long distance rates among commercial mobile radio service affiliates. On December 31, 1998, the FCC reaffirmed, on reconsideration, that its interexchange rate integration rules apply to interexchange commercial mobile radio service services. The FCC announced it would initiate a further proceeding to determine how integration requirements apply to typical commercial mobile radio service offerings, including one-rate plans. Until this further proceeding is concluded, the FCC will enforce long distance rate integration on our services only where we separately state a long distance toll charge and bill to our customers. To the extent that the AT&T Wireless Group offers services subject to the FCC's rate integration and averaging requirements, these requirements generally reduce its pricing flexibility. We cannot assure you that the FCC will decline to impose rate integration or averaging requirements on the AT&T Wireless Group or decline to require it to integrate its commercial mobile radio service long distance rates across its commercial mobile radio service affiliates.

     The FCC recently adopted new rules limiting the use of customer proprietary network information by telecommunications carriers in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules were struck down by the federal circuit court in 1999, and their effectiveness has been stayed pending the court's review of a petition to the FCC for reconsideration. Even if the rules are reinstated, the AT&T Wireless Group does not anticipate that they will result in a significant adverse impact on its financial position, results of operation or liquidity.

     In addition, state commissions have become increasingly aggressive in their efforts to conserve numbering resources. These efforts may impact wireless service providers disproportionately by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include: number pooling, number rationing and code sharing. A number of states have petitioned the FCC for authority to adopt "technology specific" overlays that would require wireless providers to obtain telephone numbers out of a separate area code and may require wireless providers to change their customers' telephone numbers. The FCC approval and the states' subsequent implementation of such "technology specific overlays" could increase wireless providers' cost of doing business and impact their ability to market services. On June 2, 1999, the FCC released a notice of proposed rulemaking soliciting comments on a variety of administrative and technical measures that would promote more efficient allocation and use of numbering resources. Adoption of some of the proposed methods could have a disproportionate impact on commercial mobile radio services providers.

     The FCC is also considering adopting rules to govern customer billing by commercial mobile radio services providers and applied a number of these rules to commercial mobile radio service providers. The FCC adopted detailed billing rules for landline telecommunications service providers and is considering whether to extend the remaining rules to commercial mobile radio services providers. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process as systems are modified to conform to any new requirements. The FCC also is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the program, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

     The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires telecommunications services providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if such results are not readily achievable, it is not clear how liberally the FCC will construe this exemption. Accordingly, the rules require us to make material changes to our network, product line, or services at our expense.

     In June 1999, the FCC initiated an administrative rulemaking proceeding to help facilitate the offering of calling party pays as an optional wireless service. Under the calling party pays service, the party placing the call to a wireless customer pays the wireless airtime charges. Most wireless customers in the United States now pay both to place calls and to receive them. Adoption of a calling party pays system on a widespread basis could make commercial mobile radio service providers more competitive with traditional landline telecommunications providers for the provision of regular telephone service.

     STATE REGULATION AND LOCAL APPROVALS

     State and local governments are preempted from regulating either market entry by, or the rates of, wireless operators. However, state governments can regulate other terms and conditions of wireless service and several states have imposed (or have proposed legislation that will impose) various consumer protection regulations on the wireless industry. States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC. At the local level, wireless facilities typically are subject to zoning and land use regulation. State and local jurisdictions may also impose some conditions on a driver's use of wireless technology while operating a motor vehicle. However, under the federal Telecommunications Act, neither local nor state governments may categorically prohibit the construction of wireless facilities in any community.

LEGAL PROCEEDINGS

     On July 8, 1997, MCI and Ronald A. Katz Technology Licensing, L.P. filed suit in the U.S. District Court in Philadelphia, Pennsylvania against AT&T, claiming, among other things, that services provided by the AT&T Wireless Group infringe on patents held by or licensed to the plaintiffs. MCI and Katz currently claim that the AT&T Wireless Group infringed on patents relating to customer service, wireless fraud protection and prepaid wireless service technology applications. The plaintiffs have not specified requested damages.

     A number of lawsuits exist that request class certification for claims that the AT&T Wireless Group collected charges for local government taxes from customers that were not properly subject to those charges. The AT&T Wireless Group expects to assert claims for indemnity against several local government entities in connection with these claims.

     Several lawsuits exist that request class certification for claims that the AT&T Wireless Group did not have sufficient network capacity to support the influx of new subscribers who signed up for AT&T Digital One Rate service beginning in May 1998 and therefore has failed to provide service of a quality allegedly promised to subscribers. The plaintiffs in these cases have not asserted specific claims for damages, with the exception of one case filed in Texas in which the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100 million.

     A number of other lawsuits exist that are brought on behalf of consumers or request class certification for contract, misrepresentation or unfair practice claims and, depending on the case, relating to AT&T Wireless Group's billing practices (including rounding up of partial minutes of use to full minute increments and billing send to end) coverage, dropped calls, price fixing or mistaken bills. Although the plaintiffs in these cases have not specified alleged damages, the damages in two of the cases are alleged to exceed $100 million. One of these two cases has been dismissed and is on appeal and the other currently is in settlement negotiations.

     The AT&T Wireless Group is involved in litigation in which the Cellular One Group claims that use of the name "AT&T Digital One Rate" infringes on a trademarked name, "Digital One" allegedly used by the Cellular One Group. The Cellular One Group has not specified amounts of claimed damages.

     On July 9, 1999, GTE filed suit in the U.S. District Court in Richmond, Virginia against Nokia, claiming that the Nokia phones manufactured for the AT&T Wireless Group infringe a GTE patent for over-the-air activation. On October 29, 1999, the AT&T Wireless Group filed a declaratory judgment action in the U.S. District Court in Seattle, Washington, seeking a ruling that the AT&T Wireless Group's use of over-the-air activation and the functionality built into Nokia's phones do not infringe the GTE patent. On December 23, 1999, the U.S. District Court in Virginia granted the AT&T Wireless Group's request to transfer GTE's Virginia action to Seattle. GTE has not specified amounts of claimed damages. The AT&T Wireless Group is seeking a ruling that its use of over-the-air activation does not infringe GTE's patent.

     The AT&T Wireless Group is vigorously defending each of these claims. The AT&T Wireless Group cannot predict the final outcome of these disputes, but does not believe that it will suffer any material liability from them.

     The AT&T Wireless Group also is a defendant in other legal actions involving claims incidental to the normal conduct of the running of its business. The AT&T Wireless Group believes that the amounts that may be paid in these actions will not be material to its financial position, or its results of operations or cash flow.

         SELECTED HISTORICAL FINANCIAL DATA OF THE AT&T WIRELESS GROUP

     In the table below, we provide you with selected historical combined financial data of the AT&T Wireless Group. We prepared this information using our combined financial statements at and for each of the fiscal years in the three-year period ended December 31, 1998 and at and for the nine-month periods ended September 30, 1999 and 1998. We derived the combined income statement data below for each of the three years ended December 31, 1998, and the combined balance sheet data at December 31, 1998 and 1997, from combined financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited combined financial statements for the periods presented.

     The table below also provides you with unaudited selected pro forma condensed combined financial information for the AT&T Wireless Group as if the acquisition of Vanguard Cellular Systems, Inc. was completed on January 1, 1998 for purposes of the 1998 information presented and on January 1, 1999 for purposes of the 1999 information provided. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations that would have been achieved had the merger taken place earlier.

     This information is only a summary and you should read it together with the financial information we include under Appendix C to this proxy statement or incorporate by reference in this proxy statement. For copies of the financial information we incorporate by reference, see "Other Information -- Where You Can Find More Information."

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                 (IN MILLIONS, EXCEPT FOR OTHER OPERATING DATA)

                                                      AT OR FOR       AT OR FOR
                                                      THE NINE        THE NINE
                                                       MONTHS          MONTHS              AT OR FOR THE
                                                        ENDED           ENDED         YEAR ENDED DECEMBER 31,
                                                    SEPTEMBER 30,   SEPTEMBER 30,   ---------------------------
                                                        1999            1998         1998      1997      1996
                                                    -------------   -------------   -------   -------   -------
INCOME STATEMENT DATA:
Revenues:
  Services revenues...............................    $  4,928         $3,472       $ 4,779   $ 4,249   $ 3,887
  Equipment revenues..............................         562            425           627       419       359
                                                      --------         ------       -------   -------   -------
Total revenues....................................       5,490          3,897         5,406     4,668     4,246

Operating Expenses:
  Network and other costs of services.............       2,743          1,662         2,428     1,770     1,629
  Depreciation and amortization...................         917            802         1,079       826       660
  Selling, general and administrative.............       1,833          1,550         2,122     1,982     1,723
  Asset impairment and restructuring charges......          --             60           120       160        --
                                                      --------         ------       -------   -------   -------
Total operating expenses..........................       5,493          4,074         5,749     4,738     4,012

Operating (loss) income...........................          (3)          (177)         (343)      (70)      234
Other income, net.................................         180            705           764       288       346
Interest expense..................................         102             85           120        --        --
                                                      --------         ------       -------   -------   -------
Income before income taxes........................          75            443           301       218       580
Provision for income taxes........................          31            197           137        93       263
                                                      --------         ------       -------   -------   -------
Net income........................................          44            246           164       125       317
Dividend requirements on preferred stock held by
  AT&T, net.......................................          41             41            56        56        56
                                                      --------         ------       -------   -------   -------
Net income attributable to AT&T's residual
  interest........................................    $      3         $  205       $   108   $    69   $   261

                                                      AT OR FOR       AT OR FOR
                                                      THE NINE        THE NINE
                                                       MONTHS          MONTHS              AT OR FOR THE
                                                        ENDED           ENDED         YEAR ENDED DECEMBER 31,
                                                    SEPTEMBER 30,   SEPTEMBER 30,   ---------------------------
                                                        1999            1998         1998      1997      1996
                                                    -------------   -------------   -------   -------   -------
OTHER:
EBITDA(1).........................................    $    914         $  625       $   736   $   756   $   894
EBITDA (excluding asset impairment and
  restructuring charges)..........................         914            685           856       916       894
Equity earnings...................................          69            128           114       222       205

OTHER OPERATING DATA:
  (in thousands)
Consolidated subscribers..........................       9,129          6,791         7,174     5,964     5,032
Consolidated digital subscribers..................       6,718          3,588         4,358     1,746       909
Total subscribers.................................      11,883          9,132         9,666     8,133     6,966
Total digital subscribers(2)......................       8,359          4,199         5,168       n/a       n/a
Covered population(3).............................     120,994
Licensed population(3)............................     178,698
  850 markets.....................................      75,312
  1900 markets....................................     103,386

CASH FLOW DATA:
Net cash provided by (used in) operating
  activities......................................    $    527         $  (96)      $   414   $ 1,338   $ 1,183
Capital expenditures..............................      (1,376)          (439)       (1,219)   (1,931)   (1,832)
Net acquisitions of licenses......................         (32)           (24)          (65)     (443)     (327)
Net acquisitions (dispositions) of businesses.....         244             --           324        --       156
Equity investments contributions and purchases....        (172)           (20)         (156)      (84)      (32)

BALANCE SHEET DATA:
Cash and cash equivalents.........................    $     16                      $    27   $     6
Working capital...................................        (284)                        (388)     (506)
Property, plant and equipment, net................       6,143                        5,182     5,073
Licensing costs, net..............................       8,366                        7,928     8,403
Investments.......................................       4,477                        3,795     3,233
Goodwill, net and other assets....................       2,364                        1,317     1,355
Total assets......................................      22,856                       19,460    19,040
Total debt(4).....................................       3,341                        2,589     2,447
Preferred stock held by AT&T......................       1,000                        1,000     1,000
Total shareowner's equity.........................      13,818                       11,532    11,187

AT&T WIRELESS GROUP PRO FORMA FOR VANGUARD ACQUISITION:
Revenues..........................................    $  5,647         $4,251       $ 5,868   $ 5,084
Net income........................................          14            383           254       112
Capital expenditures..............................       1,409            638         1,223     1,787

------------------------

(1) EBITDA is defined as earnings before interest, taxes, excluding other income, net, plus depreciation and amortization.

(2) Digital subscriber data not available for partnership or affiliate markets.

(3) AT&T Wireless Group's consolidated operations and does not include partnership or affiliate markets.

(4) Includes $4 million of long-term debt that is included in other long-term liabilities at September 30, 1999.

                              AT&T WIRELESS GROUP

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The AT&T Wireless Group is one of the largest wireless service providers in the United States, based on approximately $5.5 billion in revenues for the nine months ended September 30, 1999. Including its partnership markets, the AT&T Wireless Group had approximately 12 million total subscribers as of September 30, 1999. Additionally, subscribers within the AT&T Wireless Group's affiliates totaled approximately 0.3 million as of September 30, 1999. The AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. The group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include simplified pricing plans, such as AT&T Digital One Rate service, and bundled offerings of communications products and services that target specific customer groups.

     The AT&T Wireless Group markets its products and services primarily under the AT&T name. We believe that AT&T's widely recognized brand significantly contributes to consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. The AT&T Wireless Group also believes that its relationship with AT&T will provide it with other competitive advantages. For example, the AT&T Wireless Group and the AT&T Common Stock Group plan to offer their products and services together in bundled offerings, which may combine wireless services with long distance and local communications services, broadband services and Internet services. In addition, each group will be able to take advantage of the other group's marketing and sales efforts and network capabilities.

     The AT&T Wireless Group operates one of the largest U.S. digital wireless networks. The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 and 1900 megahertz licenses to provide wireless services covering 94% of the U.S. population. As of September 30, 1999, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 64% of the U.S. population. This includes operations in 42 of the 50 largest U.S. metropolitan areas. The AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where the AT&T Wireless Group does not have operations. Through these roaming agreements, the AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. The AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.

     The AT&T Wireless Group provides its wireless voice and data services using digital TDMA, analog and CDPD technologies. The AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service. The AT&T Wireless Group has upgraded 98% of its 850 megahertz markets to digital based and all of its 1900 megahertz markets are digital based. Currently, over 73% of the AT&T Wireless Group's consolidated subscribers use digital services, accounting for over 85% of its traffic. The AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding the AT&T Wireless Group. It further believes that this high percentage of digital use improves the efficiency of its network and allows it to offer higher quality services.

     The digitalization of the network and subscriber base has had a significant impact on the AT&T Wireless Group's financial results over the past several years. Digital service has helped increase growth in subscribers, especially from AT&T Digital One Rate service subscriber additions. The usage patterns of AT&T Digital One Rate service and other digital customers, coupled with the increase in enhanced service features, have contributed to an increase in average revenues per user (ARPU). Digital customers also have demonstrated reduced churn. While enhanced network efficiency resulting from digitalization contributes to reducing costs, upgrading the network to digital has caused an increase in capital expenditures and network costs over the past several years. In addition, the increase in the number of digital subscribers has resulted in additional customer migration costs, including handset subsidies, and AT&T Digital One Rate service and other similar expanded area plans have resulted in increased roaming expenses.

     The AT&T Wireless Group provides its mobile voice services using both 850 megahertz cellular and 1900 megahertz PCS licenses. The AT&T Wireless Group does not manage its business for these spectrums separately. Rather, the AT&T Wireless Group manages its business to provide virtually seamless network coverage irrespective of the spectrum. From a marketing and operational perspective, the AT&T Wireless Group defines and manages its markets geographically, usually around an urban area or other geographic region. These geographic markets may use either 850 megahertz or 1900 megahertz spectrum or both. Geographic markets that use predominantly 850 megahertz spectrum have been in operation longer and therefore are more mature than those markets that exclusively use 1900 megahertz spectrum. As a result, the financial results of these two types of markets currently differ significantly.

     Since the AT&T Wireless Group does not manage the business along spectrum divisions, it does not provide separate 850 megahertz and 1900 megahertz financial statements in the normal course of operations. As supplemental information, however, we have set out in the table below information on 850 megahertz markets and 1900 megahertz markets to demonstrate the estimated financial performance of these different types of markets. The supplemental financial information contains a number of allocations and attributions between the markets based on management's judgment. There can be no assurance that the financial results provided below would have been obtained were these markets actually managed separately. In addition, mixed markets possessing both 850 megahertz and 1900 megahertz systems in operation are categorized as 850 megahertz markets. In the discussion and analysis below, we draw assumed distinctions as to the results of the 850 megahertz and 1900 megahertz markets where it may help to better evaluate performance of these markets and the business as a whole. When the 1900 megahertz markets mature to the point that the distinction between these markets and the more mature 850 megahertz markets are no longer meaningful, we will discontinue this supplemental reporting.

     The AT&T Wireless Group's results below do not include aviation communications, earnings (losses) associated with equity interests in wireless communications ventures and partnerships both in the United States and internationally, or costs associated with the development of fixed wireless technology.

                                                     NINE MONTHS ENDED
                                                     SEPTEMBER 30, 1999
                                                  ------------------------
                                                     850           1900
                                                  MEGAHERTZ      MEGAHERTZ
                                                  ---------      ---------
                                                   (AMOUNTS IN MILLIONS,
                                                    EXCEPT WHERE NOTED)
Revenues
  Services......................................   $4,077         $  781
  Equipment.....................................      448            104
                                                   ------         ------
Total Revenues..................................    4,525            885
EBITDA..........................................    1,074           (121)
Capital Expenditures............................      803            523
Subscribers.....................................      7.9            1.2
ARPU (in dollars)...............................   $ 61.8         $ 93.8
Licensed POPs...................................     75.3          103.4

     The AT&T Wireless Group seeks to establish local market partnerships with other wireless providers in order to accelerate the build out of its TDMA systems. In addition to partnership arrangements for its 850 megahertz markets, the AT&T Wireless Group has entered into a number of joint ventures and affiliations to expand its 1900 megahertz digital coverage. We list the key partnerships and affiliates under "Description of the AT&T Wireless
Group -- Strategy -- Continue the aggressive build out and expansion of its digital TDMA network."

     The AT&T Wireless Group's proportionate share of EBITDA for these key partnerships and affiliates was $354 million for the year ended December 31, 1998 and $322 million for the nine months ended September 30, 1999.

     The AT&T Wireless Group's proportionate share of debt for these key partnerships and affiliates was $145 million at December 31, 1998 and $372 million at September 30, 1999.

     In August 1999, the AT&T Wireless Group completed its acquisition of Honolulu Cellular, adding approximately 125,000 subscribers and providing the AT&T Wireless Group's mainland customers with wireless services in Oahu, Hawaii. In May 1999, the AT&T Wireless Group completed its acquisition of Vanguard, adding approximately 700,000 subscribers and increasing the AT&T Wireless Group's coverage in suburban and rural markets in the Ohio Valley and Northeastern United States. In April 1999, the AT&T Wireless Group completed its acquisition of Bakersfield Cellular, adding approximately 45,000 subscribers.

OPERATING RESULTS

     THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998

     Revenues. Total revenues include wireless voice and data services, the sale of handsets and accessories, messaging and aviation communications. The AT&T Wireless Group records revenues as services are provided. These services revenues include monthly recurring charges, airtime and toll usage charges, and roaming charges billed to subscribers for usage outside of the AT&T network as well as charges billed to other wireless providers for roaming on the AT&T network.

     Total revenues for the three and nine months ended September 30, 1999 were $2,049 million and $5,490 million, respectively. This was an increase of $628 million, or 44.2%, for the three months ended September 30, 1999, and an increase of $1,593 million, or 40.9%, for the nine months ended September 30, 1999, compared with the same periods in 1998. The AT&T Wireless Group's 1999 results include Vanguard since its acquisition on May 3, 1999, and 1998 results include its messaging business until its sale on October 2, 1998. Adjusted to exclude both Vanguard and its messaging business, revenues for the three and nine months ended September 30, 1999 were $1,925 million and $5,285 million, respectively, representing growth of 40.9% and 41.1%, respectively, compared with the same periods in 1998. These revenue increases were driven primarily by consolidated subscriber growth and rising ARPU.

     Total revenues for the three and nine months ended September 30, 1999 within the AT&T Wireless Group's 850 megahertz markets were $1,673 million and $4,525 million, respectively. This was an increase of $452 million, or 37.0%, for the three months ended September 30, 1999, and an increase of $1,073 million, or 31.1%, for the nine months ended September 30, 1999, compared with the same periods in 1998. Total revenues for the three and nine months ended September 30, 1999 within the AT&T Wireless Group's 1900 megahertz markets were $359 million and $885 million, respectively. This was an increase of $242 million, or 206.8%, for the three months ended September 30, 1999, and an increase of $681 million, or 333.8%, for the nine months ended September 30, 1999, compared with the same periods in 1998.

     These revenue increases in both the 850 megahertz and 1900 megahertz markets were driven primarily by consolidated subscriber growth and rising ARPU. As of September 30, 1999, ending subscribers within the 850 megahertz markets increased by 25.0% compared with 1998, while ending subscribers within 1900 megahertz markets increased by 166.6% compared with 1998. AT&T Digital One Rate service significantly contributed to the increase in ARPU and subscribers by acquiring and retaining high value customers, who have a significantly higher ARPU than an average subscriber. As of September 30, 1999, the number of subscribers using AT&T Digital One Rate service was 1.6 million, an increase of
1.1 million, or 219.9%, compared with September 30, 1998, of which 82.0% were new subscribers to the AT&T Wireless Group.

     Services revenues for the three and nine months ended September 30, 1999 were $1,867 million and $4,928 million, respectively. This was an increase of $602 million, or 47.6%, for the three months ended September 30, 1999, and an increase of $1,456 million, or 41.9%, for the nine months ended September 30, 1999, compared with the same periods in 1998. These increases were driven primarily by consolidated subscriber growth and rising ARPU.

     Services revenues for the three and nine months ended September 30, 1999 for the 850 megahertz markets were $1,525 million and $4,077 million, respectively. This was an increase of $424 million, or 38.5%, for the three months ended September 30, 1999, and an increase of $970 million, or 31.2%, for the nine months ended September 30, 1999, compared with the same periods in 1998. Services revenues for the three and nine months ended September 30, 1999 for the 1900 megahertz markets were $326 million and $781 million, respectively. This was an increase of $240 million, or 279.1%, for the three months ended September 30, 1999, and an increase of $642 million, or 461.9%, for the nine months ended September 30, 1999, compared with the same periods in 1998.

     As of September 30, 1999, the AT&T Wireless Group had 9.1 million consolidated subscribers, an increase of 34.4% compared with the prior year, of which 73.6% were digital subscribers, up from 52.8% as of September 30, 1998. Included in these figures were approximately 700,000 subscribers from our acquisition of Vanguard in May 1999 and approximately 125,000 subscribers from our acquisition of Honolulu Cellular in August 1999. Segmented by market, as of September 30, 1999, 7.9 million of the consolidated subscribers were within the 850 megahertz markets, of which 69.6% were digital subscribers, and 1.2 million of the consolidated subscribers were within the 1900

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megahertz markets. As of September 30, 1999, penetration in the 850 megahertz markets was 10.5% compared with 9.4% as of September 30, 1998. As of September 30, 1999, penetration in the 1900 megahertz markets was 1.7% compared with 0.6% in 1998. Including the AT&T Wireless Group's partnership markets, approximately
8.4 million of the approximately 12 million total subscribers were digital subscribers as of September 30, 1999.

     The AT&T Wireless Group's ARPU in the 850 megahertz markets for the nine months ended September 30, 1999 was $61.8, an increase of $5.6, or 10.0%, compared with the same period in 1998. The AT&T Wireless Group's ARPU in the 1900 megahertz markets for the nine months ended September 30, 1999 was $93.8, an increase of $27.2, or 40.8%, compared with the same period in 1998. These increases were primarily due to increased minutes of use per subscriber, driven in part by the success of AT&T Digital One Rate service. The AT&T Wireless Group's ARPU remained significantly higher than the wireless industry average during 1999, excluding the AT&T Wireless Group.

     Equipment revenues for the three and nine months ended September 30, 1999 were $182 million and $562 million, respectively. This was an increase of $26 million, or 16.7%, for the three months ended September 30, 1999, and an increase of $137 million, or 32.2%, for the nine months ended September 30, 1999, compared with the same periods in 1998. These increases were primarily due to the increase in gross consolidated subscriber additions of 28.1%. As an integral part of the wireless service offering, the AT&T Wireless Group supplies to its new subscribers a selection of handsets at competitive prices, which are generally offered at or below cost.

     Equipment revenues for the three and nine months ended September 30, 1999 within the 850 megahertz markets were $148 million and $448 million, respectively. This was an increase of $28 million, or 23.3%, for the three months ended September 30, 1999, and an increase of $103 million, or 29.9%, for the nine months ended September 30, 1999 compared with the same periods in 1998. Equipment revenues for the three and nine months ended September 30, 1999 within the 1900 megahertz markets were $33 million and $104 million, respectively. This was an increase of $2 million, or 6.5%, for the three months ended September 30, 1999 and an increase of $39 million, or 60.0%, for the nine months ended September 30, 1999, compared with the same periods in 1998. These increases were due primarily to increased migration of customers from analog to digital service, and increased gross subscribers as a result of the success of AT&T Digital One Rate service.

     Network and other costs of services. Network and other costs of services expenses include the costs to place calls over the network (including the costs to operate and maintain our network as well as roaming costs paid to other wireless providers), the costs of handsets and accessories provided to the AT&T Wireless Group's customers and the charges paid to connect calls on other networks, including those of the AT&T Common Stock Group.

     Network and other costs of services expenses for the three and nine months ended September 30, 1999 were $993 million and $2,743 million, respectively. This was an increase of $352 million, or 54.9%, for the three months ended September 30, 1999, and an increase of $1,081 million, or 65.0%, for the nine months ended September 30, 1999, compared with the same periods in 1998. The increases were due primarily to roaming expenses associated with the success of AT&T Digital One Rate service as off-network roaming minutes of use increased by 242.6% for the nine months ended September 30, 1999, compared with the same period in 1998, coupled with the costs of handsets provided to subscribers.

     Roaming expenses continued to negatively impact results for the three and nine months ended September 30, 1999; but to a lesser extent compared to earlier quarters, as the AT&T Wireless Group introduced initiatives to aggressively migrate more minutes onto the AT&T Wireless Group network as well as reduce roaming rates. The AT&T Wireless Group continues to seek to decrease roaming through capital spending for network expansion, acquisitions and affiliate launches. Roaming

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rates also have declined significantly as a result of renegotiated roaming agreements and the deployment of IRDB technology, which assists in identifying favorable roaming partners in areas not included in the AT&T Wireless Group's network. All of these efforts have resulted in a reduction of approximately 10% in the average roaming rate per minute paid to other carriers for the nine months ended September 30, 1999, compared with the same period in 1998. Compared to the third quarter of 1998, the average roaming rate per minute improved by approximately 20%.

     Depreciation and amortization. Depreciation and amortization expenses for the three and nine months ended September 30, 1999 were $333 million and $917 million, respectively. This was an increase of $53 million, or 18.9%, for the three months ended September 30, 1999, and an increase of $115 million, or 14.3%, for the nine months ended September 30, 1999, compared with the same periods in 1998. These increases primarily resulted from a larger asset base and additional amortization of goodwill and other purchased intangibles associated with the acquisition of Vanguard.

     Selling, general and administrative. Selling, general and administrative (SG&A) expenses for the three and nine months ended September 30, 1999 were $655 million and $1,833 million, respectively. This was an increase of $119 million, or 22.2%, for the three months ended September 30, 1999, and an increase of $283 million, or 18.3%, for nine months ended September 30, 1999, compared with the same periods in 1998. These increases were due to the greater marketing and selling costs and customer care associated with the higher growth of subscriber additions.

     For the three months ended September 30, 1999, SG&A expenses as a percent of total revenue were 32.0%, a 5.7 point improvement compared with the same period in the prior year. For the nine months ended September 30, 1999, SG&A expenses as a percent of total revenue were 33.4%, a 6.4 point improvement compared with the same period in the prior year. These reductions are due to expense leveraging primarily within general and administrative expenses.

     Asset impairment and restructuring charges. There were no asset impairment and restructuring charges for the three months ended September 30, 1998 or for the three and nine months ended September 30, 1999. Asset impairment and restructuring charges for the nine months ended September 30, 1998 were $60 million, which represented the costs associated with the write-down of the remaining assets associated with the AT&T Wireless Group's investment in its two-way messaging business.

     Other (expense) income, net. Other (expense) income, net includes gains or losses on sales or exchanges of assets, net equity earnings of investments, minority interests in earnings or losses of subsidiaries, and other miscellaneous items. Other (expense) income, net for the three and nine months ended September 30, 1999 was $(4) million and $180 million, respectively. Other (expense) income, net for the three and nine months ended September 30, 1998 was $56 million and $705 million, respectively. The decrease for the three months ended September 30, 1999 compared to the same period in 1998 was primarily due to a decrease in net equity earnings. The decrease for the nine months ended September 30, 1999 compared to the same period in 1998 was due to the pretax gains on sales in 1998 of LIN Television Corporation of $342 million, SmarTone Telecommunications Holdings Limited of $128 million and PriceCellular of $67 million.

     Interest expense. Interest expense consists primarily of interest on intercompany debt due to the AT&T Common Stock Group. Interest was charged at 7.75% per annum for the three and nine months ended September 30, 1998 and 7.25% per annum for the three and nine months ended September 30, 1999. Interest expense for the three and nine months ended September 30, 1999 was $32 million and $102 million, respectively. The decrease of $2 million, or 5.9%, for the three months ended September 30, 1999 compared with the same period of 1998 was the result of a lower interest rate in 1999, which was partially offset by a lower level of interest capitalized in 1999 since assets were placed into service as network build out was completed in certain markets. The increase of $17 million, or 20.0%, for the nine months ended September 30, 1999, compared with the same period in

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1998 was the result of a lower level of interest capitalized in 1999 since assets were placed into service as network build out was completed in certain markets, partially offset by the impact of the lower rate charged by AT&T in 1999.

     Provision (benefit) for income taxes. The provision for income taxes for the three and nine months ended September 30, 1999 was $14 million and $31 million, respectively, compared with a tax benefit of $6 million and a tax provision of $197 million for the three and nine months ended September 30, 1998, respectively. The effective tax rate for the nine months ended September 30, 1999 and 1998, was 41.3% and 44.5%, respectively. These decreases were due primarily to the change in the valuation allowance and other estimates between periods.

     Dividend requirements on preferred stock. The AT&T Wireless Group has $1.0 billion of preferred stock held by AT&T that pays dividends at 9% per annum. Dividend requirements on this preferred stock for the three and nine months ended September 30, 1999 and 1998 were $14 million and $41 million, respectively, net of amounts recorded in accordance with the tax sharing agreement described in Note 1 to the historical combined financial statements.

     YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Revenues. Total revenues for the year ended December 31, 1998 were $5,406 million, an increase of $738 million, or 15.8%, compared with 1997. Adjusting for the October 2, 1998 sale of the messaging business, total revenues for the year ended December 31, 1998 increased 17.2% compared with 1997. Total revenues for the year ended December 31, 1998 within the 850 megahertz markets were $4,747 million, an increase of $373 million, or 8.5%, compared with 1997. The rate of growth slowed in the 850 megahertz markets due to increased competition from new PCS competitors. This was somewhat offset by the success of the AT&T Digital One Rate service launched in May 1998. Total revenues for the year ended December 31, 1998 within the 1900 megahertz markets were $384 million, an increase of $367 million compared with 1997. The year-over-year growth in 1900 megahertz market revenues was primarily due to revenues generated from the 1900 megahertz markets launched by the AT&T Wireless Group during 1997, many in the latter part of that year.

     Services revenues for the year ended December 31, 1998 were $4,779 million, an increase of $530 million, or 12.5%, compared with 1997. The increase in services revenues was driven primarily by an increase in consolidated subscribers of 20.3%, due in large part to the success of AT&T Digital One Rate service and the full-year impact in 1998 of the nine 1900 megahertz markets that were launched in 1997. This was partially offset by a decline in ARPU. AT&T Digital One Rate service, was first introduced in May 1998. In 1998, 856,000 customers signed on to AT&T Digital One Rate service, 74% of which were new customers to the AT&T Wireless Group. Services revenues from the 850 megahertz markets were $4,240 million in 1998, an increase of $246 million, or 6.2%, compared with 1997. Services revenues from the 1900 megahertz markets were $284 million in 1998 compared with $5 million in 1997.

     As of December 31, 1998, the AT&T Wireless Group had 7.2 million consolidated subscribers, of which 60.7% were digital subscribers, an increase of 29.3% compared with 1997. Including AT&T Wireless Group's partnership markets, 5.2 million of the total 9.7 million subscribers were digital subscribers as of December 31, 1998. Segmented by market, 6.6 million of the consolidated subscribers were within the 850 megahertz markets, of which 57.0% were digital subscribers, and 0.6 million of the consolidated subscribers were within the 1900 megahertz markets as of December 31, 1998. As of December 31, 1998, penetration was 9.7% and 0.9% in the 850 megahertz and 1900 megahertz markets, respectively. This compares with a penetration of 8.9% in the 850 megahertz markets as of December 31, 1997. Penetration statistics for the 1900 megahertz markets as of December 31, 1997 are not meaningful due to the launch of these markets in the later half of that year.

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     The AT&T Wireless Group's ARPU in the 850 megahertz markets for the year ended December 31, 1998 was $56.7, a decrease of $3.0, or 5.0%, compared with 1997. In the fourth quarter of 1998, however, ARPU increased 1.6% over the prior year's quarter compared with quarter-over-quarter declines of 10.8%, 7.4% and 3.7% in the first, second, and third quarters of 1998, respectively. AT&T Digital One Rate service was responsible primarily for the increase in ARPU in the fourth quarter, and the slowdown in the ARPU decline in the second and third quarters of 1998. ARPU in the 1900 megahertz markets was $75.0 in 1998. During 1998, AT&T Wireless Group's ARPU remained significantly higher than the wireless industry average.

     Equipment revenues for the year ended December 31, 1998 were $627 million, an increase of $208 million, or 49.6%, compared with 1997. This increase was due primarily to increased gross consolidated subscriber additions substantially attributable to the success of AT&T Digital One Rate service, as well as increased migration of subscribers from analog to digital service. Equipment revenues within the 850 megahertz markets were $507 million in 1998, an increase of $127 million, or 33.4%, compared with 1997. Equipment revenues within the 1900 megahertz markets were $100 million in 1998 compared with $12 million in 1997.

     Network and other costs of services. Network and other costs of services expenses for the year ended December 31, 1998 were $2,428 million, an increase of $658 million, or 37.2%, compared with 1997. This increase was due primarily to higher roaming costs paid to other wireless providers reflecting increased calling volumes due in part to the introduction of AT&T Digital One Rate service, and the costs associated with increased handset sales.

     The AT&T Wireless Group has taken a number of steps to control increases in roaming expenses, including expansion of its network coverage, acceleration of digital buildouts and acquisitions of and partnering with other wireless providers. In addition, the AT&T Wireless Group has been aggressively negotiating lower roaming rates with other wireless providers and maximizing roaming activity with its partners. The AT&T Wireless Group expects that technological developments, including handsets that can more easily be programmed with preferred roaming providers and tri-mode handsets that will allow roaming between its networks, will help to manage its roaming costs.

     Depreciation and amortization. Depreciation and amortization expenses for the year ended December 31, 1998 were $1,079 million, an increase of $253 million, or 30.6%, compared with 1997. This increase reflects a full year of depreciation expense on assets related to the launch of the new 1900 megahertz markets during the latter half of 1997.

     During 1998, the AT&T Wireless Group completed a review of the estimated service lives of some of its wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of this equipment were changed from 12 years to varying periods primarily ranging from seven to 10 years, with certain assets being changed to 15 years, depending on the nature of the equipment. These changes resulted in an annual increase in depreciation expense of $42 million in 1998.

     Selling, general and administrative. SG&A expenses for the year ended December 31, 1998 were $2,122 million, an increase of $140 million, or 7.1%, compared with 1997. This increase resulted primarily from increased advertising and other marketing costs to aggressively launch and support the new 1900 megahertz market launches. SG&A remained essentially flat in the 850 megahertz markets despite increases in revenues and subscribers, reflecting a decrease in selling and marketing costs associated with customer acquisitions in these markets and a reduction in headcount in other general and administrative functions. SG&A associated with the 1900 megahertz markets increased $141 million, or 82.0%, compared with 1997, driven by subscriber growth within those markets.

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     For the year ended December 31, 1998, SG&A expenses as a percent of total revenue were 39.3%, a 3.2 point reduction compared with 1997, due to expense leveraging, primarily within general and administrative expenses.

     Asset impairment and restructuring charges. Asset impairment and restructuring charges for the year ended December 31, 1998, were $120 million, a decrease of $40 million, or 25.0%, compared with 1997. During 1998, the AT&T Wireless Group recorded a pretax asset impairment charge of $120 million, which represented the write-down of unrecoverable assets associated with nonstrategic businesses. During 1997, the AT&T Wireless Group recorded a pretax charge of $160 million related to the decision to no longer pursue a two-way messaging business. This charge included costs associated with the write-down of unrecoverable assets, as well as costs related to contractual obligations and termination penalties.

     Other (expense) income, net. Other (expense) income, net includes gains or losses on sales or exchanges of assets, net equity earnings of investments, minority interests in earnings or losses of subsidiaries, and other miscellaneous items. Other (expense) income, net for the year ended December 31, 1998 was $764 million, an increase of $476 million, or 165.3%, compared with 1997. The increase primarily was due to 1998 pretax gains on the sales of LIN-TV of $342 million, SmarTone of $128 million and PriceCellular of $67 million. These gains were slightly offset by a decline in net equity earnings resulting primarily from international investments compared with 1997.

     Interest expense. Interest expense consists primarily of interest on the intercompany debt due to the AT&T Common Stock Group. Interest was charged at 7.75% per annum. Interest expense for the year ended December 31, 1998 was $120 million, compared with no interest expense in 1997. In 1997, all of the interest expense was capitalized as the AT&T Wireless Group continued to build out its network. In 1998, its build out was complete in certain markets and therefore, it was no longer appropriate to capitalize interest associated with certain of these assets.

     Provision for income taxes. The provision for income taxes for the year ended December 31, 1998 was $137 million, an increase of $44 million, or 47.3%, compared with 1997 due to higher levels of pretax income in 1998. The effective tax rate was 45.5% and 42.7% for the years ended December 31, 1998 and 1997, respectively. The increase in the effective tax rate was driven primarily by increased unutilized foreign equity losses in 1998 compared with 1997.

     Dividend requirements on preferred stock. The AT&T Wireless Group has $1.0 billion of preferred stock held by the AT&T Common Stock Group that pays dividends at 9% per annum. Dividend requirements on this preferred stock for the year ended December 31, 1998 and 1997 were $56 million in each year, net of amounts recorded in accordance with the methodology of the tax sharing agreement described in Note 1 to the historical combined financial statements.

     YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     Revenues. Total revenues for the year ended December 31, 1997 were $4,668 million, an increase of $422 million, or 9.9%, compared with 1996. In December 1996, the AT&T Wireless Group sold wireless properties in Arkansas. Adjusted for the impact of this disposal, the 1997 growth rate would have been 12.5%. Total revenues for the year ended December 31, 1997 from 850 megahertz markets were $4,374 million, an increase of $426 million, or 10.8%, compared with 1996. The rate of growth in the 850 megahertz markets was impacted as new PCS competitors entered a number of the 850 markets. Total revenues for the year ended December 31, 1997 within the 1900 megahertz markets were $17 million in 1997, as a result of the market launches late in that year.

     Services revenues for the year ended December 31, 1997 were $4,249 million, an increase of $362 million, or 9.3%, compared with 1996. The increase in services revenues primarily was driven by consolidated subscriber growth of 18.5% (as adjusted for the sale of the Arkansas properties).

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Partially offsetting this increase was a decrease in ARPU. Service revenues for the 850 megahertz markets were $3,994 million in 1997, an increase of $379 million, or 10.5%, compared with 1996.

     As of December 31, 1997, the AT&T Wireless Group had 6.0 million consolidated subscribers, an increase of 0.9 million, or 18.5%, compared with December 31, 1996, of which 29.3% were digital subscribers, an increase of 18.1%. These consolidated subscribers were almost exclusively within the 850 megahertz markets, with 1900 megahertz market subscribers totaling less than 0.1 million as of December 31, 1997. As of December 31, 1997, penetration in the 850 megahertz markets was 8.9%, compared with 7.6% as of December 31, 1996. Including partnership markets, the AT&T Wireless Group had 8.1 million total subscribers as of December 31, 1997, an increase of 1.2 million, or 16.8%, compared with the number of total subscribers as of December 31, 1996.

     The AT&T Wireless Group's ARPU in the 850 megahertz markets for the year ended December 31, 1997 was $59.7, a decrease of $6.9, or 10.4%, compared with 1996. Although declines in ARPU were experienced throughout the wireless industry primarily as a result of lower prices from increased competition from new market entrants, the AT&T Wireless Group's ARPU remained significantly above the industry average.

     Equipment revenues for the year ended December 31, 1997 were $419 million, an increase of $60 million, or 16.7%, compared with 1996. This increase primarily reflected the growth in gross consolidated subscriber additions of 9.3%, and the commencement of large scale migration of customers from analog to digital service. Equipment revenues also increased as a result of increased sales of higher-priced handsets compared with 1996. Equipment revenues within the 850 megahertz markets totaled $380 million in 1997, an increase of $47 million, or 14.1%, compared with 1996. Equipment revenues within the 1900 megahertz markets were only $12 million in 1997.

     Network and other costs of services. Network and other costs of services expenses for the year ended December 31, 1997 were $1,770 million, an increase of $141 million, or 8.7%, compared with 1996. The increase was due primarily to increased costs of handsets and accessories from the increase in gross subscriber additions and customer migrations from analog to digital service. In addition, expenses to operate and maintain our network increased as a result of higher calling volumes. These increases were partially offset by a reduction in roaming fraud costs from approximately $55 million in 1996 to $10 million in 1997, as improved fraud management controls were implemented during 1997.

     Depreciation and amortization. Depreciation and amortization expenses for the year ended December 31, 1997 were $826 million, an increase of $166 million, or 25.2%, compared with 1996. This increase reflects a partial year of depreciation on assets placed in service associated with the launch of new 1900 megahertz markets during the latter half of 1997.

     Selling, general and administrative. SG&A expenses for the year ended December 31, 1997 were $1,982 million, an increase of $259 million, or 15.0%, compared with 1996. Nearly half of the increase in 1997 was due to spending to acquire new subscribers, including additional marketing expenses related to the launching of the 1900 megahertz markets. The remaining increase was attributable to costs incurred to maintain computer systems and to support a large and growing subscriber base.

     For the year ended December 31, 1997, SG&A expenses as a percent of total revenue were 42.5%, a 2.0 point increase compared with 1996. The increase was associated primarily with sales and marketing costs related to the 1900 megahertz markets.

     Asset impairment and restructuring charges. Asset impairment and restructuring charges for the year ended December 31, 1997 were $160 million, related to the decision to discontinue pursuing a two-way messaging business. This charge included costs associated with the write-down of

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unrecoverable assets, as well as costs related to contractual obligations and termination penalties. There were no asset impairment or restructuring charges in 1996.

     Other (expense) income, net. Other (expense) income, net includes gains or losses on sales or exchanges of assets, net equity earnings of investments, minority interests in earnings or losses of subsidiaries and other miscellaneous items. Other (expense) income, net for the year ended December 31, 1997 was $288 million, a decrease of $58 million, or 16.8%, compared with 1996. The decrease was due primarily to the 1996 pretax gains from the sale and exchange of certain cellular properties with SBC of $131 million, as well as a pretax gain of $28 million from the sale of our equity investment in Movitel. This was partially offset by a 1997 pretax gain of $45 million on the sale of a portion of our investment in SmarTone, a $25 million pretax distribution from a nonconsolidated investment, and higher net equity earnings from investments.

     Interest Expense. Interest expense consists primarily of interest on intercompany debt due to AT&T Common Stock Group. Interest was charged at 7.75% per annum. In 1997 and 1996, the AT&T Wireless Group capitalized all interest expense due to continuing significant build out particularly in 1900 megahertz markets.

     Provision for income taxes. The provision for income taxes for the year ended December 31, 1997 was $93 million, a decrease of $170 million, or 64.6%, compared with 1996 due to higher amounts of pre tax income in 1996. The effective tax rate was 42.7% and 45.3% for the years ended December 31, 1997 and 1996, respectively. The decrease in the effective tax rate was due primarily to the impact of the change in valuation allowance and other estimates in 1997 as compared with 1996 offset by the impact of unutilized foreign losses.

     Dividend requirements on preferred stock. The AT&T Wireless Group has $1.0 billion of preferred stock held by the AT&T Common Stock Group that pays dividends at 9% per year. Dividend requirements on this preferred stock for the year ended December 31, 1997 and 1996 were $56 million in each year, net of amounts recorded in accordance with the methodology of the tax sharing agreement described in Note 1 to the historical combined financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     The continued expansion of the AT&T Wireless Group's network and the marketing and distribution of its products and services will continue to require substantial capital. The AT&T Wireless Group has funded its operations by internally generated funds, intercompany borrowings from the AT&T Common Stock Group and capital contributions from the AT&T Common Stock Group. Capital contributions from the AT&T Common Stock Group include acquisitions made by the AT&T Common Stock Group that have been attributed to the AT&T Wireless Group. The AT&T Common Stock Group has provided financing at interest rates and on terms and conditions that are consistent with those the AT&T Wireless Group would receive as a stand-alone entity. Sources for the AT&T Wireless Group's future financing requirements may include the issuance of additional AT&T Wireless Group tracking stock and the borrowing of funds.

     Net cash provided by operating activities for the nine months ended September 30, 1999 was $527 million compared with a $96 million use of cash in the same period of 1998. The difference was due to increased EBITDA excluding asset impairment and restructuring charges, lower payments of accounts payable and decreases in compensation and other operating accruals. Net cash used in investing activities for the nine months ended September 30, 1999 was $1,158 million compared with $667 million of net cash provided by investing activities for the same period in 1998. The difference was due primarily to lower cash proceeds from the sales of equity investments and higher capital expenditures to upgrade and increase capacity in existing markets as well as to expand the national footprint. Net cash provided by financing activities for the nine months ended September 30, 1999 was $620 million compared with $533 million of cash used for the same period in 1998. The

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difference was due primarily to increased debt financing from AT&T to fund the higher capital expenditures and decreased transfers to AT&T as compared to 1998 because of lower equity investment distributions and sales in 1999.

     Net cash provided by operating activities for the year ended December 31, 1998 was $414 million, a decrease of $924 million compared with $1,338 million of cash provided by operating activities in 1997 primarily due to increased EBITDA excluding asset impairment and restructuring charges, increased accounts receivable largely driven by higher revenues, as well as a net increase in other operating assets and liabilities. Net cash provided by investing activities for the year ended December 31, 1998 was $238 million, compared with a $2,164 million use of cash in 1997 for investing activities primarily due to higher sales of equity investments and consolidated business and lower capital expenditures in 1998. The net use of cash in 1997 was due primarily to spending associated with the new 1900 megahertz market launches. Net cash used in financing activities for the year ended December 31, 1998 was $631 million compared with net cash provided by financing activities of $742 million in 1997 primarily due to higher transfers to AT&T resulting from the additional sales of equity investments and consolidated businesses in 1998 as stated above. The net cash provided by financing activities in 1997 was due primarily to transfers from AT&T in order to fund the investing activities for that year.

     Net cash provided by operating activities for the year ended December 31, 1997 was $1,338 million, an increase of $155 million compared with 1996 due primarily to a lower increase in accounts receivable and an increase in accounts payable. Net cash used in investing activities for the year ended December 31, 1997 was $2,164 million, an increase of $305 million from the $1,859 million of cash used in 1996 due to cash generated from dispositions of business in 1996 coupled with increased acquisitions of licenses in 1997, and higher capital expenditures in 1997 associated with the build out of the new 1900 megahertz markets. These were partially offset by higher proceeds from the sales of and distributions from equity investments in 1997 as compared with 1996. Net cash provided by financing activities for the year ended December 31, 1997 was $742 million, an increase of $32 million compared with $710 million of cash provided in 1996 due primarily to cash received from minority partners in 1996 to help fund the build out for markets that were launched in 1997.

     EBITDA is a measure used by the chief operating decision-makers to measure our ability to generate cash flow. EBITDA may or may not be consistent with the calculation of EBITDA for other public companies and should not be viewed by investors as an alternative to generally accepted accounting principles measures of performance or to cash flows from operating, investing and financing activities as a measure of liquidity. EBITDA margins (defined as EBITDA as a percentage of total revenues) as calculated by the AT&T Wireless Group may not be comparable to similar measures reported by other wireless providers. The AT&T Wireless Group records within services revenue roaming activity which is billed to subscribers for usage outside of the AT&T network. Concurrently, the AT&T Wireless Group records roaming charges paid to other providers as network and other cost of service.

     In each of the periods presented, EBITDA and EBITDA margins were favorably impacted by revenue growth. In particular AT&T Digital One Rate Service favorably impacted 1998 and 1999. EBITDA and EBITDA margins were also favorably impacted in the 1999 periods as fixed and variable operating expenses were covered over a growing subscriber base, particularly for the 1900 megahertz markets. The build out and launch of services in new 1900 megahertz markets, sales and marketing costs (including handset subsidies) of acquiring new customers, aggressive migration of customers to digital service, the higher roaming expenses associated with the increasing number of AT&T Digital One Rate and other expanded area plan subscribers, along with subsequent operational growth, all negatively impacted EBITDA and EBITDA margins during these periods.

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     EBITDA for the three and nine months ended September 30, 1999 was $401 million and $914 million, respectively. This was an increase of $157 million, or 64.3%, for the three months ended September 30, 1999 and an increase of $289 million, or 46.2%, for the nine months ended September 30, 1999 compared with the same periods in 1998. Excluding a pretax asset impairment and restructuring charge of $60 million in 1998, the increase was $229 million for the nine months ended September 30, 1999. The EBITDA growth rate during the three month period increased compared with the year-to-year EBITDA growth rate recorded during the nine months ended September 30, 1999.

     Within the 850 megahertz markets, EBITDA for the three and nine months ended September 30, 1999 was $422 million and $1,074 million, respectively. This was an increase of $86 million, or 25.5%, for the three months ended September 30, 1999 and an increase of $66 million, or 6.5%, for the nine months ended September 30, 1999.

     Within the 1900 megahertz markets, EBITDA for the three and nine months ended September 30, 1999 was $(6) million and $(121) million, respectively. This was an improvement of $83 million, for the three months ended September 30, 1999 and an improvement of $188 million compared with the same periods in 1998.

     Excluding the aforementioned pretax asset impairment and restructuring charge of $60 million in 1998, EBITDA margins were 16.6% for the nine months ended September 30, 1999, compared with 17.6% for the same periods in 1998. EBITDA margins within the 850 megahertz markets were 23.7% for the nine months ended September 30, 1999, compared with 29.2% for the nine months ended September 30, 1998. EBITDA margins within the 1900 megahertz markets were (13.7%) for the nine months ended September 30, 1999, compared to (151.5%) for the nine months ended September 30, 1998.

     EBITDA for the year ended December 31, 1998 was $856 million compared with $916 million in 1997, excluding the pretax asset impairment and restructuring charges of $120 million in 1998 and $160 million in 1997.

     EBITDA for the year ended December 31, 1998 within the 850 megahertz markets was $1,261 million, an increase of $82 million, or 7.0%, compared with 1997. Within the 1900 megahertz markets, EBITDA was ($373) million in 1998 compared with ($212) million in 1997.

     EBITDA for the year ended December 31, 1997 was $916 million compared with $894 million in 1996, excluding the pretax asset impairment and restructuring charge of $160 million in 1997.

     EBITDA for the year ended December 31, 1997 within the 850 megahertz markets was $1,179 million, an increase of $186 million, or 18.7%, compared with 1996. Within the 1900 megahertz markets, EBITDA was ($212) million in 1997 compared with ($63) million in 1996.

     Excluding the pretax asset impairment and restructuring charge of $120 million in 1998 and $160 million in 1997, EBITDA margins were 15.8% in 1998 compared with 19.6% in 1997 and 21.1% in 1996. EBITDA margins within the 850 megahertz markets were 26.6% in 1998, compared with 27.0% in 1997 and 25.2% in 1996.

     Capital expenditures for the nine months ended September 30, 1999 were $1,393 million. This represented an increase of $826 million, or 145.7%, compared with the same period in 1998. Capital expenditures within the 850 megahertz markets, including spending associated with administrative functions, totaled $803 million during the nine months ended September 30, 1999, an increase of 164.1%. Network capital expenditures within the 1900 megahertz markets totaled $523 million during the nine months ended September 30, 1999, an increase of 181.2%, compared with the same period in 1998.

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

     Capital expenditures for the year ended December 31, 1998 were $1,136 million, a decrease of $514 million, or 31.2%, compared with 1997. Capital expenditures were $645 million in the 850 megahertz markets, including spending associated with administrative functions, a decrease of $57 million, or 8.1%, compared with 1997. This decrease resulted from significant spending in 1997 associated with the 1900 megahertz market launches. Network capital expenditures were $384 million in the 1900 megahertz markets during 1998, a reduction of $428 million, or 52.7%, compared with 1997.

     Capital expenditures for the year ended December 31, 1997 were $1,650 million, a decrease of $356 million, or 17.7%, compared with 1996. Decreased capital expenditures in the 850 megahertz markets were partially offset by spending for the build out of the 1900 megahertz markets. Capital spending for the 850 megahertz markets, including spending associated with administrative functions, declined from $1,071 million in 1996 to $701 million in 1997, a reduction of 34.5%. Conversely, 1900 megahertz market network spending increased from $632 million in 1996 to $812 million in 1997, an increase of 28.5%.

     Financing activities for the AT&T Wireless Group will be managed by AT&T on a centralized basis and subject to the review of the AT&T Wireless Group capital stock committee. Loans from AT&T or any member of the AT&T Common Stock Group to any member of the AT&T Wireless Group will be made at interest rates and on other terms and conditions designed to be substantially equivalent to the interest rates and other terms and conditions that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T or members of the AT&T Common Stock Group may have acquired the funds. If, however, AT&T incurs any fees or charges in order to keep available funds for use by the AT&T Wireless Group, those fees or charges will be allocated to the AT&T Wireless Group. In addition, any difference between AT&T's borrowing rates and the rates charged to the AT&T Wireless Group, which we expect will be higher, will be reflected in the financial statements of the AT&T Common Stock Group.

     In determining the initial capitalization of the AT&T Wireless Group, a number of factors were considered. These factors included the prospective financing requirements, the desired stand-alone credit rating, working capital and capital expenditure requirements, and the initial ratio of total debt and preferred stock to EBITDA as compared to other companies in its industry.

FINANCIAL CONDITION

     Total assets were $22,856 million as of September 30, 1999, an increase of $3,396 million, or 17.5%, compared with December 31, 1998, due primarily to increases in goodwill, licensing costs and property, plant and equipment associated with our acquisitions of Vanguard, Honolulu Cellular and Bakersfield Cellular. In addition, higher nonconsolidated investments primarily as a result of our investment in Rogers Cantel and increased accounts receivable associated with higher revenues also contributed to the increase in total assets.

     Total liabilities were $8,961 million as of September 30, 1999, an increase of $1,138 million, or 14.5%, compared with December 31, 1998, primarily debt due to the AT&T Common Stock Group, increases in operating accruals and higher deferred income taxes.

     Total preferred stock held by AT&T was $1.0 billion at both September 30, 1999, and December 31, 1998. Dividends payable on the preferred stock was paid at 9% per annum.

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     Total shareowner's equity was $13,818 million as of September 30, 1999, an increase of $2,286 million, or 19.8%, compared with December 31, 1998, due primarily to increased transfers from the AT&T Common Stock Group.

     Total assets were $19,460 million as of December 31, 1998, an increase of $420 million, or 2.2%, compared with December 31, 1997, due primarily to increased investments in nonconsolidated investments and increased accounts receivable due to growth in revenues. These increases were partially offset by declines in licensing costs due to the contribution of certain licenses as part of the investments in nonconsolidated subsidiaries, the disposition of certain licenses and the amortization for the period.

     Total liabilities were $7,823 million as of December 31, 1998, an increase of $135 million, or 1.8%, compared with December 31, 1997, primarily as a result of an increase in accounts payable.

     Total shareowner's equity was $11,532 million as of December 31, 1998, an increase of $345 million, or 3.1%, compared with December 31, 1997, due primarily to transfers from AT&T that represents the net balance of intercompany transactions between the AT&T Wireless Group and AT&T in 1997.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the AT&T Wireless Group this means that the standard must be adopted no later than January 1, 2001. Management does not expect the adoption of this standard will have a material impact on the AT&T Wireless Group's results of operations, financial position or cash flows.

YEAR 2000

     The AT&T Wireless Group prepared its systems and applications for the year 2000 (Y2K) through its involvement and participation in AT&T's company-wide Y2K program. The issue the Y2K program addressed was the use of a two-digit year field instead of a four-digit year field in computer systems. If computer systems cannot distinguish between the year 1900 and the year 2000, system failures or other computer errors could result. The potential for failures and errors spans all aspects of our business, including computer systems, voice and data networks, and building infrastructures. AT&T and the AT&T Wireless Group also are faced with addressing interdependencies with our suppliers, connecting carriers and major customers, all of whom face the same issue. January 1, 2000 passed without the occurrence of any significant Y2K problems being reported.

     AT&T's Y2K program was focused on four interrelated categories that are critical to maintaining uninterrupted service to our customers: AT&T-developed applications and their external interfaces, AT&T networks, information-technology (IT) platforms that support the applications and non-IT infrastructure.

     Progress in the Y2K program is measured by certain key milestones or phases common to each category of systems. These milestones are: assessment, repair/remediation, testing and certification.

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

AT&T monitors and tracks the progress of our Y2K program through a series of scorecards that capture the activities related to the Y2K process phases.

     As of September 30, 1999, AT&T's network services and AT&T-developed applications and their external interfaces are Y2K compliant. This means they have been assessed for the Y2K impacts, repaired if necessary, tested and fully deployed. As of September 30, 1999, within the IT-infrastructure category, some non-critical desktops remained to be certified and a small number of sites remained to be certified in the non-IT infrastructure category. The certification of these remaining desktops and sites was completed in November 1999.

     PROGRAM STATUS

     AT&T now has over 3,500 applications that

     - directly support AT&T's voice and data telecommunications network (including wired and wireless),

     - are critical to the provisioning, administration, maintenance and customer service/support related to AT&T's telecommunications services, and

     - support AT&T's sales and marketing organizations, other AT&T services and internal administrative functions.

     These applications represent over 385 million lines of code. As of September 30, 1999, these applications were 100% compliant.

     With respect to external (third-party) interface assessment, formal letters were sent to about 2,000 domestic telecommunications companies and international telecommunications authorities to request information on their Y2K plans and targets for compliance. We have identified over 1,000 different types of third-party interfaces and about 10,000 total instances of those types. As of September 30, 1999, AT&T was 100% complete with Y2K certification of external interfaces.

     AT&T's networks (wired and wireless) are critical to providing top-quality, reliable service to AT&T customers. As of September 30, 1999, the assessment, repair and certification phases of the operation-support systems (OS) were 100% complete and these systems are now fully deployed. In addition to the AT&T-developed applications supporting the network, AT&T has inventoried about 2,000 unique types (manufactured/model combinations) of externally purchased network elements (NE) including switches, routers, network-control points and signal-transfer points. Additional Y2K testing is conducted to independently verify supplier claims of compliance. All of the NEs are now certified. After OS/NE certification is complete, AT&T performs integration testing to verify Y2K certification of NEs in conjunction with the associated OS applications. Such integration testing is 100% completed, and all of the NEs are fully deployed.

     The IT infrastructure category addresses not only the computing platforms that are critical to the AT&T-developed applications, but also the common modules, communications protocols, the internal AT&T wide-area and local-area networks, desktop hardware/software and the internal voice network. As of September 30, 1999, AT&T was 100% compliant in computing platforms, about 95% compliant in desktops, 100% compliant in voice systems and adjuncts, and 100% compliant in data networks. AT&T completed the validation process in November 1999.

     The non-IT infrastructure focuses on the energy- and environment-management systems that are critical to various computer systems, as well as safety, security and operations. This aspect of the Y2K program encompasses more than 18,000 sites, including thousands of repeater huts, radio towers and wireless cell sites. As of September 30, 1999, 100% of all sites completed inventory and assessment and about 97% are compliant (or not impacted). The small number of remaining sites that still remained to be certified as compliant were completed in November 1999.

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     In addition, as of September 30, 1999, AT&T has virtually completed network interoperability tests with a variety of domestic and international testing partners, with the remaining two tests completed in November 1999. These tests are designed to exercise the network across a range of our vendors, and across a range of AT&T voice, private line, and data services. We have also completed testing with key customer and industry segments, including the financial community, insurance, power utilities, federal government and others. All test results to date have been positive.

     COSTS

     AT&T has expended approximately $675 million since inception in 1997 on all phases of the Y2K project, of which approximately $61 million represented the AT&T Wireless Group's portion of those costs. This figure includes about $76 million of costs for all of AT&T incurred during the third quarter of 1999, of which about $5 million pertain to the AT&T Wireless Group. Of the total AT&T third-quarter costs, approximately $11 million represented capital spending for upgrading and replacing non-compliant computer systems and network components. Less than half of the total AT&T 1999 costs incurred to date represent IT resources that have been redeployed from other projects and are expected to return to those projects upon completion of the Y2K project. AT&T anticipates remaining Y2K costs for 1999, inclusive of approximately $3 million projected expenditures for the AT&T Wireless Group, will be approximately $64 million. This projection includes approximately $21 million of capitalized costs for all of AT&T, of which less than $1 million pertain to the AT&T Wireless Group. The remaining projected expenditures primarily will consist of continued independent verification and validation, contingency planning testing, assurance of "clean management" disciplines, completion of document retention requirements, and continued communications expansion and enhancement.

     RISK ASSESSMENT

     AT&T has assessed its business exposure that would result from a failure of the Y2K program, as well as those of our suppliers, connecting carriers and major customers. Such failures would result in business consequences that could include failure to be able to serve customers, loss of network functionality, inability to render accurate bills, lost revenues, harm to the AT&T brand, legal and regulatory exposure, and failure of management controls. Although AT&T and the AT&T Wireless Group believe that internal Y2K compliance will be achieved no later than December 31, 1999, there can be no assurance that the Y2K problem will not have a material adverse effect on our business, financial condition or results of operations.

     CONTINGENCY PLANS

     AT&T's contingency planning program focused on 38 critical business processes and many more that are designated as "important" or "support." The plans addressed all facets of business continuity, including key suppliers, systems/applications, IT infrastructure and work centers. Specific examples of AT&T's contingency plan initiatives include the following:

     - Plans are under way to engineer additional network capacity and to position AT&T personnel on site at critical locations to monitor operations and manage increases in work and call volumes.

     - Agreements are being negotiated with contractors and vendors to ensure the availability of on-site technical support. This coverage includes, but is not limited to, network centers and sites, customer care centers and data centers.

     - AT&T is planning to proactively stage power, fuel, water, heating, air conditioning and ventilation sources to support critical business operations and personnel requirements.

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     - Alternate procedures and processes are being developed to support critical customer functions, including alternative procedures for rapid repair, recovery and restoration of critical technology components by business resumption teams.

     - Procedures to perform database backups, hardcopy printouts, data retention and recovery are being established for business critical data.

     RISK MANAGEMENT

     In addition to the contingency planning program, AT&T has implemented an Independent Verification and Validation program for applications to validate the quality of application remediation testing, as well as the continuing compliance of systems put back into production. AT&T also continues to conduct independent audits across critical areas of the Y2K program.

     AT&T continues to monitor the progress of over 50 countries who represent a significant revenue source. Based on assessments aggregated by the Network Reliability and Interoperability Council, the outlook for Y2K readiness for these countries and their carriers continues to improve. Network interoperability testing results also support this view.

     To maintain a state of readiness and further protect against potential Y2K-related service disruption, AT&T has instituted a special "quiet period" from December 1, 1999 through January 15, 2000. During this period, no new software or hardware will be introduced into the network or support systems. Provisioning and scheduled maintenance also will be limited.

SUBSEQUENT EVENTS

     On October 6, 1999, AT&T and Dobson announced the signing of a definitive agreement to acquire American Cellular through a newly created joint venture for $2.32 billion. This joint venture interest will be included in the AT&T Wireless Group. Dobson will be responsible for day-to-day management of the joint venture, which will be equally owned and jointly controlled by Dobson and the AT&T Wireless Group. The acquisition will be funded with non-recourse bank debt by the joint venture and cash equity contributions of up to approximately $370 million from each of the two partners. The boards of AT&T, Dobson and American Cellular have approved the transaction. The acquisition, which is expected to close in the first quarter of 2000, is subject to federal regulatory approval and certain other conditions.

     On October 1, 1999, CMT Partners distributed certain assets including its ownership interest in Kansas City, Missouri and Dallas, Texas to its partners. Through this distribution, the AT&T Wireless Group received ownership of the Dallas, Texas market and Vodafone Airtouch obtained ownership of the Kansas City, Missouri market. The AT&T Wireless Group is now the sole owner of the market in Dallas, Texas. The AT&T Wireless Group continues to hold a 50% equity and voting interest in the remaining assets of CMT Partners.

     The AT&T Wireless Group also acquired other cellular markets in California, Idaho and Louisiana. These acquisitions were accounted for under the purchase method. The pro forma operating results of these acquisitions are not material to the overall operating results of the AT&T Wireless Group.

     Subsequent to September 1999, the AT&T Wireless Group purchased minority interests in several of their markets that they did not wholly own. These purchases totaled $61 million.

     The AT&T Wireless Group has a signed agreement to sell one of its equity investments for an expected gain of approximately $40 million. This transaction is expected to close in the first quarter of 2000.

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     Asset impairment charges of $531 million were recorded primarily resulting from the planned disposal of wireless network equipment in conjunction with a program to increase the capacity and operating efficiency of the wireless network. As part of this multi-vendor wireless program recently announced by the AT&T Wireless Group contracts are being executed with certain vendors to replace significant portions of the wireless infrastructure equipment in the Western United States and New York markets. The program will provide the AT&T Wireless Group with the newest technology available and allow it to seamlessly evolve to new third generation digital technology, which will provide high-speed data and global roaming capabilities. We anticipate the migration to be significantly completed by the end of 2000.

     The planned disposals of the existing assets and imminent move to the next generation technology are events that require an evaluation of asset impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." As a result, a non-cash charge of $531 million ($328 million after tax) will be taken in the fourth quarter of 1999 to write these assets down to their estimated fair market value. Since there is no readily available fair market value, discounted net cash flows were used to determine fair market value. As the assets will remain in service for some time prior to actual disposition, the AT&T Wireless Group will accelerate the recognition of depreciation expense on these assets over their shortened remaining service life.

FORWARD-LOOKING STATEMENTS

     Except for the historical statements and discussions we include in this proxy statement, statements in this proxy statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements concerning future operating performance, Y2K compliance, the AT&T Wireless Group's share of new and existing markets, the AT&T Wireless Group's short- and long-term revenue and earnings growth rates, general industry growth rates and the AT&T Wireless Group's performance relative thereto. These forward-looking statements rely on a number of assumptions concerning future events, including the adoption and implementation of balanced and effective rules and regulations by the FCC and the state public regulatory agencies, and the AT&T Wireless Group's ability to achieve a significant market penetration in new markets. These forward-looking statements are subject to a number of uncertainties and other factors, many of which are outside the control of the AT&T Wireless Group, that could cause actual results to differ materially from such statements. The AT&T Wireless Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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

                RELATIONSHIP BETWEEN THE AT&T COMMON STOCK GROUP
                          AND THE AT&T WIRELESS GROUP

     The description of the AT&T Wireless Group capital stock committee and the AT&T Wireless Group policy statement below is not complete and is qualified in its entirety by reference to the by-law amendment and the AT&T Wireless Group policy statement, copies of which we include as Appendix B to this proxy statement and incorporate by reference. All shareholders are urged to read them in their entirety.

AT&T WIRELESS GROUP CAPITAL STOCK COMMITTEE

     Upon creation and issuance of AT&T Wireless Group tracking stock, we will amend our by-laws to establish the AT&T Wireless Group capital stock committee of our board of directors to oversee the interaction between the businesses of the AT&T Common Stock Group and the AT&T Wireless Group. The members of the AT&T Wireless Group capital stock committee will be selected by our board of directors. The by-law amendment provides that our board of directors will delegate to the AT&T Wireless Group capital stock committee authority to:

     - interpret, make determinations under and oversee the implementation of the policies described in the Policy Statement Regarding AT&T Wireless Group Tracking Stock Matters described under "-- AT&T Wireless Group Policy Statement,"

     - review the policies, programs and practices of AT&T relating to:

        -- the business and financial relationships between AT&T or any of its units, other than the Liberty Media Group, with the AT&T Wireless Group,

        -- dividends in respect of, disclosures to shareholders and the public concerning, and transactions by AT&T or any of its subsidiaries, other than subsidiaries included in the Liberty Media Group, in shares of AT&T Wireless Group tracking stock, and

        -- any matters arising in connection with any of the foregoing, all to the extent the AT&T Wireless Group capital stock committee may deem appropriate, and

     - recommend changes in the policies, programs and practices that the AT&T Wireless Group capital stock committee may deem appropriate.

     The AT&T Wireless Group capital stock committee will have and may exercise such other powers, authority and responsibilities as our board of directors may determine from time to time. Although our board of directors has no present intention to do so, it may modify, suspend or rescind the by-law amendment or adopt additional by-laws, at any time, without the approval of our shareholders, subject to our board of directors' fiduciary duties.

AT&T WIRELESS GROUP POLICY STATEMENT

     In connection with the creation and issuance of AT&T Wireless Group tracking stock, AT&T will, effective upon issuance of AT&T Wireless Group tracking stock, adopt the AT&T Wireless Group policy statement, which AT&T intends to follow.

     GENERAL POLICY

     Our board of directors has determined that all material matters in which holders of AT&T common stock and AT&T Wireless Group tracking stock may have divergent interests will be

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generally resolved in a manner that is in the best interests of AT&T and all of its common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of AT&T common shares. Under the AT&T Wireless Group policy statement, the relationship between the AT&T Common Stock Group and the AT&T Wireless Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing.

     RELATIONSHIP BETWEEN THE AT&T COMMON STOCK GROUP AND THE AT&T WIRELESS
GROUP

     The AT&T Wireless Group policy statement provides that AT&T will seek to manage the AT&T Common Stock Group and the AT&T Wireless Group in a manner designed to maximize the operations, unique assets and value of both groups, and with complementary deployment of capital and facilities. AT&T expects that the operating relationship between the two groups will include the coordination and use of bundled offers, network services, marketing, sales, branding, and other intellectual property and technology. In addition, there will be various financial arrangements between the two groups, including with respect to debt, other financings and taxes.

     General. The AT&T Wireless Group policy statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between the AT&T Common Stock Group and the AT&T Wireless Group will be on commercially reasonable terms taken as a whole and will be subject to the review and approval of the AT&T Wireless Group capital stock committee.

     Allocation of corporate overhead and support services. Each group will have access to the support services of the other group, including customer care and billing platforms.

     For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services will be:

     - allocated directly to the group utilizing those services, and

     - if not directly allocable to a group, allocated between the groups on a fair and reasonable basis as our board of directors determines.

     For other support services, for example, billing and purchasing services, the AT&T Wireless Group policy statement provides that the groups will seek to achieve enterprise efficiencies to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure support services on their own either from the other group or from third parties.

     Sourcing and provision of other services. Each group will use exclusively the services that the other group offers for use in their respective packaged, bundled, combined or integrated offerings. This would, for example, require the AT&T Wireless Group to procure long distance services for its wireless service bundles exclusively from the AT&T Common Stock Group and require the AT&T Common Stock Group to procure wireless services for its bundled offerings exclusively from the AT&T Wireless Group. The policy statement further provides that each group will provide these services to the other group at the best price offered by that group to third parties in similar situations when taking into account all relevant factors, including the availability of wholesale pricing, volume, peak/off-peak usage and length of commitment.

     Marketing of services. The policy statement provides that, as a general matter, each group will design, develop, deploy, produce, market, sell and service their own service offerings and choose their own sales channels. In addition, each group will be able to negotiate for the use of the sales channels

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of the other group to offer their services. With respect to fixed wireless services, however, it is currently intended that the AT&T Wireless Group will not develop, deploy, produce, market or sell:

     - fixed wireless voice and data services to residences located in the AT&T Common Stock Group's currently owned and operated broadband service areas or after acquired owned and operated broadband service areas in which fixed wireless has not begun deployment at the time of acquisition,

     - fixed wireless voice and data services to businesses that are otherwise connected by AT&T fiber or broadband, and

     - fixed wireless voice services to residences located in broadband service areas served by a cable operator in which the AT&T Common Stock Group currently has or has contracted for a substantial equity interest if such operator offers AT&T branded residential telephony services within a commercially reasonable time, unless prior thereto the AT&T Wireless Group has received the approval of our board of directors. Such approval will be based on the value and likelihood, considering all terms and conditions, of any actual or prospective AT&T branded telephony offers by such cable operator.

     Furthermore, the AT&T Wireless Group is subject to all existing agreements and arrangements (including reasonable amendments thereto) entered into by AT&T with third parties.

     With respect to residences located in the same marketing areas as AT&T's broadband service areas, the AT&T Wireless Group will, to the extent practical, conform its voice and data offers to those of the AT&T Common Stock Group and the AT&T Common Stock Group will have the non-exclusive right to market the AT&T Wireless Group's fixed wireless services for which it will receive a sales agency fee. Marketing areas may include those markets in which AT&T has significant cable licenses and in which geographic proximity, marketing overlap or other factors support coordinated marketing and sales activities, including development of specific consumer and business service offers. In addition, the policy statement provides that the groups will work collaboratively with each other to understand and take into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the groups.

     It is expected that when the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, each of the AT&T Common Stock Group and the AT&T Wireless Group will control the pricing of its respective services and receive the associated revenues. The group which sells the service to the public will receive an appropriate fee from the other group for selling the service.

     In a bundled product offering where the services of the two groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the groups are expected to work collaboratively to determine the nature of their arrangements and are also permitted to source the services of the other group as described above; provided, however, that neither group may offer a bundle of services comprised primarily of the services of the other group without that other group's agreement.

     Inter-Group Interest. The AT&T Wireless Group policy statement provides that the AT&T Wireless Group will not acquire an inter-group interest in the AT&T Common Stock Group.

     CORPORATE OPPORTUNITIES

     The AT&T Wireless Group policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed

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liabilities between the two groups, in whole or in part, as it considers to be in the best interests of AT&T and its shareholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of AT&T and its shareholders as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability. Our board of directors currently intends, however, subject to and without limiting these provisions, and subject to pre-existing agreements relating to international markets, to allocate future mobile and fixed wireless opportunities to the AT&T Wireless Group.

     Except under the policy statement and any other policies adopted by our board of directors, which policies will be designed to minimize conflicts between the groups, harmonize capital spending and promote the use by each group of services of the other group, neither the AT&T Wireless Group nor the AT&T Common Stock Group will have any duty, responsibility or obligation to refrain from:

     - engaging in the same or similar activities or lines of business as any member of the other group,

     - doing business with any potential or actual supplier, competitor or customer of any member of any other group, or

     - engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other group.

In addition, except under the policy statement and any other policies adopted by our board of directors, neither the AT&T Wireless Group nor the AT&T Common Stock Group will have any duty, responsibility or obligation:

     - to communicate or offer any business or other corporate opportunity to any other person, including any business or other corporate opportunity that may arise that more than one group may be financially able to undertake, and that are, from their nature, in the line of more than one group's business and are of practical advantage to more than one group,

     - to provide financial support to another group, or any member of that group, except as described under "Relationship with AT&T -- Financing arrangements," or

     - otherwise to assist any other group.

     Under no circumstances will any members of the AT&T Wireless Group or the AT&T Common Stock Group be prevented from entering into written agreements with another group to define or restrict any aspect of the relationship between the groups.

     DIVIDEND POLICY

     The policy statement provides that, subject to the limitations on dividends set forth in our charter, including any preferential rights of any series of preferred stock of AT&T, and to the limitations of applicable law, holders of shares of AT&T common stock or AT&T Wireless Group tracking stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock. The payment of dividends on AT&T

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common stock will be a business decision that our board of directors makes from time to time based upon the results of operations, financial condition and capital requirements of AT&T and other factors that our board of directors considers relevant. Payment of dividends on AT&T common stock also may be restricted by loan agreements, indentures and other transactions that AT&T enters into from time to time.

     With respect to AT&T Wireless Group tracking stock, because the AT&T Wireless Group is expected to require significant capital commitments to finance its operations and fund its future growth, the AT&T Wireless Group policy statement provides that AT&T does not expect to pay any dividends on shares of AT&T Wireless Group tracking stock for the foreseeable future. If and when our board of directors determines to pay any dividends on shares of AT&T Wireless Group tracking stock, the policy statement provides that this determination will also be subject to factors similar to those that we describe above with respect to the payment of dividends on AT&T common stock.

     FINANCIAL REPORTING

     The AT&T Wireless Group policy statement provides that AT&T will prepare and include in its filings with the SEC financial statements of AT&T and the AT&T Wireless Group for so long as AT&T Wireless Group tracking stock is outstanding.

     AT&T WIRELESS GROUP CAPITAL STOCK COMMITTEE

     Our by-laws will provide for the AT&T Wireless Group capital stock committee of our board of directors that we describe above under "Relationship between the AT&T Common Stock Group and the AT&T Wireless Group -- AT&T Wireless Group Capital Stock Committee."

     In making determinations in connection with the policies set forth in the AT&T Wireless Group policy statement, the members of our board of directors and the AT&T Wireless Group capital stock committee will act in a fiduciary capacity and in accordance with legal guidance concerning their respective obligations under applicable law. The delegation of responsibilities to the AT&T Wireless Group capital stock committee will be subject to changes our board of directors may determine.

     AMENDMENT AND MODIFICATION TO THE AT&T WIRELESS GROUP POLICY STATEMENT

     Our board of directors may modify, suspend or rescind the policies set forth in the AT&T Wireless policy statement, including any resolution implementing the provisions of the policy statement. Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the AT&T Wireless Group policy statement in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to AT&T and all of our shareholders.

RELATIONSHIP WITH AT&T

     BRANDING AND INTELLECTUAL PROPERTY

     The AT&T Wireless Group will be permitted, on the same discretionary basis as other businesses that AT&T wholly owns, or substantially owns in excess of a majority of the economic interest in, to operate under the AT&T service mark for appropriate business activities in its capacity as a division or subsidiary of AT&T. Intellectual property will continue to be managed by the group that has managed it historically. The AT&T Common Stock Group and the AT&T Wireless Group will, on the same basis they have enjoyed historically, have the right to use intellectual property managed by the other group, or with respect to which either has the power to grant such rights, for

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appropriate business activities. The groups will also collaborate to achieve enterprise objectives and agree before either group disposes of or licenses any intellectual property used by both groups. We expect that there will be no royalty or licensing fees related to the use of branding or intellectual property. AT&T's divisions' or subsidiaries' use of the brand is limited in certain respects, including requiring compliance with AT&T's corporate brand strategy, policies, graphics standards, advertising policies, quality control and restrictions on certain activities relating to the brand, including a prohibition on licensing and sublicensing without corporate approval.

     COMMERCIAL TRANSACTIONS BETWEEN GROUPS

     We intend that all commercial transactions between the AT&T Common Stock Group and the AT&T Wireless Group will be on commercially reasonable terms taken as whole. We expect the groups will negotiate and develop their arrangements over time and that these arrangements will be subject to the review and approval of the AT&T Wireless Group capital stock committee.

     We may reallocate assets between the AT&T Common Stock Group and the AT&T Wireless Group in exchange for an increase or decrease in the retained inter-group interest held by the AT&T Common Stock Group in the AT&T Wireless Group. Any reallocations of assets between the groups that do not result in such an adjustment, other than reallocations made under a contract for the provision of goods or services between the groups, will be accompanied by:

     - the reallocation by the transferee group to the transferor group of other assets or consideration,

     - the creation of inter-group debt owed by the transferee group to the transferor group, or

     - the reduction of inter-group debt owed by the transferor group to the transferee group,

in each case, in an amount having a fair market value, in the judgment of our board of directors, equivalent to the fair market value of the assets reallocated by the transferor group.

     FINANCING ARRANGEMENTS

     Loans from AT&T or any member of the AT&T Common Stock Group to any member of the AT&T Wireless Group will be made at interest rates and on other terms and conditions designed to be substantially equivalent to the interest rates and other terms and conditions that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T or members of the AT&T Common Stock Group may have acquired the funds. If, however, AT&T incurs any fees or charges in order to keep available funds for use by the AT&T Wireless Group, those fees or charges will be allocated to the AT&T Wireless Group.

     We currently intend to borrow funds and provide the proceeds to the AT&T Wireless Group on the terms and conditions described above and subject to market availability. In addition, a corporate entity within the AT&T Wireless Group has issued to AT&T $1.0 billion of 9% cumulative preferred stock that, subject to the approval of the AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. This preferred stock is held by AT&T on behalf of the AT&T Common Stock Group. The AT&T Common Stock Group also has $3.0 billion of AT&T Wireless Group indebtedness, of which $2.0 billion is convertible into an additional $2.0 billion of such preferred stock. We expect this conversion to occur simultaneously with the initial public offering.

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     ACCOUNTING MATTERS

     Following issuance of any shares of AT&T Wireless Group tracking stock, AT&T will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for the AT&T Wireless Group, and pro forma financial information for the AT&T Common Stock Group, as well as full consolidated financial statements of AT&T. The financial statements and information for each of the groups principally will reflect the financial position, results of operations and cash flows of the businesses included in those groups. Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing group financial statements, holders of AT&T common stock and holders of AT&T Wireless Group tracking stock will continue to be subject to risks associated with an investment in a single corporation and all of AT&T's businesses, assets and liabilities.

     TAX SHARING AGREEMENT

     Prior to issuance of any shares of AT&T Wireless Group tracking stock, the AT&T Common Stock Group and the AT&T Wireless Group will enter into a tax sharing agreement that will provide for tax sharing payments between the AT&T Common Stock Group and the AT&T Wireless Group based on the taxes or tax benefits of a hypothetical affiliated group consisting of the AT&T Common Stock Group and the AT&T Wireless Group. This hypothetical group will not include the Liberty Media Group. A separate tax sharing agreement exists between the AT&T Common Stock Group and the Liberty Media Group under which tax sharing payments are made between AT&T and the Liberty Media Group to the extent that the taxes of the actual affiliated group of which AT&T is the common parent are increased or decreased as a result of the inclusion of the Liberty Media Group in that affiliated group.

     Under the tax sharing agreement between the AT&T Common Stock Group and the AT&T Wireless Group, the consolidated tax liability before credits of the hypothetical group consisting of the AT&T Common Stock Group and the AT&T Wireless Group will be allocated between the AT&T Common Stock Group and the AT&T Wireless Group based on each group's contribution to consolidated taxable income of the hypothetical group. Such allocation will take into account losses, deductions and other tax attributes, such as capital losses or charitable deductions, that are utilized by the hypothetical group even if these attributes could not be utilized on a stand-alone basis. For purposes of the tax sharing agreement, the $1.0 billion of 9% cumulative preferred stock issued by a corporate entity within the AT&T Wireless Group to AT&T, the $3.0 billion of AT&T Wireless Group indebtedness held by the AT&T Common Stock Group and any preferred stock resulting from a conversion of any portion of such indebtedness will be treated as intercompany debt instruments, each with an issue price equal to its face amount, for federal, state and local income tax purposes. Accordingly, tax sharing payments will be calculated by treating coupon payments on the preferred stock and debt as interest expense to the AT&T Wireless Group and interest income to the AT&T Common Stock Group.

     Tax sharing payments in respect of consolidated tax liability of the hypothetical group before credits will be made as follows. With respect to each taxable period ending after the date that AT&T Wireless Group tracking stock initially is issued, if the hypothetical group has consolidated federal taxable income, or consolidated, combined or unitary taxable income for state, local or foreign tax purposes, for the taxable period, then

     - if the AT&T Wireless Group has allocated taxable income for the taxable period, the AT&T Wireless Group will pay the AT&T Common Stock Group the tax on the AT&T Wireless Group's allocated taxable income for the taxable period, and

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     - if the AT&T Wireless Group has allocated taxable loss for the taxable period, the AT&T Common Stock Group will pay the AT&T Wireless Group the amount by which the hypothetical group's taxes would be reduced for the taxable period by reason of the AT&T Wireless Group's allocated taxable loss.

With respect to each taxable period ending after the date that AT&T Wireless Group tracking stock initially is issued, if the hypothetical group has a consolidated net operating loss for federal income tax purposes, or consolidated, combined or unitary net operating loss for state, local or foreign tax purposes, for the taxable period, then

     - if the AT&T Common Stock Group and the AT&T Wireless Group each have allocated taxable losses, the refund or other tax benefit arising from the consolidated net operating loss, and any payment from the Liberty Media Group in respect of the taxable income of the Liberty Media Group for such period, will be shared between the AT&T Common Stock Group and the AT&T Wireless Group in proportion to their respective allocated losses for the taxable period,

     - if the AT&T Wireless Group has an allocated taxable loss and the AT&T Common Stock Group has allocated taxable income, then the AT&T Common Stock Group will pay the AT&T Wireless Group the amount by which the hypothetical group's taxes for the taxable period would be reduced by reason of the AT&T Wireless Group's allocated taxable loss and the refund or other tax benefit arising from the consolidated net operating loss, and any payment from the Liberty Media Group in respect of the taxable income of the Liberty Media Group for such period, will be allocated to the AT&T Wireless Group, and

     - if the AT&T Wireless Group has allocated taxable income and the AT&T Common Stock Group has an allocated taxable loss, then the AT&T Wireless Group will pay the AT&T Common Stock Group the amount by which the hypothetical group's taxes for the taxable period would be reduced by reason of the AT&T Common Stock Group's allocated taxable loss and the AT&T Common Stock Group will retain the refund or other tax benefit arising from the consolidated net operating loss, and any payment from the Liberty Media Group in respect of the taxable income of the Liberty Media Group for such period.

     Consolidated tax credits of the hypothetical group will be allocated between the AT&T Common Stock Group and the AT&T Wireless Group based on each group's contribution to each tax credit. Such allocation will take into account credits that are utilized by the hypothetical group even if such credits could not be utilized on a stand-alone basis. Appropriate tax sharing payments in respect of such credits will be made between the groups consistent with such allocation.

     The tax sharing payments described above assume that the members of the AT&T Common Stock Group and the AT&T Wireless Group are members of the same affiliated, consolidated, combined or unitary group for the relevant federal, state, local or foreign income tax purposes. It is possible, however, that the Internal Revenue Service may assert that AT&T Wireless Group tracking stock is not stock of AT&T, in which case the members of the AT&T Common Stock Group and the AT&T Wireless Group may not be members of the same federal income tax affiliated group filing consolidated returns. AT&T believes that it is unlikely that the IRS would prevail on that view, but, as discussed under "The Charter Amendment Proposal -- Material Federal Income Tax Consequences," no assurance can be given in that regard.

     With respect to taxable periods ending on or prior to the date on which AT&T Wireless Group tracking stock is initially issued, the AT&T Wireless Group will generally be responsible for the taxes attributable to the businesses and entities comprising the AT&T Wireless Group. The responsibility of the AT&T Wireless Group to pay for consolidated income taxes attributable to it, and the AT&T

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Common Stock Group's responsibility to pay the AT&T Wireless Group for tax benefits attributable to the AT&T Wireless Group, will generally be considered to have been settled for taxable periods ending on or prior to the date on which AT&T Wireless Group tracking stock is initially issued, except that:

     - the AT&T Wireless Group will be required to pay the AT&T Common Stock Group (or the AT&T Common Stock Group will be required to pay the AT&T Wireless Group) with respect to the taxable period ending on December 31, 1999 in the event that the taxable income or loss used to calculate the consolidated income tax asset or liability accruals for taxes currently payable set forth on the financial statements of the AT&T Wireless Group differs from the AT&T Wireless Group taxable income or loss reflected in the 1999 income tax return of the consolidated group, and

     - consolidated income taxes resulting from audit adjustments or other tax contests will be payable based on each group's contribution to consolidated taxable income. Accordingly, the AT&T Wireless Group will be required to pay the AT&T Common Stock Group in the event that a loss or deduction attributable to the AT&T Wireless Group for such a period is disallowed.

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                          THE INCENTIVE PLAN PROPOSAL

GENERAL

     We currently issue stock-based awards to our employees under the AT&T 1997 Long Term Incentive Program. AT&T's shareholders approved this plan in 1997 and approved amendments to it in 1999. This plan currently authorizes a total of million shares of AT&T common stock for stock-based awards consisting of:

     - stock options, including incentive stock options (ISOs) under the Internal Revenue Code,

     - stock appreciation rights (SARs), in tandem with stock options or free-standing,

     - restricted stock,

     - performance shares and performance units conditioned upon meeting performance criteria, and

     - other awards of stock or awards valued in whole or in part by reference to, or otherwise based on, stock or other property of AT&T (other stock unit awards).

     In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

     In anticipation of the issuance of AT&T Wireless Group tracking stock, our board of directors has approved additional amendments to the plan and is asking our shareholders to approve these additional amendments, which we refer to as the incentive plan proposal.

     Approval of the incentive plan proposal requires a majority of the votes cast by all outstanding shares of AT&T common stock and Liberty Media Group tracking stock to vote in its favor. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL. Any shares not voted, whether by abstention, broker non-vote or otherwise, will have no affect on the approval of the incentive plan proposal.

     Our board of directors will not implement the incentive plan proposal unless our shareholders approve the charter amendment proposal.

SUMMARY OF AMENDMENTS TO THE PLAN

     If approved by our shareholders, the new amendments to the plan would:

     - in addition to the number of shares of AT&T common stock authorized for
       stock-based awards under the plan, authorize                million
       shares of AT&T Wireless Group tracking stock for stock-based awards under
       the plan, a maximum of                million of which could be used for
       other stock-based awards, and a maximum of                million of
       which could be used for restricted stock with a restriction period of three years or less,

     - amend the provisions of the plan, which currently provide that no participant may be granted options and/or SARs with respect to more than three million shares of AT&T common stock during any calendar year period, to provide that no participant may be granted more than three million shares of AT&T common stock and five million shares of AT&T Wireless Group tracking stock during any calendar year period,

     - subject to adjustments permitted by the plan, beginning in 2001, annually increase the number of shares of AT&T Wireless Group tracking stock available for stock-based awards by 3.0% of

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       the total shares of AT&T Wireless Group tracking stock outstanding on the first calendar day of each year during the remaining term of the plan, which ends on May 31, 2004,

     - amend the provisions of the plan to permit stock-based awards for non-employee directors of AT&T, and

     - amend the definitions of Shares in the plan to provide for definitions of shares of AT&T common stock and shares of AT&T Wireless Group tracking stock.

INCENTIVE COMPENSATION POLICIES

     The plan, and a number of additional compensation plans, under which stock-based awards with respect to AT&T common stock are outstanding, are administered by the Compensation and Employee Benefits Committee of our board of directors (the Committee), subject to delegations by the Committee to AT&T's Chairman and Chief Executive Officer, committees comprised of other AT&T senior officers or other compensation committees that may be designated in the additional plans.

     The Committee has adopted the following general policies with respect to the award of stock-based compensation under the plan assuming the approval by our shareholders of the new amendments:

     - stock-based awards with respect to AT&T Wireless Group tracking stock under the plan shall consist of supplementary grants and new grants of both stock options and other stock-based awards to AT&T employees who may be assigned either to the AT&T Common Stock Group or the AT&T Wireless Group on the basis described below,

     - with respect to non-employee members of our board of directors, a blend of stock-based awards, including stock options, of both AT&T Wireless Group tracking stock and AT&T common stock will be included within the compensation structure of these directors,

     - with respect to AT&T senior executives principally assigned to the AT&T Wireless Group, a preponderance of their future stock-based awards under the plan shall consist of AT&T Wireless Group tracking stock stock-based awards, and with respect to AT&T senior executives principally assigned to the AT&T Common Stock Group, a preponderance of their future stock-based awards shall consist of AT&T common stock,

     - on the date of the contemplated distribution of shares of AT&T Wireless Group tracking stock to holders of AT&T common stock, under the adjustment terms as described below, we will issue stock-based awards based on AT&T Wireless Group tracking stock to holders of stock-based awards based on AT&T common stock, and

     - on the date of the contemplated initial public offering of AT&T Wireless Group tracking stock, we currently intend to grant stock-based awards consisting of AT&T Wireless Group tracking stock to AT&T senior executives, non-employee directors and selected eligible employees.

We have not yet determined the amount, size or vesting schedule of these grants. However, we expect that these stock-based awards will be granted at an exercise price equal to the initial public offering price of AT&T Wireless Group tracking stock.

     The following description of the plan assumes the adoption of the incentive plan proposal.

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TERM

     No award will be granted under the plan after May 31, 2004.

PLAN BENEFITS

     Because the plan is discretionary and based on AT&T financial performance, it is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual employees or groups of employees under the plan.

ADMINISTRATION AND ELIGIBILITY

     The plan shall be administered by the Committee, each of the members of which is a "non-Employee Director" as defined in the Securities Exchange Act of 1934, and an "outside director" as defined in the Internal Revenue Code. The Committee has the authority to select employees to whom awards are granted, to determine the types of awards and the number of shares covered, and to set the terms, conditions, and provisions of these awards and to cancel or suspend awards. The Committee is authorized to interpret the plan and to establish, amend, and rescind any rules and regulations relating to the plan, to determine the terms and provisions of any agreements entered into under the plan, and to make all other determinations which may be necessary or advisable for the administration of the plan. Prospectively, all employees of AT&T and its subsidiaries and other affiliates are eligible to be participants except employees of Liberty Media Group.

SHARES SUBJECT TO PLAN

     Subject to adjustment as described below, the following shares will be available for awards granted under the plan during the term of the plan:

     - 150 million shares of AT&T common stock plus one and three-fourths percent (1.75%) of the number of shares outstanding on the first day of each calendar year commencing with January 1, 2000, and

     -                shares of AT&T Wireless Group tracking stock,

     in each case, less the number of shares subject to existing grants. As of
             , 2000, there were available for grant                shares of
AT&T common stock.

     All shares available in any year that are not awarded under the plan will be available for awards in subsequent years. No more than 37.5 million shares of
AT&T common stock or      million shares of AT&T Wireless Group tracking stock
may be used for awards other than options and/or SARs.

     If another company is acquired by AT&T, or combines with AT&T, any shares of AT&T common stock or AT&T Wireless Group tracking stock issued or reserved for issuance as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the plan and would not be subtracted from the shares of AT&T common stock or AT&T Wireless Group tracking stock available for grant under the plan. If any shares subject to any award under the plan or under the prior plans are forfeited, or such award is settled for cash, or expires, or is otherwise terminated without issuance of shares, the shares subject to such award will again be available for grant under the plan. The number of shares available for awards under the plan will also increase by the number of shares AT&T withholds or tenders in connection with the payment of the exercise price of an option or other award under the plan or the satisfaction of tax withholding obligations. The shares of stock deliverable under the plan may consist in whole or in

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part of authorized and unissued shares, treasury shares, or shares purchased in the open market, or otherwise.

STOCK OPTIONS

     The price per share of stock purchasable under any stock option will be determined by the Committee, but will not be less than 100% of the fair market value of the stock on the date of the grant of such option. The term of each option will be fixed by the Committee. Options will be exercisable at such time or times as determined by the Committee, but no stock option will be exercisable after the expiration of ten years from the date the option is granted.

STOCK APPRECIATION RIGHTS

     An SAR may be granted free-standing or in tandem with new options or after the grant of a related option that is not an ISO. Upon exercise of an SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated as of the exercise date or, if the Committee shall so determine in the case of any SAR, not related to an ISO, as of any time during a specified period before the exercise date) over the grant price of the SAR. The grant price (which will not be less than the fair market value of the shares on the date of grant) and other terms of the SAR shall be determined by the Committee. Payment by AT&T upon exercise of an SAR will be in cash, stock, other property or any combination, as the Committee determines. Unless otherwise determined by the Committee, any related option will no longer be exercisable to the extent the SAR has been exercised and the exercise of an option will cancel the related SAR to the extent of the exercise.

RESTRICTED STOCK

     Restricted stock may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. The participant will have, with respect to restricted stock, all of the rights of a shareholder of AT&T, including the right to vote the shares, and the right to receive any cash dividends, unless the Committee determines otherwise. Upon termination of employment during the restriction period, all restricted stock shall be forfeited, subject to such exceptions, if any, as are authorized by the Committee.

     A minimum three year restriction period applies to restricted stock awards under the plan that are not subject to performance conditions restricting transfer, except that a restriction period of less than three years may apply to such awards with respect to up to 12 million shares of AT&T common stock and
with respect to           million shares of AT&T Wireless Group tracking stock.

PERFORMANCE AWARDS

     From time to time, the Committee will select a period during which performance criteria determined by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. Performance awards may be in the form of performance shares, which are units valued by reference to shares of stock, or performance units, which are units valued by reference to cash or property other than stock. Performance awards may be paid in cash, stock, other property, or a combination thereof. Recipients of performance awards are not required to provide consideration other than the rendering of service or the payment of any minimum amount required by law.

OTHER STOCK UNIT AWARDS

     The Committee is authorized to grant other stock unit awards to participants, either alone or in addition to other awards granted under the plan. Other stock unit awards may be paid in AT&T common stock, AT&T Wireless Group tracking stock, cash, or any other form of property as the Committee determines.

     The Committee determines the employees to whom other stock unit awards are to be made, the times at which these awards are to be made, the number of shares to be granted under these awards, and all other conditions of these awards. For these awards or shares subject to these awards, the transferability of which is conditional only on the passage of time, such restriction period is a minimum of three years.

NONASSIGNABILITY OF AWARDS

     Unless the Committee determines otherwise at the time of an award, no award granted under the plan may be assigned, transferred, pledged, or otherwise encumbered by a participant, otherwise than by will, by designation of a beneficiary after death, or by the laws of descent and distribution. Each award will be exercisable, during the participant's lifetime, only by the participant, or, if permissible under applicable law, by the participant's guardian or legal representative.

DEFERRALS OF AWARDS

     The Committee may permit participants to defer the distribution of all or part of the specified stock, cash, or other consideration in accordance with such terms and conditions as the Committee shall establish.

ADJUSTMENTS

     In the event of any change affecting the shares of common stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination, or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee will substitute or adjust the aggregate number or class of shares which may be distributed under the plan (including the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) and substitute or adjust the number, class, and option price or other price of shares subject to the outstanding awards granted under the plan as it deems to be appropriate to maintain the purpose of the original grant.

     The Committee will be authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting AT&T or its financial statements or changes in applicable laws, regulations, or accounting principles. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.

BOARD ADJUSTMENT TO OUTSTANDING STOCK-BASED AWARDS

     On the date of the contemplated distribution of shares of AT&T Wireless Group tracking stock to holders of AT&T common stock, we currently intend to issue stock-based awards based on AT&T Wireless Group tracking stock to holders of stock-based awards based on AT&T common stock.

     Under its authority to adjust the terms of outstanding stock-based awards, the Committee has adopted a resolution that provides that on the date of the distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock the terms of outstanding stock options will be adjusted to reflect the distribution. Each stock option issued to purchase shares of AT&T common stock will be converted into an option to purchase the same number of shares of AT&T common stock and an option to
purchase           shares of AT&T Wireless Group tracking stock.

     The strike price or exercise price of the options relating to AT&T common stock and AT&T Wireless Group tracking stock will be restated at prices intended to preserve the intrinsic value of the original award and based on the fair market value of each share of AT&T common stock and AT&T Wireless Group tracking stock. All other terms of each option will be the same as the original terms of each related option.

AMENDMENT AND TERMINATION

     Our board of directors may assume responsibilities otherwise assigned to the Committee and may amend, alter, or discontinue the plan or any portion thereof at any time, provided that no such action will impair the rights of a participant without the participant's consent and provided that no amendment will be made without shareholder approval either to increase the number of shares available under the plan or if such approval is necessary to qualify for or to comply with any tax or regulatory requirement. The Committee may amend the terms of any award granted under the plan, prospectively or retroactively, but no amendment may impair the rights of any participant without his or her consent or amend the terms of any option to reduce the option price. Neither may the Committee, without the approval of shareholders, cancel any outstanding option and replace it with a new option with a lower option price, where the economic effect would be the same as reducing the option price of the cancelled option.

INTERNAL REVENUE CODE SECTION 162(m) PERFORMANCE-BASED COMPENSATION

     If the Committee determines at the time restricted stock, a performance award, or other stock unit award is granted to a participant who is then a senior manager or an E-band employee that such participant is, or is likely to be, as of the end of the tax year in which AT&T would claim a tax deduction in connection with such award, a "covered employee" under Internal Revenue Code
Section 162(m), then the Committee may provide as to such award that the lapsing of restrictions thereon and the distribution of cash, shares, or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which will be based on the achievement of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total shareholder return, or cost control, of AT&T or the affiliate or division of AT&T for or within which the participant is primarily employed. Such performance goals also may be based upon the achievement of specified levels of AT&T performance (or performance of the applicable affiliate or division of AT&T, including of the AT&T Common Stock Group or the AT&T Wireless Group) under one or more of the measures described above relative to the performance of other corporations. These performance goals will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code, or successor provision.

     The plan provides that, subject to any adjustments described above, no participant may be granted options and/or SARs in any three calendar year period with respect to more than three million shares of AT&T common stock or more than million shares of AT&T Wireless Group tracking stock and that the maximum dollar value payable with respect to other performance units or other stock unit awards that are valued with reference to property other than shares of AT&T common stock or AT&T Wireless Group tracking stock and granted to any participant in any one calendar year is $10,000,000.

CHANGE OF CONTROL

     To maintain all of the participants' rights in the event of a "change of control" of AT&T, unless the Committee determines otherwise at the time of grant with respect to a particular award:

     - any options and SARs outstanding as of the date such change of control is determined to have occurred, and which are not then exercisable and vested, will become fully exercisable and vested to the full extent of the original grant,

     - the restrictions and deferral limitations applicable to any restricted stock will lapse, and such restricted stock will become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant,

     - all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed, and

     - the restrictions and deferral limitations and other conditions applicable to any other stock awards or any other awards shall lapse, and such other stock unit awards or such other awards will become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant.

     Change of control of AT&T shall mean the happening of any of the following events:

     - an acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of AT&T common stock or (2) the combined voting power of the then outstanding voting securities of AT&T entitled to vote generally in the election of directors; excluding, however, certain acquisitions by or from AT&T or by AT&T employee benefit plans or certain shareholder approved merger or sale transactions involving AT&T,

     - a change in the composition of our board of directors such that the individuals who, as of the effective date of the plan, constitute our board or directors, cease for any reason to constitute at least a majority of our board of directors, unless such change is approved by certain members of the current board,

     - with certain exceptions, the approval by the shareholders of AT&T of a merger, reorganization or consolidation, or sale or other disposition of all or substantially all of the assets of AT&T or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent, or

     - the approval by the shareholders of AT&T of a complete liquidation or dissolution of AT&T.

TAX ASPECTS OF THE PLAN

     AT&T believes that under present law, the following are the federal tax consequences generally arising with respect to awards granted under the plan. The grant of an option or SAR will create no tax consequences for an employee or AT&T. The employee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and AT&T will receive no deduction when an ISO is exercised. Upon exercising an SAR or an option other than an ISO, the employee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; AT&T will be entitled to a deduction for the same amount. The treatment to an employee of a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and if such shares were acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequence to AT&T in connection with a disposition of shares acquired under an option except that AT&T may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

     With respect to other awards granted under the plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received; AT&T will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; AT&T will be entitled to a deduction for the same amount.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS APPROVED THE INCENTIVE PLAN PROPOSAL AND RECOMMENDS THAT YOU VOTE FOR THE INCENTIVE PLAN PROPOSAL.

                  STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table sets forth information concerning the beneficial ownership of AT&T common stock as of January 1, 2000 for (a) each current director elected to our board of directors in 1999; (b) each of the officers named in the Summary Compensation Table not listed as a director; and (c) directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.

                                                                       NUMBER OF SHARES
                                                             -------------------------------------
                                                             BENEFICIALLY    DEFERRAL
NAME                                                            OWNED         PLANS        TOTAL
----                                                         ------------    --------    ---------
(a)
C. Michael Armstrong.......................................
Kenneth T. Derr............................................
M. Kathryn Eickoff.........................................
Walter Y. Elisha...........................................
George M.C. Fisher.........................................
Donald V. Fites............................................
Amos B. Hostetter..........................................
Ralph S. Larsen............................................
John C. Malone.............................................
Donald F. McHenry..........................................
Michael I. Sovern..........................................
Sanford I. Weill...........................................
Thomas H. Wyman............................................
John D. Zeglis.............................................

(b)
Daniel E. Somers.......................................
Frank Ianna............................................
(c)
Directors and Executive Officers as a Group............

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Committee is composed of five independent non-employee directors. The Committee is responsible for setting and administering executive officer salaries and the annual bonus and long term incentive plans that govern the compensation paid to all senior managers of AT&T, except that our board of directors (other than directors who are employees) is responsible for setting and administering salaries and the annual bonus of the chief executive officer and the four other most highly compensated executive officers of AT&T listed in the Summary Compensation Table (the Named Officers) based upon recommendations of the Committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table reflects the cash and non-cash compensation for services in all capacities to AT&T by those persons who were, as of December 31, 1999, the chief executive officer and the four other most highly compensated executive officers of AT&T (the Named Officers).

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION(2)
                                                                         --------------------------------------------------------
                                                                                 AWARDS(4)
                                       ANNUAL COMPENSATION(2)            -------------------------             PAYOUTS
                               ---------------------------------------   RESTRICTED       NUMBER     ----------------------------
                                                        OTHER ANNUAL        STOCK           OF          LTIP         ALL OTHER
NAMED OFFICERS AND                                     COMPENSATION(3)   AWARD(S)(5)     OPTIONS/    PAYOUTS(6)   COMPENSATION(7)
PRINCIPAL POSITION(1)    YEAR  SALARY ($)   BONUS ($)        ($)             ($)           SARS         ($)             ($)
---------------------    ----  ----------   ---------  ---------------   -----------    ----------   ----------   ---------------
C. Michael Armstrong     1999
Chairman of the Board    1998  1,400,000    1,900,150       507,338               0        450,000           0       2,490,806
  and CEO                1997    291,667            0             0      14,927,568(a)   1,125,000           0           8,539
John D. Zeglis           1999
  Chairman & CEO         1998    700,000      950,100       563,906               0        157,500     605,782          47,601
  AT&T Wireless Group    1997    659,000      950,000       468,852               0        204,000     320,409          41,260
Daniel E. Somers         1999
  President & CEO        1998    500,000      542,900        71,202               0         99,000     730,148          65,681
  AT&T Broadband &       1997    270,833      350,000             0         452,813(b)     204,000           0          73,241
  Internet Services
Frank Ianna              1999
  Executive Vice         1998    414,000      540,000       105,121               0         78,000     228,206          24,788
  President--            1997    411,667      472,200        70,155               0        117,000     121,657         847,736
  AT&T Network Services


-------------------------

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1999, as measured by salary and bonus.

2. Compensation deferred at the election of Named Officers is included in the category (e.g., bonus, long-term incentive plan payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation, (b) dividend equivalents paid with respect to long-term incentive compensation paid during the year, and (c) tax payment reimbursements. In addition, for
   Mr. Armstrong, includes $      for personal use of corporate aircraft in
   1999.

4. All awards outstanding at the time of the payment of the three-for-two stock split on April 15, 1999 were adjusted to reflect the impact of the stock split by increasing the shares associated with each award by a ratio of 1.5% and decreasing the associated grant price by the same ratio.

5. (a) On October 17, 1997, the Committee granted Mr. Armstrong an award of 157,995 restricted shares and 336,841 restricted stock units to replace grants from Hughes Electronics Corporation which were forfeited upon his termination from Hughes. The value of these awards as of the original grant date, is reflected in the table. The vesting schedule for these grants mirrors that applicable to the original grants from Hughes. 16,418 of the restricted shares vested May 1, 1998; 12,423 vested October 17, 1998; 28,608 vested January 1, 1999; 16,416 vested May 1, 1999; 12,423 vested October 17, 1999. Of the remaining 43,856 shares,

27,441 vest January 1, 2000, and 16,415 vest May 1, 2000. The remaining restricted shares and all the restricted stock units vest October 17, 2000 or later. Dividends on the restricted shares and dividend equivalents on the restricted units are paid to Mr. Armstrong in cash.

  (b) On October 15, 1997, an award of 15,000 restricted stock units was granted to Mr. Somers. The value at the date of grant of these restricted stock units is reflected in the table. The grant vests on October 15, 2001 assuming continued employment and carries stringent penalties for competition and other specified adverse activities. Dividends on the units are paid in cash to Mr. Somers.

  The aggregate number (and value) of each of the Named Officers at December 31, 1999 for outstanding restricted stock and restricted stock unit awards was:

6. Includes distributions in 1997 and 1998 to Mr. Zeglis of performance shares as to which three-year performance periods ended December 31, 1996 and December 31, 1997, respectively. Includes distributions in 1997 to Mr. Ianna; and in 1998 to Messrs. Somers and Ianna of stock units as to which three-year performance criteria, in recognition of AT&T's restructuring and the difficulty of setting long-term financial targets while the restructuring was in progress, was deemed to have been met at the target level.

7. For Mr. Armstrong, includes $2,293,714 AT&T-paid premium in 1998 to purchase a split-dollar survivorship insurance policy insuring Mr. Armstrong and his spouse, as specified in his employment agreement described under "-- Employment Contracts and Termination of Employment
   Arrangements -- Arrangements with C. Michael Armstrong." Interest was accrued on the $2,050,000 base amount from Mr. Armstrong's hire date of October 17, 1997 through November 6, 1998, the date of the premium payment, at the interest rate in effect for the Senior Management Incentive Award Deferral Plan in 1998.

  In 1997, for Mr. Ianna, includes deposit into an individual non-qualified supplemental retirement deferral account in the amount of $828,000.

OPTION GRANTS

     The following table summarizes the net value realized on the exercise of options in 1999, and the value of the outstanding options at December 31, 1999, for the Named Officers.

         AGGREGATED OPTION/SAR EXERCISES IN 1999 AND YEAR-END VALUES(1)

                                                                                               NUMBER OF       $ VALUE OF
                                                                                              UNEXERCISED     IN-THE-MONEY
                                                                                             OPTIONS/SARS     OPTIONS/SARS
                                                                                                AT YEAR          AT YEAR
                                                                                               END(2)(3)        END(2)(3)
                                                               NUMBER OF                     -------------    -------------
                                                            SHARES ACQUIRED     $ VALUE      EXERCISABLE/     EXERCISABLE/
NAME (1)                                                      ON EXERCISE       REALIZED     UNEXERCISABLE    UNEXERCISABLE
--------                                                    ---------------    ----------    -------------    -------------
C. Michael Armstrong......................................
John D. Zeglis(4).........................................
Daniel E. Somers..........................................
Frank Ianna...............................................
          ................................................

-------------------------

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1999, as measured by salary and bonus.

2. All awards outstanding at the time of the three-for-two stock split, paid on April 15, 1999, were adjusted to reflect the impact of the stock split by increasing the shares associated with each award by a ratio of 1.5% and decreasing the associated grant price by the same ratio.

3. A portion of the outstanding stock options for Mr. Zeglis was converted in connection with AT&T's restructuring into a combination of adjusted AT&T options and SARs exercisable with respect to Lucent and/or NCR shares. This balancing of risk and opportunity among the three companies mirrored the impact that the restructuring had on AT&T's shareholders. The conversion was awarded to Mr. Zeglis by virtue of his membership on the transition steering committee, the charter of which was to ensure the creation of three healthy independent companies as a result of the restructuring. Consistent with accounting principles governing such conversion, the adjusted options and SARs retain the same term and vesting provision as the original options.

4. For Mr. Zeglis, includes adjusted AT&T options and Lucent and NCR SARs.

     The following table summarizes awards granted during 1999 under AT&T's long-term incentive plans to the Named Officers.

                    LONG-TERM INCENTIVE PLANS-AWARDS IN 1999

                                                                                               ESTIMATED FUTURE PAYOUTS UNDER
                                                                              PERFORMANCE        NON-STOCK PRICE-BASED PLAN
                                                               NUMBER OF         PERIOD        -------------------------------
                                                              PERFORMANCE   UNTIL MATURATION   THRESHOLD    TARGET    MAXIMUM
NAME(1)                                                        SHARES(2)       OR PAYOUT          (#)         (#)       (#)
-------                                                       -----------   ----------------   ----------   -------   --------
C. Michael Armstrong........................................
John D. Zeglis..............................................
Daniel E. Somers............................................
Frank Ianna.................................................
               .............................................

-------------------------

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1999, as measured by salary and bonus.

2. All awards outstanding at the time of the three-for-two stock split, paid on April 15, 1999 were adjusted to reflect the impact of the stock split by increasing the shares associated with each award by a ratio of 1.5% and decreasing the associated grant price by the same ratio.

                           OPTION/SAR GRANTS IN 1999

                                                                                   INDIVIDUAL GRANTS
                                                          -------------------------------------------------------------------
                                                            NUMBER OF      % OF TOTAL                                 GRANT
                                                           SECURITIES     OPTIONS/SARS                                DATE
                                                           UNDERLYING      GRANTED TO    EXERCISE OR                 PRESENT
                                                          OPTIONS/SARS    EMPLOYEES IN   BASE PRICE    EXPIRATION   VALUE(4)
NAME (1)                                                  GRANTED(2)(3)   FISCAL YEAR      ($/SH)         DATE         ($)
--------                                                  -------------   ------------   -----------   ----------   ---------
C. Michael Armstrong....................................
John D. Zeglis..........................................
Daniel E. Somers........................................
Frank Ianna.............................................
               .........................................

-------------------------

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1999, as measured by salary and bonus.

2. All awards outstanding at the time of the three-for-two stock split, paid on April 15, 1999 were adjusted to reflect the impact of the stock split by increasing the shares associated with each award by a ratio of 1.5% and decreasing the associated grant price by the same ratio.

3. Options become exercisable to the extent of one-third of the grant on the third, fourth and fifth anniversaries of the grant date, respectively.

4. The Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. AT&T's use of this model should not be construed as an endorsement of its accuracy of valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date
   Present Value: an option term of   years, volatility of         %, dividend
   yield at         %, and interest rate of         %. The real value of the
   options in this table depends upon the actual performance of AT&T's stock during the applicable period.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     ARRANGEMENTS WITH C. MICHAEL ARMSTRONG

     AT&T entered into an employment agreement with Mr. Armstrong dated October 17, 1997. The agreement provided for an initial base salary of $1,400,000 per year. It also provided for a guaranteed annual incentive award for the 1998 performance year of no less than 100% of his then base salary, and, for 1998 and 1999 performance shares/stock units granted under the 1997 Long Term Incentive Program, a guaranteed grant value equivalent to no less than 100% of his base salary at the time of grant. Mr. Armstrong was eligible for annual stock option awards commencing in 1998 in accordance with the Committee-approved compensation structure for such years.

     To address certain forfeitures that Mr. Armstrong experienced when he left his previous employer, AT&T paid a premium of $2,050,000 to purchase a split-dollar survivorship insurance policy insuring Mr. Armstrong and his spouse. This policy will, upon the death of the last surviving insured, provide insurance proceeds equal to the sum of the face amount of the policy and the policy's cash value. An amount equal to the policy face amount shall be payable to Mr. Armstrong's beneficiaries or to a trust which may be established to own Mr. Armstrong's interest in this policy. The balance of the proceeds will be paid to AT&T, and, from its share of the death benefit, AT&T will pay an AT&T-paid death benefit to Mr. Armstrong's beneficiaries equal to the death benefit received by AT&T minus the AT&T-paid premium. The face amount of this split-dollar survivorship insurance policy will be determined in accordance with the underwriting requirements of the insurance company providing this coverage based on AT&T's premium payment of $2,050,000 and additional premium payments, if any, that Mr. Armstrong may become eligible for under any similar program adopted by AT&T for its senior executives and in which Mr. Armstrong elects to participate.

     In accordance with his employment agreement, AT&T also granted Mr. Armstrong AT&T restricted stock, AT&T restricted stock units and AT&T stock options under the 1997 Long Term Incentive Program to replace similar grants from his prior employer that were forfeited and to provide strong incentives to create shareholder value for AT&T shareholders.

     Details of these grants follow:

     - Mr. Armstrong was granted 157,995 shares of AT&T restricted stock, of which 86,288 shares vested in 1998 and 1999. The remaining 71,707 shares vest as follows: 27,441 shares on May 1, 2000; 12,423 shares on October 17, 2000; 3,007 shares on May 1, 2001; and 12,421 shares on October 17, 2001.

     - Mr. Armstrong was also granted 336,841 AT&T restricted stock units, which vest on October 1, 2003, assuming continued employment, with a guarantee that, in the event the fair market value of the AT&T shares furnished to Mr. Armstrong on October 1, 2003 is less than $10 million, that shortfall will be made up in cash by AT&T. In the event of (a) a Change in Control on or before April 1, 2002 and, within three years after a Change in Control, an AT&T-initiated termination for other than "cause" (as defined in his employment agreement)

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       or "constructive termination without cause" (as defined in his employment agreement) or (b) Mr. Armstrong's death, special vesting rules apply.

     - Mr. Armstrong was granted an option to purchase, within 10 years, 1,125,000 shares of AT&T common stock, at a purchase price of $29.6876. This option will vest as to one-third of the shares on October 17, 2000, one-third on October 17, 2001 and one-third on October 17, 2002, based on his continued employment.

     "Change in Control" of AT&T means the occurrence of any of the following events:

     - an acquisition by any individual, entity, or group, within the meaning of
       Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, of 20% or more of either (a) the then outstanding shares of common stock of AT&T or (b) the combined voting power of the then outstanding voting securities of AT&T entitled to vote generally in the election of directors; excluding, however, certain acquisitions by or from AT&T or by AT&T employee benefit plans or certain shareholder-approved merger or sale transactions involving AT&T,

     - a change in the composition of our board of directors such that the individuals who, as of the effective date of the 1997 Long Term Incentive Program, constitute our board of directors, cease for any reason to constitute at least a majority of the board of directors, unless the change is approved by certain members of the current board of directors,

     - with certain exceptions, the approval by our shareholders of a merger, reorganization or consolidation, or sale or other disposition of all or substantially all of the assets of AT&T or, if completion of that corporate transaction is subject, at the time of such approval by our shareholders, to the consent of any government or governmental agency, the obtaining of such consent, or

     - the approval by our shareholders of a complete liquidation or dissolution of AT&T.

     As part of his employment agreement, AT&T entered into a supplemental pension arrangement with Mr. Armstrong. Under this arrangement, Mr. Armstrong will receive an annual benefit commencing at his retirement at or after age 65. This benefit will vest 20% per year on each of the first five anniversaries of his hire, and will be payable in actuarially-reduced amounts for retirement and commencement prior to age 65. Pension benefits payable under this arrangement will be paid out of AT&T's operating income, and will be offset by:

     - all amounts actually received by Mr. Armstrong under any other AT&T qualified or non-qualified retirement plan or arrangement, and

     - the greater of (a) $655,642 or (b) the actual pension benefits to be paid to Mr. Armstrong with respect to that year by his prior employers under their qualified and non-qualified defined benefit plans.

In addition, Mr. Armstrong will be entitled to other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

     Mr. Armstrong's agreement provides for a number of entitlements in the event of his termination from AT&T under specified circumstances. Under this agreement, in the event of Mr. Armstrong's death, his beneficiaries or estate will be entitled to:

     - his base salary through the end of his month of death,

     - his target annual incentive award for the year of death,

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     - a lump sum payout at target for each open long-term incentive program performance cycle,

     - payment of survivor benefits under his supplemental pension arrangement, which vests 100% at his death,

     - the vesting of all outstanding unvested stock options, which stock options together with already vested options, will be exercisable for the remainder of the original term of each grant,

     - the lifting of restrictions on the restricted stock granted as part of his agreement, and

     - the payout of restricted stock units granted in his agreement in accordance with the schedule established in his Restricted Stock Unit Award Agreement (20% to 100% of units granted will be payable, depending on the date of death) in the event of his death occurs prior to vesting.

     Mr. Armstrong's agreement also provides that in the event his employment is terminated as a result of disability, he will be entitled to receive disability benefits in accordance with the long-term disability program then in effect for senior managers. In addition, base salary, annual incentive, stock options, restricted stock, and restricted stock units shall be treated in the same manner as described above in the case of death. Treatment of long-term incentives will be as described above in the case of death, provided, however, that payment will be in accordance with the terms of the plan instead of a lump sum. Pension benefits under his supplemental pension arrangement will vest and will be offset by any AT&T-provided disability benefits.

     In the event of a termination for "cause," or in the event of a voluntary resignation, other than a termination due to death or disability or a Constructive Termination without "cause" or retirement on October 31, 2003, Mr. Armstrong will forfeit all:

     - restricted stock and restricted stock units as to which restrictions have not lapsed,

     - long-term incentives with respect to uncompleted performance cycles,

     - outstanding stock options which are not exercisable, and

     - any pension benefit not yet vested under his Supplemental Pension Arrangement.

He will receive base salary through his date of termination, and vested stock options shall remain exercisable for 90 days after termination or until the originally scheduled expiration date, if earlier.

     In the event of an AT&T-initiated termination for other than cause or in the event of a Constructive Termination without cause, neither of which follow within three years of a Change in Control, Mr. Armstrong will be provided the following:

     - base salary through the date of termination,

     - a prorated annual incentive award at target for the year of termination,

     - a 24-month continuation of monthly base salary, or at his option, the lump-sum present value of such payments (using the short-term Treasury bill rate for the month of termination),

     - two times the target annual incentive award for the year of termination payable over 24 months, or at his option, the lump-sum present value of such payments (using the short-term Treasury bill rate for the month of termination), and

     - payout at target for each open long-term incentive program performance cycle in accordance with the plan or in a lump sum as described above.

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In addition, all outstanding unvested stock options will vest and together with already vested options will be exercisable for the remainder of the original term of each grant; restrictions on the restricted stock granted as part of his agreement will lapse; and his supplemental pension benefit shall fully vest. For a period of 24 months following his termination, or, if earlier, until he receives equivalent coverage and benefits from another employer, Mr. Armstrong will be entitled to continued participation in AT&T's benefit plans and programs.

     In the event of Mr. Armstrong's retirement as of October 31, 2003, he will be entitled to payment of his supplemental pension and will be treated in accordance with the plans, programs, and practices applicable to retired senior managers.

     Mr. Armstrong's agreement provides that in the event of a Change in Control, all amounts and benefits to which he is entitled but are not yet vested (except with respect to his restricted stock unit grant which is governed by the terms of the grant agreement) shall become fully vested. In addition, in the event of an AT&T-initiated termination or a Constructive Termination without cause following a Change in Control, he shall be entitled to the benefits described above in connection with an AT&T-initiated termination without cause or a Constructive Termination without cause not associated with a Change in Control provided, however: (1) the number of months associated with salary, annual incentive, and benefits continuation shall be 48 months, and such amounts will be payable as a lump sum as soon as practicable after his termination and
(2) restricted stock units granted in his agreement will be payable in accordance with the schedule established in his Restricted Stock Unit Award Agreement (25% to 100% of units granted will be payable, depending on date of termination). In the event the payments in this paragraph are determined to constitute a payment under Section 280G(b)(2) of the Internal Revenue Code and such payment is subject to an excise tax under Section 4999 of the Internal Revenue Code, AT&T will provide Mr. Armstrong with a tax gross-up payment to negate the excise tax.

     In the event of any termination described above, Mr. Armstrong or his estate shall also be entitled to the unpaid balance of any incentive awards for completed performance periods, any expense reimbursements due him, and other benefits in accordance with applicable plans and programs.

     ARRANGEMENTS WITH DANIEL E. SOMERS

     AT&T entered into an employment agreement with Mr. Somers dated as of April 1997. The agreement provided for an initial base salary of $500,000. It also provides for a guaranteed annual incentive award for 1997 performance of no less than 80% of his then base salary prorated for his partial service in 1997. Mr. Somers was also provided 17,400 performance shares covering the 1997 to 1999 performance period and an option to purchase, within ten years, up to 129,000 shares of AT&T common stock with a purchase price of $24.0417. These options vest one-third each on June 1, 1998, 1999 and 2000, based on his continued employment.

     To address certain forfeitures experienced when Mr. Somers left his previous employer and to incent him to join AT&T, the agreement provided for (1) a payment of $238,000 to replace a forfeited bonus from his prior employer; (2) a payment of $337,000 to replaced forfeited spread on stock options of his prior employer; (3) a signing bonus of $200,000; and (4) two awards each consisting of 11,600 performance shares/stock units for the 1995-1997 and 1996-1998 performance periods, respectively.

     As part of his employment agreement, AT&T entered into an arrangement with Mr. Somers which will provide him with certain benefits in the event that he terminates his employment after ten years of employment for any reason other than death or AT&T initiated termination for "cause."

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

Pursuant to such arrangement, he will be entitled to a death benefit of two and one-half times base salary under AT&T's life insurance program for Senior Managers and for AT&T sponsored medical coverage.

     In the event Mr. Somers is terminated by AT&T, at any time for any reason other than "cause" or "long-term disability" (as both terms are defined in his employment agreement) or in the event of self-initiated termination by Mr. Somers for "good reason" (as defined in his employment agreement) following a Change in Control, Mr. Somers will be provided the following: immediate vesting and continuation of all stock options granted under the agreement as if he were eligible for AT&T post-retirement benefits, and continuation of vesting and/or exercisability of all long-term incentive awards granted in 1998 and later years under the terms and conditions applicable to Senior Managers terminating employment with eligibility for post-retirement benefits.

     In the event Mr. Somers is terminated by AT&T at any time within five years of his date of hire for any reason other than "cause" or "long-term disability" or in the event of self-initiated termination by Mr. Somers for "good reason" following a Change in Control, Mr. Somers will be provided the following: a severance benefit, payable over twelve months, equivalent to the greater of $900,000 or 100% of the sum of his annual base salary plus target annual incentive awards in effect at termination; a prorated target annual incentive for his year of termination and continuation of all performance shares/stock units granted under the agreement under the terms and conditions applicable to senior managers terminating employment with eligibility for post-retirement benefits.

     In 1997, AT&T adopted the Special Executive Severance Plan for members of the operations team as constituted at that time and certain members of the senior management team (a total of ten executives, 7 of whom remain with AT&T). Under the severance plan if covered executives:

     - are terminated by AT&T for other than "cause" (as defined in the severance plan) or

     - self-initiate termination for "good reason" (as defined in the severance plan),

they will be provided a severance payment equivalent to two times the sum of base salary plus target annual incentive in effect at termination. The severance amount payable may be deferred for up to 5 years with 5 annual payments thereafter and will be credited with interest based on the interest rate formula in effect for the Senior Management Incentive Award Deferral Plan on the severance plan effective date. In addition, covered executives who terminate under the terms of the severance plan will be entitled to certain other post-termination benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

PENSION PLANS

     AT&T MANAGEMENT PENSION PLAN

     AT&T maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including the Named Officers. The normal retirement age under this plan is 65. Retirement before age 65 can be elected under certain conditions.

     This plan was amended in 1997 to update the adjusted career average pay formula for computing pensions. Effective August 1, 1997, the adjusted career average pay formula was 1.6% of the average annual pay for the three years ending December 31, 1996, times the lesser of:

     - 105% of the number of years of service prior to January 1, 1997 or

     - the number of years of service prior to January 1, 1997 plus one.

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

Only the basic salary was taken into account in the formula used to compute pension amounts for the Named Officers and other senior managers under the adjusted career average pay formula. No service or compensation after December 31, 1996 was used in calculating an employee's normal retirement benefit under the adjusted career average pay formula.

     Effective January 1, 1998, the plan was further amended to convert it to a cash balance design. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each year a participant's cash balance account is credited with:

     - a pay credit based on the participant's age and eligible pay for that year, and

     - an interest credit based on the participant's account balance as of the end of the prior year.

Effective January 1, 1998, an eligible participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's normal retirement benefit under the adjusted career average pay formula described above multiplied by a conversion factor based on the participant's age as of December 31, 1996. The initial pay credit was made as of January 1, 1998 based on the participant's eligible pay for 1997, and the initial interest credit was made as of January 1, 1998 based on the conversion benefit. Only basic salary is considered eligible pay under the cash balance design for the Named Officers and other senior managers. Interest credits are calculated at the effective annual rate of 7% for calendar years 1997, 1998, and 1999. For subsequent calendar years, interest credits are based on the effective annual rate of 4%. Under the cash balance design, a participant's benefit is determined by projecting interest credits to his or her cash balance account to age 65, converting the projected cash balance account to an annuity, and reducing that annuity for early commencement. A participant's benefit under the plan after conversion to the cash balance design will be no less than the benefit calculated under the career average pay formula as adjusted in 1997.

     Federal laws place limitations on pensions that may be paid from the pension trust related to this plan. Pension amounts based on this plan formula which exceed the applicable limitations will be paid as an operating expense.

     AT&T NON-QUALIFIED PENSION PLAN

     We also maintain the AT&T Non-Qualified Pension Plan. Under this plan, annual pensions for the Named Officers and other senior managers are computed based on actual annual bonus awards under our Short Term Incentive Plan. Pension benefits under this plan will commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to no less than the greater of the amounts computed under the basic formula or alternate formula which were amended in 1997 and are described below.

     Basic Formula. For the three-year period ending December 31, 1996, 1.6% of the average of the actual annual bonus awards times the lesser of:

     - 105% of the number of years of service prior to January 1, 1997 or

     - the number of years of service prior to January 1, 1997 plus one.

     Alternate Formula.  The excess of:

     - 1.7% of the adjusted career average pay over

     - 0.8% of the covered compensation base times the lesser of

        -- 105% of the number of years of service prior to January 1, 1997 or

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        -- the number of years of service prior to January 1, 1997 plus one, minus the benefit calculated under the AT&T Management Pension Plan formula (without regard to limitations imposed by the Internal Revenue Code).

For purposes of this formula, adjusted career average pay is the average annual compensation for the three-year period ending December 31, 1996, without regard to the limitations imposed by the Internal Revenue Code. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for Social Security Tax for each year beginning with 1961 and ending with 1996. In 1996, the covered compensation base was $27,600.

     No service or compensation after December 31, 1996 is used to calculate an employee's normal retirement benefit under the basic formula or alternate formula.

     Effective January 1, 1998, this plan was further amended to convert the plan to a cash balance pension design. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each year a participant's cash balance account is credited with:

     - an award credit based on the participant's age and short-term award paid in that year and

     - an interest credit based on the participant's account balance as of the end of the prior year.

Effective January 1, 1998, an eligible participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's normal retirement benefit under the basic formula described above multiplied by a conversion factor based on the participant's age as of December 31, 1996. The initial award credit was made as of January 1, 1998 based on the participant's short-term award paid in 1997 and the initial interest credit was made as of January 1, 1998 based on the conversion benefit. Interest credits are calculated at the effective annual rate of 7% for calendar years 1997, 1998, and 1999. For subsequent calendar years, interest credits are based on the effective annual rate of 4%. Under the cash balance design, a participant's benefit is determined by projecting interest credits to his or her cash balance account to age 65, converting the projected cash balance account to an annuity, and reducing that annuity for early commencement in the same manner as under the AT&T Management Pension Plan.

     AT&T MID-CAREER PENSION PLAN

     Senior managers, including Mr. Zeglis, and several other management employees who were hired at age 35 or over, are covered by a supplemental AT&T Mid-Career Pension Plan. For qualified managers retiring with at least five years at a senior level, the plan provides additional credits at approximately one-half the rate in the AT&T Management Pension Plan. The number of credits is equal to the lesser of:

     - actual years of net credited service at retirement, or

     - the employee's age at the time of hire minus 30.

In addition, this plan was amended to provide that liability for senior managers actively employed on January 1, 1998 be transferred to the AT&T Non-Qualified Pension Plan and converted to a cash balance as we describe above.

     Pension amounts under the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, or the AT&T Mid-Career Pension Plan are not subject to reductions for Social Security Benefits or other offset amounts. If Messrs. Armstrong, Zeglis and Somers continue in the positions as previously stated and retire at the normal retirement age of 65, the estimated

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annual pension amount payable under the AT&T Management Pension Plan formula and the AT&T Non-Qualified Pension Plan would be $460,200, $1,420,100 and $796,600, respectively. Amounts shown are straight life annuity amounts not reduced by a joint and survivorship provision which is available to these officers.

     In 1997, we began purchasing annuity contracts to satisfy our unfunded obligations to retired senior managers under the AT&T Non-Qualified Pension Plan. In the event we purchase an annuity contract for any of the Named Officers, the pension payments for that officer will vary from that set forth above. In that case, there would be a tax gross-up payment to the officer, and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan. Receipt of the annuity is contingent on the signing of a two-year non-competition agreement which, should competitive activity occur within the two-year period, give us the right to seek injunctive relief and to recapture any amounts already paid out under the annuity contract.

     As part of his employment agreement as described above, we entered into a supplemental pension arrangement with Mr. Armstrong in 1997. Under this arrangement, if he continues in his position as previously stated and retires at the normal retirement age of 65, the estimated pension amount payable under the agreement, which supplements the annual pension amount payable under the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan, would be $867,400.

     In 1997, AT&T entered into a supplemental pension arrangement with Mr. Zeglis. Pursuant to Mr. Zeglis's arrangement, if employment is terminated for any reason other than

     - AT&T initiated termination for "cause" (as defined in the arrangement) or

     - self-initiated termination prior to age 52 for other than "good reason" (as defined in the arrangement),

he will be entitled to the supplemental pension. Under the supplemental pension arrangement, Mr. Zeglis is entitled to pension benefits determined under the then-existing Company qualified and non-qualified pension formulas, using January 1, 1973 as a date of hire, and subject to a minimum amount. Pension benefits payable under this arrangement will be paid out of the company's operating income, and will be offset by all amounts actually received by Mr. Zeglis under any then-existing AT&T qualified and/or non-qualified retirement plans. In addition, Mr. Zeglis will be entitled to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers. Pursuant to the supplemental pension arrangement for Mr. Zeglis, if he continues in the position previously stated and retires at the normal retirement age of 65, the estimated annual supplemental pension amount, in addition to the pension payable under the AT&T Management Pension Plan and AT&T Non-Qualified Pension Plan described above, would be $140,000.

                OTHER MATTERS TO COME BEFORE THE SPECIAL MEETING

     In addition to the matters described above, there will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the business.

     In the event that any matter not described herein may properly come before the special meeting, or any adjournment or postponement of the special meeting, the Proxy Committee will vote the

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shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, we knew of no other matters that might be presented for shareholder action at the special meeting.

                             SHAREHOLDER PROPOSALS

     AT&T's 2000 Annual Meeting of Shareholders is expected to be held in May 2000. Any AT&T shareholder who intended to submit a proposal for inclusion in the proxy materials for AT&T's 2000 Annual Meeting of Shareholders must have submitted such proposal to the Vice President-Law and Secretary of AT&T by November 25, 1999. Our by-laws required shareholders who intend to propose business to be considered by shareholders at an annual meeting, other than shareholder proposals included in the proxy statement, to give written notice to the Secretary of AT&T not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Matters to be raised by a shareholder at AT&T's 2000 Annual Meeting of Shareholders must be submitted on or after January 20, 2000 but no later than February 19, 2000. The written notice should be sent to Vice President -- Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412 and must include a brief description of the business, the reasons for conducting such business, any material interest in such business by the shareholder, the name and address of the shareholder as they appear on AT&T's books and the class and number of shares of AT&T beneficially owned by the shareholder.

     SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement for an annual meeting.

                               OTHER INFORMATION

DIRECTORS' AND OFFICERS' LIABILITY POLICY

     A directors' and officers' liability policy was placed, effective July 1, 1997, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its directors and officers under New York law or under contract, and insures directors and officers when such indemnification is not provided by AT&T. The policy premium from July 1, 1999 through July 1, 2000 is approximately $770,000.

EXPERTS

     The consolidated financial statements of AT&T Corp. incorporated in this proxy statement by reference to the Annual Report on Form 10-K/A, filed on July 12, 1999, for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of the AT&T Wireless Group as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this proxy statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to:

     - the financial condition,

     - results of operations,

     - cash flows,

     - dividends,

     - financing plans,

     - business strategies,

     - operating efficiencies or synergies,

     - budgets,

     - capital and other expenditures,

     - competitive positions,

     - growth opportunities for existing products, benefits from new technology,

     - plans and objectives of management,

     - markets for stock of AT&T, the AT&T Common Stock Group and the AT&T Wireless Group, and

     - other matters.

Statements in this proxy statement that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, in each case, relating to AT&T, the AT&T Common Stock Group and the AT&T Wireless Group, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - the effects of vigorous competition in the markets in which these entities operate,

     - the ability to enter into agreements to, and the cost of, entering new markets necessary to provide nationwide services,

     - the ability of AT&T to establish a significant market presence in new geographic and service markets,

     - the risks related to AT&T's investments in the Liberty Media Group and joint ventures,

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     - the impact of any unusual items resulting from ongoing evaluations of the business strategies of these entities or groups,

     - requirements imposed on these entities or groups or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecommunications Act or other applicable laws and regulations,

     - unexpected results of litigation filed against these entities,

     - the possibility of one or more of the markets in which these entities compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which these entities or groups have no control, and

     - those factors listed under "Risk Factors -- The Tracking Stock Amendment" and "Risk Factors -- The AT&T Wireless Group."

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and throughout the other documents incorporated herein by reference, including, but not limited to, AT&T's 1998 Annual Report on Form 10-K, including any amendments to the annual report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. AT&T undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. Moreover, in the future, AT&T, through its senior management, may make forward-looking statements about the matters described in this proxy statement or other matters concerning AT&T, the AT&T Wireless Group or the AT&T Common Stock Group.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information, we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial documents retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our financial condition.

AT&T SEC FILINGS (FILE NO. 1-1105)                           PERIOD
----------------------------------                           ------
Annual Report on Form 10-K/A        Year ended December 31, 1998 (as amended on March 23,
                                    1999 and July 12, 1999)
Quarterly Reports on Form 10-Q      Quarters ended March 31, 1999, June 30, 1999 and
                                    September 30, 1999
Current Reports on Form 8-K         Filed on January 8, 1999 (as an amendment to a report
                                    dated October 16, 1998), January 8, 1999, January 27,
                                    1999, March 9, 1999, March 10, 1999, March 22, 1999, May
                                    3, 1999, May 7, 1999, September 2, 1999, October 29,
                                    1999, November 22, 1999, December 6, 1999 and January 6,
                                    2000

     We are also incorporating by reference into this proxy statement additional documents that may be filed with the Securities and Exchange Commission from the date of this proxy statement to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference such exhibits in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone to us at the following address:

                                   AT&T Corp.
                           32 Avenue of the Americas
                         New York, New York 10013-2412
                              Tel: (212) 387-5400
                    Attn: Office of the Corporate Secretary

     If you would like to request documents from us, please do so by , 2000 to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE MATTERS BEING CONSIDERED AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY
STATEMENT IS DATED              , 2000. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A

                                    FORM OF
          CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
        UNDER SECTION 805 OF THE NEW YORK STATE BUSINESS CORPORATION LAW

     We, the undersigned, being a Vice President and an Assistant Secretary respectively, of AT&T Corp., do hereby certify as follows:

          FIRST: The name of the corporation is AT&T Corp.

          SECOND: The Certificate of Incorporation of the corporation was filed by the Department of State on March 3, 1885.

          THIRD: (a) The Certificate of Incorporation of the corporation is hereby amended to create one new class of common stock, AT&T Wireless Group common stock, having the number, designation, relative rights, preferences, and limitations as set forth herein.

          (b) To effect the foregoing, Article THIRD is hereby amended as set forth in Exhibit A hereto.

          FOURTH: (a) The Certificate of Incorporation of the corporation is hereby amended to modify the purposes for which the corporation is formed.

          (b) To effect the foregoing, Article SECOND is hereby amended to read in its entirety as set forth below:

                SECOND: The purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any New York state official, department, board, agency or other body, without such consent or approval first being obtained.

          FIFTH: The manner in which the foregoing amendment of said Certificate of Incorporation of the corporation was authorized was by the vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon at a meeting of shareholders, subsequent to the unanimous vote of our board of directors.

     IN WITNESS WHEREOF, we have subscribed this document on                ,
2000 and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

                                      By
                                      ------------------------------------------
                                      Name:
                                      Title: Vice President

                                      By
                                      ------------------------------------------
                                      Name:
                                      Title: Vice President

                                                                       Exhibit A

                                 ARTICLE THIRD

                                 CAPITAL STOCK

PART A OF ARTICLE THIRD IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

PART A -- AUTHORIZED SHARES

     The aggregate number of shares which the corporation is authorized to issue is fourteen billion eight hundred fifty million (14,850,000,000) shares, consisting of one hundred million (100,000,000) preferred shares having a par value of $1.00 per share ("Preferred Stock") and fourteen billion seven hundred fifty million (14,750,000,000) common shares, of which six billion (6,000,000,000) common shares shall be Common Stock having a par value of $1.00 per share ("Common Stock"), two billion five hundred million (2,500,000,000) common shares shall be Class A Liberty Media Group Common Stock having a par value of $1.00 per share ("Class A Liberty Media Group Common Stock"), two hundred fifty million (250,000,000) common shares shall be Class B Liberty Media Group Common Stock having a par value of $1.00 per share ("Class B Liberty Media Group Common Stock") and six billion (6,000,000,000) common shares shall be Wireless Group Common Stock having a par value of $1.00 per share ("Wireless Group Common Stock"). The Class A Liberty Media Group Common Stock and the Class B Liberty Media Group Common Stock are collectively referred to herein as the "Liberty Media Group Common Stock".

     The authorized shares of Class B Liberty Media Group Common Stock will only be issued (i) pursuant to the Agreement and Plan of Restructuring and Merger, dated June 23, 1998 (the "Merger Agreement"), among Tele-Communications, Inc., Italy Merger Corp. and the corporation, (ii) upon conversion, exercise or exchange of Pre-Merger Convertible Securities (as defined in paragraph 9 of Part B of this Article Third), (iii) in a subdivision (by stock split or otherwise) of outstanding shares of Class B Liberty Media Group Common Stock, or (iv) as a stock dividend or share distribution (as defined in paragraph 4 of Part B of this Article Third).

     Part B of Article THIRD shall remain unchanged. Part C of Article THIRD is hereby redesignated as Part D of Article THIRD and shall otherwise remain unchanged, and a new Part C shall be added to Article THIRD, so that Part C of Article THIRD shall read in its entirety as follows:

PART C -- WIRELESS GROUP COMMON STOCK

1. Voting Rights.

     (a) The voting rights of the Wireless Group Common Stock are to be determined.

     (b) Except as may otherwise be required by the laws of the State of New York or, with respect to additional or special voting rights (which may include, without limitation, rights of any such holders of any such class or series to elect one or more directors voting separately as a class) of any class or series of Preferred Stock or any other class of common shares, in this Certificate of Incorporation of the corporation, as the same may be amended from time to time (this "Certificate") (including the terms of the Liberty Media Group Common Stock, any class or series of Preferred Stock and any resolution or resolutions providing for the establishment of such class or series pursuant to authority vested in the Board of Directors by this Certificate and the terms of any other class of common shares), the holders of shares of Common Stock, the holders of shares of Wireless

Group Common Stock, the holders of shares of Class A Liberty Media Group Common Stock, the holders of shares of Class B Liberty Media Group Common Stock, the holders of shares of each other class of common shares, if any, entitled to vote thereon, and the holders of shares of each class or series of Preferred Stock, if any, entitled to vote thereon, shall vote as one class with respect to all matters to be voted on by shareholders of the corporation, and no separate vote or consent of the holders of shares of Common Stock, the holders of shares of Wireless Group Common Stock, the holders of shares of Class A Liberty Media Group Common Stock, the holders of shares of Class B Liberty Media Group Common Stock or the holders of shares of any such class of common shares or any such class or series of Preferred Stock shall be required for the approval of any such matter, except, in the case of Liberty Media Group Common Stock, under the circumstances described in paragraph 1(b) of Part B of this Article Third.

2. Dividends.

     (a) DIVIDENDS ON COMMON STOCK. Dividends on Common Stock may be declared and paid only to the extent of (i) the assets of the corporation legally available therefor minus (ii) the sum of (A) the Liberty Media Group Available Dividend Amount (as defined in paragraph 9 of Part B of this Article Third), and
(B) the Wireless Group Available Dividend Amount (such amount available for the payment of dividends on Common Stock is referred to in this Part C of this Article Third as the "Common Stock Available Dividend Amount(W)").

     (b) DIVIDENDS ON WIRELESS GROUP COMMON STOCK. Dividends on Wireless Group Common Stock may be declared and paid only out of the lesser of (i) the excess, if any, of (A) the assets of the corporation legally available therefor, over
(B) the Liberty Media Group Available Dividend Amount, and (ii) the Wireless Group Available Dividend Amount. Concurrently with the payment of any dividend on shares of Wireless Group Common Stock, at the election of the Board of Directors, either (x) the Common Stock Group(W) shall receive from the Wireless Group an aggregate payment of the same kind of cash and/or property that is the subject of such dividend, which payment shall be equal to the excess, if any, of
(i) the quotient obtained by dividing (A) the aggregate amount of such dividend, as determined by the Board of Directors, by (B) the Wireless Group Allocation Fraction, over (ii) the aggregate amount of such dividend, as so determined, or
(y) the Wireless Group Allocation Fraction will be adjusted as described in paragraph 9 of this Part C of this Article Third. The payment to be made to the Common Stock Group(W) pursuant to the preceding sentence may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash or other property.

     (c) DISCRIMINATION BETWEEN OR AMONG CLASSES OF COMMON SHARES. The Board of Directors, subject to the provisions of paragraphs 2(a) and 2(b) of this Part C of this Article Third and paragraph 3(b) of Part B of this Article Third, shall have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying the same) exclusively to the holders of Common Stock, exclusively to the holders of Wireless Group Common Stock, exclusively to the holders of Liberty Media Group Common Stock, exclusively to the holders of any other class of common shares or to the holders of any two or more of such classes in equal or unequal amounts, notwithstanding the relationship between the Common Stock Available Dividend Amount(W), the Wireless Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends declared on, or the liquidation rights of, Common Stock, Wireless Group Common Stock, Class A Liberty Media Group Common Stock and Class B Liberty Media Group Common Stock, or any other factor.

3. Share Distributions.

     Subject to the provisions of paragraph 4 of Part B of this Article Third, the corporation may declare and pay a distribution consisting of shares of Common Stock, Wireless Group Common Stock or any other securities of the corporation or any other Person (hereinafter sometimes called a "share distribution") to holders of Common Stock or Wireless Group Common Stock only in accordance with this paragraph 3 of this Part C of this Article Third.

     (a) DISTRIBUTIONS ON COMMON STOCK OR WIRELESS GROUP COMMON STOCK. Except as set forth in paragraph 4 of Part B of this Article Third, the corporation may declare and pay a share distribution to holders of Common Stock, Wireless Group Common Stock or any other class of common shares (other than Liberty Media Group Common Stock) consisting of any securities of the corporation, any Subsidiary of the corporation, or any other Person, including, without limitation, a share distribution consisting of shares of any class or series of Preferred Stock or shares of Common Stock, Wireless Group Common Stock or any other class of common shares (other than Liberty Media Group Common Stock) (or Convertible Securities convertible into or exercisable or exchangeable for shares of any class or series of Preferred Stock or shares of Common Stock, Wireless Group Common Stock or any other class of common shares (other than Liberty Media Group Common Stock)).

     Concurrently with the making of any share distribution with respect to Wireless Group Common Stock, at the election of the Board of Directors, either
(x) the Common Stock Group(W) shall receive from the Wireless Group an aggregate payment of the same kind of property that is the subject of such distribution, which payment shall be equal to the excess, if any, of (i) the quotient obtained by dividing (A) the aggregate amount of such distribution, as determined by the Board of Directors, by (B) the Wireless Group Allocation Fraction, over (ii) the aggregate amount of such dividend, as so determined, or (y) the Wireless Group Allocation Fraction shall be adjusted as described in paragraph 9 of this Part C of this Article Third. Any payment to be made to the Common Stock Group(W) pursuant to the preceding sentence may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash or other property.

     (b) DISCRIMINATION BETWEEN OR AMONG CLASSES OF COMMON SHARES. The Board of Directors, subject to the foregoing provisions of this paragraph 3 of this Part C of this Article Third and the provisions of paragraph 4 of Part B of this Article Third, shall have the sole authority and discretion to declare and pay (or to refrain from declaring or paying) share distributions exclusively to holders of Common Stock, exclusively to holders of Wireless Group Common Stock, exclusively to holders of Liberty Media Group Common Stock, exclusively to the holders of any other class of common shares or to holders of any two or more of such classes in equal or unequal amounts, notwithstanding the relationship between the Common Stock Available Dividend Amount(W), the Wireless Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior share distributions declared on, or the liquidation rights of, Common Stock, Wireless Group Common Stock, Class A Liberty Media Group Common Stock and Class B Liberty Media Group Common Stock or any other factor.

4. Exchange of Wireless Group Common Stock.

     (a) EXCHANGE AT OPTION OF BOARD OF DIRECTORS. At any time following either the occurrence of a Tax Event or the second anniversary of the date of initial issuance of any shares of Wireless Group Common Stock (the "Initial Issuance Date"), the Board of Directors, in its sole discretion, may, at any time, effect a recapitalization of the corporation (a "Board Required Exchange") by declaring that all of the outstanding shares of Wireless Group Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock in accordance with the Exchange Rate. In addition, at any time following the Initial Issuance Date, so long as all of the assets and liabilities included in the Wireless Group are held, directly or indirectly, by one or more Qualifying Subsidiaries of the corporation (which shall not include any Subsidiary that is a part of the Liberty Media Group as defined in paragraph 9 of Part B of this Article Third) that hold no other material assets or liabilities (the "Wireless Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the corporation legally available therefor, effect a Board Required Exchange by exchanging, on a pro rata basis, all of the outstanding shares of Wireless Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of such Wireless Group Subsidiary or Subsidiaries at the applicable Exchange Rate, provided that no such exchange may occur unless the exchange is tax free to the holders of Wireless Group Common Stock (except with respect to any cash received by such holders in lieu of fractional shares). For purposes of this paragraph 4 of this Part C of this Article Third, the term "Exchange Shares" shall mean the shares of Common Stock or shares of the one or more Wireless Group Subsidiaries, as the case may be, into which shares of Wireless Group Common Stock may be exchanged pursuant to a Board Required Exchange.

     (b) EXCHANGE IN CONNECTION WITH CERTAIN SIGNIFICANT TRANSACTIONS. In the event of a Disposition other than a Wireless Group Related Business Transaction by the corporation in a transaction or series of related transactions of all or substantially all of the properties and assets (as defined below) of the Wireless Group to any Person(s) or group(s) of which the corporation is not a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise) (a "Significant Transaction"), effective upon the consummation of such sale, transfer, assignment or other disposition and automatically without any action on the part of the corporation or the Board of Directors or on the part of the holders of shares of Wireless Group Common Stock, the corporation shall be recapitalized (a "Significant Transaction Exchange") by exchanging all outstanding shares of Wireless Group Common Stock for, at the sole discretion of the Board of Directors, either (i) fully paid and nonassessable shares of Common Stock at the Exchange Rate or (ii) other consideration, as described in paragraph 4(c) of this Part C of this Article Third. Notwithstanding the preceding sentence, the corporation shall be under no obligation to effect a Significant Transaction Exchange that it might otherwise be required to effect pursuant to such sentence (and the Exchange Rate shall not apply) if (i) the underlying Significant Transaction is conditioned upon the affirmative vote of a majority of the holders of Wireless Group Common Stock, voting as a separate class, (ii) in connection with a spin-off or similar disposition of the corporation's entire interest in the Wireless Group to the holders of Wireless Group Common Stock, including any such disposition that is made in connection with a Board Required Exchange, or (iii) in connection with the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary.

     (c) ALTERNATE CONSIDERATION IN CONNECTION WITH SIGNIFICANT TRANSACTION EXCHANGE. In connection with any Significant Transaction Exchange, the corporation may, at the sole discretion of the Board of Directors, (i) in lieu of issuing shares of Common Stock in exchange for shares of Wireless Group Common Stock, either (x) subject to the limitations described in paragraph 2(b) of this Part C of this Article Third and to the other provisions described in this paragraph 4(c) of this Part C of this Article Third, declare and pay a dividend in cash and/or in securities or other property (determined as provided below) to holders of the outstanding shares of Wireless Group Common Stock equally on a share for share basis in an aggregate amount equal to the Wireless Group Net Proceeds of such Significant Transaction; or (y) provided that there are assets of the corporation legally available therefor and to the extent the Wireless Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof as described in clause (x) of this paragraph 4(c) of this Part C of this Article Third, then (A) if such Significant Transaction involves the Disposition of all (not merely substantially all) of the properties and assets of the Wireless

Group, redeem all outstanding shares of Wireless Group Common Stock in exchange for cash and/or securities or other property (determined as provided below) in an aggregate amount equal to the Wireless Group Net Proceeds; or (B) if such Significant Transaction involves the Disposition of substantially all (but not all) of the properties and assets of the Wireless Group, apply an aggregate amount of cash and/or securities or other property (determined as provided below) equal to the Wireless Group Net Proceeds to the redemption of outstanding shares of Wireless Group Common Stock, the number of shares to be redeemed to equal the lesser of (1) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of Wireless Group Common Stock by the average Market Value of one share of Wireless Group Common Stock during the 10-Trading Day period beginning on the 15th Trading Day following the consummation of such Disposition, and (2) the number of shares of Wireless Group Common Stock outstanding, and (ii) in lieu of issuing solely shares of Common Stock in exchange for shares of Wireless Group Common Stock, subject to the limitations described in paragraph 2(b) of this Part C of this Article Third and to the other provisions described in paragraph 4(c) of this Part C of this Article Third, combine the issuance of shares of Common Stock in exchange for shares of Wireless Group Common Stock with the payment of a dividend on or the redemption of shares of Wireless Group Common Stock for cash and/or other securities or other property as described below.

     In the event that the Board of Directors elects the option described in
(ii) of the preceding paragraph, the outstanding shares of Wireless Group Common Stock exchanged for fully paid and nonassessable shares of Common Stock shall be exchanged at the Exchange Rate and a dividend shall be paid on all the remaining shares of Wireless Group Common Stock equally on a share for share basis, or some or all of the remaining outstanding shares of Wireless Group Common Stock shall be exchanged for cash and/or other securities or other property, as follows. The aggregate amount of such dividend, in the case of a dividend, or the portion of the Wireless Group Net Proceeds to be applied to such an exchange, in the case of an exchange, shall equal (A) an amount equal to the total Wireless Group Net Proceeds multiplied by (B) one minus a fraction, the numerator of which shall be the number of shares of Wireless Group Common Stock exchanged for shares of Common Stock and the denominator of which shall be the total number of outstanding shares of Wireless Group Common Stock. In the event of an exchange, if the Significant Transaction involves the Disposition of all (not merely substantially all) of the properties and assets of the Wireless Group, then all remaining outstanding shares of Wireless Group Common Stock will be redeemed in exchange for cash and/or securities or other property in an aggregate amount equal to the portion of the Wireless Group Net Proceeds to be applied to the exchange. If the Significant Transaction involves the Disposition of substantially all (but not all) of the properties and assets of the Wireless Group, then the portion of the Wireless Group Net Proceeds to be applied to the exchange will be used to redeem a number of shares equal to the lesser of (1) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of Wireless Group Common Stock by the average Market Value of one share of Wireless Group Common Stock during the 10-Trading Day period beginning on the 15th Trading Day following consummation of the Disposition, and (2) the number of shares of Wireless Group Common Stock outstanding.

     For purposes of this paragraph 4 of this Part C of this Article Third, in the case of a Significant Transaction involving a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions. Any exchange described in this paragraph 4 of this Part C of this Article Third shall be effected in accordance with the applicable provisions set forth in paragraph 5 of this Part C of this Article Third. In the event that, at the time of any Significant Transaction, there are outstanding any Convertible Securities convertible into or exercisable for shares of Wireless Group Common Stock that would give the holders rights to receive any dividend or exchange consideration related to the Significant Transaction upon exercise, conversion or otherwise, or would adjust as a result of such dividend or exchange to give the holder equivalent economic rights, then the shares of Wireless Group Common Stock underlying such Convertible Securities will be taken into account for purposes of determining the terms of any dividend payment or exchange effected in lieu of a Significant Transaction Exchange.

     (d) PAYMENT TO COMMON STOCK GROUP(W). Concurrently with the payment of any dividend referred to in paragraph 4(c) of this Part C of this Article Third, at the election of the Board of Directors, either (A) the Common Stock Group(W) shall receive from the Wireless Group an aggregate payment of the same kind of property that is the subject of such dividend, which payment shall be equal to the excess of (i) the quotient obtained by dividing (x) the aggregate amount of such dividend, as determined by the Board of Directors, by (y) the Wireless Group Allocation Fraction, over (ii) the aggregate amount of such dividend, as so determined, or (B) the Wireless Group Allocation Fraction will be adjusted as described in paragraph 9 of this Part C of this Article Third. Any payment to be made to the Common Stock Group(W) pursuant to the preceding sentence may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash or other property.

     (e) EXCHANGE RATE. For purposes of this paragraph 4 of this Part C of this Article Third, the term "Exchange Rate" shall mean the number of Exchange Shares for which each share of Wireless Group Common Stock shall be exchangeable pursuant to a Board Required Exchange or a Significant Transaction Exchange, determined as follows. If the shares of Wireless Group Common Stock are to be exchanged for shares of Common Stock, each share of Wireless Group Common Stock shall be exchangeable for such number of shares of Common Stock (calculated to the nearest 1/10,000), subject to paragraph 5 below, equal to 110% of the ratio of the Average Market Price Per Share of such Wireless Group Common Stock to the Average Market Price Per Share of Common Stock. For purposes of computing the Exchange Rate, the "Average Market Price Per Share" of Common Stock or Wireless Group Common Stock, as the case may be, shall mean (i) in the case of a Board Required Exchange, the average of the daily Market Value per share for such Common Stock or Wireless Group Common Stock for the 40 consecutive Trading Days ending on the 15th Trading Day prior to the date an Exchange Notice is mailed, or (ii) in the case of a Significant Transaction Exchange, the average of the daily Market Value per share for such Common Stock or Wireless Group Common Stock for the 10 consecutive Trading Days beginning on the 15th Trading Day following consummation of the Significant Transaction. If the shares of Wireless Group Common Stock are to be exchanged for shares of one or more Wireless Group Subsidiaries, such shares of Wireless Group Common Stock shall be exchanged, on a pro rata basis, for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each such Wireless Group Subsidiary equal to the number of outstanding shares of common stock of such Subsidiary held by the corporation multiplied by the Wireless Group Allocation Fraction and, if the Board of Directors so determines, the remaining shares of such Subsidiary shall be distributed on a pro rata basis to the holders of shares of Common Stock (or shares of Common Stock shall be exchanged for such remaining shares of such Subsidiary); provided that no such distribution (or mandatory exchange) may occur unless the distribution (or mandatory exchange) is tax free to the holders of Common Stock (except with respect to any cash received by such holders in lieu of fractional shares). If at the time of such an exchange for shares of one or more Wireless Group Subsidiaries, there are outstanding any Convertible Securities convertible into or exercisable for shares of Wireless Group Common Stock that would become exercisable or convertible for shares of one or more Wireless Group Subsidiaries as a result of such exchange, and the obligation to issue such shares under such options, warrants, convertible securities or similar rights is not assumed or otherwise provided for by one or more Wireless Group Subsidiaries, then the shares of Wireless Group Common Stock underlying such Convertible Securities will be taken into account for purposes of determining the Exchange Rate for such exchange.

     For purposes of this Paragraph 4 of this Part C of this Article Third, "substantially all of the properties and assets" of the Wireless Group as of any date shall mean a portion of such properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the Wireless Group as of such date.

5. Certain Procedures Relating to Exchanges.

     (a) The Board of Directors may, in its sole discretion, elect to issue fractional Exchange Shares in connection with an exchange or to make a cash payment in lieu of fractional shares, as described below. If the Board of Directors elects not to issue fractional Exchange Shares, then no such fractional shares shall be issued in connection with the exchange of shares of Wireless Group Common Stock into Exchange Shares, and, in lieu thereof, each holder of Wireless Group Common Stock who would otherwise be entitled to a fractional interest of an Exchange Share shall, upon surrender of such holder's certificate or certificates representing shares of Wireless Group Common Stock, receive a cash payment (without interest) (the "Fractional Payment") equal to
(i) in the case of an exchange for shares of Common Stock, the product resulting from multiplying (A) the fraction of a share of Common Stock to which such holder would otherwise have been entitled by (B) the Average Market Price Per Share of Common Stock on the Exchange Date, or (ii) in the case of an exchange for shares of one or more Wireless Group Subsidiaries, such value as is determined by the Board of Directors.

     (b) No adjustments in respect of dividends shall be made upon the exchange of any shares of Wireless Group Common Stock; provided, however, that, if the Exchange Date with respect to Wireless Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange of such shares or the corporation's default in payment of the dividend or distribution due on such date.

     (c) At such time or times as the corporation exercises its right to cause a Board Required Exchange, and at the time of any Significant Transaction Exchange, the corporation shall give notice of such exchange to the holders of Wireless Group Common Stock whose shares are to be exchanged, by mailing by first-class mail a notice of such exchange (an "Exchange Notice"), in the case of an exchange at the discretion of the Board of Directors, not less than 30 nor more than 60 days prior to the date fixed for such exchange (the "Exchange Date"), and, in the case of any other required exchange, as soon as practicable before or after the Exchange Date, in either case, to their last addresses as they appear upon the corporation's books. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate applicable to such exchange, and shall state that issuance of certificates representing the applicable type of Exchange Shares to be received upon exchange of shares of Wireless Group Common Stock shall be upon surrender of certificates representing such shares of Wireless Group Common Stock.

     (d) Before any holder of shares of Wireless Group Common Stock shall be entitled to receive certificates representing such Exchange Shares, such holder must surrender, at such office as the corporation shall specify, certificates for such shares of Wireless Group Common Stock duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, unless the corporation shall waive such requirement. The corporation shall, as soon as practicable after such surrender of certificates representing such shares of Wireless Group Common Stock, issue and deliver, at the office of the transfer agent representing Exchange Shares, to the holder for whose account such shares of Wireless Group Common Stock were so surrendered, or to such holder's nominee or nominees, certificates representing the number of Exchange Shares to which such holder shall be entitled, together with the Fractional Payment, if any.

     (e) From and after any Exchange Date, all rights of a holder of shares of Wireless Group Common Stock shall cease except for the right, upon surrender of the certificates representing such shares of Wireless Group Common Stock, to receive certificates representing Exchange Shares together with a Fractional Payment, if any, as described in paragraphs 5(a) and 5(d) of this Part C of this Article Third and rights to dividends as described in paragraph 5(b) of this Part C of this Article Third. No holder of a certificate that immediately prior to the applicable Exchange Date represented shares of Wireless Group Common Stock shall be entitled to receive any dividend or other distribution with respect to Exchange Shares until surrender of such holder's certificate for a certificate or certificates representing Exchange Shares. Upon surrender, the holder shall receive the amount of any dividends or other distributions (without interest) that were payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing with respect to the number of Exchange Shares represented by the certificate or certificates issued upon such surrender. From and after an Exchange Date applicable to Wireless Group Common Stock, the corporation shall, however, be entitled to treat certificates for Wireless Group Common Stock that have not yet been surrendered for exchange as evidencing the ownership of the number of Exchange Shares for which the shares of Wireless Group Common Stock represented by such certificates have been exchanged, notwithstanding the failure to surrender such certificates.

     (f) If any certificate for Exchange Shares is to be issued in a name other than that in which the certificate representing shares of Wireless Group Common Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting the issuance pays any transfer or other taxes required by reason of the issuance of certificates for such Exchange Shares in a name other than that of the record holder of the certificate surrendered, or establishes, to the satisfaction of the corporation or its agent, that such tax has been paid or is not applicable. Under no circumstances shall the corporation be liable to a holder of shares of Wireless Group Common Stock for any Exchange Shares or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) At the time an Exchange Notice is delivered with respect to any shares of Wireless Group Common Stock, or at the time of the Exchange Date, if earlier, the corporation shall have reserved and kept available, solely for the purpose of issuance upon exchange of the outstanding shares of Wireless Group Common Stock, such number of Exchange Shares as shall be issuable upon the exchange of the number of shares of Wireless Group Common Stock specified or to be specified in the applicable Exchange Notice, provided that the corporation shall not under any circumstances be precluded from satisfying its obligation in respect of the exchange of the outstanding shares of Wireless Group Common Stock by delivery of purchased Exchange Shares that are held in the treasury of the corporation.

6. Liquidation.

     In the event of a liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (a) as provided in paragraph 6 of Part B of this Article Third, the holders of the shares of Class A Liberty Media Group Common Stock and the holders of the shares of Class B Liberty Media Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the corporation remaining for distribution to its common shareholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of Y/Z for the 20-Trading Day period ending on the Trading Day prior to the date of the public announcement

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of such liquidation, dissolution or winding up, (b) the holders of the shares of
Common Stock shall share in the aggregate in a percentage of the funds of the corporation remaining for distribution to its common shareholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for such 20-Trading Day period, (c) the holders of the shares of Wireless Group Common Stock shall share in the aggregate in a percentage of the funds of the corporation remaining for distribution to its common shareholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of W/Z for such 20-Trading Day period, and (d) if applicable, the holders of the shares of any other class of common shares of the corporation (other than Common Stock, Wireless Group Common Stock or Liberty Media Group Common Stock), on the basis that may be set forth in this Certificate with respect to any such shares, shall share in the aggregate in a percentage of the funds of the corporation remaining for distribution to its common shareholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of V/Z for such 20-Trading Day period, where Y is the aggregate Market Capitalization of the Class A Liberty Media Group Common Stock and the Class B Liberty Media Group Common Stock, X is the aggregate Market Capitalization of the Common Stock, W is the aggregate Market Capitalization of the Wireless Group Common Stock, V is the aggregate Market Capitalization, if applicable, of any other class of common shares (other than Common Stock, Liberty Media Group Common Stock and Wireless Group Common Stock), and Z is the aggregate Market Capitalization of (i) the Class A Liberty Media Group Common Stock and the Class B Liberty Media Group Common Stock, (ii) the Common Stock, (iii) the Wireless Group Common Stock and (iv) any other class of common shares of the corporation (other than Common Stock, Liberty Media
Group Common Stock and Wireless Group Common Stock). Neither the consolidation or merger of the corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the corporation shall itself be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph 6 of this Part C of this Article Third. Notwithstanding the foregoing, any transaction or series of related transactions that results in all of the assets and liabilities included in the Wireless Group being held by one or more Wireless Group Subsidiaries, and the distribution of some or all of the shares of such Wireless Group
Subsidiaries (and no other material assets or liabilities) to the holders of the outstanding Wireless Group Common Stock shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the corporation for purposes of this paragraph 6 of this Part C of this Article Third, but shall be subject to paragraph 4 of this Part C of this Article Third. Notwithstanding the foregoing, any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more Liberty Media Group Subsidiaries (as defined in paragraph 5(a) of Part B of this Article Third), and the distribution of such Liberty Media Group Subsidiaries (and no other material assets or liabilities) to the holders of the outstanding Liberty Media Group Common Stock shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the corporation for purposes of this paragraph 6 of this Part C of this Article Third, but shall be subject to paragraph 5(a) of Part B of this Article Third.

7. Determinations by the Board of Directors.

     Any determinations made by the Board of Directors under any provision of this Part C of this Article Third shall be final and binding on all shareholders of the corporation, except as may otherwise be required by law. The corporation shall prepare a statement of any determination by the Board of Directors, respecting the fair market value of any properties, assets or securities, and shall file such statement with the Secretary of the corporation.

8. Adjustment of the Wireless Group Allocation Fraction.

     (a) The denominator of the Wireless Group Allocation Fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Wireless Group Common Stock and stock dividends payable in shares of Wireless Group Common Stock, (ii) to reflect the fair market value of contributions or allocations by the corporation of cash or property or other assets or liabilities from the Common Stock Group(W) to the Wireless Group (or vice versa), or of cash or property or other assets or liabilities of the Common Stock Group(W) to, or for the benefit of, employees of the Wireless Group in connection with employee benefit plans or arrangements of the corporation or any of its subsidiaries (or vice versa), (iii) to reflect the number of shares of capital stock of the corporation contributed to, or for the benefit of, employees of the Wireless Group in connection with benefit plans or arrangements of the corporation or any of its Subsidiaries, (iv) to reflect repurchases by the corporation of shares of Wireless Group Common Stock for the account of the Wireless Group, (v) to reflect issuances of Wireless Group Common Stock for the account of the Wireless Group, (vi) to reflect dividends or other distributions to holders of the Wireless Group Common Stock to the extent no payment is made to the Common Stock Group(W), and (vii) under such other circumstances as the Board of Directors determines appropriate to reflect the economic substance of any other event or circumstance, provided that, in each case, the adjustment shall be made in a manner that is fair and equitable to holders of Common Stock and Wireless Group Common Stock (and intended to reflect the relative deemed economic ownership interest, if any, of the Common Stock Group(W) in the Wireless Group). Any adjustment made by the Board of Directors pursuant to the preceding sentence shall, subject to the foregoing, be at the sole discretion of the Board of Directors, and all such determinations shall be final and binding on all shareholders of the corporation. For purposes of this paragraph 9 of this Part C of this Article Third, the consideration paid by the Common Stock Group(W) to acquire any assets or other property contributed or allocated to the Wireless Group shall be presumed to be the "fair market value" as of its acquisition.

     (b) Without duplication of any adjustment pursuant to paragraph 9(a) of this Part C of this Article Third, in the event that the corporation shall issue shares of Wireless Group Common Stock for the account of the Wireless Group, then the denominator of the Wireless Group Allocation Fraction shall be increased by the number of shares of Wireless Group Common Stock so issued.

     (c) Without duplication of any adjustment pursuant to paragraph 9(a) of this Part C of this Article Third, if, in connection with any share issuance described in paragraph 9(b) of this Part C of this Article Third, or otherwise, the corporation contributes or allocates cash or other property or assets from the Common Stock Group(W) to the Wireless Group, the denominator of the Wireless Group Allocation Fraction shall be increased (or further increased) by an amount obtained by dividing (i) the fair market value of such cash, property or assets (as determined by the Board of Directors) by (ii) the net per share offering price of the Wireless Group Common Stock.

9. Certain Definitions.

     Unless the context otherwise requires, the terms defined in this paragraph 10 of this Part C of this Article Third shall have, for all purposes of this Part C of this Article Third, the meanings herein specified:

     "Common Stock Group(W)" shall mean, as of any date, the interest of the corporation in all of the businesses in which the corporation is or has been engaged, directly or indirectly (either itself or through direct or indirect subsidiaries, affiliates, joint ventures or other investments or any of their predecessors or successors), and the respective assets and liabilities of the corporation therein, other than (a) the Wireless Group Allocated Portion of the Wireless Group, and (b) any businesses, assets or liabilities of the Liberty Media Group.

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

     "Convertible Securities" shall mean any securities of the corporation (other than Liberty Media Group Common Stock) or any Subsidiary of the corporation that are convertible into, exchangeable for or evidence the right to purchase any shares of Common Stock, Wireless Group Common Stock or of any class of Liberty Media Group Common Stock, whether upon conversion, exercise or exchange, or pursuant to anti-dilution provisions of such securities or otherwise.

     "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock, or otherwise) by the corporation (or its successors) or any of its Subsidiaries or properties or assets. Disposition shall not include a merger, consolidation, exchange of shares or other business combination transaction involving the corporation in which the corporation (or its successors) continues, immediately following such transaction, to hold the same, direct and indirect, interest in the business, assets and liabilities comprising the Wireless Group that it held immediately prior to such transaction (other than as a result of any action by any Person included in the Wireless Group).

     "Fair Value" shall mean, in the case of equity securities or debt securities of a class that has previously been publicly traded for a period of at least three months, the Market Value thereof (if such Market Value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been publicly traded for at least such period, means the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors; provided, however, that, in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

     "Group" shall mean the Common Stock Group(W), the Liberty Media Group or the Wireless Group.

     "Initial Issuance Date" shall mean the date of first issuance of any shares of Wireless Group Common Stock.

     "Market Capitalization" of any class or series of capital stock of the corporation on any Trading Day shall mean the product of (a) the Market Value of one share of such class or series on such Trading Day and (b) the number of shares of such class or series outstanding on such Trading Day.

     "Market Value" of any class or series of capital stock of the corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and, if such day is not a Trading Day, on the Trading Day immediately preceding such day), or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case, on the New York Stock Exchange or, if the shares of such class or series are not quoted on the New York Stock Exchange on such Trading Day, on the Nasdaq National Market, or, if the shares of such class or series are not quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the corporation, or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day (including, without limitation, because such securities are not publicly held), the market value of a share of such class or series as determined by the Board of Directors; provided that, for purposes of determining the ratios set forth in paragraph 6 of this Part C of this Article Third, (a) the "Market Value" of any share of Common Stock, Wireless Group Common Stock or of any class of Liberty Media Group Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to Common Stock, Wireless Group Common Stock or such class of Liberty Media Group Common Stock, as applicable, shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors, and (b) the "Market Value" of any share of Common Stock, any share of Wireless Group Common Stock or of any class of Liberty Media Group Common Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of Common Stock, Wireless Group Common Stock or of such class of Liberty Media Group Common Stock, as applicable, or (ii) the "ex" date or any similar date for any dividend or distribution with respect to the Common Stock, Wireless Group Common Stock or any such class of Liberty Media Group Common Stock in shares of Common Stock, Wireless Group Common Stock or such class of Liberty Media Group Common Stock, as applicable, shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

     "Qualifying Subsidiary" of a Person shall mean a Subsidiary of such Person in which such Person's ownership and voting interest is sufficient to satisfy the ownership and voting requirements of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, for a distribution of such Person's interest in such Subsidiary to the holders of Wireless Group Common Stock and, in the event that the Wireless Group Allocation Fraction is less than one, the holders of Common Stock (or any such securities into which the Wireless Group Common Stock or the Common Stock may have been converted, reclassified or changed or for which they may have been exchanged), as the case may be, to be tax free to such holders.

     "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company or partnership 50% or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.

     "Trading Day" shall mean each weekday other than any day on which any relevant class or series of capital stock of the corporation is not available for trading on the New York Stock Exchange or the Nasdaq National Market or in the over-the-counter market.

     "Tax Event" shall mean receipt by the corporation of an opinion of tax counsel of the corporation's choice, to the effect that, as a result of any amendment to, clarification of, or change (including a prospective change) in, the laws (or any interpretation or application of the laws) of the United States or any political subdivision or taxing authority thereof or therein (including enactment of any legislation and the publication of any judicial or regulatory decision, determination or pronouncement) which amendment, clarification or change is effective, announced, released, promulgated or issued on or after the date of initial issuance of the Wireless Group Common Stock, regardless of whether such amendment, clarification or change is issued to or in connection with a

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proceeding involving the corporation, the Common Stock Group(W) or the Wireless
Group and whether or not subject to appeal, there is more than an insubstantial risk that:

          (i) for tax purposes, any issuance of Wireless Group Common Stock would be treated as a sale or other taxable disposition by the corporation or any of its Subsidiaries of any of the assets, operations or relevant subsidiaries to which the Wireless Group Common Stock relates,

          (ii) the existence of the Wireless Group Common Stock would subject the corporation, its Subsidiaries or affiliates, or any of their respective successors or shareholders to the imposition of tax or to other adverse tax consequences, or

          (iii) for tax purposes, either Common Stock or Wireless Group Common Stock is not or, at any time in the future, will not be treated solely as common stock of the corporation.

     "Wireless Group" shall mean, as of any date that any shares of Wireless Group Common Stock have been issued and continue to be outstanding, without duplication, the direct or indirect interest of the corporation (either itself or through direct or indirect subsidiaries, affiliates, joint ventures or other investments, or any of their predecessors or successors) (a) in all of the businesses, assets and liabilities reflected in the financial statements of the
Wireless Group dated                , publicly filed by the corporation,
including any successor to the Wireless Group by merger, consolidation or sale of all or substantially all of its assets (whether or not in connection with a Wireless Group Related Business Transaction), (b) the other assets and liabilities (contingent or otherwise) of the corporation and its Subsidiaries primarily related to the businesses, assets and liabilities described in clause
(a) and all net income and net losses arising in respect thereof after such date, (c) all assets, liabilities and businesses acquired by the Wireless Group or acquired by the corporation or any of its Subsidiaries for the account of, or contributed, allocated or otherwise transferred to, the Wireless Group (including the net proceeds of any new issuance for the account of the Wireless Group of any new shares of Wireless Group Common Stock or Convertible Securities), in each case, after the date of such financial statements and as determined by the Board of Directors in accordance with the provisions of paragraph 9 of this Part C of this Article Third, and (d) the proceeds of any Disposition of any of the foregoing; provided, however, that the Wireless Group shall not include (a) any assets, liabilities or businesses disposed of after the date of such financial statements or (b) any assets, liabilities or businesses allocated to the Common Stock Group(W) or otherwise distributed or otherwise transferred from the Wireless Group, whether to the Common Stock Group(W), to holders of shares of Wireless Group Common Stock or otherwise, in each case after the date of such financial statements and as determined by the Board of Directors in accordance with the provisions of paragraph 9 of this Part C of this Article Third. The Wireless Group shall not include any business, assets or liabilities of the Liberty Media Group.

     "Wireless Group Allocated Portion" shall mean, with respect to the Wireless Group as a whole, or any dividend, distribution, payment, consideration or other amount or allocation requiring apportionment between the holders of Wireless Group Common Stock (other than the corporation and its Subsidiaries), on the one hand, and the Common Stock Group(W), on the other hand, the following: (a) in the case of the Wireless Group as a whole, the proportion of such Group represented by the Wireless Group Allocation Fraction, and (b) in the case of any other amount or allocation, the product of (i) such amount or allocation and (ii) the Wireless Group Allocation Fraction.

     "Wireless Group Allocation Fraction" shall mean, as of any date of determination, a fraction, the numerator of which shall be the number of shares of Wireless Group Common Stock outstanding on such date and the denominator of which shall be a number initially determined by the Board of Directors, in its sole discretion, prior to the Initial Issuance Date, subject to adjustment from time to time as described in paragraph 9 of this Part C of this Article Third, provided that such fraction shall in no event be greater than one. If the holders of any securities of the corporation or any other Person that are convertible into or exercisable or exchangeable for shares of Wireless Group Common Stock are entitled to participate in any dividend or other distribution with respect to the Wireless Group Common Stock, such shares so issuable upon such conversion, exercise or exchange shall be taken into account in calculating the Wireless Group Allocation Fraction and any amount payable to the Common Stock Group(W) in such manner as the Board of Directors determines to be appropriate.

     "Wireless Group Available Dividend Amount" shall mean, as of any date, the Wireless Group Allocated Portion of the excess of (a) the amount by which the total assets of the Wireless Group exceed the total liabilities of the Wireless Group as of such date over (b) the sum of (i) the par value of all issued shares of Wireless Group Common Stock and each class or series of Preferred Stock attributed to the Wireless Group, (ii) the amount of the consideration received for any shares of Preferred Stock attributed to the Wireless Group without par value that have been issued, except such part of the consideration therefor as may have been allocated to surplus in a manner permitted by law, and (iii) any amount not included in subclauses (i) and (ii) above that the corporation (by appropriate action of the Board of Directors) has transferred to stated capital specifically in respect of Wireless Group Common Stock, minus (c) all reductions from such sums set forth in clauses (i), (ii) and (iii) above as have been effected in a manner permitted by law; provided, however, that, in the event that the law governing the corporation changes from that governing the corporation on the date the adoption of the Amendment to this Certificate pursuant to which the Wireless Group Common Stock was authorized (whether because of amendment of the applicable law or because of a change in the jurisdiction of incorporation of the corporation through merger or otherwise), the Wireless Group Available Dividend Amount shall mean the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation (governed under such applicable law) having the assets and liabilities of the Wireless Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Wireless Group Common Stock and of each class or series of Preferred Stock attributed to the Wireless Group and having an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

     "Wireless Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the Wireless Group, an amount, if any, equal to the Wireless Group Allocated Portion of the gross proceeds of such Disposition after any payment of, or reasonable provision for,
(a) any taxes payable by the corporation or any other member of the Common Stock Group in respect of such Disposition or in respect of any mandatory dividend or redemption resulting from such Disposition (or that would have been payable but for the utilization of tax benefits attributable to the Common Stock Group(W) or the Liberty Media Group), (b) any transaction costs borne by the Common Stock Group(W) in connection with such Disposition, including, without limitation, any legal, investment banking and accounting fees and expenses borne by the Common Stock Group(W) in connection with such Disposition, (c) any liabilities and other obligations (contingent or otherwise) of the Wireless Group borne by the Common Stock Group(W) in connection with such Disposition, including, without limitation, any indemnity or guarantee obligations incurred by the Common Stock Group(W) in connection with the Disposition or any liabilities assumed by the Common Stock Group(W) for future purchase price adjustments, and (d) any preferential amounts, accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributed to the Wireless Group. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property; provided that the value of any marketable securities included in

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

such proceeds shall be the average of the daily Market Value of such securities for the 10 consecutive Trading Days beginning on the 15th Trading Day following consummation of the Disposition.

     "Wireless Group Related Business Transaction" shall mean any Disposition of all or substantially all the properties and assets attributed to the Wireless Group in a transaction or series of related transactions that results in the corporation or one or more of its Subsidiaries receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity that (a) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor, and (b) which the Board of Directors determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Wireless Group prior to such Disposition.

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

                                                                      APPENDIX B

                            FORM OF BY-LAW AMENDMENT

[NOTE: THE AT&T WIRELESS GROUP CAPITAL STOCK COMMITTEE WILL BE ADDED TO THE BY-LAW PROVISION ESTABLISHING STANDING COMMITTEES SUCH AS THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE.]

     AT&T Wireless Group Capital Stock Committee. The board of directors shall form an AT&T Wireless Group Capital Stock Committee, the members of which shall be selected by the board of directors of the Corporation. The board of directors of the Corporation shall delegate to the AT&T Wireless Group Capital Stock Committee the authority to, and the AT&T Wireless Group Capital Stock Committee will have the authority to, (i) interpret, make determinations under, and oversee the implementation of the policies set forth in the Policy Statement Regarding AT&T Wireless Group Tracking Stock Matters; (ii) review the policies, programs and practices of the Corporation relating to (a) the business and financial relationships between the Corporation or any of its units (other than the Liberty Media Group) and the AT&T Wireless Group, (b) dividends in respect of, disclosures to shareholders and the public concerning, and transactions by the Corporation or any of its subsidiaries (other than subsidiaries included in the Liberty Media Group) in, shares of AT&T Wireless Group Common Stock, and (c) any matters arising in connection therewith, all to the extent the AT&T Wireless Group Capital Stock Committee may deem appropriate; and (iii) recommend such changes in such policies, programs and practices as the AT&T Wireless Group Capital Stock Committee may deem appropriate. In performing this function, the AT&T Wireless Group Capital Stock Committee's role shall not be to make decisions concerning matters referred to its attention, but, rather, to oversee the process by which decisions concerning such matters are made. The AT&T Wireless Group Capital Stock Committee shall have and may exercise such other powers, authority and responsibilities as may be determined from time to time by the board of directors of the Corporation.

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

                                   AT&T CORP.
                               BOARD OF DIRECTORS

                           POLICY STATEMENT REGARDING
                     WIRELESS GROUP TRACKING STOCK MATTERS

     1. GENERAL POLICY. It is the policy of the Board of Directors (the "BOARD") of AT&T Corp. ("AT&T") that:

          (a) all material matters as to which the holders of the Common Stock and the holders of Wireless Group Common Stock may have potentially divergent interests shall be resolved in a manner that the Board (or the Wireless Group Capital Stock Committee) determines to be in the best interests of AT&T and all of its common shareholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of AT&T; and

          (b) a process of fair dealing will govern the relationship between the Common Stock Group and the Wireless Group and the means by which the terms of any material transaction between them will be determined.

     2. RELATIONSHIP BETWEEN THE GROUPS.

     AT&T will seek to manage the Common Stock Group and the Wireless Group in a manner designed to maximize the operations, unique assets and value of both Groups, and with complementary deployments of capital and facilities. AT&T expects that the operating relationship between the two Groups will include the coordination and use of bundled offers, network services, marketing, sales, branding, and other intellectual property and technology. In addition, there will be various financial arrangements between the two groups, including with respect to debt, other financings and taxes.

          (a) General. Except as otherwise provided in this policy statement, all material commercial transactions between the Common Stock Group and the Wireless Group will be on commercially reasonable terms taken as a whole and will be subject to the review and approval of the Wireless Group Capital Stock Committee.

          (b) Allocation of Corporate Overhead and Support Services. Each Group will have access to the support services of the other Group, including customer care and billing platforms.

          With respect to shared corporate services that arise as a result of being part of a combined entity (e.g., securities filing and financial reporting services), costs relating to such services will be directly attributed to the Group utilizing such services, and to the extent such costs are not directly attributable, allocated between the Groups on a fair and reasonable basis as determined by the Board. With respect to other support services (e.g., billing and purchasing services), while the Groups will seek to obtain for the combined Groups the lowest aggregate cost for all such services, each Group will be entitled to procure such services from the other Group or from third parties.

          (c) Sourcing and Provision of Other Services. Other than corporate overhead and support services, each of the Common Stock Group and the Wireless Group shall use exclusively the services offered by the other group for use in their respective multi-product bundles. Such services will be provided by the Group supplying the services at the best price offered by that Group to third parties in similar situations when taking into account all relevant factors (e.g., availability of wholesale pricing, volumes, peak/off-peak usage and length of commitment).

          (c) Marketing of Services. As a general matter, each Group will continue to design, develop, deploy, produce, market, sell and service their own service offerings and choose their own selected sales channels. In addition, each Group will be able to negotiate for the use of the sales channels of the other Group to offer their services. Notwithstanding the foregoing, the Wireless Group will not develop, deploy, produce, market or sell: (i) fixed wireless voice and data services to residences located in the Common Stock Group's currently owned and operated broadband service areas or after acquired owned and operated broadband service areas in which fixed wireless has not begun deployment at the time of acquisition, (ii) fixed wireless voice and data services to businesses that are otherwise connected by AT&T fiber or broadband, and (iii) fixed wireless voice services to residences located in broadband service areas served by a cable operator in which the Common Stock Group has or has contracted for, as of the initial issuance of Wireless Group Common Stock, a substantial equity interest if such operator offers AT&T branded residential telephony services within a commercially reasonable time, unless prior thereto the Wireless Group has received the approval of the Board. Such approval will be based on the value and likelihood, considering all terms and conditions, of any actual or prospective AT&T branded telephony offers by such cable operator. Furthermore, the Wireless Group is subject to all existing agreements and arrangements (including reasonable amendments thereto) entered into by AT&T with third parties. With respect to residences located in the same marketing areas as AT&T's broadband service areas, the Wireless Group will, to the extent practical, conform its voice and data offers to those of the Common Stock Group and the Common Stock Group will have the non-exclusive right to market the Wireless Group's fixed wireless services for which it will receive a sales agency fee. Marketing areas may include those markets in which AT&T has significant cable licenses and in which geographic proximity, marketing overlap or other factors support coordinated marketing and sales activities, including development of specific consumer and business service offers. Each Group will work collaboratively with the other Group to understand and take into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the two Groups.

          When the combined services of the two Groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, each of the Common Stock group and the Wireless Group will control the pricing of its respective services and receive the associated revenues. The Group which sells the service to the public will receive an appropriate fee from the other Group for selling the service.

          In a bundled product offering where the services of the two Groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the Groups will work collaboratively to determine the nature of their arrangements and may also source the services of the other Group as described above; provided, however, that neither Group may offer a bundle of services comprised primarily of the services of the other Group without that other Group's agreement.

          (d) No Inter-Group Interest in Common Stock Group. The Wireless Group shall not acquire an Inter-Group Interest in the Common Stock Group.

     3. CORPORATE OPPORTUNITIES. The Board will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Common Stock Group and the Wireless Group, in whole or in part, as it considers to be in the best interests of AT&T and its shareholders as a whole and as contemplated by the provisions of these policies. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board in its business judgment or in accordance with procedures adopted by the Board from time to time to ensure that decisions will be made in the best interests of AT&T and its shareholders as a whole. Any such allocation may involve the consideration of a number of factors that the Board determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a Group's business and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability. Subject to and without limiting the foregoing, and subject to pre-existing agreements relating to international markets, the Board currently intends to allocate future mobile and fixed wireless opportunities to the Wireless Group.

     4. DIVIDEND POLICY. Subject to the limitations set forth in the Charter, including any preferential rights of any series of preferred stock of AT&T, and to the limitations of applicable law, holders of shares of Common Stock or Wireless Group Common Stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board. The payment of dividends on the Common Stock will be a business decision to be made by the Board from time to time based upon the results of operations, financial condition and capital requirements of AT&T and such other factors as the Board considers relevant. Payment of dividends on the Common Stock may be restricted by loan agreements, indentures and other transactions entered into by AT&T from time to time.

     With respect to the Wireless Group Common Stock, because the Wireless Group is expected to require significant capital commitments to finance its operations and fund its future growth, AT&T does not expect to pay any dividends on shares of Wireless Group Common Stock for the foreseeable future. If and when the Board does determine to pay any dividends on shares of Wireless Group Common Stock, any such determination will also be subject to factors similar to those described above with respect to the payment of dividends on the Common Stock.

     5. FINANCIAL REPORTING. AT&T will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of AT&T and combined financial statements of the Wireless Group (for so long as the Wireless Group Common Stock is outstanding). The combined financial statements of the Wireless Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

     6. WIRELESS GROUP CAPITAL STOCK COMMITTEE. AT&T's by-laws will provide for a standing committee of the Board to be known as the Wireless Group Capital Stock Committee. The Wireless Group Capital Stock Committee will have and exercise such powers, authority and responsibilities as the Board may delegate to such Committee, which will initially include authority to (a) interpret, make determinations under, and oversee the implementation of these policies, other than as they relate to dividends, with respect to which all determinations will be made solely by the Board, (b) adopt additional general policies governing the relationship between the Wireless Group and the Common Stock Group, and (c) engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties. In making determinations in connection with these policies, the members of the Board and the Wireless Group Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The delegation of responsibilities to the Wireless Group Capital Stock Committee will be subject to such changes as may be determined by the Board.

     7. DEFINITIONS. Capitalized terms not defined in this policy statement shall have the meanings set forth in the Charter. References throughout this policy statement to "ARTICLES," set in all capital letters, are references to ARTICLES in the Charter.

     7.1 Charter.

     "Charter" means the Restated Certificate of Incorporation of AT&T, as amended from time to time.

     7.2 Common Stock.

     "Common Stock" means the Common Stock as defined in Part A of ARTICLE THIRD of the Charter.

     7.3 Common Stock Group.

     "Common Stock Group" means the Common Stock Group(W) as defined in Part C of ARTICLE THIRD of the Charter.

     7.4 Wireless Group.

     "Wireless Group" means the Wireless Group as defined in Part C of ARTICLE THIRD of the Charter.

     7.5 Wireless Group Common Stock.

     "Wireless Group Common Stock" means the Wireless Group Common Stock as defined in Part A of ARTICLE THIRD of the Charter.

     8. AMENDMENT AND MODIFICATION OF THESE POLICIES. These policies and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified or rescinded by the Board, and the Board may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board may determine, consistent with its fiduciary duties to AT&T and all of its shareholders.

                                                                      APPENDIX C

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
HISTORICAL FINANCIAL STATEMENTS
AT&T WIRELESS GROUP
  Report of Independent Accountants.........................     C-2
  Combined Statements of Income for the years ended December
     31, 1998, 1997 and 1996................................     C-3
  Combined Balance Sheets as of December 31, 1998 and
     1997...................................................     C-4
  Combined Statements of Changes in Shareowner's Equity for
     the years ended December 31, 1998, 1997 and 1996.......     C-5
  Combined Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996.......................     C-6
  Notes to Combined Financial Statements....................     C-7
  Unaudited Combined Statements of Income for the three and
     nine months ended September 30, 1999 and 1998..........    C-25
  Unaudited Combined Balance Sheets as of September 30, 1999
     and December 31, 1998..................................    C-26
  Unaudited Combined Statements of Changes in Shareowner's
     Equity for the nine months ended September 30, 1999 and
     1998...................................................    C-27
  Unaudited Combined Statements of Cash Flows for the nine
     months ended September 30, 1999 and 1998...............    C-28
  Notes to Unaudited Combined Financial Statements..........    C-29
PRO FORMA FINANCIAL STATEMENTS
AT&T WIRELESS GROUP
  Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................    C-34
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the year ended December 31, 1998...................    C-35
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the nine months ended September 30, 1999...........    C-36
  Unaudited Pro Forma Condensed Combined Balance Sheet as of
     September 30, 1999.....................................    C-37
  Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................    C-38
AT&T COMMON STOCK GROUP
  Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................    C-39
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the year ended December 31, 1998...................    C-40
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the nine months ended September 30, 1999...........    C-41
  Unaudited Pro Forma Condensed Combined Balance Sheet as of
     September 30, 1999.....................................    C-42
  Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................    C-44

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowner of the AT&T Wireless Group:

     In our opinion, the accompanying combined balance sheets and the related combined statements of income and changes in shareowner's equity and of cash flows present fairly, in all material respects, the financial position of the AT&T Wireless Group at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the AT&T Wireless Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The AT&T Wireless Group is a fully integrated business unit of AT&T Corp.; consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of AT&T Corp. and reflect certain assumptions and allocations. Moreover, as indicated in Note 1, the AT&T Wireless Group relies on AT&T Corp. for administrative, management and other services. The financial position, results of operations and cash flows of the AT&T Wireless Group could differ from those that would have resulted had the AT&T Wireless Group operated autonomously or as an entity independent of AT&T Corp. As more fully discussed in Note 1, the combined financial statements of the AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T Corp.

                                          PRICEWATERHOUSECOOPERS LLP

January 6, 2000

                              AT&T WIRELESS GROUP

                         COMBINED STATEMENTS OF INCOME

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
                                                                 DOLLARS IN MILLIONS
REVENUES
Services revenues...........................................  $4,779    $4,249    $3,887
Equipment revenues..........................................     627       419       359
Total revenues..............................................   5,406     4,668     4,246
OPERATING EXPENSES
Network and other costs of services.........................   2,428     1,770     1,629
Depreciation and amortization...............................   1,079       826       660
Selling, general and administrative.........................   2,122     1,982     1,723
Asset impairment and restructuring charges..................     120       160        --
Total operating expenses....................................   5,749     4,738     4,012
OPERATING (LOSS) INCOME.....................................    (343)      (70)      234
Other income, net...........................................     764       288       346
Interest expense............................................     120        --        --
Income before income taxes..................................     301       218       580
Provision for income taxes..................................     137        93       263
NET INCOME..................................................     164       125       317
Dividend requirements on preferred stock held by AT&T,
  net.......................................................      56        56        56
NET INCOME ATTRIBUTABLE TO AT&T'S RESIDUAL INTEREST.........  $  108    $   69    $  261

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                            COMBINED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                              DOLLARS IN MILLIONS
ASSETS
Cash and cash equivalents...................................  $    27     $     6
Accounts receivable, less allowances of $74 and $74.........      885         638
Inventories.................................................      206         189
Deferred income taxes.......................................       91         107
Prepaid expenses and other current assets...................       29          36
TOTAL CURRENT ASSETS........................................    1,238         976
Property, plant and equipment, net..........................    5,182       5,073
Licensing costs, net of accumulated amortization of $1,290
  and $1,083................................................    7,928       8,403
Investments.................................................    3,795       3,233
Goodwill, net and other assets..............................    1,317       1,355
TOTAL ASSETS................................................  $19,460     $19,040
LIABILITIES
Accounts payable............................................  $   628     $   476
Payroll and benefit-related liabilities.....................      202         242
Debt maturing within one year...............................       89          47
Other current liabilities...................................      707         717
TOTAL CURRENT LIABILITIES...................................    1,626       1,482
Long-term debt due to AT&T..................................    2,500       2,400
Deferred income taxes.......................................    3,662       3,771
Other long-term liabilities.................................       35          35
TOTAL LIABILITIES...........................................    7,823       7,688
MINORITY INTEREST...........................................      105         165
SHAREOWNER'S EQUITY
Preferred stock held by AT&T................................    1,000       1,000
AT&T's residual interest....................................   10,535      10,139
Accumulated other comprehensive income......................       (3)         48
TOTAL SHAREOWNER'S EQUITY...................................   11,532      11,187
TOTAL LIABILITIES AND SHAREOWNER'S EQUITY...................  $19,460     $19,040

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

             COMBINED STATEMENTS OF CHANGES IN SHAREOWNER'S EQUITY

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                              1998        1997        1996
                                                            --------    --------    --------
                                                                  DOLLARS IN MILLIONS
PREFERRED STOCK HELD BY AT&T..............................  $ 1,000     $ 1,000     $ 1,000
AT&T'S RESIDUAL INTEREST
  Balance at beginning of year............................   10,139       9,433       8,697
  Net income attributable to AT&T's residual interest.....      108          69         261
  Transfers from parent, net..............................      288         637         475
                                                            -------     -------     -------
Balance at end of year....................................   10,535      10,139       9,433
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance at beginning of year............................       48          64          70
  Other comprehensive income (net of taxes of $31, $10,
     $4)..................................................      (51)        (16)         (6)
                                                            -------     -------     -------
Balance at end of year....................................       (3)         48          64
                                                            -------     -------     -------
TOTAL SHAREOWNER'S EQUITY.................................  $11,532     $11,187     $10,497
                                                            =======     =======     =======
SUMMARY OF TOTAL COMPREHENSIVE INCOME:
  Net income attributable to AT&T's residual interest.....  $   108     $    69     $   261
  Dividend requirements on preferred stock held by AT&T,
     net..................................................       56          56          56
                                                            -------     -------     -------
  Net income..............................................      164         125         317
  Other comprehensive income..............................      (51)        (16)         (6)
                                                            -------     -------     -------
TOTAL COMPREHENSIVE INCOME................................  $   113     $   109     $   311
                                                            =======     =======     =======

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                              1998        1997        1996
                                                            --------    --------    --------
                                                                  DOLLARS IN MILLIONS
OPERATING ACTIVITIES
Net income................................................  $   164     $   125     $   317
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Gains on sale/exchange of wireless investments..........     (600)        (57)       (159)
  Asset impairment and restructuring charges..............      120          80          --
  Depreciation and amortization...........................    1,079         826         660
  Undistributed equity earnings...........................     (114)       (222)       (205)
  Minority interest in consolidated subsidiaries..........      (35)         11          18
  Provision for uncollectibles............................       99         116         106
  Increase in accounts receivable.........................     (307)        (90)       (163)
  Increase in accounts payable............................      174         152          97
  Net (increase) decrease in other operating assets and
     liabilities..........................................     (143)         82          62
  Other adjustments, net..................................      (23)        315         450
NET CASH PROVIDED BY OPERATING ACTIVITIES.................      414       1,338       1,183
INVESTING ACTIVITIES
Capital expenditures......................................   (1,219)     (1,931)     (1,832)
Acquisitions of licenses..................................      (65)       (443)       (327)
Equity investment distributions and sales.................    1,354         294         176
Equity investment contributions and purchases.............     (156)        (84)        (32)
Net dispositions of businesses............................      324          --         156
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.......      238      (2,164)     (1,859)
FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings..............       43          --          (4)
Increase in long-term debt due to AT&T....................      100         200         200
Dividend requirements on preferred stock, net.............      (56)        (56)        (56)
Transfers (to) from parent, net...........................     (694)        611         476
Other financing activities, net...........................      (24)        (13)         94
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.......     (631)        742         710
Net increase (decrease) in cash and cash equivalents......       21         (84)         34
Cash and cash equivalents at beginning of year............        6          90          56
Cash and cash equivalents at end of year..................  $    27     $     6     $    90

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The AT&T Wireless Group is a fully integrated business unit of AT&T Corp. The AT&T Wireless Group provides domestic wireless voice and data services in the 850 megahertz cellular markets and 1900 megahertz Personal Communications Services (PCS) markets. The AT&T Wireless Group also sells handsets and accessories to its customers, which generally result in a loss. In addition, the AT&T Wireless Group results include their aviation communications business, earnings or losses associated with equity interests in wireless communications ventures and partnerships, both in the United States and internationally, and the costs associated with the development of fixed wireless technology. The results of the messaging services business are included through October 2, 1998 (date of sale). The combined financial statements reflect the results of operations, financial position, changes in shareowner's equity and cash flows of these businesses of AT&T as if these combined businesses were a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in shareowner's equity and cash flows of the AT&T Wireless Group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of the AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T.

     As an integrated business unit of AT&T, the AT&T Wireless Group does not prepare separate financial statements in accordance with generally accepted accounting principles (GAAP) in the normal course of operations. However, these combined financial statements were prepared in accordance with GAAP for purposes of this filing. The combined financial statements of the AT&T Wireless Group reflect the assets, liabilities, revenues and expenses directly attributable to the AT&T Wireless Group, as well as allocations deemed reasonable by management, to present the financial position, results of operations and cash flows of the AT&T Wireless Group on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. Changes in AT&T's residual interest represent net transfers to or from AT&T, after giving effect to the net income or loss attributable to AT&T's residual interest in the AT&T Wireless Group during the period and have been assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to the AT&T Wireless Group have been treated as noncash transactions. Earnings per share disclosure has not been presented as the AT&T Wireless Group is a business unit of AT&T and earnings per share data is not considered meaningful.

     The capital structure of the AT&T Wireless Group has been assumed based upon AT&T's historical capital ratio adjusted for certain items. This has resulted in $2,500, $2,400 and $2,200 in intercompany indebtedness at December 31, 1998, 1997 and 1996, respectively, paying annual interest at 7.75%. The interest rate charged is designed to be substantially equivalent to the interest rates that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T. In addition, the AT&T Wireless Group has issued to AT&T $1 billion of 9% cumulative preferred stock that, subject to the approval of the AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. At the time of the initial public offering, $2 billion of the intercompany indebtedness is

                              AT&T WIRELESS GROUP
anticipated to be converted into $2 billion of 9% cumulative preferred stock. Interest expense presented is net of $75, $178 and $163 amounts capitalized for the years ended December 31, 1998, 1997 and 1996, respectively.

     General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to the AT&T Wireless Group based on the ratio of the AT&T Wireless Group's external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that the AT&T Wireless Group performs on its own. However, the costs of these services charged to the AT&T Wireless Group are not necessarily indicative of the costs that would have been incurred if the AT&T Wireless Group had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged in the future.

     Consolidated income tax provisions, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to the AT&T Wireless Group based principally on the taxable income and tax credits directly attributable to the AT&T Wireless Group. These allocations reflect the AT&T Wireless Group's contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. Prior to the issuance of any shares of the AT&T Wireless Group tracking stock, the AT&T Common Stock Group and the AT&T Wireless Group have agreed to enter into a tax sharing agreement that will provide for tax sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of the AT&T Common Stock Group and the AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits will be allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T will be treated as if it were an intercompany debt instrument and, accordingly, tax sharing payments will be calculated by treating coupon payments on the preferred stock as interest expense to the AT&T Wireless Group and interest income to the AT&T Common Stock Group. The preferred stock dividends, net of the amounts recorded in accordance with the methodology contained in the tax sharing agreement, have been recorded in AT&T Wireless Group's equity. Consolidated tax credits of the hypothetical group will be allocated between groups based on each group's contribution to each tax credit.

CASH EQUIVALENTS

     All highly liquid investments with original maturities of generally three months or less are considered to be cash equivalents.

CASH FLOWS

     For purposes of the combined statements of cash flows, all transactions between the AT&T Wireless Group and AT&T, except for purchase business combinations and initial investments in joint ventures and partnerships which were funded by AT&T and contributed by AT&T to the AT&T Wireless Group, have been accounted for as having been settled in cash at the time the transaction was recorded by the AT&T Wireless Group.

INVENTORIES

     Inventories, which consist principally of handsets and accessories, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method.

                              AT&T WIRELESS GROUP

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, unless impaired, and depreciation is determined based upon the assets' estimated useful lives. Depreciation is calculated on a straight-line basis according to the following useful lives:

Wireless communications systems and other equipment           3-15 years
Building and improvements                                     5-20 years

     When the AT&T Wireless Group sells, disposes or retires assets, the related gains or losses are included in operating results.

     During 1998, the AT&T Wireless Group completed a review of the estimated service lives of certain wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of such equipment were changed from 12 years to varying periods ranging primarily from seven to ten years, with certain assets being changed to 15 years, depending on the nature of the equipment. The net impact of these changes to 1998 results is an annual increase in depreciation expense of approximately $42 and an annual reduction in net income of approximately $26.

     The AT&T Wireless Group capitalizes costs associated with software development in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for Costs of Capitalized Software to be Sold, Leased or Otherwise Marketed" and related guidance. In accordance with this standard, the AT&T Wireless Group capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is ready to provide service to customers.

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Among other provisions, the SOP requires that entities capitalize certain internal-use software costs once certain criteria are met. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998, though early adoption is encouraged. The AT&T Wireless Group elected to early adopt this SOP in 1998. The annual impact of this adoption was a reduction of approximately $12 in selling, general and administrative expenses and an annual increase in net income of approximately $7 for the year ended December 31, 1998.

LICENSING COSTS

     Licensing costs are primarily incurred to develop or acquire cellular (850 megahertz) and PCS (1900 megahertz) licenses. In addition, licensing costs include costs incurred to develop or acquire 38 gigahertz licenses. Amortization begins with the commencement of service to customers and is computed using the straight-line method over periods ranging from 35 to 40 years.

CAPITALIZED INTEREST

     The AT&T Wireless Group capitalizes interest which is applicable to the construction of significant additions to property, plant, and equipment and with the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives.

                              AT&T WIRELESS GROUP

INVESTMENTS

     Investments in which the AT&T Wireless Group exercises significant influence but which the AT&T Wireless Group does not control are accounted for under the equity method of accounting. Investments in which the AT&T Wireless Group has no significant influence over the investee are accounted for under the cost method of accounting. Under the equity method, investments are stated at cost and are adjusted for the AT&T Wireless Group's share of earnings or losses, contributions and distributions. The excess of the investment over the underlying book value of the investees' net assets is being amortized over periods ranging from 35 to 40 years.

     Investments covered under the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are classified as "available for sale" and are carried at fair value with any unrealized gain or loss, net of tax, being included as a component of shareowner's equity.

GOODWILL

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the AT&T Wireless Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the AT&T Wireless Group intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

REVENUE RECOGNITION

     Wireless services revenues are recognized based upon minutes of traffic processed and contracted fees. Equipment and other services revenues are recognized when the products are delivered and accepted by customers and when services are provided in accordance with contract terms.

ADVERTISING AND PROMOTIONAL COSTS

     Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $344, $305 and $288 in 1998, 1997 and 1996, respectively.

INCOME TAXES

     The AT&T Wireless Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates. The AT&T Wireless Group's provision for income taxes is based upon its contribution to the overall income tax liability or benefit of AT&T and its affiliates.

                              AT&T WIRELESS GROUP

GAINS ON SALES OF STOCK OF SUBSIDIARIES

     The AT&T Wireless Group accounts for gains on the sales of the common stock by its nonconsolidated subsidiaries as equity transactions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as the allowance for doubtful accounts, depreciation and amortization, taxes, valuation of equity investments and asset impairment and restructuring charges. Additionally, the AT&T Wireless Group evaluates the useful lives of its wireless communications systems and other equipment based on changes in technological and industry conditions.

CONCENTRATIONS

     The AT&T Wireless Group purchases a substantial portion of its wireless infrastructure equipment from two major suppliers. Additionally, two primary vendors provide the multi-network handsets. Further, the AT&T Wireless Group relies primarily on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely impact operations temporarily until a comparable substitute could be found. The AT&T Wireless Group does not have a concentration of available sources of labor or services, nor does the AT&T Wireless Group have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely impact operations.

2. RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the AT&T Wireless Group this means that the standard must be adopted no later than January 1, 2001. Management does not expect the adoption of this standard will have a material impact on the AT&T Wireless Group's results of operations, financial position or cash flows.

3. ACQUISITIONS AND DIVESTITURES

     During 1998, 1997 and 1996, the AT&T Wireless Group completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of non-core interests. The net pretax gains recognized were $600, $57 and $159 in 1998, 1997 and 1996, respectively. The pretax

                              AT&T WIRELESS GROUP
gains and losses from the sale and exchange transactions are included in other income, net in the accompanying combined statements of income. A summary of the significant transactions follows:

     In the fourth quarter of 1998, the AT&T Wireless Group sold its net assets, in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton PCS Holdings, Inc. for cash and preferred stock of Triton and recognized a pretax gain of $29.

     Also in the fourth quarter of 1998, the AT&T Wireless Group sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including a portion of the PCS licenses, to Cincinnati Bell Wireless LLC for cash and an ownership interest. A pretax gain of $24 was recognized on this transaction.

     On October 2, 1998, the AT&T Wireless Group sold its one-way messaging services business and a narrowband PCS license to Metrocall, Inc. in exchange for cash and preferred stock of Metrocall, Inc. The AT&T Wireless Group subsequently contributed its investment in the preferred stock of Metrocall to AT&T. A pretax loss of $5 was recognized on this transaction.

     In the second quarter of 1998, the AT&T Wireless Group sold for cash its interest in PriceCellular Corp. and recognized a pretax gain of $67.

     In the second quarter of 1998, the AT&T Wireless Group sold for cash its remaining equity interest in SmarTone Telecommunications Holdings Limited for a pretax gain of $128.

     In the first quarter of 1998, the AT&T Wireless Group sold for cash its equity interest in LIN Television Corp. and recognized a pretax gain of $342.

     In the fourth quarter of 1997, the AT&T Wireless Group sold for cash a portion of its equity interest in SmarTone and recognized a pretax gain of $45.

     During 1996, the AT&T Wireless Group closed transactions with SBC Communications, Inc related to the sale and exchanges of several wireless properties. The AT&T Wireless Group sold its interest in Little Rock Cellular for cash. In addition, the AT&T Wireless Group exchanged assets, including licenses in several of their cellular markets, in exchange for cash and two 1900 megahertz PCS licenses. The above transactions resulted in a pretax gain of $131.

     Also during 1996, the AT&T Wireless Group sold for cash its equity investment in Movitel Del Noroeste, S.A. and recognized a pretax gain of $28.

4. ASSET IMPAIRMENT AND RESTRUCTURING CHARGES

     During 1998, the AT&T Wireless Group recorded a pretax asset impairment charge of $120, which represented the write-down of unrecoverable assets associated with non-strategic businesses.

     During 1997, the AT&T Wireless Group recorded a pretax charge of $160 related to the decision to no longer pursue a two-way messaging business. This charge included costs associated with the write-down of unrecoverable assets, as well as costs related to contractual obligations and termination penalties.

                              AT&T WIRELESS GROUP

5. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1997    1996
                                                              ----    ----    ----
INCLUDED IN DEPRECIATION AND AMORTIZATION
Amortization of licensing costs.............................  $210    $184    $170
Amortization of goodwill....................................    33      33      33
OTHER INCOME
Interest income.............................................  $ 15    $  9    $  9
Minority interests in consolidated subsidiaries.............    35     (11)    (18)
Net equity earnings from investments........................   114     222     205
Sale/exchange of wireless investments.......................   600      57     159
Miscellaneous, net..........................................    --      11      (9)
Total other income -- net...................................  $764    $288    $346

SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                               AT DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              ------    -------
PROPERTY, PLANT AND EQUIPMENT
Wireless communications systems and other equipment.........  $7,658    $ 6,912
Land, buildings and improvements............................     222        203
Total property, plant and equipment.........................   7,880      7,115
Accumulated depreciation....................................  (2,698)    (2,042)
Property, plant and equipment, net..........................  $5,182    $ 5,073
GOODWILL AND OTHER ASSETS
Goodwill....................................................  $1,312    $ 1,320
Accumulated amortization....................................    (118)       (88)
Goodwill, net...............................................  $1,194    $ 1,232
Other assets................................................     123        123
Goodwill, net and other assets..............................  $1,317    $ 1,355
INCLUDED IN OTHER CURRENT LIABILITIES
Advertising and promotion accruals..........................  $   94    $   100
Business taxes accrued......................................     127         88

SUPPLEMENTARY CASH FLOW INFORMATION

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1998    1997     1996
                                                              ----    -----    -----
Interest payments, net of amounts capitalized...............  $120    $  --    $  --
Income tax payments (refunds)...............................   177     (161)    (137)

                              AT&T WIRELESS GROUP

6. INVESTMENTS

     The AT&T Wireless Group holds investments in ventures and partnerships that gain the AT&T Wireless Group access to additional domestic and international wireless markets. Substantially all of these investments are accounted for under the equity method.

     At December 31, 1998 and 1997, the AT&T Wireless Group had equity method investments of $3,766 and $3,128, respectively. Amortization of excess carrying value of $52, $66 and $62 in 1998, 1997 and 1996, respectively, is reflected as a component of other income, net in the accompanying combined statements of income. At December 31, 1998 and 1997 the carrying value of investments accounted for under the equity method exceeded our share of the underlying reported net assets by approximately $511 and $2,041, respectively.

     Ownership of significant equity investments is as follows:

                                                             AT DECEMBER 31,
                                                          ----------------------
                                                            1998         1997
                                                          ---------    ---------
AB Cellular.............................................     55.62%(1)       N/A
CMT Partners............................................     50.00%(2)    50.00%(2)
Triton PCS Holdings, Inc................................     18.66%(3)       N/A
Telecorp PCS, Inc.......................................     17.28%(4)       N/A
Cincinnati Bell Wireless, LLC...........................     19.90%(5)       N/A
Houston Cellular Telephone Company......................        N/A       56.25%(1)
Los Angeles Cellular Telephone Company..................        N/A       39.90%(1)

-------------------------

(1) On November 13, 1998, the AT&T Wireless Group and BellSouth Corp. combined their jointly owned cellular properties in Los Angeles Cellular Telephone Company, Houston Cellular Telephone Company and Galveston Cellular Telephone Company. Under the terms of the agreement, the ownership interests of the AT&T Wireless Group and BellSouth in LA Cellular, Houston Cellular and Galveston Cellular were folded into a single company, AB Cellular, which continues to own, control and supervise all three properties. AT&T contributed cash of approximately $1 billion to the new jointly controlled company and subsequently contributed this interest to the AT&T Wireless Group which now has an overall ownership interest of 55.62%. The AT&T Wireless Group's voting interest in the new company, however, is 50% and therefore this investment is accounted for under the equity method. Voting interest in both Houston Cellular and LA Cellular was 50% at December 31, 1997.

(2) Ownership percentages reflect voting and equity interests in a partnership which owns and operates several licenses in Northern California, including San Francisco/San Jose, and Kansas City, Missouri, and also owns a minority interest in Dallas, Texas. See Note 13 regarding subsequent transactions associated with CMT Partners.

(3) During 1998, the AT&T Wireless Group entered into a venture with Triton PCS Holdings, Inc. to build and operate digital wireless networks in the Southeast and MidAtlantic areas of the United States. The AT&T Wireless Group contributed licenses to the venture in exchange for

                              AT&T WIRELESS GROUP
    preferred stock. The effect of the above transaction resulted in a reclassification of license balances of approximately $101 to investments in 1998. Additionally during the fourth quarter of 1998, the AT&T Wireless Group sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton for cash and preferred stock. Ownership percentage reflects the AT&T Wireless Group ownership of common stock, assuming conversion of all currently convertible preferred shares to common. In addition, the AT&T Wireless Group holds redeemable preferred shares in these investments, which are not currently convertible to common. The preferred shares have certain liquidation preference rights.

(4) During 1998, the AT&T Wireless Group entered into a venture with Telecorp PCS, Inc. to build and operate digital wireless networks in portions of New England and the Midwestern and Southeastern U.S. The AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a reclassification of license balances of approximately $40 to investments in 1998. See Note 13 regarding subsequent transactions associated with Telecorp. Ownership percentage reflects the AT&T Wireless Group ownership of common stock, assuming conversion of all currently convertible preferred shares to common. In addition, the AT&T Wireless Group holds redeemable preferred shares in these investments, which are not currently convertible to common. The preferred shares have certain liquidation preference rights.

(5) During the fourth quarter of 1998, the AT&T Wireless Group sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including a portion of the PCS licenses, to Cincinnati Bell Wireless LLC for cash and an ownership interest. The effect of this transaction resulted in a reclassification of license balances of approximately $20 to investments in 1998.

     The combined results of operations and the financial position of the significant equity method investments are summarized as follows:

CONDENSED INCOME STATEMENT INFORMATION

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
Revenues....................................................  $1,717    $1,712    $1,647
Operating income............................................     477       560       546
Net income..................................................     464       571       560

                              AT&T WIRELESS GROUP

CONDENSED BALANCE SHEET INFORMATION

                                                                   AS OF
                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
Current assets..............................................  $1,782    $  342
Noncurrent assets...........................................   4,990     1,311
Current liabilities.........................................     562       293
Noncurrent liabilities......................................     811        18
Net equity..................................................   5,399     1,342

     Current assets are comprised primarily of cash and accounts receivable. Noncurrent assets are comprised of net goodwill and other assets, net property, plant and equipment and net licenses. Current liabilities are comprised primarily of operating accruals and accounts payable. Noncurrent liabilities are comprised primarily of long-term debt.

                              AT&T WIRELESS GROUP

7. INCOME TAXES

     The following table shows the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate:

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                              1998     1997      1996
                                                              -----    -----    ------
U.S. federal statutory income tax rate......................     35%      35%       35%
Federal income tax at statutory rate........................  $ 105    $  76    $  203
State and local income taxes, net of federal income tax
  effect....................................................     12        9        20
Dividends received deduction................................     (2)      (6)       (8)
Amortization of intangibles.................................     12       14        15
Unutilized foreign equity losses............................     34       10        13
Change in valuation allowance and other estimates...........    (17)     (13)       25
Other differences -- net....................................     (7)       3        (5)
Provision for income taxes..................................  $ 137    $  93    $  263
Effective income tax rate...................................   45.5%    42.7%     45.3%
PROVISION FOR INCOME TAXES
CURRENT
Federal.....................................................  $ 152    $(149)   $ (143)
State and local.............................................     25      (12)        6
                                                              $ 177    $(161)   $ (137)
DEFERRED
Federal.....................................................  $ (39)   $ 229    $  369
State and local.............................................     (1)      25        31
                                                              $ (40)   $ 254    $  400
Provision for income taxes..................................  $ 137    $  93    $  263

     Deferred income tax liabilities are taxes the AT&T Wireless Group expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

                              AT&T WIRELESS GROUP

     Deferred income tax liabilities and assets consist of the following:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
LONG-TERM DEFERRED INCOME TAX LIABILITIES
Property, plant and equipment and licenses..................  $(2,817)   $(2,662)
  Investments...............................................     (731)      (901)
  Other.....................................................     (174)      (267)
Total long-term deferred income tax liabilities.............  $(3,722)   $(3,830)
LONG-TERM DEFERRED INCOME TAX ASSETS
  Net operating loss/credit carryforwards...................  $    75    $    69
  Valuation allowance.......................................      (15)       (10)
Total net long-term deferred income tax assets..............  $    60    $    59
Net long-term deferred income tax liabilities...............  $(3,662)   $(3,771)
CURRENT DEFERRED INCOME TAX LIABILITIES
Total current deferred income tax liabilities...............  $    --    $    --
CURRENT DEFERRED INCOME TAX ASSETS
  Employee benefits.........................................       10         11
  Reserves and allowances...................................       77         90
  Other.....................................................        4          6
  Total current deferred income tax assets..................  $    91    $   107
Current deferred income tax assets..........................  $    91    $   107

     At December 31, 1998, the AT&T Wireless Group had net operating loss carryforwards for federal and state income tax purposes of $34 and $614, respectively, expiring through 2018. AT&T Wireless also has federal tax credit carryforwards of $29 which are not subject to expiration. The AT&T Wireless Group recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized by AT&T.

8. EMPLOYEE BENEFIT PLAN

     The AT&T Wireless Group sponsors a savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. The plan matches a percentage of the employee contributions up to certain limits. In addition, the AT&T Wireless Group may make discretionary or profit sharing contributions. Contributions amounted to $31 in 1998, $32 in 1997 and $23 in 1996.

9. STOCK-BASED COMPENSATION PLANS

     Under the AT&T 1997 Long-Term Incentive Program, which was effective June 1, 1997, AT&T grants stock options, performance shares, restricted stock and other awards. There are 150 million

                              AT&T WIRELESS GROUP
shares of common stock available for grant with a maximum of 22.5 million common shares that may be used for awards other than stock options. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over three years and are exercisable up to ten years from the date of grant. Under the AT&T 1987 Long-Term Incentive Program, which expired in April 1997, AT&T granted the same awards, and on January 1 of each year 0.6% of the outstanding shares of AT&T's common stock became available for grant.

     Under the AT&T 1997 Long-Term Incentive Program, performance share units are awarded to key employees in the form of either common stock or cash at the end of a three-year period based on AT&T's total shareholder return as measured against a peer group of industry competitors. Under the AT&T 1987 Long-Term Incentive Program, performance share units with the same terms were also awarded to key employees based on AT&T's return-to-equity performance compared with a target.

     On August 1, 1997, substantially all of the AT&T Wireless Group's employees were granted a stock option award to purchase 150 shares representing a total of
1.8 million shares of AT&T's common stock. The options vest after three years and are exercisable up to ten years from the grant date.

     Under the AT&T 1996 Employee Stock Purchase Plan, which was effective July 1, 1996, AT&T is authorized to issue up to 75 million shares of common stock to its eligible employees. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. Under the Plan, AT&T sold approximately 535 thousand shares to the AT&T Wireless Group employees in 1998, approximately 600 thousand shares in 1997 and approximately 300 thousand in 1996.

     AT&T applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for our performance-based and restricted stock awards, SARs, and prior to July 1, 1996, for the stock purchase plan for former McCaw Cellular Communications, Inc. employees. Compensation costs charged against the AT&T Wireless Group's net income were not material in 1998, 1997 or 1996.

     AT&T has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If AT&T had elected to recognize compensation costs based on the fair value at the date of grant for awards in 1998, 1997 and 1996, consistent with the provisions of SFAS No. 123, the AT&T Wireless Group's net income would have been adjusted to reflect additional compensation expense to the following pro forma amounts:

                                                   FOR THE YEARS ENDED
                                                       DECEMBER 31,
                                                   --------------------
                                                   1998    1997    1996
                                                   ----    ----    ----
Net income.......................................  $127    $107    $303

     Effective on the dates of spin-off of Lucent Technologies Inc. and NCR Corp., AT&T stock options held by Lucent and NCR employees were canceled. For the holders of unexercised AT&T stock options, the number of options were adjusted and all exercise prices were decreased

                              AT&T WIRELESS GROUP
immediately following each spin-off date to preserve the economic values of the options that existed prior to those dates.

     The pro forma effect on net income for 1998, 1997 and 1996 may not be representative of the pro forma effect on net income of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to January 1, 1995.

     At the date of grant, the weighted average exercise price for options granted during 1998, 1997 and 1996 were $41.86, $27.31 and $31.17, respectively.

     The weighted-average fair values at date of grant for options granted to AT&T Wireless Group employees during 1998, 1997 and 1996 were $9.80, $6.37 and $9.17, respectively, and were estimated using the Black-Scholes option-pricing model. The weighted average risk-free interest rates applied for 1998, 1997 and 1996 were 5.27%, 6.14% and 5.35%, respectively. The following assumptions were applied for 1998, 1997, and periods subsequent to the Lucent spin-off through December 31, 1996, respectively: (i) expected dividend yields of 2.1%, 2.2% and 2.8% (ii) expected volatility rates of 23.8%, 21.8% and 21.0%, and (iii) expected lives of 4.5 years.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments. The fair value of the long term debt due to AT&T approximates its carrying value.

11. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the AT&T Wireless Group is subject to proceedings, lawsuits and other claims. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the AT&T Wireless Group is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 1998. The AT&T Wireless Group also makes routine filings with the Federal Communications Commission and state regulatory authorities. These matters could affect the operating results of any one quarter when resolved in future periods. However, the AT&T Wireless Group believes that after final disposition any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual combined financial statements.

     The AT&T Wireless Group leases land, buildings and equipment through contracts that expire in various years through 2032. Rental expense under operating leases was $181 in 1998, $149 in 1997 and $103 in 1996. The following table shows the future minimum lease payments due under noncancelable operating leases at December 31, 1998.

  1999   2000   2001   2002   2003   LATER YEARS
  ----   ----   ----   ----   ----   -----------
  $135   $122   $104   $81    $63       $471

     In addition, the AT&T Wireless Group has agreements with other wireless carriers regarding subscriber activity on other carriers' wireless systems. These agreements establish general terms and charges for system usage, and in some cases also establish minimum usage requirements.

                              AT&T WIRELESS GROUP

     The AT&T Wireless Group also has various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate. See Note 13 for subsequent transactions regarding commitments.

12. RELATED PARTY TRANSACTIONS

     As discussed in Note 1, AT&T has provided necessary working capital requirements through intercompany debt, preferred stock and cash contributions to the AT&T Wireless Group. These amounts are reflected in the accompanying combined balance sheets as 9% cumulative preferred stock held by AT&T and intercompany debt due to AT&T. Preferred stock was reflected at $1 billion and the dividend requirements were $56 for each of the years ended December 31, 1998, 1997 and 1996, respectively, net of amounts recorded in accordance with the methodology contained in the tax sharing agreement described in Note 1.

     Intercompany debt and interest was assumed based upon the methodology outlined in Note 1. Intercompany debt was reflected as $2,500, and $2,400 at December 31, 1998 and 1997. Intercompany interest was $190, $178 and $163, in 1998, 1997, and 1996, respectively, of which $75, $178, and $163, respectively, was capitalized.

     The AT&T Wireless Group purchases long distance and other network related services from AT&T at market-based prices. For the years ended December 31, 1998, 1997 and 1996, these amounts totaled $65, $58 and $67 respectively, and are reflected within network and other costs of services expenses in the accompanying combined statements of income.

     AT&T has allocated general corporate overhead expenses, including finance, legal, marketing, use of the AT&T brand, planning and strategy and human resources to the AT&T Wireless Group amounting to $42, $47 and $41 for the years ended December 31, 1998, 1997 and 1996, respectively which are included within selling, general and administrative expenses in the accompanying combined statements of income.

     Also included in selling, general and administrative expenses are charges received from AT&T related to our direct sales force who are employees of AT&T, as well as commissions and marketing support costs reimbursed to AT&T for costs incurred to acquire customers on our behalf. These charges amounted to $65, $36 and $12 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The AT&T Wireless Group purchases their administrative telephone services from AT&T. These amounts are included within selling, general and administrative expenses and totaled $50, $33, and $41 as of December 31, 1998, 1997 and 1996, respectively. Accounts payable in the accompanying combined balance sheets include $12 and $28, as of December 31, 1998 and 1997, respectively, associated with the purchases of these services.

     The AT&T Wireless Group sells receivables to AT&T for wireless customers whose wireless charges are combined ("bundled") with their long distance charges into one bill. Accounts receivable in the accompanying combined balance sheets includes $59 and $11, as of December 31, 1998 and 1997, respectively, associated with receivables from AT&T for these bundled customers. Selling, general and administrative expenses include $39 and $6, for the years ended December 31, 1998 and 1997, respectively, for the billing and collection fees charged by AT&T. Additionally, selling, general and administrative expenses include reimbursement to the AT&T Wireless Group from AT&T

                              AT&T WIRELESS GROUP
totaling $26, $37, and $26 for the years ended December 31, 1998, 1997 and 1996, respectively, for costs incurred by the AT&T Wireless Group to develop bundled billing systems.

     The AT&T Wireless Group utilizes the AT&T remittance processing organization to process customer payments into AT&T's lockbox. The AT&T Wireless Group paid $12 to AT&T for reimbursement of their costs associated with these services for the year ended December 31, 1998.

13. SUBSEQUENT EVENTS (UNAUDITED)

     On October 6, 1999, AT&T and Dobson Communications Corporation announced the signing of a definitive agreement to acquire American Cellular Corporation through a newly created joint venture for $2.32 billion. AT&T will attribute its interest in this joint venture interest to the AT&T Wireless Group. If the joint venture defaults in its obligations to close the American Cellular acquisition, the joint venture will be liable for damages incurred by American Cellular up to $500. The AT&T Wireless Group will be required to pay its share of any damages that the joint venture may be required to pay to American Cellular. Dobson will be responsible for day to day management of the joint venture, which will be equally owned and jointly controlled by Dobson and the AT&T Wireless Group. The acquisition will be funded with non-recourse bank debt by the joint venture and cash equity contributions of up to approximately $370 from each of the two partners. To the extent that Dobson is unable to obtain funding for its equity contribution to the joint venture, the AT&T Wireless Group has committed to fund the shortfall through an investment in Dobson. The boards of AT&T, Dobson, and American Cellular have approved the transaction. The acquisition, which is expected to close in the first quarter of 2000, is subject to federal regulatory approval and certain other conditions.

     On October 1, 1999, CMT Partners distributed certain assets including its ownership interest in Kansas City, Missouri and Dallas, Texas to its partners. Through this distribution, the AT&T Wireless Group received CMT Partners' ownership interest in Dallas, Texas and Vodafone Airtouch obtained ownership of Kansas City, Missouri. The AT&T Wireless Group continues to hold a 50% equity and voting interest in the remaining assets of CMT Partners.

     In August 1999, AT&T and British Telecommunications plc jointly acquired a 33.3% ownership interest in Rogers Cantel Mobile Communications Inc. in Canada for approximately $934 in cash. AT&T contributed its interest in Rogers Cantel to the AT&T Wireless Group as of the date of acquisition. The investment is owned equally by the AT&T Wireless Group and BT.

     On August 2, 1999, AT&T completed its acquisition of Honolulu Cellular Telephone Company for cash. AT&T contributed its interest in Honolulu Cellular to the AT&T Wireless Group as of the acquisition date. This transaction was accounted for as a purchase.

     On May 3, 1999, AT&T acquired Vanguard Cellular Systems, Inc. and has contributed its interest in Vanguard to the AT&T Wireless Group as of the date of acquisition. Under the agreement, each Vanguard shareholder was entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares subject to the limitation that the overall consideration would consist of 50% AT&T stock and 50% cash. Consummation of the merger resulted in the issuance of approximately 12.6 million AT&T shares and payment of $485 in cash. In addition, Vanguard had approximately $550 in debt, which has subsequently been repaid by AT&T.

                              AT&T WIRELESS GROUP

     The merger with Vanguard was recorded as a purchase. Accordingly the operating results of Vanguard have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair market value of net assets acquired has been assigned to licenses, goodwill and other intangible assets and will be amortized over periods of ten to 40 years.

     The following pro forma consolidated results of operations for the years ended December 31, 1998 and 1997 assume the Vanguard acquisition occurred as of January 1, 1997:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
Revenues....................................................  $5,868    $5,084
Net income..................................................     254       112
Capital expenditures........................................   1,223     1,787

     Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

     In April 1999, the AT&T Wireless Group acquired Bakersfield Cellular in exchange for several cellular markets in Texas and cash. The acquisition of Bakersfield Cellular was accounted for as a purchase.

     In addition to the acquisitions of Vanguard, Honolulu Cellular and Bakersfield Cellular, the AT&T Wireless Group acquired other cellular markets in Utah, Oregon, California, Idaho and Louisiana. All of the above acquisitions were accounted for under the purchase method. The pro forma operating results of these acquisitions other than Vanguard have not been presented as they are not material to the overall operating results of the AT&T Wireless Group.

     The following is a summary of all consideration paid for the completed acquisitions through November 30, 1999, including the acquisition of Vanguard:

Fair value of AT&T stock issued.............................  $  531
Cash paid by AT&T...........................................     926
Liabilities assumed.........................................     555
Fair value of cellular markets exchanged....................      51
Total purchase price........................................  $2,063

     The assets and liabilities of the acquired entities were recorded at their estimated fair market values at the dates of acquisition. The initial allocations of fair market values are preliminary and

                              AT&T WIRELESS GROUP
subject to adjustments during the first year following the acquisitions. The initial allocations were as follows:

License costs...............................................  $  856
Goodwill....................................................     994
Other intangibles...........................................     100
Property, plant and equipment...............................     365
Net current assets..........................................       4
Deferred tax liabilities....................................    (256)
Total purchase price........................................  $2,063

     In June 1999, the AT&T Wireless Group sold its interest in WOOD-TV for cash resulting in a pretax gain of $88.

     In May 1999, the AT&T Wireless Group sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to Telecorp for cash and preferred stock. This transaction resulted in a pretax gain of $11.

     In January 1999, the AT&T Wireless Group entered into a venture with Tritel PCS, Inc. to build a digital wireless network across parts of the southeastern United States. The AT&T Wireless Group contributed licenses in exchange for preferred stock. This transaction resulted in a reclassification of license balances of approximately $94 to investments.

     During 1999, the AT&T Wireless Group purchased minority interests in several of the markets that they did not wholly own. The total of these purchases, including both cash paid and stock issued by AT&T on the AT&T Wireless Group's behalf totaled $87.

     The AT&T Wireless Group has a signed agreement to sell one of its equity investments for an expected gain of approximately $40. This transaction is expected to close in the first quarter of 2000.

     In the second quarter of 1999, the AT&T Wireless Group entered into a four-year commitment to purchase $1 billion in wireless network equipment. For the year ended December 31, 1999, the AT&T Wireless Group spent over $500 in satisfaction of this commitment.

     As part of a multi-vendor program, the AT&T Wireless Group finalized its plans during the fourth quarter of 1999 to replace significant portions of its wireless infrastructure equipment in the western United States and in the metropolitan New York area. The replacement of this wireless infrastructure equipment is intended to increase the capacity and operating efficiency of the wireless network and is anticipated to be significantly completed by December 31, 2000.

     The planned disposals of the existing wireless infrastructure equipment require an evaluation of asset impairment in accordance with SFAS 121. As a result, a charge of $531 ($328 after tax) will be recorded during the fourth quarter of 1999 to write these assets down to their fair value which was estimated by discounting the expected future cash flows of these assets through the date of disposal. Since the assets will remain in service from the date of the decision to dispose of these assets to the disposal date, the remaining net book value of the assets will be depreciated over this period.

                              AT&T WIRELESS GROUP

                         COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                      FOR THE THREE        FOR THE NINE
                                                       MONTHS ENDED        MONTHS ENDED
                                                      SEPTEMBER 30,       SEPTEMBER 30,
                                                     ----------------    ----------------
                                                      1999      1998      1999      1998
                                                     ------    ------    ------    ------
                                                             DOLLARS IN MILLIONS
REVENUES
Services revenues..................................  $1,867    $1,265    $4,928    $3,472
Equipment revenues.................................     182       156       562       425
Total revenues.....................................   2,049     1,421     5,490     3,897
OPERATING EXPENSES
Network and other costs of services................     993       641     2,743     1,662
Depreciation and amortization......................     333       280       917       802
Selling, general and administrative................     655       536     1,833     1,550
Asset impairment and restructuring charges.........      --        --        --        60
Total operating expenses...........................   1,981     1,457     5,493     4,074
OPERATING INCOME (LOSS)............................      68       (36)       (3)     (177)
Other (expense) income, net........................      (4)       56       180       705
Interest expense...................................      32        34       102        85
Income (loss) before income taxes..................      32       (14)       75       443
Provision (benefit) for income taxes...............      14        (6)       31       197
NET INCOME (LOSS)..................................      18        (8)       44       246
Dividend requirements on preferred stock held by
  AT&T, net........................................      14        14        41        41
NET INCOME (LOSS) ATTRIBUTABLE TO AT&T'S RESIDUAL
  INTEREST.........................................  $    4    $  (22)   $    3    $  205

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
                                                                   DOLLARS IN MILLIONS
ASSETS
Cash and cash equivalents...................................     $    16         $    27
Accounts receivable, less allowances of $98 and $74.........       1,223             885
Inventories.................................................         109             206
Deferred income taxes.......................................         126              91
Prepaid expenses and other current assets...................          32              29
TOTAL CURRENT ASSETS........................................       1,506           1,238
Property, plant and equipment, net..........................       6,143           5,182
Licensing costs, net of accumulated amortization of $1,459
  and $1,290................................................       8,366           7,928
Investments.................................................       4,477           3,795
Goodwill, net and other assets..............................       2,364           1,317
TOTAL ASSETS................................................     $22,856         $19,460
LIABILITIES
Accounts payable............................................     $   502         $   628
Payroll and benefit-related liabilities.....................         231             202
Debt maturing within one year...............................         137              89
Other current liabilities...................................         920             707
TOTAL CURRENT LIABILITIES...................................       1,790           1,626
Long-term debt due to AT&T..................................       3,200           2,500
Deferred income taxes.......................................       3,922           3,662
Other long-term liabilities.................................          49              35
TOTAL LIABILITIES...........................................       8,961           7,823
MINORITY INTEREST...........................................          77             105
SHAREOWNER'S EQUITY
Preferred stock held by AT&T................................       1,000           1,000
AT&T's residual interest....................................      12,799          10,535
Accumulated other comprehensive income......................          19              (3)
TOTAL SHAREOWNER'S EQUITY...................................      13,818          11,532
TOTAL LIABILITIES AND SHAREOWNER'S EQUITY...................     $22,856         $19,460

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

             COMBINED STATEMENTS OF CHANGES IN SHAREOWNER'S EQUITY
                                  (UNAUDITED)

                                                                  FOR THE NINE
                                                                  MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                              DOLLARS IN MILLIONS
PREFERRED STOCK HELD BY AT&T................................  $ 1,000     $ 1,000
AT&T'S RESIDUAL INTEREST
  Balance at beginning of year..............................   10,535      10,139
  Net income attributable to AT&T's residual interest.......        3         205
  Transfers from (to) parent, net...........................    2,261        (373)
                                                              -------     -------
Balance at end of period....................................   12,799       9,971
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance at beginning of year..............................       (3)         48
  Other comprehensive income (net of taxes of $(14), $31)...       22         (51)
                                                              -------     -------
Balance at end of period....................................       19          (3)
                                                              -------     -------
TOTAL SHAREOWNER'S EQUITY...................................  $13,818     $10,968
                                                              =======     =======
SUMMARY OF TOTAL COMPREHENSIVE INCOME:
  Net income attributable to AT&T's residual interest.......  $     3     $   205
  Dividend requirements on preferred stock held by AT&T,
     net....................................................       41          41
                                                              -------     -------
  Net income................................................       44         246
  Other comprehensive income................................       22         (51)
  TOTAL COMPREHENSIVE INCOME................................  $    66     $   195
                                                              =======     =======

      The notes are an integral part of the combined financial statements.

                              AT&T WIRELESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 FOR THE NINE
                                                                 MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
                                                              DOLLARS IN MILLIONS
OPERATING ACTIVITIES
Net income..................................................  $    44     $  246
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Gains on sale/exchange of wireless investments............      (99)      (552)
  Asset impairment and restructuring charges................       --         60
  Depreciation and amortization.............................      917        802
  Undistributed equity earnings.............................      (69)      (128)
  Minority interest in consolidated subsidiaries............      (10)       (21)
  Provision for uncollectibles..............................      137         65
  Increase in accounts receivable...........................     (375)      (154)
  Decrease in accounts payable..............................     (169)      (357)
  Net increase (decrease) in other operating assets and
     liabilities............................................      213        (76)
  Other adjustments, net....................................      (62)        19
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........      527        (96)
INVESTING ACTIVITIES
  Capital expenditures......................................   (1,376)      (439)
  Net acquisitions of licenses..............................      (32)       (24)
  Equity investment distributions and sales.................      178      1,150
  Equity investment contributions and purchases.............     (172)       (20)
  Net dispositions of businesses including cash acquired in
     acquisitions...........................................      244         --
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.........   (1,158)       667
FINANCING ACTIVITIES
Increase in short-term borrowings...........................       48         41
Increase (decrease) in long-term debt due to AT&T...........      700       (100)
Dividend requirements on preferred stock, net...............      (41)       (41)
Transfers to parent, net....................................      (71)      (414)
Other financing activities, net.............................      (16)       (19)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........      620       (533)
Net (decrease) increase in cash and cash equivalents........      (11)        38
Cash and cash equivalents at beginning of year..............       27          6
Cash and cash equivalents at end of period..................  $    16     $   44

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

(a) BASIS OF PRESENTATION

     The AT&T Wireless Group is a fully integrated business unit of AT&T Corp. The AT&T Wireless Group provides domestic wireless voice and data services in the 850 megahertz cellular markets and 1900 megahertz Personal Communications Services (PCS) markets. The AT&T Wireless Group also sells handsets and accessories to its customers, which generally result in a loss. In addition, the AT&T Wireless Group results include their aviation communications business, earnings or losses associated with equity interests in wireless communications ventures and partnerships, both in the United States and internationally, and the costs associated with the development of fixed wireless technology. The results of the messaging services business are included through October 2, 1998 (date of sale). The combined financial statements reflect the results of operations, financial position, changes in shareowner's equity and cash flows of these businesses of AT&T as if these combined businesses were a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in shareowner's equity and cash flows of the AT&T Wireless Group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of the AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T.

     As an integrated business unit of AT&T, the AT&T Wireless Group does not prepare separate financial statements in accordance with generally accepted accounting principles (GAAP) in the normal course of operations. However, these combined financial statements were prepared in accordance with GAAP for purposes of this filing. The combined financial statements of the AT&T Wireless Group reflect the assets, liabilities, revenues and expenses directly attributable to the AT&T Wireless Group, as well as allocations deemed reasonable by management, to present the financial position, results of operations and cash flows of the AT&T Wireless Group on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. Changes in AT&T's residual interest represent net transfers to or from AT&T, after giving effect to the net income or loss attributable to AT&T's residual interest in the AT&T Wireless Group during the period and have been assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to the AT&T Wireless Group have been treated as noncash transactions. Earnings per share disclosure has not been presented as the AT&T Wireless Group is a business unit of AT&T and earnings per share data is not considered meaningful.

     The capital structure of the AT&T Wireless Group has been assumed based upon AT&T's historical capital ratio adjusted for certain items. This has resulted in $3,200 and $2,500 in intercompany indebtedness at September 30, 1999 and December 31, 1998, respectively, paying annual interest at 7.25% and 7.75% in 1999 and 1998, respectively. The interest rate charged is designed to be substantially equivalent to the interest rates that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T. In addition, the AT&T Wireless Group has issued to AT&T $1 billion of 9% cumulative preferred stock that, subject to the approval of the AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. At the time of the initial

                              AT&T WIRELESS GROUP
public offering, $2 billion of the intercompany indebtedness is anticipated to be converted into $2 billion of 9% cumulative preferred stock.

     General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to the AT&T Wireless Group based on the ratio of the AT&T Wireless Group's external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that the AT&T Wireless Group performs on its own. However, the costs of these services charged to the AT&T Wireless Group are not necessarily indicative of the costs that would have been incurred if the AT&T Wireless Group had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged in the future.

     Consolidated income tax provisions, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to the AT&T Wireless Group based principally on the taxable income and tax credits directly attributable to the AT&T Wireless Group. These allocations reflect the AT&T Wireless Group's contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. Prior to the issuance of any shares of the AT&T Wireless Group tracking stock, the AT&T Common Stock Group and the AT&T Wireless Group have agreed to enter into a tax sharing agreement that will provide for tax sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of the AT&T Common Stock Group and the AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits will be allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T will be treated as if it were an intercompany debt instrument and, accordingly, tax sharing payments will be calculated by treating coupon payments on the preferred stock as interest expense to the AT&T Wireless Group and interest income to the AT&T Common Stock Group. The preferred stock dividends, net of amounts recorded in accordance with the methodology contained in the tax sharing agreement, have been recorded in AT&T Wireless Group's equity.

     Consolidated tax credits of the hypothetical group will be allocated between groups based on each group's contribution to each tax credit.

(b) ACQUISITIONS AND DIVESTITURES

     In August 1999, AT&T and British Telecommunications plc jointly acquired a 33.3% ownership interest in Rogers Cantel Mobile Communications Inc. in Canada for approximately $934 in cash. AT&T contributed its interest in Rogers Cantel to the AT&T Wireless Group as of the date of acquisition. The investment is owned equally by the AT&T Wireless Group and BT.

     On August 2, 1999, AT&T completed its acquisition of Honolulu Cellular Telephone Company for cash. AT&T contributed its interest in Honolulu Cellular to the AT&T Wireless Group as of the acquisition date. This transaction was accounted for as a purchase.

     On May 3, 1999, AT&T acquired Vanguard Cellular Systems, Inc. and has contributed its interest in Vanguard to the AT&T Wireless Group as of the date of acquisition. Under the agreement, each Vanguard shareholder was entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares subject to the limitation that the overall consideration would consist of 50% AT&T stock and 50% cash. Consummation of the merger resulted in the issuance of approximately 12.6 million AT&T shares and payment of $485 in cash. In addition, Vanguard had approximately $550 in debt, which has subsequently been repaid by AT&T.

                              AT&T WIRELESS GROUP

     The merger with Vanguard was recorded as a purchase. Accordingly the operating results of Vanguard have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair market value of net assets acquired has been assigned to licenses, goodwill and other intangible assets and will be amortized over periods of ten to 40 years.

     The following unaudited pro forma consolidated results of operations for the nine months ended September 30, 1999 and 1998 assume the Vanguard acquisition occurred as of January 1, 1998:

                                                                FOR THE NINE
                                                                MONTHS ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Revenues....................................................  $5,647    $4,251
Net income..................................................      14       383
Capital expenditures........................................   1,409       638

     Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

     In April 1999, the AT&T Wireless Group acquired Bakersfield Cellular in exchange for several cellular markets in Texas and cash. The acquisition of Bakersfield Cellular was accounted for as a purchase.

     In addition to the acquisitions of Vanguard, Honolulu Cellular and Bakersfield Cellular, the AT&T Wireless Group acquired other cellular markets in Utah and Oregon. All of the above acquisitions were accounted for under the purchase method. The pro forma operating results of these acquisitions other than Vanguard have not been presented as they are not material to the overall operating results of the AT&T Wireless Group.

     The following is a summary of all consideration paid for the completed acquisitions through September 30, 1999, including the acquisition of Vanguard:

Fair value of AT&T stock issued.............................  $  489
Cash paid by AT&T...........................................     839
Liabilities assumed.........................................     555
Fair value of cellular markets exchanged....................      51
Total purchase price........................................  $1,934

     The assets and liabilities of the acquired entities were recorded at their estimated fair market values at the dates of acquisition. The initial allocations of fair market values are preliminary and

                              AT&T WIRELESS GROUP
subject to adjustments during the first year following the acquisitions. The initial allocations were as follows:

License costs...............................................  $  727
Goodwill....................................................     979
Other intangibles...........................................     100
Property, plant and equipment...............................     359
Net current assets..........................................      10
Deferred tax liabilities....................................    (241)
Total purchase price........................................  $1,934

     In June 1999, the AT&T Wireless Group sold its interest in WOOD-TV for cash resulting in a pretax gain of $88.

     In May 1999, the AT&T Wireless Group sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to Telecorp for cash and preferred stock resulting in a pre-tax gain of $11.

     In January 1999, the AT&T Wireless Group entered into a venture with Tritel PCS, Inc. to build a digital wireless network across parts of the Southeastern U.S. The AT&T Wireless Group contributed licenses in exchange for preferred stock. This transaction resulted in a reclassification of license balances of approximately $94 to investments.

(c) COMMITMENTS

     In the normal course of business the AT&T Wireless Group is subject to proceedings, lawsuits and other claims. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the AT&T Wireless Group is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 1999. The AT&T Wireless Group also makes routine filings with the Federal Communications Commission and state regulatory authorities. These matters could affect the operating results of any one quarter when resolved in future periods. However, the AT&T Wireless Group believes that after final disposition any monetary liability or financial impact to us beyond that currently provided for would not be material to our combined financial statements.

     The AT&T Wireless Group has various purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

     In addition, the AT&T Wireless Group has agreements with other wireless carriers regarding subscriber activity on other carriers' wireless systems. These agreements establish general terms and charges for system usage, and in some cases also establish minimum usage requirements.

     In the second quarter of 1999, the AT&T Wireless Group entered into a four-year commitment to purchase $1 billion in wireless network equipment. For the year ended December 31, 1999, the AT&T Wireless Group spent over $500 in satisfaction of this commitment.

                              AT&T WIRELESS GROUP

(d) SUBSEQUENT EVENTS

     On October 6, 1999, AT&T and Dobson Communications Corporation announced the signing of a definitive agreement to acquire American Cellular Corporation through a newly created joint interest venture for $2.32 billion. AT&T will attribute its interest in this joint venture interest to the AT&T Wireless Group. If the joint venture defaults in its obligations to close the American Cellular acquisition, the joint venture will be liable for damages incurred by American Cellular up to $500. The AT&T Wireless Group will be required to pay its share of any damages that the joint venture may be required to pay to American Cellular. Dobson will be responsible for day-to-day management of the joint venture, which will be equally owned and jointly controlled by Dobson and the AT&T Wireless Group. The acquisition will be funded with non-recourse bank debt by the joint venture and cash equity contributions of up to approximately $370 from each of the two partners. To the extent that Dobson is unable to obtain funding for its equity contribution to the joint venture, the AT&T Wireless Group has committed to fund the shortfall through an investment in Dobson. The boards of AT&T, Dobson and American Cellular have approved the transaction. The acquisition, which is expected to close in the first quarter of 2000, is subject to federal regulatory approval and certain other conditions.

     On October 1, 1999, CMT Partners distributed certain assets including its ownership interest in Kansas City, Missouri and Dallas, Texas to its partners. Through this distribution, the AT&T Wireless Group received CMT Partners' ownership interest in Dallas, Texas and Vodafone Airtouch obtained ownership of Kansas City, Missouri. The AT&T Wireless Group continues to hold a 50% equity and voting interest in the remaining assets of CMT Partners.

     During November 1999, the AT&T Wireless Group also acquired other cellular markets in California, Idaho and Louisiana. These acquisitions were accounted for under the purchase method. The pro forma operating results of these acquisitions are not material to the overall operating results of the AT&T Wireless Group.

     Subsequent to September 1999, the AT&T Wireless Group purchased minority interests in several of their markets that they did not wholly own. These purchases totaled $61.

     The AT&T Wireless Group has a signed agreement to sell one of its equity investments for an expected gain of approximately $40. This transaction is expected to close in the first quarter of 2000.

     As part of a multi-vendor program, the AT&T Wireless Group finalized its plans during the fourth quarter of 1999 to replace significant portions of its wireless infrastructure equipment in the western United States and in the metropolitan New York area. The replacement of this wireless infrastructure equipment is intended to increase the capacity and operating efficiency of the wireless network and is anticipated to be significantly completed by December 31, 2000.

     The planned disposals of the existing wireless infrastructure equipment require an evaluation of asset impairment in accordance with SFAS 121. As a result, a charge of $531 ($328 after tax) will be recorded during the fourth quarter of 1999 to write these assets down to their fair value which was estimated by discounting the expected future cash flows of these assets through the date of disposal. Since the assets will remain in service from the date of the decision to dispose of these assets to the disposal date, the remaining net book value of the assets will be depreciated over this period.

                              AT&T WIRELESS GROUP

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma information set forth below have been prepared assuming the AT&T Wireless Group was a separate group as of January 1, 1998 for income statement purposes, and as of September 30, 1999 for balance sheet purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma information. The unaudited pro forma condensed combined balance sheet does not purport to represent what the AT&T Wireless Group financial position actually would have been had the AT&T Wireless Group been a separate group on September 30, 1999 or to project the financial position for any future date. The unaudited pro forma condensed combined statements of income for the year ended December 31, 1998 and the nine-month period ended September 30, 1999 does not purport to represent what the AT&T Wireless Group operations actually would have been had the AT&T Wireless Group been a separate group on January 1, 1998 or to project operating results for any future period.

     The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined AT&T Common Stock Group and AT&T Wireless Group. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling, marketing or any other expenses for any future operating changes.

                              AT&T WIRELESS GROUP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     TWELVE MONTHS ENDED DECEMBER 31, 1998
                                   (MILLIONS)

                                                      AT&T                       PRO FORMA
                                                    WIRELESS     PRO FORMA     AT&T WIRELESS
                                                    GROUP(1)    ADJUSTMENTS        GROUP
                                                    --------    -----------    -------------
REVENUES..........................................   $5,406          --           $5,406
OPERATING EXPENSES
Network and other costs of services...............    2,428          --            2,428
Depreciation and amortization.....................    1,079          --            1,079
Selling, general and administrative...............    2,122          --            2,122
Asset impairment and restructuring charges........      120          --              120
                                                     ------        ----           ------
Total operating expenses..........................    5,749          --            5,749
OPERATING LOSS....................................     (343)         --             (343)
Other income, net.................................      764          --              764
Interest expense..................................      120        $(94)(2)           26
Income before income taxes........................      301          94              395
Provision for income taxes........................      137          36(3)           173
                                                     ------        ----           ------
NET INCOME........................................      164          58              222
Dividend requirements on preferred stock held by
  AT&T, net.......................................       56         111              167
                                                     ------        ----           ------
NET INCOME ATTRIBUTABLE TO AT&T'S RESIDUAL
  INTEREST........................................   $  108        $(53)(2)       $   55
                                                     ======        ====           ======

              See Notes to Unaudited Pro Forma AT&T Wireless Group
                    Condensed Combined Financial Statements.

                              AT&T WIRELESS GROUP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                   (MILLIONS)

                                                      AT&T                       PRO FORMA
                                                    WIRELESS     PRO FORMA     AT&T WIRELESS
                                                    GROUP(1)    ADJUSTMENTS        GROUP
                                                    --------    -----------    -------------
REVENUES..........................................   $5,490          --           $5,490
OPERATING EXPENSES
Network and other costs of services...............    2,743          --            2,743
Depreciation and amortization.....................      917          --              917
Selling, general and administrative...............    1,833          --            1,833
                                                     ------        ----           ------
Total operating expenses..........................    5,493          --            5,493
OPERATING LOSS....................................       (3)         --               (3)
Other income, net.................................      180          --              180
Interest expense..................................      102        $(68)(2)           34
Income before income taxes........................       75          68              143
Provision for income taxes........................       31          26(3)            57
                                                     ------        ----           ------
NET INCOME........................................       44          42               86
Dividend requirements on preferred stock held by
  AT&T, net.......................................       41          84(2)           125
                                                     ------        ----           ------
NET INCOME (LOSS) ATTRIBUTABLE TO AT&T'S RESIDUAL
  INTEREST........................................   $    3        $(42)          $  (39)
                                                     ======        ====           ======

              See Notes To Unaudited Pro Forma AT&T Wireless Group
                    Condensed Combined Financial Statements.

                              AT&T WIRELESS GROUP

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN MILLIONS)

                                                      AT&T                       PRO FORMA
                                                    WIRELESS     PRO FORMA     AT&T WIRELESS
                                                    GROUP(1)    ADJUSTMENTS        GROUP
                                                    --------    -----------    -------------
ASSETS:
Cash and cash equivalents.........................  $    16            --         $    16
Accounts receivable, net..........................    1,223            --           1,223
Other current assets..............................      267            --             267
                                                    -------                       -------
TOTAL CURRENT ASSETS..............................    1,506            --           1,506
Property, plant and equipment, net................    6,143            --           6,143
Licensing cost, net...............................    8,366            --           8,366
Investments.......................................    4,477            --           4,477
Goodwill, net and other assets....................    2,364            --           2,364
                                                    -------                       -------
TOTAL ASSETS......................................  $22,856            --         $22,856
                                                    =======       =======         =======
LIABILITIES:
Accounts payable..................................  $   502            --         $   502
Debt maturing within one year.....................      137            --             137
Other current liabilities.........................    1,151            --           1,151
                                                    -------                       -------
TOTAL CURRENT LIABILITIES.........................    1,790            --           1,790
Long-term debt due to AT&T........................    3,200       $(2,000)(2)       1,200
Deferred income taxes.............................    3,922            --           3,922
Other long-term liabilities.......................       49            --              49
                                                    -------       -------         -------
TOTAL LIABILITIES.................................    8,961        (2,000)          6,961
MINORITY INTEREST.................................       77            --              77
SHAREOWNER'S EQUITY:
Preferred stock held by AT&T......................    1,000         2,000(2)        3,000
AT&T's residual interest..........................   12,799            --          12,799
Accumulated other comprehensive income............       19            --              19
TOTAL SHAREOWNER'S EQUITY.........................   13,818         2,000          15,818
                                                    -------       -------         -------
TOTAL LIABILITIES AND SHAREOWNER'S EQUITY.........  $22,856            --         $22,856
                                                    =======       =======         =======

AT&T WIRELESS GROUP FOOTNOTES:

1. This column reflects the historical combined results of operations and financial position of AT&T Wireless Group.

2. Gives effect to the conversion of $2 billion of debt due to AT&T into preferred stock held by AT&T and related adjustments to interest expense and preferred stock dividends.

3. Reflects the federal statutory and blended state tax effect on the pro forma adjustments.

                            AT&T COMMON STOCK GROUP

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma information set forth below for the AT&T Common Stock Group has been prepared assuming the AT&T Wireless Group was a separate group as of January 1, 1998 for income statement purposes, and as of September 30, 1999 for balance sheet purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma information. The AT&T Common Stock Group will continue to have 100% legal ownership of the AT&T Wireless Group. Accordingly, the AT&T Common Stock Group pro forma condensed combined financial statements are presented solely for the purpose of reporting the results of operations and financial position of the AT&T Common Stock Group after attributing the domestic and international mobile and fixed wireless communications operations and certain other adjustments to the AT&T Wireless Group.

     The unaudited pro forma condensed combined balance sheet does not purport to represent what the AT&T Common Stock Group financial position actually would have been had the AT&T Wireless Group been a separate group on September 30, 1999 or to project the AT&T Common Stock Group financial position for any future date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and the nine-month period ended September 30, 1999 does not purport to represent what the AT&T Common Stock Group operations actually would have been had the AT&T Wireless Group been a separate group on January 1, 1998 or to project operating results for any future period.

     The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined AT&T Common Stock Group and AT&T Wireless Group. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling, marketing or any other expenses for any future operating changes.

                            AT&T COMMON STOCK GROUP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                            PRO FORMA
                                               AT&T
                                           WITH TCI AND     AT&T                     PRO FORMA
                                             MEDIAONE     WIRELESS    PRO FORMA     AT&T COMMON
                                             GROUP(1)     GROUP(2)   ADJUSTMENTS    STOCK GROUP
                                           ------------   --------   -----------    -----------
REVENUES.................................    $62,308       $5,406         73(3)       $56,975
OPERATING EXPENSES
Access and other interconnection.........     15,328           --                      15,328
Network and other costs of services......     13,855        2,428         66(3)        11,493
Depreciation and amortization............      8,805        1,079         27(5)         7,753
Selling, general and administrative......     15,581        2,122          7(3)        13,466
Asset impairment and restructuring
  charges................................      2,514          120                       2,394
                                             -------       ------       ----          -------
Total operating expenses.................     56,083        5,749        100           50,434
OPERATING INCOME (LOSS)..................      6,225         (343)       (27)           6,541
Other income, net........................      4,512          764         56(4)         3,950
                                                                         190(4)
                                                                         111(6)
                                                                        (155)(6)
Interest expense.........................      3,233          120        190(4)         3,319
                                                                          16(5)
Income from continuing operations before
  income taxes...........................      7,504          301        (31)           7,172
Provision for income taxes...............      3,269          137        (76)(7)        3,056
                                             -------       ------       ----          -------
INCOME FROM CONTINUING OPERATIONS........      4,235          164         45            4,116
Dividend requirements on preferred
  stocks, net............................         66           56         56               66
                                             -------       ------       ----          -------
INCOME FROM CONTINUING OPERATIONS AFTER
  CONSIDERATION OF DIVIDEND REQUIREMENTS
  ON PREFERRED STOCKS....................    $ 4,169       $  108        (11)         $ 4,050
                                             =======       ======       ====          =======
AT&T EARNINGS PER SHARE (EPS)
  CALCULATION:
Income from continuing operations
  attributable to AT&T common
  shareowners............................    $ 4,169                                  $ 4,050
Weighted average shares outstanding
  (basic)................................      3,760                                    3,760
Basic EPS................................    $  1.11                                  $  1.08
Income from continuing operations
  attributable to AT&T common
  shareowners............................    $ 4,169                                  $ 4,050
Weighted average shares outstanding
  (diluted)..............................      3,874                                    3,874
Diluted EPS..............................    $  1.08                                  $  1.05

            See Notes To Unaudited Pro Forma AT&T Common Stock Group
                    Condensed Combined Financial Statements.

                            AT&T COMMON STOCK GROUP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                           PRO FORMA
                                             AT&T
                                             WITH
                                            TCI AND      AT&T                    PRO FORMA
                                           MEDIAONE    WIRELESS    PRO FORMA    AT&T COMMON
                                           GROUP(1)    GROUP(2)   ADJUSTMENTS   STOCK GROUP
                                           ---------   --------   -----------   -----------
REVENUES.................................   $49,000     $5,490       $ 199(3)     $43,709
OPERATING EXPENSES
Access and other interconnection.........    11,054         --                     11,054
Network and other costs of services......    11,783      2,743         152(3)       9,192
Depreciation and amortization............     7,046        917                      6,129
Selling, general and administrative......    11,026      1,833          47(3)       9,240
Asset impairment and restructuring
  charges................................       702         --                        702
                                            -------     ------       -----        -------
Total operating expenses.................    41,611      5,493         199         36,317
OPERATING INCOME (LOSS)..................     7,389         (3)         --          7,392
Other income, net........................     2,356        180          41(4)       2,347
                                                                       155(4)
                                                                        84(6)
                                                                      (109)(6)
Interest expense.........................     2,291        102         155(4)       2,285
                                                                       (59)(5)
Income from continuing operations before
  income taxes...........................     7,454         75          75          7,454
Provision for income taxes...............     3,062         31         (19)         3,012
                                            -------     ------       -----        -------
INCOME FROM CONTINUING OPERATIONS........     4,392         44          94          4,442
Dividend requirements on preferred
  stocks.................................        34         41          41             34
                                            -------     ------       -----        -------
INCOME FROM CONTINUING OPERATIONS AFTER
  CONSIDERATION OF DIVIDEND REQUIREMENTS
  ON PREFERRED STOCKS....................   $ 4,358     $    3       $  53        $ 4,408
                                            =======     ======       =====        =======
AT&T EARNINGS PER SHARE (EPS)
  CALCULATION:
Income from continuing operations
  attributable to AT&T common
  shareowners............................   $ 4,358                               $ 4,408
Weighted average shares outstanding
  (basic)................................     3,791                                 3,791
Basic EPS................................   $  1.15                               $  1.16
Income from continuing operations
  attributable to AT&T common
  shareowners............................   $ 4,423                               $ 4,473
Weighted average shares outstanding
  (diluted)..............................     3,911                                 3,911
Diluted EPS..............................   $  1.13                               $  1.14

            See Notes To Unaudited Pro Forma AT&T Common Stock Group
                    Condensed Combined Financial Statements.

                            AT&T COMMON STOCK GROUP

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1999

                                      PRO FORMA
                                        AT&T           AT&T                      PRO FORMA
                                    WITH MEDIAONE    WIRELESS     PRO FORMA     AT&T COMMON
                                      GROUP(1)       GROUP(2)    ADJUSTMENTS    STOCK GROUP
                                    -------------    --------    -----------    -----------
                                                         (IN MILLIONS)
ASSETS:
Cash and cash equivalents.........    $    777       $    16           --        $    761
Receivables, net..................      11,040         1,223       $   86(3)        9,903
Other current assets..............       3,251           267           --           2,984
                                      --------       -------       ------        --------
TOTAL CURRENT ASSETS..............      15,068         1,506           86          13,648
Property, plant and equipment,
  net.............................      41,265         6,143           82(5)       35,204
Franchise costs, net..............      53,124            --           --          53,124
Licensing cost, net...............       8,353         8,366           13(5)           --
Goodwill, net.....................      31,691         2,364           --          29,327
Preferred stock investment in AT&T
  Wireless Group..................          --            --        1,000(4)        3,000
                                                                    2,000(6)
Receivable from AT&T Wireless
  Group...........................          --            --        3,200(4)        1,200
                                                                   (2,000)(6)
Investments.......................      42,394         4,477           --          37,917
Other assets......................       8,611            --           --           8,611
Assets held for sale..............      15,556            --           --          15,556
                                      --------       -------       ------        --------
TOTAL ASSETS......................    $216,062       $22,856       $4,381        $197,587
                                      ========       =======       ======        ========

                                      PRO FORMA
                                        AT&T           AT&T                      PRO FORMA
                                    WITH MEDIAONE    WIRELESS     PRO FORMA     AT&T COMMON
                                      GROUP(1)       GROUP(2)    ADJUSTMENTS    STOCK GROUP
                                    -------------    --------    -----------    -----------
                                                         (IN MILLIONS)
LIABILITIES
Accounts payable..................    $  6,240       $   502       $   86           5,824
Debt maturing within one year.....      29,312           137           --          29,175
Other current liabilities.........       9,740         1,151           --           8,589
                                      --------       -------       ------        --------
TOTAL CURRENT LIABILITIES.........      45,292         1,790           86          43,588
Long-term debt....................      29,518         3,200        3,200          29,518
Deferred income taxes.............      46,849         3,922           --          42,927
Other long-term liabilities and
  deferred credits................       8,144            49           --           8,095
                                      --------       -------       ------        --------
TOTAL LIABILITIES.................     129,803         8,961        3,286         124,128
MINORITY INTEREST.................       3,562            77           --           3,485
Company-obligated convertible
  quarterly income preferred
  securities of subsidiary trust
  holding solely subordinated debt
  securities of AT&T..............       4,697            --           --           4,697
Subsidiary-obligated mandatorily
  redeemable preferred securities
  of subsidiaries holding solely
  subordinated debt securities of
  subsidiaries....................       2,698            --           --           2,698
Preferred stock subject to
  mandatory redemption............          50            --           --              50
Total Shareowners' Equity.........      75,252        13,818        1,000(4)       62,529
                                                                       95(5)
TOTAL LIABILITIES AND SHAREOWNERS'
  EQUITY..........................    $216,062       $22,856       $4,381        $197,587
                                      ========       =======       ======        ========

            See Notes To Unaudited Pro Forma AT&T Common Stock Group
                    Condensed Combined Financial Statements.

                            AT&T COMMON STOCK GROUP
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. The unaudited pro forma information set forth in this column gives effect to the MediaOne and TCI mergers as if they had been completed on January 1, 1998 for income statement purposes, and as if the MediaOne merger had been completed on September 30, 1999 for balance sheet purposes. AT&T's historical balance sheet at September 30, 1999 includes the merger with TCI which occurred on March 1, 1999 for accounting purposes. This column excludes the results of operations and financial position of Liberty Media Group.

2. This column deducts the historical combined results of operations and combined financial position of the AT&T Wireless Group.

3. Reflects certain Inter-Group transactions appropriately reflected in the separate financial statements of the AT&T Common Stock Group that are eliminated in the AT&T consolidated financial statements.

4. Reflects the impact of the AT&T Common Stock Group investment in preferred stock of the AT&T Wireless Group and receivable from the AT&T Wireless Group and related income impacts, all of which are eliminated in the AT&T consolidated financial statements. The preferred stock has an annual dividend rate of 9% in both periods and is recorded net of amounts in accordance with the methodology contained in the tax sharing agreement. The receivable has an annual rate of 7.25% for the nine months ended September 30, 1999 and 7.75% for the year ended December 31, 1999 and interest is calculated based on the average receivable balance.

5. Reflects adjustments made to capitalized interest on the intercompany debt on the AT&T Wireless Group financial statements.

6. Reflects the conversion of $2 billion of intercompany receivable to preferred stock of AT&T Wireless Group held by the AT&T Common Stock Group which is expected to occur in connection with the initial public offering of AT&T Wireless Group tracking stock.

7. Reflects the statutory tax effect on the pro forma adjustments.

                                  [AT&T LOGO]

                           32 Avenue of the Americas
                            New York, NY 10013-2412

                                                                     (LOGO)
                                                                  Recycled Paper

                                PRELIMINARY COPY
                               FORM OF PROXY CARD

                             SPECIAL MEETING AGENDA


                           Doors Open

  [AT&T LOGO]              Welcome, Chairman's Remarks, Notice of Meeting, Discussion,
                           and Voting

                           Voting Results and Adjournment

   Hearing-amplification equipment and sign interpretation will be available.
--------------------------------------------------------------------------------

           (Travel Directions) [To Come]          (Site Map) [To Come]

                                                 PUBLIC TRANSPORTATION INFO
                                                 & SITE PUBLIC PHONE NUMBER

 ................................................................................

                                        AT&T CORP.
                    32 AVENUE OF THE AMERICAS, NEW YORK, NY 10013-2412

                                                                    [AT&T LOGO]

                           THIS PROXY IS SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING ON

          ----------------------------------------------------------------------

          The undersigned hereby appoints C.M. Armstrong, M.I. Sovern, and T.H. Wyman and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to
    P     vote all common shares of the undersigned in AT&T Corp. at the Special
    R     Meeting of Shareholders to be held at the              ,
    O                  , at          a.m. on              , 2000, and at any
    X     adjournment thereof, upon all subjects that may properly come before
    Y the special meeting, including the matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE SUBJECTS LISTED ON THE OTHER SIDE OF THE PROXY CARD.

          This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO AT&T CORP., C/O PROXY SERVICES, P.O. BOX 9390, BOSTON, MA 02205-9968. IF YOU DO NOT SIGN AND RETURN A PROXY CARD, VOTE BY TELEPHONE OR INTERNET, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

                                  PRELIMINARY COPY
                                 FORM OF PROXY CARD

                                 [ADMISSION TICKET]

[AT&T LOGO]                             SPECIAL MEETING OF SHAREHOLDERS                 2000 SPECIAL MEETING
                                                     , 2000                                 ADMISSION TICKET

AT&T CORP.                                     : A.M. LOCAL TIME
C/O PROXY SERVICES                               (ADDRESS)
P.O. BOX 9398                                    TEL.
BOSTON, MA 02205                                 (MAP ON REVERSE)

Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating.
 ................................................................................

                         VOTE BY TELEPHONE OR INTERNET
Your telephone or Internet vote authorizes the Proxy Committee to vote your shares in the same manner as if you marked, signed, and returned your proxy card. For telephone or Internet voting, you will need to enter the 9-digit Control Number located above your name and address in the lower left of this form.

   VOTE BY PHONE:    CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-273-1174 ANYTIME.
        OPTION A:    To vote as the Board of Directors recommends on BOTH items, press 1.
        OPTION B:    If you prefer to hear your voting choices, press 0. You will hear these instructions:
                     ITEM 1:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
                     ITEM 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
                     ITEM 3:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
                     WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.
VOTE BY INTERNET:    THE WEB ADDRESS IS http://att.proxyvoting.com

                              THANK YOU FOR VOTING
                             DETACH CARD IF MAILING
 ................................................................................

     PLEASE MARK
[X]  VOTES AS IN THIS
     EXAMPLE.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ITEMS 1, 2 & 3.

   1.  To approve an amendment to AT&T's charter to create AT&T        FOR    AGAINST    ABSTAIN
       Wireless Group tracking stock and to amend other provisions     [ ]      [ ]        [ ]
       of our charter.
   2.  To approve an amendment to our 1997 Long Term Incentive         FOR    AGAINST    ABSTAIN
       Program to enable us to grant incentive awards based on         [ ]      [ ]        [ ]
       shares of AT&T Wireless Group tracking stock to officers and employees of the AT&T Common Stock Group and the AT&T
       Wireless Group and to permit non-employee directors of AT&T to participate under the plan.
   3.  In the event that any other matter may properly come before     FOR    AGAINST    ABSTAIN
       the special meeting, or any adjournment or postponement         [ ]      [ ]        [ ]
       thereof, the Proxy Committee is authorized, at their
       discretion, to vote the matter.

                                                    MARK HERE IF YOU
                                                    PLAN TO ATTEND          [ ]
                                                    THE SPECIAL
                                                    MEETING

Signature(s):                                             Date [            ]
             -------------------------------------------       --------------
Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the special meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the special meeting and decide to vote by ballot, such vote will supercede this proxy.